                                                                    EXHIBIT 99.2


THIS OFFER DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to the action you should take, you are recommended to seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant or independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom, or, if not, from another appropriately authorised financial adviser.

This document should be read in conjunction with the accompanying Form of Acceptance.

If you have sold or transferred all your holding of ISA Ordinary Shares, please forward this Offer Document, the accompanying Form of Acceptance and reply-paid envelope as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into Canada, Australia or Japan.

--------------------------------------------------------------------------------

                                RECOMMENDED OFFER

                                       BY

                             ROBERT W. BAIRD LIMITED

                                  ON BEHALF OF

                               DAISYTEK UK LIMITED

                          A WHOLLY-OWNED SUBSIDIARY OF

                       DAISYTEK INTERNATIONAL CORPORATION

                                       FOR

                              ISA INTERNATIONAL PLC

--------------------------------------------------------------------------------

The Offer is not being made, directly or indirectly, in or into, nor is it capable of acceptance from, Canada, Australia or Japan and this Offer Document and the Form of Acceptance are not being, and must not be, mailed or transmitted in or into Canada, Australia or Japan.

A letter from the Board of ISA recommending the Offer is set out in Part 1 of this Offer Document.

TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED WHETHER OR NOT YOUR ISA ORDINARY SHARES ARE IN CREST AND RETURNED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY CAPITA IRG PLC AT PO BOX 166, BOURNE HOUSE, 34 BECKENHAM ROAD, BECKENHAM, KENT BR3 4TH NO LATER THAN 3.00 P.M. (UK TIME) ON 13 JUNE 2002. The procedure for acceptance of the Offer is set out on pages 22 to 24 of this Offer Document and in the accompanying Form of Acceptance.

See Appendix VII of this Offer Document for definitions of terms used in this Offer Document.

Investing in New Daisytek Restricted Common Stock involves risks. ISA Shareholders considering accepting the Restricted Share Offer should consider the risk factors set forth in Appendix III of this Offer Document prior to making their decision.

The Shareholders of ISA are strongly urged to read and consider carefully this Offer Document and the accompanying Form of Acceptance in their entirety.

Neither the Securities and Exchange Commission nor any United States state securities commission has approved or disapproved these securities, or determined if this Offer Document is truthful or complete. Any representation to the contrary is a criminal offence.

Baird, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Daisytek and Daisytek UK and for no one else in connection with the Offer and will not be responsible to anyone other than Daisytek and Daisytek UK for providing the protections afforded to customers of Baird nor for providing advice in relation to the Offer nor in relation to the contents of this Offer Document nor any transaction or arrangements referred to in it.

KPMG Corporate Finance, a division of KPMG LLP, is acting for ISA and no one else in connection with the Offer and will not be responsible to anyone other than ISA for providing the protections afforded to clients of KPMG Corporate Finance nor for providing advice in relation to the Offer nor in relation to the contents of this Offer Document nor any transaction or arrangements referred to in it.

Certain market makers on the Alternative Investment Market ("AIM") may engage in "market making" transactions on AIM in ISA Ordinary Shares during the period from the announcement of the Offer until the end of the Offer Period.

US SHAREHOLDERS OF ISA SHOULD NOTE THAT THE OFFER IS MADE FOR THE SECURITIES OF A NON-US COMPANY. THE OFFER IS SUBJECT TO THE DISCLOSURE REQUIREMENTS OF A COUNTRY THAT ARE DIFFERENT FROM THOSE OF THE UNITED STATES. THE FINANCIAL INFORMATION RELATING TO ISA INCLUDED IN THIS OFFER DOCUMENT HAS BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING STANDARDS THAT MAY NOT BE COMPARABLE TO THE FINANCIAL STATEMENTS OF US COMPANIES.

YOU SHOULD BE AWARE THAT DAISYTEK MAY PURCHASE SHARES IN ISA OTHERWISE THAN UNDER THE OFFER, SUCH AS IN THE OPEN MARKET OR THROUGH PRIVATELY NEGOTIATED PURCHASES.

                              THE RECOMMENDED OFFER

o        The Cash Offer is 7.5 pence in cash for each ISA Ordinary Share.

o The Restricted Share Offer is 0.914 shares of New Daisytek Restricted Common Stock for every 100 ISA Ordinary Shares held.

o The ISA Directors, advised by KPMG Corporate Finance, consider the terms of the Offer to be fair and reasonable and unanimously recommend ISA shareholders to accept the Offer.

                         WHY YOU SHOULD ACCEPT THE OFFER

o ISA has not paid an ordinary dividend since the interim dividend for 1998. ISA does not intend to pay a dividend for 2001 and no dividend is likely to be paid in the near future.

o The ISA Group is operating at the maximum limit of its borrowing facilities. The ISA Directors anticipate that existing facilities will be insufficient to cover the ISA Group's trading requirements in the coming months.

o The ISA Group's bankers are unwilling to increase ISA's facilities without a further injection of equity into the ISA Group.

o ISA has very limited options available to it for raising further finance without Daisytek's approval under the terms of the ISA Preference Shares.

o Daisytek has advanced L.11.9 million to ISA. If ISA does not repay the amount due to Daisytek by 30 June 2002, ISA is committed to proceeding with a deeply discounted share issue at 1 pence per share (subject to the necessary shareholder approvals) to repay Daisytek and to meet its ongoing working capital requirements. This share issue would be extremely dilutive to existing ISA shareholders who do not participate.

o IN VIEW OF THE SHORT TERM CAPITAL REQUIREMENTS OF ISA AND THE RESTRICTED FINANCING ALTERNATIVES AVAILABLE TO ISA, THE BOARD OF ISA CONSIDERS THAT THE OFFER PROVIDES THE ONLY VIABLE SOLUTION TO ENSURE THE CONTINUATION OF ISA'S BUSINESS AND PROVIDES AN ACCEPTABLE EXIT FOR ISA SHAREHOLDERS IN THE CIRCUMSTANCES.

o Daisytek UK has received irrevocable undertakings to accept the Offer representing in aggregate, approximately 56.5 per cent. of ISA's existing issued ordinary share capital.

                             HOW TO ACCEPT THE OFFER

o Complete and return the Form of Acceptance by post to Capita IRG Plc at PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH in accordance with the procedure set out in paragraph 17 of Part 2 of this Offer Document, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY NO LATER THAN 3 P.M. (UK TIME) ON 13 JUNE 2002.

o        PLEASE RETURN YOUR COMPLETED FORM OF ACCEPTANCE IN GOOD TIME.

THIS SUMMARY HIGHLIGHTS SOME OF THE INFORMATION CONTAINED IN THIS OFFER DOCUMENT. THE FULL CONDITIONS AND FURTHER TERMS OF THE OFFER ARE SET OUT IN APPENDIX I TO THIS OFFER DOCUMENT. TERMS USED IN THIS OFFER DOCUMENT HAVE THE MEANINGS SET OUT IN APPENDIX VII, UNLESS THE CONTEXT REQUIRES OTHERWISE. ISA SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE FULL TEXT OF THE OFFER DOCUMENT, THE ATTACHED APPENDICES AND THE FORM OF ACCEPTANCE.

IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE, YOU ARE RECOMMENDED TO SEEK YOUR OWN PERSONAL FINANCIAL ADVICE IMMEDIATELY FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR INDEPENDENT FINANCIAL ADVISER AUTHORISED UNDER THE FINANCIAL SERVICES AND MARKETS ACT 2000 IF YOU ARE IN THE UNITED KINGDOM, OR, IF NOT, FROM ANOTHER APPROPRIATELY AUTHORISED FINANCIAL ADVISER.

                                 RULE 8 NOTICES

Any person who, alone or acting together with any other person(s) pursuant to any agreement (formal or informal), owns or controls, or becomes the owner or controller of, directly or indirectly, one per cent. or more of any relevant securities (as such term is defined in paragraph 3(a) of Appendix V of this Offer Document) is required, under the provisions of Rule 8 of the City Code, to make a public disclosure by no later than 12.00 noon (in the time zone of the disclosing party) on the business day following the date of the relevant transaction of every dealing in any relevant securities until the Initial Closing Date of the Offer or (if later) such time as the Offer becomes or is declared unconditional in all respects or lapses, in accordance with Rule 8. Dealings by "associates" (within the meaning of the City Code) of Daisytek or ISA in Daisytek Common Stock or ISA Ordinary Shares until such time must also be disclosed. Please consult your legal adviser immediately if you believe Rule 8 may be applicable to you. Disclosure should be made on an appropriate form before noon (in the time zone of the disclosing party) on the business day following the date of the dealing transaction. These disclosures should be sent to a regulatory information service such as RNS of the London Stock Exchange by fax (fax number: +44 (0)20 7588 6057) or by electronic delivery on the appropriate form and copied to the monitoring section of the Panel (fax number:
+44 (0)20 7256 9386) or by email (monitoring@disclosure.org.uk) at the same time. Copies of appropriate disclosure forms may be obtained from the Panel's website at www.thetakeoverpanel.org.uk.

If there is any doubt as to these disclosure requirements, the monitoring section of the Panel should be consulted (telephone number: +44 (0)20 638 0129; fax number: +44 (0)20 7256 9386).

                              FINANCIAL INFORMATION

The extracts from the consolidated financial statements of, and other information about, Daisytek appearing in this Offer Document are presented in US dollars ($) and have been prepared in accordance with US GAAP. The extracts from the consolidated financial statements of, and other information about, ISA appearing in this Offer Document are presented in pounds sterling (L.) and have been prepared in accordance with UK GAAP. US GAAP and UK GAAP differ in certain significant respects.

                          PUBLICLY AVAILABLE DOCUMENTS

CERTAIN DOCUMENTS WHICH HAVE PREVIOUSLY BEEN FILED BY DAISYTEK WITH THE SEC AND ARE NOT PRESENTED IN THIS OFFER DOCUMENT OR DELIVERED WITH IT ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM DAISYTEK AT THE ADDRESS AND TELEPHONE NUMBER SET OUT ON PAGE 16 OF THIS OFFER DOCUMENT.

                           FORWARD-LOOKING STATEMENTS

Certain statements used in this Offer Document are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements about the financial condition, prospects, operations and business of Daisytek are generally accompanied by words such as "anticipates," "expects," "estimates," "believes," "intends," "plans" or similar expressions. These forward-looking statements are subject to numerous risks, uncertainties and other factors, some of which are beyond the control of Daisytek, that could cause actual results to differ materially from those forecasted or anticipated in such forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to: general economic conditions; industry trends; the loss of or inability to hire skilled personnel; the loss of key suppliers or customers; the loss or material decline in service of strategic product shipping relationships; customer demand; product availability; competition (including pricing and availability); risks inherent in acquiring, integrating and operating new businesses; concentrations of credit risk; distribution efficiencies; capacity constraints; technological difficulties, including equipment failure or a breach of Daisytek's security measures; the volatility of Daisytek Common Stock; economic and political uncertainties arising as a result of terrorist attacks; seasonality; exchange rate fluctuations; and the regulatory and trade environment (both domestic and foreign).

Because such forward-looking statements are subject to risks, uncertainties and assumptions, you are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of the forward-looking statement is made. Daisytek undertakes no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

                                TABLE OF CONTENTS

                                                                                                       PAGE
THE RECOMMENDED OFFER                                                                                   2

RULE 8 NOTICES                                                                                          3

FINANCIAL INFORMATION                                                                                   3

PUBLICLY AVAILABLE DOCUMENTS                                                                            3

FORWARD-LOOKING STATEMENTS                                                                              3

PART 1       LETTER OF RECOMMENDATION FROM THE BOARD OF ISA                                             6
             1.  Introduction                                                                           6
             2.  Terms of the Offer                                                                     7
             3.  Background to and reasons for the Offer                                                7
             4.  Current trading, prospects and working capital                                         9
             5.  Irrevocable undertakings to accept the Offer                                          10
             6.  Management and employees                                                              10
             7.  ISA Share Option Schemes                                                              10
             8.  Cancellation of trading on AIM and compulsory acquisition                             10
             9.  Taxation                                                                              11
             10. Action to be taken to accept the Offer                                                11
             11. Further information                                                                   11
             12. Conclusion                                                                            11
             13. Recommendation                                                                        11

PART 2       OFFER LETTER FROM BAIRD TO ISA SHAREHOLDERS                                               12
             1.  Introduction                                                                          12
             2.  The Cash Offer                                                                        12
             3.  The Restricted Share Offer                                                            13
             4.  Further information concerning the New Daisytek Restricted Common Stock               14
             5.  Irrevocable undertakings                                                              15
             6.  Background to and reasons for the Offer                                               15
             7.  Information on Daisytek                                                               15
             8.  Information on Daisytek UK                                                            16
             9.  Information on ISA                                                                    16
             10. Daisytek's intentions in relation to the ISA Group                                    17
             11. Management and employees                                                              17
             12. Financing of the Offer                                                                17
             13. ISA Share Option Schemes                                                              17
             14. Financial effects of acceptance                                                       17
             15. Cancellation of trading on AIM and compulsory acquisition                             18
             16. Taxation                                                                              18
             17. Procedure for acceptance of the Offer                                                 22
             18. Settlement                                                                            24
             19. Further information                                                                   25

                                                                                                               PAGE
APPENDIX I CONDITIONS AND FURTHER TERMS OF THE OFFER                                                             26

PART A --- Conditions of the Offer                                                                               26
             1. Principal terms                                                                                  26
             2. Waiver of conditions                                                                             30
             3. General                                                                                          31
             4. Unregistered shares; Transfer restrictions                                                       31

PART B --- Further terms of the Offer                                                                            33
             1. Acceptance period                                                                                33
             2. Announcements                                                                                    33
             3. Rights of withdrawal                                                                             34
             4. Revised Offer                                                                                    35
             5. Acceptances and purchases                                                                        36
             6. General                                                                                          36
             7. Overseas Shareholders                                                                            38

PART C --- Form of Acceptance                                                                                    39

APPENDIX II  FINANCIAL INFORMATION RELATING TO THE DAISYTEK GROUP                                                45

APPENDIX III RISK FACTORS                                                                                        87

             Risks relating to the Offer                                                                         87

             Risks related to our business                                                                       89

             Risks related to our industry                                                                       93

APPENDIX IV  FINANCIAL INFORMATION RELATING TO THE ISA GROUP                                                     94

APPENDIX V   ADDITIONAL INFORMATION                                                                             130

             1.  Responsibility                                                                                 130
             2.  Directors                                                                                      130
             3.  Disclosures of interests and dealings                                                          130
             4.  Service contracts of ISA Directors                                                             135
             5.  Material contracts                                                                             136
             6.  Directors appointment and employment arrangements                                              146
             7.  Compulsory acquisition                                                                         146
             8.  General                                                                                        146
             9.  Dividend policy                                                                                147
             10. Market and price data                                                                          148
             11. Basis of calculation and sources of information                                                148
             12. Documents available for inspection                                                             148

APPENDIX VI  DESCRIPTION OF DAISYTEK CAPITAL STOCK AND CHANGES IN CERTAIN RIGHTS OF
             ISA SHAREHOLDERS                                                                                   149

             1. Daisytek Common Stock                                                                           149
             2. Preferred Stock                                                                                 149
             3. Special Provisions of the Certificate of Incorporation and Bylaws                               149
             4. Stockholder Rights Agreement                                                                    151
             5. Summary comparison of rights                                                                    152

APPENDIX VII DEFINITIONS                                                                                        159

                                     PART 1

                 LETTER OF RECOMMENDATION FROM THE BOARD OF ISA

                              ISA INTERNATIONAL PLC

                        Registered in England No. 1925205

B Robinson, Chief Executive Officer                           Registered office:
MJ Murphy, Chief Financial Officer                              66-70 Vicar Lane
H Fristedt, Non Executive Director                                      Bradford
                                                                  West Yorkshire
                                                                         BD1 5AG

                                                                     23 May 2002

To ISA Shareholders and, for information only, to holders of options under the ISA Share Option Schemes

Dear Shareholder

                    RECOMMENDED OFFER BY DAISYTEK UK FOR ISA

1. INTRODUCTION

It was announced on 7 May 2002 that the boards of ISA and Daisytek had reached agreement on the terms of a recommended cash offer with a restricted share alternative to be made by Baird on behalf of Daisytek UK, a wholly-owned UK subsidiary of Daisytek, for the whole of the issued ordinary share capital of ISA. A circular was sent to ISA Shareholders on that date providing details of the Offer, the preliminary unaudited results of the ISA Group, the default under the terms of the ISA Preference Shares and to convene an Extraordinary General Meeting to seek shareholder approval for a resolution to sanction an increase in the ISA Group's borrowings. This resolution was passed at the Extraordinary General Meeting held on 22 May 2002.

I am writing to explain the background to the Offer and the reasons why the Board of ISA considers the terms of the Offer to be fair and reasonable and recommends that you accept the Offer.

In September 2001, ISA entered into a strategic alliance with, and received an investment of L.8.0 million (L.6.9 million net of costs) from, Daisytek UK by way of ISA Preference Shares which addressed ISA's immediate financial needs. However, subsequent to the investment being made by Daisytek UK, trade credit terms available to the ISA Group in Continental Europe have been materially less than the Board of ISA expected. This limited commercial credit combined with strong sales growth in 2001 has increased the ISA Group's indebtedness and the level of capital required in the business. The ISA Group's net asset base has also been eroded by trading losses and exceptional restructuring and relocation costs resulting in a material increase in the level of gearing with consequent pressure on the banking facilities available to the ISA Group. The ISA Group therefore requires a further injection of capital in the short term.

If the Offer becomes wholly unconditional, Daisytek has committed to the Board of ISA to provide sufficient finance in the form of new capital for the ISA Group's future requirements, and this is a fundamental component of the Board of ISA's consideration of the Offer. Further details on the background to and reasons for the Offer are given in paragraph 3 below.

IN VIEW OF THE SHORT TERM CAPITAL REQUIREMENTS OF ISA AND THE RESTRICTED FINANCING ALTERNATIVES AVAILABLE TO ISA, THE BOARD OF ISA CONSIDERS THAT THE OFFER PROVIDES THE ONLY VIABLE SOLUTION TO ENSURE THE CONTINUATION OF ISA'S BUSINESS AND PROVIDES ISA SHAREHOLDERS WITH THE ABILITY TO REALISE FULLY THEIR INVESTMENT IN ISA THROUGH ACCEPTING THE CASH OFFER OR TO PARTICIPATE IN ANY FUTURE RECOVERY BY THE ISA GROUP THROUGH ACCEPTING NEW DAISYTEK RESTRICTED COMMON STOCK (ALTHOUGH THE VALUE OF THE NEW DAISYTEK RESTRICTED COMMON STOCK WILL BE DEPENDENT ON A NUMBER OF FACTORS, INCLUDING THE PERFORMANCE OF THE ENLARGED GROUP).

IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER HAVE BEEN GIVEN BY THE ISA DIRECTORS AND CERTAIN ISA SHAREHOLDERS REPRESENTING, IN AGGREGATE, APPROXIMATELY
56.5 PER CENT. OF THE ISSUED ORDINARY SHARE CAPITAL OF ISA.

2. TERMS OF THE OFFER

THE CASH OFFER

The Cash Offer is being made on the following basis:

         FOR EACH ISA ORDINARY SHARE            7.5 PENCE IN CASH

The Cash Offer equates to the closing middle market price per ISA Ordinary Share on 15 April 2002, the last dealing day prior to the announcement by Daisytek and ISA that they were in discussions which may or may not lead to an offer being made for ISA. Full acceptance of the Cash Offer would value the existing issued share capital of ISA at approximately L.4.4 million.

THE RESTRICTED SHARE OFFER

ISA Shareholders may elect to receive New Daisytek Restricted Common Stock instead of cash in consideration of the transfer of their ISA Ordinary Shares on the following basis:

         FOR EVERY 100 ISA ORDINARY SHARES      0.914 SHARES OF NEW DAISYTEK
                                                RESTRICTED COMMON STOCK

and so in proportion for any other number of ISA Ordinary Shares held.

YOUR ATTENTION IS DRAWN TO THE FORMAL OFFER, INCLUDING FULL DETAILS OF THE TERMS AND CONDITIONS OF THE OFFER, OF THE NEW DAISYTEK RESTRICTED COMMON STOCK AND OF THE VALUE OF EACH SHARE OF NEW DAISYTEK RESTRICTED COMMON STOCK, WHICH IS SET OUT IN THE LETTER FROM BAIRD IN PART 2 OF THIS OFFER DOCUMENT, IN APPENDICES I AND VI AND IN THE ENCLOSED FORM OF ACCEPTANCE.

3. BACKGROUND TO AND REASONS FOR THE OFFER

BACKGROUND

In September 2001, ISA entered into a strategic alliance with, and received an investment of L.8.0 million (L.6.9 million net of costs) from, Daisytek UK by way of the ISA Preference Shares. This addressed ISA's immediate financial needs and its requirement to have strong global partnerships with vendors and to service customers. The ISA Preference Shares issued to Daisytek UK are convertible at any time during their 5 year term at the option of Daisytek UK into Ordinary Shares of ISA representing 50 per cent. plus one share of ISA's issued share capital as enlarged by the conversion of the ISA Preference Shares, subject to dilution by the exercise of certain share options. In addition, Daisytek UK obtained the Warrant.

REASONS FOR THE OFFER

ISA's current trading position

In January of this year, ISA announced that it had enjoyed strong sales growth in 2001, with turnover in the region of 20 per cent. higher than in the previous year, that the UK business was trading at record levels, that the turnaround of the French and German businesses was in progress (albeit slower than the Board of ISA had anticipated) and that the ISA Group's Scandinavian operations were performing satisfactorily. However, trade credit terms available to the ISA Group in Continental Europe following the investment by Daisytek UK have been materially less than the Board of ISA expected. This strong sales growth, combined with limited commercial credit, has increased the ISA Group's indebtedness and the level of capital required in the business.

The ISA Group's net asset base has also been eroded by trading losses compounded by exceptional restructuring and relocation costs in the year ended 31 December 2001 of L.1.7 million in ISA and by a further L.5.6 million of exceptional restructuring and relocation costs in Kingfield Heath (of which the ISA Group's 47 per cent. share is L.2.6 million). The increase in the ISA Group's net indebtedness combined with the reduction in the ISA Group's net asset base have resulted in a material increase in the level of gearing with consequent pressure on the banking facilities available to the ISA Group.

ISA's current financing arrangements

At an Extraordinary General Meeting held on 22 May 2002, ISA Shareholders sanctioned an increase in ISA's borrowings from up to three times the amount of its share capital and reserves, as shown in the latest audited consolidated balance sheet of the ISA Group, to up to five times the amount of its share capital and reserves.

The ISA Group is operating at the maximum limit of its borrowing facilities and the ISA Directors have advised Daisytek UK that they anticipate that existing facilities will be insufficient to cover the ISA Group's trading requirements in the coming months. A significant increase in the level of capital available to ISA is therefore required in the short term. Though remaining supportive, the ISA Group's bankers have advised ISA that they are unwilling to further increase facilities without a further injection of equity into the ISA Group. Although the Board of ISA has considered alternative sources of finance, if additional facilities are not forthcoming, the ability of the ISA Group to continue to trade will be severely jeopardised.

ISA's ability to pay dividends

ISA has not paid an ordinary dividend since the interim dividend in respect of the year ended 31 December 1998. ISA does not intend to pay a final dividend in respect of the year ended 31 December 2001 and no ordinary dividend is likely to be paid in the near future.

The ISA Group did not pay the dividend amounting in aggregate to L.141,278 which was due to Daisytek UK on 1 April 2002 in respect of the ISA Preference Shares. If a Preference Dividend is not paid on the due date and remains in arrears for more than 14 days, this constitutes an event of default under the provisions of ISA's Articles of Association unless waived by Daisytek UK. Daisytek UK agreed to defer the outstanding payment but this agreement expired on 6 May 2002, at which point an event of default occurred. As a result of this event of default, Daisytek UK is now entitled to vote 50 per cent. plus one share of the votes entitled to be cast at any shareholder meeting of ISA. In addition, Daisytek UK is entitled to appoint to the Board of ISA a number of directors which is equivalent to 50 per cent. of the total number of directors on the Board of ISA following such appointment, but has no immediate intention to do so. Daisytek UK has agreed that it will not exercise the right to vote in respect of the ISA Preference Shares on or before 30 June 2002 or, if earlier, the date of receipt of clearance from the Bundeskartellamt in relation to the Offer by Daisytek UK in accordance with paragraph 1(b)(i) of Part A of Appendix 1 of this Offer Document.

Daisytek UK is also entitled to request (within 120 days of default) the payment of a special dividend to be satisfied by either a payment in cash to Daisytek UK equal to the value of the shares held by ISA in its associate company, Kaye, at the time when payment of the special dividend is required, less costs incurred by ISA in subscribing or otherwise acquiring further shares in Kaye after 9 August 2001 ("the Kaye Value") or (with the consent of Daisytek UK) a distribution in specie of assets of ISA equal to the Kaye Value. Where the value of the special dividend is less than the amount that would otherwise be payable on redemption of the ISA Preference Shares, ISA is obliged to make up the shortfall by redeeming an appropriate number of ISA Preference Shares. Daisytek UK has agreed not to request the payment of a special dividend on or before 30 June 2002. ISA does not currently have sufficient cash resources available to enable it to meet its obligations in respect of this special dividend.

ISA's indebtedness to Daisytek UK

ISA has received significant further funding amounting to L.11.9 million from Daisytek UK since its investment in September 2001. In October 2001, ISA was advanced L.3.2 million by Daisytek UK in order to participate in a fundraising by Kaye and thereby maintain its interest in its associate at 47 per cent.. Daisytek UK also provided further cash advances amounting to L.0.9 million in November 2001 resulting in total advances of L.4.1 million by Daisytek UK in the final quarter of 2001. Subsequent to the year end, debt has increased further due to the usual seasonal movement in working capital, and to support this, Daisytek UK provided a further L.4.8 million of finance. Daisytek UK has also provided L.3.0 million of interim funding to support ISA during the Offer process.

Had ISA not been able to participate in the fundraising referred to above, its interest in Kaye would have been diluted from 47 per cent. to 4.3 per cent.. This would in turn have necessitated a significant write-down of the carrying value of Kaye in the accounts of ISA.

With effect from 12 October 2001, Daisytek UK and ISA entered into a Loan Facility in respect of the loan advances and guarantees from Daisytek UK to ISA. The Loan Facility provides that if ISA does not repay the amounts advanced by Daisytek UK due on, or before, 30 June 2002, ISA must forthwith take all necessary steps (including without limitation, the convening of all necessary shareholder meetings of ISA and the proposal of resolutions to approve and effect any necessary reorganisation of the share capital of ISA) to procure that ISA shall offer to Daisytek UK (subject only to a pro rata right of clawback in favour of the then existing holders of ISA Ordinary Shares) such number of ordinary shares in the capital of ISA at a price of not more than 1 pence per share as shall raise, net of expenses, an amount in cash equal to the amount advanced under the Loan Facility, any potential special dividend and a further sum (such further sum not to exceed L.10 million) which will be used to satisfy the ongoing working capital requirements of ISA as determined by the Board of ISA from time to time. The passing of these resolutions would require 75 per cent. of the votes cast to be in favour.

ISA's limited refinancing options

The ISA Group requires an injection of capital in the short term in order to ensure its ability to continue to trade. The Board of ISA has considered the options available to it for raising finance, which are very restricted without Daisytek UK's approval under the terms of the ISA Preference Shares. As described above, under the terms of the Loan Facility with Daisytek UK, if ISA does not make the repayment of the amounts due on 30 June 2002, ISA is committed to proceeding with a deeply discounted share issue, which Daisytek UK intends to require ISA to implement (subject to the passing of the necessary resolutions, which require a 75 per cent. majority), to repay Daisytek UK's loans and to provide sufficient funds to meet the capital requirements of the ISA Group. The share issue, if made, will be highly dilutive to ISA Shareholders who do not take up their clawback rights.

In the event that the Offer becomes wholly unconditional, having received acceptances in respect of less than 90 per cent. of the ISA Shares to which the Offer relates but greater than 75 per cent. of the voting rights, Daisytek UK intends to proceed to refinance ISA by subscribing (subject to shareholder clawback) for a deeply discounted share issue. Daisytek UK has advised the Board of ISA that it is not prepared to make any commitment to underwrite further financing of ISA if the Offer lapses or if a lower level of acceptance is received, however Daisytek UK has indicated in this case that it is committed to working with the Board of ISA to achieve a refinancing of ISA.

ISA's trading facilities on AIM

Daisytek UK and the Board of ISA do not consider that ISA or its shareholders derive any significant benefits from continuing as an independent AIM traded company. There is currently limited market liquidity in ISA Ordinary Shares and ISA is also unable to effectively incentivise staff through share options and other forms of equity participation. In its current financial condition, ISA is not able effectively to access the public equity markets for the additional capital which it urgently requires.

Daisytek UK has stated that it will seek the cancellation of ISA's admission to trading on AIM in the event that the Offer becomes wholly unconditional.

Conclusion

IN VIEW OF THE SHORT TERM CAPITAL REQUIREMENTS OF ISA AND THE RESTRICTED FINANCING ALTERNATIVES AVAILABLE TO ISA, AS DESCRIBED ABOVE, THE BOARD OF ISA CONSIDERS THAT THE OFFER PROVIDES THE ONLY VIABLE SOLUTION TO ENSURE THE CONTINUATION OF ISA'S BUSINESS AND PROVIDES AN ACCEPTABLE EXIT FOR SHAREHOLDERS IN THE CIRCUMSTANCES. THE BOARD OF ISA HAS, THEREFORE, CONCLUDED THAT THE OFFER IS IN THE BEST INTERESTS OF ISA AND ITS SHAREHOLDERS AND, ACCORDINGLY, UNANIMOUSLY RECOMMENDS THAT ISA SHAREHOLDERS ACCEPT THE OFFER.

4. CURRENT TRADING, PROSPECTS AND WORKING CAPITAL

Your attention is drawn to the audited accounts of the ISA Group for the year ended 31 December 2001, set out in Appendix IV of this Offer Document and to the Board of ISA's statement in the preliminary announcement of results contained in a circular sent to ISA Shareholders on 7 May 2002.

Turnover increased from L.296.8 million in the year ended 31 December 2000 to
L.361.6 million in the year ended 31 December 2001 and the ISA Group's operating loss (after exceptional items, before share of associates) fell from
L.8.3 million to L.0.3 million in the same period. The share of profits from ISA's associate, Kaye, fell from a loss after exceptionals and tax of L.0.5 million to a loss after exceptionals and tax of L.3.1 million. Interest payable increased from L.3.2 million to L.4.1 million over the same period. The loss before tax for the year ended 31 December 2001 was L.6.8 million (2000: L.11.9 million). Net debt increased from L.25.8 million at 31 December 2000 to L.37.3 million at 31 December 2001 and, subsequent to the year end, has increased further due to the usual seasonal movement in working capital. Net assets fell from L.12.7 million at 31 December 2000 to L.11.9 million at 31 December 2001 which includes net proceeds of L.6.9 million received from the investment by Daisytek UK in September 2001.

The ISA Group has made significant progress on the road to profit recovery from the events of 1999 and 2000. However, this has placed a heavy burden on the balance sheet and it remains very stretched, with the level of debt and therefore interest expense restricting further substantive progress. The ISA Group's business is characterised by volume growth and low margins, demanding significant cash resources with the correct balance of equity and debt.

The UK and Scandinavian operations continue to perform satisfactorily and the recovery in the European businesses is progressing well as they have received substantial funding from the ISA Group. Assuming the funding issues can be addressed, ISA now has in place an infrastructure platform from which it can leverage future growth.

Though ISA has, in an operational sense, turned the corner following the problems of 1999 and 2000, it remains extremely vulnerable due to an undercapitalised balance sheet. Without adequate funding, it is highly unlikely that the ISA Group will be able to continue to meet its obligations as they fall due and the prospects for creating shareholder value are extremely difficult. The Board of ISA believes that the Offer from Daisytek is the only viable solution to refinance the business and without the Offer and the subsequent financial support from Daisytek, the ability of the ISA Group to continue to trade is at risk.

5. IRREVOCABLE UNDERTAKINGS TO ACCEPT THE OFFER

Daisytek UK has received irrevocable undertakings to accept the Offer from the ISA Directors in respect of their entire beneficial holdings of 210,000 ISA Ordinary Shares representing approximately 0.4 per cent. of ISA's existing issued ordinary share capital.

Daisytek UK has also received irrevocable undertakings to accept the Offer from certain other ISA Shareholders in respect of, in aggregate, 33,016,866 ISA Ordinary Shares representing approximately 56.1 per cent. of ISA's existing issued ordinary share capital.

Accordingly, Daisytek UK has received irrevocable undertakings to accept the Offer in respect of 33,226,866 ISA Ordinary Shares, in aggregate, representing approximately 56.5 per cent. of the existing issued ordinary share capital of ISA.

Further details of the irrevocable undertakings can be found in paragraph 3(i) of Appendix V of this Offer Document.

6. MANAGEMENT AND EMPLOYEES

Daisytek UK has undertaken that it will use reasonable commercial endeavours to safeguard the existing employment rights, including the pension rights, of the management and employees of the members of the ISA Group.

7. ISA SHARE OPTION SCHEMES

The Offer extends, subject to the terms and conditions set out in this Offer Document and the Form of Acceptance, to any ISA Ordinary Shares which are unconditionally allotted or issued fully paid (or credited as fully paid) upon exercise of options under the ISA Share Option Schemes whilst the Offer remains open for acceptance. However, as all outstanding options under the ISA Share Option Schemes are at exercise prices in excess of the value attributed to ISA Ordinary Shares under the Offer, no further proposals will be made to participants in the ISA Share Option Schemes and, to the extent that such options are not exercised in accordance with the rules of the ISA Share Option Schemes, they will lapse and it is Daisytek UK's intention that the schemes will thereafter be terminated.

8. CANCELLATION OF TRADING ON AIM AND COMPULSORY ACQUISITION

Subject to the Offer becoming or being declared unconditional in all respects, if sufficient acceptances are received under the Offer, Daisytek UK intends to use the procedures set out in Section 428 to 430F (inclusive) of the Act to compulsorily acquire any outstanding ISA Shares to which the Offer relates. Daisytek UK also intends to procure that ISA applies to the London Stock Exchange for admission to trading of ISA Ordinary Shares on AIM to be cancelled. It is anticipated that the cancellation of ISA's admission will take effect no earlier than the expiry of 20 business days after the Offer becomes or is declared unconditional in all respects.

THE CANCELLATION OF ADMISSION TO TRADING ON AIM COULD SIGNIFICANTLY REDUCE THE LIQUIDITY AND MARKETABILITY OF ANY ISA ORDINARY SHARES NOT ASSENTED TO THE OFFER.

9. TAXATION

Your attention is drawn to paragraph 16 headed "Taxation" in Part 2 of this Offer Document. IF YOU ARE IN ANY DOUBT ABOUT YOUR OWN TAX POSITION OR ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK, YOU ARE STRONGLY RECOMMENDED TO CONSULT AN APPROPRIATE PROFESSIONAL ADVISER IMMEDIATELY.

10. ACTION TO BE TAKEN TO ACCEPT THE OFFER

Your attention is drawn to paragraph 17 of Part 2 of this Offer Document and to the accompanying Form of Acceptance, which sets out the procedure for acceptance of the Offer.

In order to accept the Offer, you should complete and return the Form of Acceptance in accordance with the instructions printed thereon, whether or not your ISA Ordinary Shares are in CREST, as soon as possible and in any event so as to be received by NO LATER THAN 3.00 P.M. ON 13 JUNE 2002. A reply-paid envelope is enclosed for your use if you are posting your documents in the United Kingdom.

11. FURTHER INFORMATION

Your attention is drawn to the letter from Baird in Part 2 of this Offer Document and to the Appendices.

12. CONCLUSION

THE ISA DIRECTORS, WHO HAVE BEEN SO ADVISED BY KPMG CORPORATE FINANCE, CONSIDER THAT THE TERMS OF THE OFFER ARE FAIR AND REASONABLE SO FAR AS THE ISA SHAREHOLDERS ARE CONCERNED. IN PROVIDING ADVICE TO THE ISA DIRECTORS, KPMG CORPORATE FINANCE HAS TAKEN INTO ACCOUNT THE ISA DIRECTORS' COMMERCIAL ASSESSMENTS OF THE OFFER.

13. RECOMMENDATION

YOUR DIRECTORS BELIEVE THAT THE OFFER IS IN THE BEST INTERESTS OF THE ISA SHAREHOLDERS AND ACCORDINGLY UNANIMOUSLY RECOMMEND ISA SHAREHOLDERS TO ACCEPT THE OFFER AS THEY HAVE IRREVOCABLY UNDERTAKEN TO DO IN RESPECT OF THEIR OWN BENEFICIAL HOLDINGS AMOUNTING TO 210,000 ISA ORDINARY SHARES IN AGGREGATE, REPRESENTING APPROXIMATELY 0.4 PER CENT. OF THE EXISTING ISSUED ORDINARY SHARE CAPITAL OF ISA.

THE ISA DIRECTORS ARE NOT EXPRESSING ANY VIEW ON WHICH OF THE CASH OFFER OR THE RESTRICTED SHARE OFFER ISA SHAREHOLDERS SHOULD ACCEPT. ISA SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO WHICH ALTERNATIVE THEY SHOULD ACCEPT ARE RECOMMENDED TO SEEK THEIR OWN INDEPENDENT FINANCIAL ADVICE.

                                 Yours sincerely

                                   B Robinson
                             Chief Executive Officer
                      for and on behalf of the Board of ISA

                                     PART 2

                   OFFER LETTER FROM BAIRD TO ISA SHAREHOLDERS

                               [BAIRD LETTERHEAD]

                                                                     23 May 2002

To ISA Shareholders and, for information only, to holders of options under the ISA Share Option Schemes

Dear Shareholder

                    RECOMMENDED OFFER BY DAISYTEK UK FOR ISA

1. INTRODUCTION

It was announced on 7 May 2002 that the boards of ISA and Daisytek, had reached agreement on terms of a recommended cash offer with a restricted share alternative (the "Offer"), to be made by Baird on behalf of Daisytek UK, a wholly-owned UK subsidiary of Daisytek, for the whole of the issued ordinary share capital of ISA.

This letter, Appendix I of this Offer Document and the accompanying Form of Acceptance set out the formal Offer.

Daisytek UK has received irrevocable undertakings to accept the Offer in respect of, in aggregate, 33,226,866 ISA Ordinary Shares representing approximately 56.5 per cent. of the existing issued ordinary share capital of ISA.

YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHIEF EXECUTIVE OFFICER OF ISA, BRUCE ROBINSON, SET OUT IN PART 1 OF THIS OFFER DOCUMENT, WHICH STATES THAT THE ISA DIRECTORS, WHO HAVE BEEN SO ADVISED BY KPMG CORPORATE FINANCE, CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE. THE ISA DIRECTORS UNANIMOUSLY RECOMMEND ISA SHAREHOLDERS TO ACCEPT THE OFFER, AS THOSE ISA DIRECTORS WHO ARE SHAREHOLDERS HAVE UNDERTAKEN TO DO IN RESPECT OF THEIR OWN BENEFICIAL INTERESTS.

INSTRUCTIONS ON HOW TO ACCEPT THE OFFER ARE SET OUT IN THE PARAGRAPH HEADED "PROCEDURE FOR ACCEPTANCE OF THE OFFER" ON PAGES 22 TO 24 OF THIS OFFER DOCUMENT. YOUR ATTENTION IS ALSO DRAWN TO THE CONDITIONS AND FURTHER TERMS OF THE OFFER SET OUT IN APPENDIX I TO THIS OFFER DOCUMENT AND IN THE ACCOMPANYING FORM OF ACCEPTANCE. TO ACCEPT THE OFFER, THE FORM OF ACCEPTANCE MUST BE COMPLETED AND RETURNED, WHETHER OR NOT YOUR ISA ORDINARY SHARES ARE IN CREST, AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY CAPITA IRG PLC NO LATER THAN 3.00 P.M. ON 13 JUNE 2002.

2. THE CASH OFFER

On behalf of Daisytek UK, Baird hereby offers to acquire, on the terms and subject to the conditions set out in this Offer Document and the Form of Acceptance, all of the ISA Ordinary Shares on the following basis:

         FOR EACH ISA ORDINARY SHARE        7.5 PENCE IN CASH

The Cash Offer equates to the closing middle market price per ISA Ordinary Share on 15 April 2002, the last dealing day prior to the announcement by Daisytek and ISA that they were in discussions which may or may not lead to an offer being made for ISA. Full acceptance of the Cash Offer would value the existing issued share capital of ISA at approximately L.4.4 million.

Details of the financial effects of acceptance of the Cash Offer are set out in paragraph 14 of Part 2 of this Offer Document.

The ISA Ordinary Shares to be acquired pursuant to the Offer are to be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever, and together with all rights now or hereafter attached to them, including the right to receive and retain the benefit of all dividends and other distributions (if any) declared, made or paid hereafter.

3. THE RESTRICTED SHARE OFFER

ISA Shareholders may elect to receive New Daisytek Restricted Common Stock instead of cash in consideration of the transfer of their ISA Ordinary Shares on the following basis:

         FOR EVERY 100 ISA ORDINARY SHARES      0.914 SHARES OF NEW DAISYTEK
                                                RESTRICTED COMMON STOCK

and so in proportion for any other number of ISA Ordinary Shares held.

If the Offer becomes or is declared unconditional in all respects, fractions of a share of New Daisytek Restricted Common Stock will not be issued to ISA Shareholders accepting the Restricted Share Offer, who will instead receive from Daisytek an amount in cash of 7.5 pence per ISA Ordinary Share in respect of fractional entitlements.

The New Daisytek Restricted Common Stock which is being used to satisfy the Restricted Share Offer is not currently transferable, save in limited circumstances, and is therefore inherently less valuable than existing shares of Daisytek Common Stock, which may not be subject to such restrictions on transfer. Further details of the transfer and other restrictions to which the New Daisytek Restricted Common Stock is subject, and of Daisytek's proposals for rendering such stock freely transferable in the United States following closing of the Offer, are set out in paragraph 4 below.

Baird has advised that if the New Daisytek Restricted Common Stock had been in issue on 22 May 2002 (being the latest practicable date prior to the posting of this Offer Document), the value of each share of New Daisytek Restricted Common Stock would have been approximately $11.85. Based on the terms of the Restricted Share Offer, this implies a value of approximately 7.42 pence for every ISA Ordinary Share held. This valuation of the Restricted Share Offer represents a discount of approximately 1.1 per cent. to the closing middle market price per ISA Ordinary Share on 15 April 2002, the last dealing day prior to the announcement by Daisytek and ISA that they were in discussions which may or may not lead to an Offer being made for ISA. Full acceptance of the Restricted Share Offer would value the existing share capital of ISA at approximately L.4.4 million.

This valuation is based on:

          (i) market conditions on 22 May 2002;

          (ii) the Restricted Common Stock Exchange Rate;

          (iii) the Closing Price on 22 May 2002; and

          (iv) the other assumptions and information set out in this Part 2 of this Offer Document.

This valuation is also based on the assumption that the Registration Statement will be filed in the ordinary course. Neither Baird nor Daisytek makes any representations regarding whether such Registration Statement will be filed, or the period of time from the filing of the Registration Statement to the date on which the Registration Statement is declared effective by the SEC. Baird is not providing any opinion as to the value of the New Daisytek Restricted Common Stock if such registration is not completed or is not completed in the ordinary course, consistent with normal practice of the SEC.

This valuation will not be updated by Baird except as required by the Code. ISA Shareholders should note that the valuation of the Restricted Share Offer will vary with, inter alia, market conditions, the L.:$ exchange rate and the price of Daisytek Common Stock.

Details of the financial effects of acceptance of the Restricted Share Offer are set out in paragraph 14 of Part 2 of this Offer Document.

The New Daisytek Restricted Common Stock to be issued pursuant to the Offer will be credited as fully paid and will be of the same class and rank as all the existing Daisytek Common Stock, including the right to receive the benefit of all dividends and other distributions declared and made or paid after the date on which the New Daisytek Restricted Common Stock is issued (except that the New Daisytek Restricted Common Stock will not be registered and will be subject to restrictions on transfers that may not be applicable to existing shares of Daisytek Common Stock).

ISA SHAREHOLDERS SHOULD NOTE THAT THE NEW DAISYTEK RESTRICTED COMMON STOCK WILL BE DENOMINATED IN US DOLLARS AND WILL BE LISTED ON THE NATIONAL MARKET SYSTEM OF NASDAQ FOR QUOTATION (BUT SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK MAY NOT BE RESOLD INTO THE UNITED STATES, WHETHER ON THE NATIONAL MARKET SYSTEM OF NASDAQ OR OTHERWISE, UNLESS SUCH RESALE IS EFFECTED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION). A COMMONLY AVAILABLE EXEMPTION FROM REGISTRATION IS THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT, WHICH GENERALLY REQUIRES A HOLDER OF STOCK TO HOLD SUCH SHARES FOR AT LEAST ONE YEAR BEFORE BEING ELIGIBLE TO RESELL SUCH SHARES INTO THE UNITED STATES PURSUANT TO SUCH EXEMPTION (AND ALSO REQUIRES THE HOLDER TO MEET THE OTHER CONDITIONS SET FORTH IN SUCH EXEMPTION).

THE NEW DAISYTEK RESTRICTED COMMON STOCK WILL NOT BE TRADED ON THE OFFICIAL LIST OF THE UK LISTING AUTHORITY OR ADMITTED TO TRADING ON AIM.

INVESTING IN NEW DAISYTEK RESTRICTED COMMON STOCK INVOLVES RISKS. ISA SHAREHOLDERS CONSIDERING ACCEPTING THE RESTRICTED SHARE OFFER SHOULD CONSIDER THE RISK FACTORS SET FORTH IN APPENDIX III OF THIS OFFER DOCUMENT PRIOR TO MAKING THEIR DECISION.

4. FURTHER INFORMATION CONCERNING THE NEW DAISYTEK RESTRICTED COMMON STOCK

The New Daisytek Restricted Common Stock issued pursuant to the Offer will not be registered under the Securities Act, or under the securities laws of any state or other jurisdiction inside or outside the United States and will contain a legend to that effect. Such shares may not be offered or sold within the United States, except pursuant to a registration statement declared effective under the Securities Act or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. A commonly available exemption from registration is the exemption provided by Rule 144 under the Securities Act, which generally requires a holder of stock to hold such shares for at least one year before being eligible to resell such shares into the United States pursuant to such exemption (and also requires the holder to meet the other conditions set forth in such exemption).

Daisytek has undertaken to use its reasonable commercial endeavours to file a Registration Statement under the Securities Act to register for resale into the United States the shares of New Daisytek Restricted Common Stock issued in the Restricted Share Offer as soon as reasonably practicable following the closing of the Offer or, if earlier, the date on which the Restricted Share Offer is closed, provided that Daisytek will not file any such Registration Statement under the Securities Act unless at such time there are available for incorporation into such filing financial statements of ISA for the financial year ended 31 December 2001 prepared in accordance with United Kingdom generally accepted accounting principles with a reconciliation to US GAAP and audited in accordance with United States generally accepted auditing standards and in a form acceptable for filing with the SEC. ISA Shareholders should however note that, notwithstanding the use of such reasonable commercial endeavours, no assurance can be made that any such Registration Statement will be capable of being filed or, if filed, whether it will be declared effective by the SEC or for how long it will remain effective.

If the Registration Statement is filed and becomes effective, then for so long as the Registration Statement remains effective, the holders of the New Daisytek Restricted Common Stock registered under the Registration Statement will, by selling such shares in accordance with the Registration Statement, be able to publicly resell their shares of New Daisytek Restricted Common Stock in the US without regard to any transfer restrictions. If the Registration Statement is filed and becomes effective, Daisytek will use its reasonable commercial endeavours to keep the Registration Statement effective until the earlier of the sale of the shares of the New Daisytek Restricted Common Stock covered by the Registration Statement or the first anniversary of the date of the closing of the Offer (or if earlier, the date of the closing of the Restricted Share Offer). Thereafter, Daisytek may withdraw or terminate the Registration Statement in its sole discretion. If the Registration Statement is withdrawn or terminated, any shares of New Daisytek Restricted Common Stock covered by the Registration Statement that have not been resold pursuant to the Registration Statement at the time it is withdrawn or terminated may no longer be resold pursuant to the Registration Statement (however, it is expected that other exemptions will be available to holders of New Daisytek Restricted Common Stock to resell such shares in the US, including without limitation Rule 144 under the Securities Act).

Part C of Appendix I of this Offer Document and the Form of Acceptance set forth the procedures by which an ISA Shareholder who receives New Daisytek Restricted Common Stock in the Restricted Share Offer may elect to have such shares included in the Registration Statement to be registered for resale into the United States. In the event that Daisytek is able to file such Registration Statement after the closing of the Offer, or the Restricted Share Offer, if earlier, any ISA Shareholder who acquires shares of New Daisytek

Restricted Common Stock and wishes to have such shares registered for resale pursuant to such Registration Statement will be required, as a condition to being allowed to have their shares included in such Registration Statement, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales. In addition, each such ISA Shareholder will be required to deliver certain information to be used in connection with the Registration Statement (including the name and address of such shareholder, the number of shares of New Daisytek Restricted Common Stock owned beneficially by, and registered to, such shareholder and the number of shares that such shareholder desires to register for resale) and to provide comments on the portions of the Registration Statement that include such information within the time periods determined by Daisytek (and will be required to undertake to indemnify Daisytek and its affiliates with respect to the information so provided and certain related matters).

As a result of the resale restrictions applicable to the New Daisytek Restricted Common Stock, ISA Shareholders who elect to receive New Daisytek Restricted Common Stock in the Offer must be prepared to treat such shares as a long-term investment and expect to bear the economic risk of the ownership of such shares for an indefinite period of time. As a result of the resale restrictions applicable to the New Daisytek Restricted Common Stock, no assurances can be made that such shares can be resold by the holder thereof for a price equal to the current market price of Daisytek Common Stock, or for any price, and no assurances can be made by Daisytek or ISA as to the future value, if any, of the New Daisytek Restricted Common Stock or the profitability or success of the business of Daisytek.

5. IRREVOCABLE UNDERTAKINGS

Daisytek UK has received irrevocable undertakings to accept the Offer from the ISA Directors in respect of their entire beneficial holdings of 210,000 ISA Ordinary Shares representing approximately 0.4 per cent. of ISA's existing issued ordinary share capital.

Daisytek UK has also received irrevocable undertakings to accept the Offer from certain other shareholders of ISA in respect of, in aggregate, 33,016,866 ISA Ordinary Shares representing approximately 56.1 per cent. of ISA's existing issued ordinary share capital.

In aggregate, Daisytek UK has received irrevocable undertakings to accept the Offer in respect of 33,226,866 ISA Ordinary Shares representing approximately
56.5 per cent. of the existing issued ordinary share capital of ISA.

Further details of the irrevocable undertakings can be found in paragraph 3(i) of Appendix V of this Offer Document.

6. BACKGROUND TO AND REASONS FOR THE OFFER

Daisytek's strategic objective is to become the leading global wholesale distributor of computer supplies, office supplies and accessories. Manufacturers are increasingly relying on distributors such as the Daisytek Group to offer broad geographic coverage and to provide efficient access to reseller customers not otherwise served by the manufacturer's direct sales force. The acquisition of ISA will provide the Daisytek Group with an enhanced platform to expand into Europe. The combination will bring together the Daisytek Group's logistical expertise, global infrastructure and capital resources with ISA's pan-European reach, customer relationships and local knowledge. Daisytek therefore believes that the acquisition of ISA, which continues Daisytek's international expansion, strengthens the Daisytek Group's strategic position.

The Board of Daisytek expects earnings dilution from the consolidation and funding of ISA (and its 47 per cent. investment in Kaye), especially in the first two quarters of the financial year ending 31 March 2003, due to the seasonality of the European businesses and the ongoing operational improvement initiatives in ISA's continental operations. However, the Board of Daisytek expects ISA to be significantly net accretive, rather than dilutive, for the full year to 31 March 2004. Statements on future performance should not be interpreted to mean that earnings per share will necessarily be greater or lower than those for the relevant preceding financial period.

The transaction will provide a larger asset base to enable the future expansion of the enlarged group through organic growth and acquisitions.

7. Information on Daisytek

Daisytek, through its direct and indirect subsidiaries, including Daisytek UK, is a leading global wholesale distributor of computer and office supplies and professional tape products. To enhance its relationship with computer and office supplies customers and manufacturers worldwide, it also provides unique, value-added services such as direct marketing, merchandising and demand generation. Daisytek sells thousands of consumable products in the United States, Canada, Australia, Mexico and South America to resellers, who in turn sell directly to end-users.

Daisytek announced its unaudited results for the financial year ended 31 March 2002 on 7 May 2002. Daisytek reported revenues of $1,185.0 million (2001:
$1,012.1 million) and income from continuing operations before taxes and minority interest of $19.0 million (2001: $18.4 million). As at 31 March 2002, Daisytek had shareholders' equity of $196.0 million (2001: $159.1 million).

Daisytek Common Stock is traded on the NASDAQ National Market System under the symbol "DZTK". Daisytek had a market capitalisation of approximately $237.34 million as at 22 May 2002, the last dealing day before the date of this Offer Document based on the Closing Price on 22 May 2002 of $13.17.

Daisytek files annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect, read and copy these materials at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at +1 800 SEC 0330. The SEC also maintains a web site (http://www.sec.gov) that makes available reports, proxy statements and other information regarding issuers that file electronically with it. ISA Shareholders can also obtain any of these documents through Daisytek by either inspecting them during normal business hours on any weekday (public holidays excepted) while the Offer remains open for acceptance or requesting them in writing or orally from Daisytek's head office and principal place of business:

        Daisytek International Corporation
        1025 Central Expressway South, Suite 200
        Allen, Texas 75013
        USA
        Attention: The Corporate Secretary
        Telephone: +1 972 881 4700

ISA Shareholders may rely only on the information concerning Daisytek contained in this Offer Document in determining whether to accept the Offer. Daisytek has not authorised anyone to provide ISA Shareholders with information that is different from what is contained in this Offer Document. This Offer Document is dated 23 May 2002. ISA Shareholders should not assume that the information contained in this Offer Document is accurate as of any date other than such date, and neither the mailing of this Offer Document to ISA Shareholders nor the delivery of New Daisytek Restricted Common Stock in exchange for ISA Ordinary Shares will create any implication to the contrary.

8. INFORMATION ON DAISYTEK UK

Daisytek UK is incorporated in the United Kingdom and is a wholly-owned UK subsidiary of Daisytek. Daisytek UK was incorporated on 1 June 2001, under the Act, as a private company with limited liability, with the name Screencircuit Limited. It changed its name to Daisytek UK on 13 July 2001. The entire issued share capital of Daisytek UK (comprising 8,000,000 fully paid ordinary shares of L.1), are held by Daisytek.

Daisytek UK was established for the purpose of its initial investment in ISA by way of a subscription for the ISA Preference Shares and issue of the Warrant to it. To date, Daisytek UK's activities have been limited to those activities relating to, and incidental to, that investment, including the funding of debt incurred by ISA pursuant to the Loan Facility.

9. INFORMATION ON ISA

ISA, which is based in Bradford, was formed in 1985 and was listed on the Official List of the London Stock Exchange in October 1987. It was subsequently delisted and its Ordinary Shares were admitted to trading on AIM on 10 September 2001. ISA has a 47 per cent. shareholding in Kaye, the holding company for Kingfield Heath, a privately owned UK-based wholesale distributor of office products.

ISA has sales offices and distribution centres in the United Kingdom, Ireland, Germany, France, Italy, Norway and Sweden.

For the year ended 31 December 2001, ISA reported a consolidated loss on ordinary activities before taxation of L.6.8 million (2000: L.11.9 million) on turnover of L.361.6 million (2000: L.296.8 million). As at 31 December 2001, ISA had total consolidated shareholders' funds of L.11.9 million (2000: L.12.7 million).

Further information on ISA may be found in Appendices IV and V of this Offer Document.

10. DAISYTEK'S INTENTIONS IN RELATION TO THE ISA GROUP

Daisytek is fully committed to the growth and development of the business of ISA. The benefits of the Offer from the perspective of an ISA Shareholder are set out in the letter from the Board of ISA which appears in Part 1 of this Offer Document.

11. MANAGEMENT AND EMPLOYEES

Daisytek UK has undertaken that it will use reasonable commercial endeavours to safeguard the existing employment rights, including the pension rights, of the management and employees of the members of the ISA Group.

12. FINANCING OF THE OFFER

The Offer will be financed from cash resources which Daisytek has unconditionally drawn down under its current banking facilities with Bank of America and advanced to Daisytek UK for the purposes of the Offer. Such cash has been placed on deposit with Bird & Bird, Daisytek UK's UK solicitors. Baird is satisfied that Daisytek UK has the necessary financial resources available to satisfy full acceptance of the Offer. Daisytek does not consider that the payment of interest on, repayment of, or security for such borrowings will depend to a significant extent on the business of ISA.

13. ISA SHARE OPTION SCHEMES

No offer is being made to holders of options to acquire ISA Ordinary Shares although the Offer extends to any ISA Ordinary Shares which are unconditionally allotted or issued while the Offer remains open for acceptance.

14. FINANCIAL EFFECTS OF ACCEPTANCE

The following tables set out, for illustrative purposes only, on the bases and assumptions set out in the notes below and assuming that the Offer becomes or is declared unconditional in all respects, the financial effects of acceptance of the Offer on the capital value and gross income for a holder of 1,000 ISA Ordinary Shares electing for (i) the Cash Offer, and (ii) the Restricted Share
Offer:


                                                                                                                 (ii)
                                                                                                  (i)      Restricted
                                                                                           Cash Offer     Share Offer
Capital Value
Cash consideration under the Cash Offer                                                       L.75.00              --
Estimated value of 1,000 ISA Ordinary Shares under the Restricted Share Offer                      --         L.74.20
Less: Market value of 1,000 ISA Ordinary Shares                                               L.75.00         L.75.00
                                                                                        -------------   -------------
Change in capital value                                                                           Nil         L.(0.80)
                                                                                        =============   =============

This represents a percentage change of approximately                                              Nil            (1.1)%
                                                                                        =============   =============

                                                                                                           Restricted
                                                                                           Cash Offer     Share Offer
Gross Income
Gross dividend income from shares of New Daisytek Restricted Common Stock
issued in exchange for 1,000 ISA Ordinary Shares under the Restricted Share Offer                  --           L.nil
Gross income from cash consideration under the Cash Offer                                      L.3.96              --
Less: Gross dividend income on 1,000 ISA Ordinary Shares                                        L.nil           L.nil
                                                                                        -------------   -------------
Assumed increase in gross income                                                               L.3.96           L.nil
                                                                                        =============   =============

Notes:

(i) The market value of ISA Ordinary Shares is based on the closing price of 7.5 pence per ISA Ordinary Share on 15 April 2002, being the last dealing day before the date of ISA's announcement that it was in discussions which may or may not lead to an offer for ISA.

(ii) The estimated value of 1,000 ISA Ordinary Shares under the Restricted Share Offer is based on the valuation of each share of New Daisytek Restricted Common Stock by Baird, set out on page 13 of this Offer Document.

(iii) The cash consideration is assumed to be reinvested so to as to yield 5.28 per cent. gross per annum, being the FTSE Actuaries Government Securities UK Index gross redemption yield for medium coupon UK gilts with maturities up to five years, derived from the Financial Times on 22 May 2002, being the last practicable date prior to the announcement of the Offer.

(iv) In assessing the financial effects of acceptance of the Offer, no account has been taken of any potential liability to taxation for ISA Shareholders.

15. CANCELLATION OF TRADING ON AIM AND COMPULSORY ACQUISITION

Subject to the Offer becoming or being declared unconditional in all respects, if sufficient acceptances are received under the Offer, Daisytek UK intends to use the procedures set out in Section 428 to 430F (inclusive) of the Act to compulsorily acquire any outstanding ISA Shares to which the Offer relates. Daisytek UK also intends to procure that ISA applies to the London Stock Exchange for admission to trading of ISA Ordinary Shares on AIM to be cancelled. It is anticipated that the cancellation of ISA's admission will take effect no earlier than the expiry of 20 business days after the Offer becomes or is declared unconditional in all respects.

16. TAXATION

UNITED KINGDOM TAXATION

The following discussion summarises, in general terms for an ISA Shareholder who is a UK resident or who is a US holder (as defined below) but not a UK resident and, in either case, who is the absolute beneficial owner of ISA Ordinary Shares and holds ISA Ordinary Shares as an investment, the principal UK tax consequences associated with the Offer. This summary assumes that Daisytek is resident for tax purposes only in the US.

The explanation of UK tax laws set out below is based on laws and practice, at present in effect, including the Treaty, and judicial and administrative precedent as of the date of this Offer Document. This explanation is subject to any changes in those laws, or in the interpretation of them by the relevant taxation authorities, which changes may be made with prospective or retroactive effect, practice and precedent occurring after the date hereof. No information is provided herein with respect to taxation under the laws of any jurisdiction other than the UK.

ISA SHAREHOLDERS WHO ARE IN ANY DOUBT AS TO THEIR TAXATION POSITION OR ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UK ARE URGED TO CONSULT THEIR PROFESSIONAL ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER.

UK taxation of capital gains to UK residents. Liability to UK taxation on chargeable gains will depend on the individual circumstances of each ISA Shareholder who is a UK resident and on the form of consideration received.

(i) CASH OFFER --- To the extent that an ISA Shareholder receives cash under the Offer, that will constitute a disposal or part disposal of his ISA Ordinary Shares which may, depending upon his individual circumstances, give rise to a chargeable gain or allowable loss for the purpose of UK taxation of capital gains.

(ii) RESTRICTED SHARE OFFER --- The exchange of ISA Ordinary Shares by an ISA Shareholder who does not hold more than 5 per cent. of any class of shares or debentures in ISA in return for New Daisytek Restricted Common Stock should not be treated as a disposal of ISA Ordinary Shares for the purposes of UK taxation of capital gains. The New Daisytek Restricted Common Stock should instead be treated as the same asset as the ISA Ordinary Shares, acquired as and when the ISA Ordinary Shares were acquired.

         An ISA Shareholder holding 5 per cent. or more of any class of share or debenture in ISA is advised that an application has been made for clearance under section 138 of the Taxation of Chargeable Gains Act 1992 in respect of the Offer.

         A subsequent disposal of New Daisytek Restricted Common Stock by a UK resident may give rise to a chargeable gain or allowable loss for the purpose of UK taxation of capital gains.

UK corporate Shareholder holding 10 per cent. or more of ISA share capital. ISA should be treated as a trading company for the purposes of the capital gains exemption for substantial shareholdings published in the Finance Bill 2002 due to take effect on disposals occurring from 1 April 2002. Accordingly, assuming the other requirements for the exemption are met, the capital gains tax consequences for a UK corporate Shareholder holding 10 per cent. or more of the ISA share capital will be as follows (depending on the form of consideration received):

(i) CASH OFFER --- To the extent the ISA Shareholder receives cash under the Offer, the exemption for substantial shareholdings may be available provided that the ISA Shareholder has held the ISA Ordinary Shares for a continuous period of at least 12 months during the two years before the date of the Offer and the ISA Shareholder fulfils the requirements of an investing company for the purposes of the exemption at and immediately after the receipt of cash under the Offer.

(ii) Restricted Share Offer --- The capital gains exemption for substantial shareholdings will apply in priority to the roll-over relief. Accordingly, an ISA Shareholder which qualifies for the exemption in relation to its holding of ISA Ordinary Shares, will be treated as having disposed of the ISA Ordinary Shares and will acquire a base cost in respect of the New Daisytek Restricted Common Stock equal to the value of the ISA Ordinary Shares on the date of disposal.

UK taxation of capital gains to US holders. Liability to UK taxation on chargeable gains on the disposal of ISA Ordinary Shares by an ISA Shareholder who is a US holder for cash consideration and the exchange of ISA Ordinary Shares by an ISA Shareholder in return for New Daisytek Restricted Common Stock will not arise unless, at the time of disposal, such ISA Shareholder carries on a business in the UK through a branch or agency, in which event the comments contained in "UK taxation of capital gains to UK residents" and "UK corporate shareholder holding 10 per cent. or more of ISA share capital" above will apply in the same way as they apply to UK residents.

Stamp duty and stamp duty reserve tax. No UK stamp duty or stamp duty reserve tax will be payable by an ISA Shareholder who is a UK resident or who is a US holder on the transfer of ISA Ordinary Shares to Daisytek UK. Any liability to UK stamp duty or stamp duty reserve tax on the transfer of such ISA Ordinary Shares to Daisytek UK will be borne by Daisytek UK. No UK stamp duty or stamp duty reserve tax will be payable on the issue of New Daisytek Restricted Common Stock.

UK taxation of dividends to UK residents. A UK resident will generally be liable to income tax or corporation tax in the UK on the aggregate of any dividend received from Daisytek and any tax withheld at source in the US (see the comments contained in "United States federal income taxation --- Distributions on New Daisytek Restricted Common Stock" below). In computing that liability to taxation, credit will be given for any tax withheld in the US. In the case of a corporate UK resident which controls 10 per cent. or more of the voting stock of Daisytek, credit will also be available for underlying tax against UK taxes in respect of the dividend.

Special rules apply to UK residents who are not domiciled in the UK.

UK taxation of dividends to US holders. Daisytek has never paid, and does not anticipate that it will pay, cash dividends on its Daisytek Common Stock. Dividends, if any, paid on New Daisytek Restricted Common Stock to a person who is not a UK resident will not be subject to UK tax unless that person carries on a business in the UK through a branch or agency and the New Daisytek Restricted Common Stock is effectively connected with that branch or agency, in which event the comments contained in "UK taxation of dividends to UK residents" above will apply in the same way as they apply to UK residents.

UNITED STATES FEDERAL INCOME TAXATION

The following is a summary of the principal US federal income tax consequences that may be relevant with respect to the exchange of ISA Ordinary Shares for New Daisytek Restricted Common Stock and/or cash pursuant to the Offer and the ownership and disposition of New Daisytek Restricted Common Stock acquired under the Offer. For purposes of this summary, the term "US holder" means: (i) a citizen or resident of the United States; (ii) a corporation, partnership, or association or legal entity taxable as a corporation created or organised in the United States or under the laws of the United States or of any State thereof (including the District of Columbia); (iii) an estate the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust if such trust validly elects to be treated as a US holder for US federal income tax purposes or if (v) a court within the United States is able to exercise primary supervision over its administration and (vi) one or more US persons who have the authority to control all of the substantial decisions of the trust. A "Non-US holder" is a beneficial owner of ISA Ordinary Shares or New Daisytek Restricted Common Stock, as the case may be, that is not a US holder.

This summary does not contain a comprehensive description of all of the tax consequences of the exchange of ISA Ordinary Shares for New Daisytek Restricted Common Stock and/or cash pursuant to the Offer and the ownership and disposition of New Daisytek Restricted Common Stock. In particular, this summary applies only to holders who hold ISA Ordinary Shares and will hold New Daisytek Restricted Common Stock as capital assets at all relevant times. This summary does not address US federal income tax considerations applicable to holders that may be subject to special tax rules, such as partnerships, S corporations, and other pass-through entities, banks, financial institutions, insurance companies, real estate investment trusts, regulated investment companies, grantor trusts, dealers or traders in securities or currencies, tax- exempt entities, persons that hold or will hold ISA Ordinary Shares or New Daisytek Restricted Common Stock as part of an "integrated," "hedging," or "conversion" transaction or synthetic security or as a position in a "straddle" for US federal income tax purposes, persons that have a "functional currency" other than the United States dollar, individuals who renounced their US citizenship or terminated their long-term US residency, holders who acquired their ISA Ordinary Shares by means of the exercise of employee stock options or otherwise as compensation, broker-dealers or dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, or holders that own or at any time in the past five years have owned directly, indirectly, or constructively by rules of attribution, 10 per cent. or more (by voting power or value) of the stock of ISA or Daisytek. Moreover, this summary does not address the US federal estate and gift or alternative minimum tax consequences of either the exchange of ISA Ordinary Shares for New Daisytek Restricted Common Stock and/or cash pursuant to the Offer or the ownership and disposition of New Daisytek Restricted Common Stock.

This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations and judicial and administrative interpretations thereof, in each case as in effect and available on the date of this Offer Document. All of the foregoing are subject to change, which change could apply retroactively and could affect the tax consequences described below.

EACH HOLDER OF ISA ORDINARY SHARES SHOULD CONSULT THEIR OWN TAX ADVISER WITH RESPECT TO THE US FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OF ISA ORDINARY SHARES FOR NEW DAISYTEK RESTRICTED COMMON STOCK AND/OR CASH PURSUANT TO THE OFFER AND THE OWNERSHIP AND DISPOSITION OF NEW DAISYTEK RESTRICTED COMMON STOCK.

Consequences of exchange pursuant to the Offer

(a) US holders

Generally, a US holder will recognise gain or loss upon the receipt of New Daisytek Restricted Common Stock and/or cash in exchange for such holder's ISA Ordinary Shares pursuant to the Offer in an amount equal to the difference between (a) the sum of (i) the fair market value of such New Daisytek Restricted Common Stock received and (ii) the US Dollar value of the pounds Sterling that would have been received on the date of receipt and (b) the US holder's adjusted tax basis in the ISA Ordinary Shares. Such gain or loss will be capital gain or loss. In the case of a non-corporate US holder, the maximum marginal US federal income tax rate applicable to such gain will be lower than the maximum marginal US federal income tax rate applicable to ordinary income if such US holder's holding period for such ISA Ordinary Shares exceeds one year. Gain or loss, if any, recognised by a US holder generally will be treated as US source income or loss for US foreign tax credit purposes. The deductibility of capital losses is subject to limitations. A US holder's initial tax basis in the New Daisytek Restricted Common Stock will be the fair market value of such New Daisytek Restricted Common Stock on the date such New Daisytek Restricted Common Stock is received.

(b) Non-US holders

Subject to the discussion below under "Backup withholding tax and information reporting requirements," a Non-US holder generally will not recognise gain or loss upon the receipt of New Daisytek Restricted Common Stock and/or cash in exchange for such holder's ISA Ordinary Shares pursuant to the Offer unless (i) such gain or loss is effectively connected with the conduct by such Non-US holder of a trade or business in the United States (in which case the branch profits tax described under "Distributions on New Daisytek Restricted Common Stock -- Non-US holders" below may also apply if the holder is a foreign corporation), but if the Non-US holder is a UK resident eligible for the benefits of the Treaty, only if the gain or loss is attributable to a permanent establishment of such UK resident in the United States; (ii) in the case of any gain realised by an individual Non-US holder, such holder is present in the United States for 183 or more days in the taxable year of such sale or exchange and certain other requirements are met; or (iii) the Non-US holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates. A Non-US holder who is subject to US tax on the exchange of ISA Ordinary Shares should consult his, her, or its own tax adviser concerning the amount of the resulting tax liability, which will depend on the Non-US holder's individual circumstances.

Distributions on New Daisytek Restricted Common Stock

(a) US holders

Daisytek has never paid, and does not anticipate that it will pay, cash dividends on its Daisytek Common Stock. The gross amount of any distribution with respect to New Daisytek Restricted Common Stock, other than a distribution of New Daisytek Restricted Common Stock made to all shareholders, will be includible in a US holder's ordinary income as dividends to the extent of Daisytek's current or accumulated earning and profits (as determined under US federal income tax principles). Corporate US holders generally will be eligible for the dividends received deduction. The dividends received deduction is subject to certain limitations, though, and the benefit of such deduction may be reduced by the corporate alternative minimum tax. Accordingly, corporate US holders should consult their own tax advisers regarding the availability of, and limitations on, the dividends received deduction. Any distributions in excess of Daisytek's current and accumulated earnings and profits will be treated as a tax-free return of capital to the extent of a US holder's adjusted tax basis and thereafter as capital gain.

(b) Non-US holders

Dividends paid to a Non-US holder generally will be subject to withholding of US federal income tax at a rate of 30 per cent. unless such rate is reduced by an applicable US income tax treaty. If a Non-US holder desires to obtain the benefit of any applicable US income tax treaty, such holder and any intermediaries through whom such holder holds shares of New Daisytek Restricted Common Stock must satisfy certain certification and other requirements. Non-US holders are urged to consult their own tax advisors concerning the effect, if any, of these requirements. Further, except as otherwise provided in an applicable US income tax treaty, a Non-US holder will be taxed at ordinary US federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business by such Non-US holder within the United States, but such dividends (assuming applicable procedural requirements are met) will not be subject to US withholding tax as described above. If such Non-US holder is a foreign corporation, it may also be subject to a 30 per cent. branch profits tax unless it qualifies for a lower rate under an applicable US income tax treaty.

Sales or exchange of New Daisytek Restricted Common Stock

(a) US holders

Generally, upon a sale or exchange of New Daisytek Restricted Common Stock, a US holder will recognise gain or loss equal to the difference between the amount realised on the sale or exchange and its adjusted tax basis in such New Daisytek Restricted Common Stock. For non-corporate US holders, the maximum US federal income tax rate applicable to such gain will be lower than the maximum US federal income tax rate applicable to ordinary income if such US holder's holding period for such New Daisytek Restricted Common Stock exceeds one year.

(b) Non-US holders

Subject to the discussion below under "Backup withholding tax and information reporting requirements," a Non-US holder generally will not be subject to US federal income tax in respect of gain recognised on the sale or exchange of New Daisytek Restricted Common Stock unless (i) such gain is effectively connected with the conduct by such Non-US holder of a trade or business in the United States (in which case the branch profits tax described under "Distributions on New Daisytek Restricted Common Stock -- Non-US holders" above may also apply if the holder is a foreign corporation), but if the Non-US holder is a UK resident eligible for the benefits of the Treaty, only if the gain or loss is attributable to a permanent establishment of such UK resident in the United States; (ii) in the case of any gain realised by an individual Non-US holder, such holder is present in the United States for 183 or more days in the taxable year of such sale or exchange and certain other requirements are met; (iii) the Non-US holder is subject to tax pursuant to the provisions of US tax law applicable to certain US expatriates, or (iv) Daisytek is or has been a "United States real property holding corporation" for US federal income tax purposes and, in the event that the New Daisytek Restricted Common Stock is considered to be "regularly traded," the Non-US holder held, directly or indirectly, at any time during the five-year period ending on the date of such sale or exchange more than five per cent. of the Daisytek Common Stock. Daisytek believes that it is not currently (and is not likely to become) a United States real property holding corporation. Generally, the rule for stock in a United States real property holding corporation takes precedence over relief provided by US income tax treaties.

Backup withholding tax and information reporting requirements

In general, information reporting requirements will apply to payments of dividends on New Daisytek Restricted Common Stock and payments of the proceeds of the sale of New Daisytek Restricted Common Stock to a non-corporate US holder, and a backup withholding tax (currently 30 per cent.) may apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a credit against your US federal income tax and may entitle you to a refund, provided that the required information is furnished to the Internal Revenue Service.

The payment of the proceeds of a sale of New Daisytek Restricted Common Stock to or through a US office of a "broker", as defined in applicable Treasury regulations is currently subject to both information reporting and US backup withholding at the rate of 30 per cent. unless a Non-US holder certifies its non-US status under penalties of perjury or otherwise establishes an exemption. US information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale or exchange of New Daisytek Restricted Common Stock effected outside the US by a foreign office of a "broker", as defined in applicable Treasury regulations, unless such broker (i) is a "US person" as defined in the Code, (ii) is a foreign person that derives 50 per cent. or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) is a controlled foreign corporation for US federal income tax purposes, or (iv) is a foreign partnership with certain US connections. Payment of the proceeds of any such sale effected outside the US by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-US holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Dividends on New Daisytek Restricted Common Stock held by a Non- US holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. In general, a payor or middleman may rely on a certification provided by a payee that is a Non-US holder only if such payor or middleman does not have actual knowledge or a reason to know that any information or certification stated in such certificate is incorrect.

17. PROCEDURE FOR ACCEPTANCE OF THE OFFER

You should note that, if you hold ISA Ordinary Shares in both certificated form and uncertificated form (that is, in CREST), you should complete a separate Form of Acceptance for each holding. If you hold ISA Ordinary Shares in uncertificated form, but under different member account IDs, you should complete a separate Form of Acceptance in respect of each member account ID.

Similarly, if you hold ISA Ordinary Shares in certificated form but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

To accept the Offer

To accept the Cash Offer in respect of all or some of your ISA Ordinary Shares, you must complete Boxes 1 and 2, and if your ISA Ordinary Shares are in CREST, Box 6, and if appropriate, Boxes 7, and/or 8 of the enclosed Form of Acceptance.

To accept the Restricted Share Offer in respect of all or some of your ISA Ordinary Shares, you must complete Boxes 1 and 3, and if your ISA Ordinary Shares are in CREST, Box 6, and if appropriate, Boxes 7, and/or 8 of the enclosed Form of Acceptance.

In all cases, you must sign Box 4 of the enclosed Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

Return of Form of Acceptance

The completed Form of Acceptance, together, if your ISA Ordinary Shares are in certificated form, with your share certificate(s) for such ISA Ordinary Shares and/or other document(s) of title, should be returned by post or by hand to New Issues Department, Capita IRG Plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH AS SOON AS POSSIBLE BUT, IN ANY EVENT, SO AS TO BE RECEIVED NOT LATER THAN 3.00 P.M. (UK TIME) ON 13 JUNE 2002. A reply-paid envelope is enclosed for your convenience and may be used by ISA Shareholders for returning the Form of Acceptance within the UK. No acknowledgement of receipt of documents will be given. The instructions printed on the Form of Acceptance shall be deemed to form part of the terms of the Offer. Any Form of Acceptance received in an envelope postmarked Canada, Australia or Japan may be rejected as invalid acceptance of the Offer. For further information on Overseas Shareholders, please refer to paragraph 7 of Part B of Appendix I.

IF YOU HAVE ANY QUERIES AS TO HOW TO COMPLETE THE FORM OF ACCEPTANCE, PLEASE TELEPHONE CAPITA IRG PLC ON 0870 162 3100 (OR +44 20 8639 2157 IF TELEPHONING FROM OUTSIDE THE UK).

Shares in uncertificated form (that is, in CREST)

If your ISA Ordinary Shares are in uncertificated form, you should insert, in Box 6 of the enclosed Form of Acceptance, the participant ID and member account ID under which such shares are held by you in CREST and otherwise complete and return the Form of Acceptance as described above. In addition, you should take (or procure to be taken) the action set out below to transfer the ISA Ordinary Shares in respect of which you wish to accept the Offer to an escrow balance, specifying Capita IRG Plc (in its capacity as a CREST participant under its participant ID referred to below) as the escrow agent, as soon as possible AND IN ANY EVENT SO THAT THE TRANSFER TO ESCROW SETTLES NOT LATER THAN 3.00 P.M. (UK TIME) ON 13 JUNE 2002.

IF YOU ARE A CREST SPONSORED MEMBER, YOU SHOULD REFER TO YOUR CREST SPONSOR BEFORE TAKING ANY ACTION. Your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your ISA Ordinary Shares are held. In addition, only your CREST sponsor will be able to send the TTE instruction to CRESTCo in relation to your ISA Ordinary Shares.

YOU SHOULD NOTE THAT CRESTCO DOES NOT MAKE AVAILABLE SPECIAL PROCEDURES, IN CREST, FOR ANY PARTICULAR CORPORATE ACTION. NORMAL SYSTEM TIMINGS AND LIMITATIONS WILL THEREFORE APPLY IN CONNECTION WITH A TTE INSTRUCTION AND ITS SETTLEMENT. YOU SHOULD THEREFORE ENSURE THAT ALL NECESSARY ACTION IS TAKEN BY YOU (OR BY YOUR CREST SPONSOR) TO ENABLE A TTE INSTRUCTION RELATING TO ISA ORDINARY SHARES TO SETTLE PRIOR TO 3.00 P.M. (UK TIME) ON 13 JUNE 2002. IN THIS CONNECTION, YOU ARE REFERRED IN PARTICULAR TO THOSE SECTIONS OF THE CREST MANUAL CONCERNING PRACTICAL LIMITATIONS OF THE CREST SYSTEM AND TIMINGS.

You should send (or, if you are a CREST sponsored member, ensure that your CREST sponsor sends) a TTE instruction to CRESTCo which must be properly authenticated in accordance with CRESTCo's specifications and which must contain, in addition to the other information that is required for a TTE instruction to settle in CREST, the following details:

o the number of ISA Ordinary Shares to be transferred to an escrow balance;

o your member account ID. This must be the same member account ID as the member account ID that is inserted in Box 6 of the Form of Acceptance;

o your participant ID. This must be the same participant ID as the participant ID that is inserted in Box 6 of the Form of Acceptance;

o the participant ID of the escrow agent, Capita IRG Plc, in its capacity as a CREST Receiving Agent. This is RA10;

o        the member account ID of Capita IRG Plc. This is "DAISYTEK ";

o the Form of Acceptance Reference Number. This is the Reference Number that appears next to Box 6 on page 3 of the Form of Acceptance. This Reference Number should be inserted in the first eight characters of the shared note field on the TTE instruction. Such insertion will enable Capita IRG Plc to match the transfer to escrow to your Form of Acceptance. You should keep a separate record of this Reference Number for future reference;

o the intended settlement date. This should be as soon as possible and in any event not later than 3.00 p.m. (UK time) on 13 June 2002;

o        the Corporate Action ISIN. This is GB0004600911;

o the Corporate Action Number for the Offer. This is allocated by CRESTCo and can be found by viewing the relevant Corporate Action details in CREST; and

o        input with a Standard Delivery Instruction priority of 80.

After settlement of the TTE instruction, you will not be able to access the ISA Ordinary Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, Capita IRG Plc will transfer the ISA Ordinary Shares concerned to itself in accordance with paragraph (e) of Part C of Appendix I of this Offer Document.

You are recommended to refer to the CREST Manual published by CRESTCo for further information on the CREST procedure outlined above. For ease of processing, you are requested wherever possible, to ensure that a Form of Acceptance relates to only one transfer to escrow.

If no Form of Acceptance Reference Number, or an incorrect Form of Acceptance Reference Number, is included on the TTE instruction, Daisytek UK may treat any amount of ISA Ordinary Shares transferred to an escrow balance in favour of Capita IRG Plc specified above from the participant ID and member account ID identified in the TTE instruction as relating to any Form of Acceptance which relates to the same member account ID and participant ID (up to the amount of ISA Ordinary Shares inserted or deemed to be inserted on the Form of Acceptance concerned).

Daisytek UK will make an appropriate announcement if any of the details contained under "Procedure for acceptance --- Shares in Uncertificated Form (that is, in CREST)" of this paragraph 17 alter for any reason.

Share certificates not readily available or lost

If your ISA Ordinary Shares are in certificated form but your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the relevant Form of Acceptance should nevertheless be completed, signed and returned so as to arrive not later than 3.00 p.m. (UK time) on 13 June 2002 at New Issues Department, Capita IRG Plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH, together with any share certificate(s) and/or document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more share certificate(s) and/or document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to ISA's registrars, Capita IRG Plc, Balfour House, 390-398 High Road, Ilford, Essex IG1 1NQ, for a letter of indemnity for lost share certificate(s) and/or other document of title, which, when completed in accordance with the instructions given, should be returned to New Issues Department, Capita IRG Plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH.

Deposits of ISA Ordinary Shares into, and withdrawals of ISA Ordinary Shares from, CREST

Normal CREST procedures (including timings) will be applied in relation to any ISA Ordinary Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of ISA Ordinary Shares or otherwise). ISA Shareholders who are proposing so to convert any such shares are recommended to ensure that the conversion procedure is implemented in sufficient time to enable the person holding or acquiring the shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificates and/or other document(s) of title or transfers to an escrow balance as described above) prior to 3.00 p.m. (UK time) on 13 June 2002.

Validity of acceptance

Subject to the provisions of the City Code and without prejudice to paragraph 5 of Part B of Appendix I of this Offer Document, Daisytek UK reserves the right to treat as valid any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or as applicable the relevant share certificate(s) and/or other document(s) of title. In that event, no shares of New Daisytek Restricted Common Stock will be issued under the Offer, until after the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Daisytek UK have been received.

Overseas Shareholders

The attention of shareholders who are citizens or residents of jurisdictions outside the United Kingdom is drawn to paragraph 7 of Part B and Part C of Appendix I of this Offer Document and to the relevant provisions of the Form of Acceptance, including Box 7.

FORMS OF ACCEPTANCE SHOULD BE RETURNED AS SOON AS POSSIBLE AND IN ANY EVENT SO AS TO BE RECEIVED BY NO LATER THAN 3.00 P.M. (UK TIME) ON 13 JUNE 2002.

If you are in any doubt as to the procedure for acceptance, please contact Capita IRG Plc by telephone on 0870 162 3100 or if calling from outside the UK on +44 20 8639 2157 or at New Issues Department, Capita IRG Plc, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH. You are reminded that, if you are a CREST member, you should contact your CREST sponsor before taking any action.

18. SETTLEMENT

Subject to the Offer becoming or being declared unconditional in all respects and, in the case of ISA Shareholders who are citizens, nationals or residents of jurisdictions outside the UK or who are in Canada, Japan or Australia, except as provided in paragraph 7 of Part B of Appendix I of this Offer Document, settlement of the consideration to which any ISA Shareholder is entitled under the Offer will be effected: (i) in the case of acceptances received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or (ii) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but whilst it remains open for acceptance, within 14 days of such receipt, in the manner stated below.

Cash Offer

(a) ISA Ordinary Shares in uncertificated form (that is, in CREST)

Where an acceptance relates to ISA Ordinary Shares in uncertificated form, settlement of any cash consideration to which the accepting ISA Shareholder is entitled will be posted or despatched by means of CREST by Daisytek UK procuring the creation of an assured payment obligation in favour of the accepting ISA Shareholder's payment bank in respect of cash considerations due, in accordance with the CREST assured payment arrangements. Daisytek UK reserves the right to settle all or any part of the consideration referred to in this sub-paragraph
(a), for all or any accepting ISA Shareholder(s), in the manner referred to in sub-paragraph (b) below if, for any reason, it wishes to do so.

(b) ISA Ordinary Shares in certificated form

Where an acceptance relates to ISA Ordinary Shares in certificated form, settlement of any cash due will be despatched by first class post (or by such other method as the Panel may approve). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

Restricted Share Offer

Whether or not the ISA Ordinary Shares are in certificated or uncertificated from, if an ISA Shareholder validly elects for the Restricted Share Offer, certificates for New Daisytek Restricted Common Stock and, where applicable, cheques representing fractional entitlements will be despatched to ISA Shareholders. In the case of joint holders of ISA Ordinary Shares, these will be despatched to the joint holder whose name appears first in the register of members. All documents will be sent by pre-paid post at the risk of the person entitled thereto. Accepting ISA Shareholders will receive their New Daisytek Restricted Common Stock certificates without having to take any further action. Pending despatch of certificates, transfers of New Daisytek Restricted Common Stock will be certified against the register of stockholders of Daisytek and stop transfer instructions will be provided to Daisytek's transfer agent to not recognise such transfers due to the restrictions on transfer applicable to such shares. The New Daisytek Restricted Common Stock will be subject to restrictions on transfers as described elsewhere herein and in Appendix I.

If the Offer does not become or is not declared unconditional in all respects:
(a) share certificate(s) and/or other document(s) of title will be returned by post (or such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside Canada, Japan and Australia is set out in Box 1 of the Form of Acceptance or, if none is set out, to the first named holder at his registered address outside Canada, Australia and Japan; and (b) Capita IRG Plc will, immediately after the lapsing of the Offer (or within such longer period, not exceeding 14 days after the Offer lapsing, as the Panel may approve) give TFE instructions to CRESTCo to transfer all ISA Ordinary Shares held in escrow balances to the original available balances of the ISA Shareholders concerned.

Except with the consent of the Panel, settlement of the consideration to which any ISA Shareholder is entitled under the Offer will be implemented in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Daisytek UK or Daisytek may otherwise be, or claim to be, entitled against such shareholders.

All documents and remittances sent by, to or from ISA Shareholders or their appointed agents will be sent at their own risk.

19. FURTHER INFORMATION

Your attention is drawn to the other sections and Appendices contained in this Offer Document which contain additional relevant information.

                                Yours faithfully
                      for and on behalf of Robert W. Baird

                                 Nicholas Sealy
                         Director -- Investment Banking

                                   APPENDIX I

                    CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A --- CONDITIONS OF THE OFFER

1. PRINCIPAL TERMS

The Offer is subject to the following conditions:

(a) valid acceptances being received (and not, where permitted, withdrawn) by not later than the Initial Closing Date in respect of not less than 90 per cent. (or such lower percentage as Daisytek UK may decide) in nominal value of the ISA Shares to which the Offer relates. This condition shall not be satisfied unless Daisytek UK and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, ISA Ordinary Shares carrying in aggregate more than 50 per cent. of the voting rights exercisable at general meetings of ISA (as at the Initial Closing Date). For the purposes of this condition, shares which have been unconditionally allotted shall be deemed to carry the voting rights they will carry on being entered into the Register of Members of ISA;

(b)    (i)  the Bundeskartellamt indicating that it will not institute main examination proceedings in respect of the proposed acquisition of ISA by Daisytek UK or the Bundeskartellamt otherwise clearing a merger of Daisytek UK and ISA according to German merger law with the effect that no clearance under German merger law is required for the proposed transaction;

      (ii) clearances having been received from any other national authority in any other country in which a notification of the proposed acquisition of ISA by Daisytek UK must be made and has been made under the relevant national merger law;

     (iii) if the proposed acquisition of ISA by Daisytek UK is notified to the Office of Fair Trading in the United Kingdom, then it indicating, in terms reasonably satisfactory to Daisytek UK, that it is not the intention of the Secretary of State for Trade and Industry to refer the proposed acquisition or any matter arising therefrom or related thereto, to the Competition Commission;

(c) all filings which Daisytek considers appropriate having been made and all or any applicable waiting periods (including any extensions thereof) under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder having expired or been terminated (as appropriate) in respect of the Offer and the proposed acquisition of ISA by Daisytek UK;

(d) the New Daisytek Restricted Common Stock to be issued pursuant to the Offer being listed on NASDAQ for quotation;

(e) except as has been disclosed in writing to Daisytek UK or Daisytek or their respective advisers prior to 7 May 2002, there being no provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider ISA Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, which in consequence of the Offer or the proposed acquisition of any shares in ISA or because of a change in the control or management of ISA or otherwise, could or might result in any of the following where the same is or is reasonably likely to be material in the context of the Wider ISA Group taken as a whole:

       (i) any moneys borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow moneys or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

      (ii) any such agreement, arrangement, licence, permit or instrument or the rights, liabilities, obligations or interests of any such member under any of them being terminated or modified or affected or any obligation or liability arising or any action being taken under any of them;

     (iii) any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

       (iv) the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such security (wherever arising or having arisen) becoming enforceable;

        (v) the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement or arrangements relating to any such interest or business) being terminated, adversely modified or affected;

       (vi) the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

      (vii) any such member ceasing to be able to carry on business under any name under which it presently does so; or

     (viii) the creation of any liability, actual or contingent, by any such member,

     and no event having occurred which, under any provision of any agreement, arrangement, licence, permit or other instrument to which any member of the Wider ISA Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could result in any of the events or circumstances as are referred to in sub-paragraphs (i) to (viii) of this paragraph (e) to an extent which is or is reasonably likely to be material in the context of the Wider ISA Group taken as a whole;

(f) no government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each a "Third Party") having decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or enacted, made or proposed any statute, regulation, rule, law, ordinance, decision, judgment, decree, injunction or order, or having taken any other steps which would or might reasonably be expected to:

        (i) require, prevent or delay the divestiture, or alter the terms envisaged for any proposed divestiture by any member of the Wider Daisytek UK Group or any member of the Wider ISA Group of all or any portion of their respective businesses, assets or property or impose any limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective assets or properties or any part thereof which, in any such case, is material in the context of the Wider Daisytek UK Group or the Wider ISA Group in either case taken as a whole;

       (ii) require, prevent or delay the divestiture by any member of the Wider Daisytek UK Group of any shares or other securities in ISA;

      (iii) impose any limitation on, or result in a delay in, the ability of any member of the Wider Daisytek UK Group directly or indirectly to acquire or to hold or to exercise effectively any rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the Wider ISA Group or the Wider Daisytek UK Group or to exercise management control over any such member;

       (iv) otherwise adversely affect the business, assets, profits or prospects of any member of the Wider Daisytek UK Group or of any member of the Wider ISA Group in a manner which is adverse to and material in the context of the Daisytek Group or the ISA Group in either case taken as a whole;

        (v) make the Offer or its implementation or the acquisition or proposed acquisition by Daisytek UK or any member of the Wider Daisytek UK Group of any shares or other securities in, or control of ISA void, illegal, and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, restrain, restrict, prohibit, delay or otherwise materially interfere with the same, or impose additional conditions or obligations with respect to it, or otherwise challenge or interfere with the Offer or any such acquisition;

       (vi) save pursuant to the Offer, require any member of the Wider Daisytek UK Group or the Wider ISA Group to offer to acquire any shares or other securities (or the equivalent) or interest in any member of the Wider ISA Group or the Wider Daisytek UK Group owned by any third party;

      (vii) impose any limitation on the ability of any member of the Wider ISA Group to co-ordinate its business, or any part of it, with the businesses of any other members which is adverse to and material in the context of the Wider ISA Group taken as a whole; or

      (viii) result in any member of the Wider ISA Group ceasing to be able to carry on business under any name other than the name under which it carries on business at the date of the announcement of the Offer, in any such case to an extent which is material in the context of the Wider Daisytek UK Group taken as a whole, and all applicable waiting and other time periods during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any step under the laws of any jurisdiction in respect of the Offer or the acquisition or proposed acquisition of any ISA Ordinary Shares having expired, lapsed or been terminated;

(g) Daisytek UK having received evidence reasonably satisfactory to it that all material filings or applications have been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction have been complied with in connection with the Offer or the acquisition by any member of the Wider Daisytek UK Group of any shares or other securities in, or control of, ISA; all material authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions, qualifications and approvals reasonably deemed necessary or appropriate by Daisytek UK for or in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, ISA by any member of the Wider Daisytek UK Group having been obtained in terms and in a form reasonably satisfactory to Daisytek UK from all appropriate Third Parties and persons with whom any member of the Wider ISA Group has entered into contractual arrangements and all such authorisations, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions, qualifications and approvals together with all material authorisations, orders, recognitions, grants, licences, confirmations, clearances, permissions, qualifications and approvals necessary or appropriate to carry on the business of any member of the Wider ISA Group which is material in the context of the Daisytek Group or the ISA Group as a whole remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same at the time at which the Offer becomes otherwise unconditional and all necessary statutory or regulatory obligations in any jurisdictions having been complied with;

(h) except as publicly announced through the Company Announcements Office of the London Stock Exchange by ISA or disclosed in writing to Daisytek or Daisytek UK or their respective advisers, in each case, prior to 7 May 2002, no member of the Wider ISA Group having, since 31 December 2001:

        (i) save as between ISA and wholly-owned subsidiaries of ISA or for ISA Ordinary Shares issued pursuant to the exercise of options granted under the ISA Share Option Schemes, issued, authorised or proposed the issue of additional shares of any class;

       (ii) save as between ISA and wholly-owned subsidiaries of ISA or for the grant of options under the ISA Share Option Schemes or pursuant to the exercise of options granted under the ISA Share Option Schemes on, or prior to, 7 May 2002, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

      (iii) other than to another member of the ISA Group, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution whether payable in cash or otherwise;

       (iv) save for intra-ISA Group transactions, merged or demerged with any body corporate or acquired or disposed of or transferred, mortgaged or charged or created any security interest over any assets or any right, title or interest in any asset (including shares and trade investments) or authorised or proposed or announced any intention to propose any merger, demerger, acquisition or disposal, transfer, mortgage, charge or security interest (in each case) other than in the ordinary course of business;

        (v) save for intra-ISA Group transactions, made or authorised or proposed or announced an intention to propose any change in its share or loan capital;

       (vi) issued, authorised or proposed the issue of any debentures or (save for intra-ISA Group transactions) save in the ordinary course of business incurred or increased any indebtedness or become subject to any contingent liability;

      (vii) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, save in respect to the matters mentioned in sub-paragraph (i) above made any other change to any part of its share capital;

     (viii) implemented, or authorised, proposed or announced its intention to implement, any reconstruction, amalgamation, scheme, commitment or other transaction or arrangement otherwise than in the ordinary course of business;

       (ix) entered into or varied or authorised, proposed or announced its intention to enter into or vary any contract, transaction or commitment (whether in respect of capital expenditure or otherwise) which is or could be materially restrictive on the business of any member of the Wider ISA Group or the Wider Daisytek UK Group or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business and which is material in the context of the Wider ISA Group taken as a whole;

        (x) (other than in respect of a member which is dormant and was solvent at the relevant time) taken any corporate action or had any legal proceedings started or threatened against it for its winding-up, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed;

       (xi) waived or compromised any claim otherwise than in the ordinary course of business;

      (xii) entered into or made an offer (which remains open for acceptance) to enter into or changed the terms of any service agreement, contract or any other agreement or arrangement with any of the ISA directors or any connected person of any such person (within the meaning of section 346 of the Act) or of any member of the Wider ISA Group;

     (xiii) been unable or admitted in writing that it is unable to pay its debts or has stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

      (xiv) made any material alterations to its Memorandum of Association or Articles of Association; or

       (xv) entered into any contract, commitment, arrangement or agreement otherwise than in the ordinary course of business or passed any resolution or made any offer (which remains open for acceptance) with respect to, or announced any intention to effect, or to propose to effect, any of the transactions, matters or events referred to in this condition, and, for the purposes of paragraphs (iii), (iv), (v) and (vi) of this condition, the term "ISA Group" shall mean ISA and its wholly-owned subsidiaries;

(i) save as disclosed in writing to Daisytek UK or Daisytek or their respective advisers prior to 7 May 2002 and/or save as disclosed in the annual report and accounts of ISA for the year ended 31 December 2000, the interim statement of ISA for the six months ended 30 June 2001, the preliminary statement of results for the year ended 31 December 2001 or as publicly announced to the Company Announcements Office of the London Stock Exchange prior to 7 May 2002 and since 31 December 2001:

       (i) no adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the Wider ISA Group;

      (ii) no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation to which any member of the Wider ISA Group is or may become a party (whether as a plaintiff, defendant or otherwise) and no investigation by any Third Party against or in respect of any member of the Wider ISA Group having been instituted announced or threatened by or against or remaining outstanding in respect of any member of the Wider ISA Group which in any such case might reasonably be expected to adversely affect any member of the Wider ISA Group; or

     (iii) no contingent or other liability having arisen or become apparent to Daisytek or Daisytek UK which might reasonably be likely to adversely affect any member of the Wider ISA Group,

     which in any such case is material in the context of the Wider ISA Group taken as a whole;

(j)  Daisytek and Daisytek UK not having discovered:

       (i) that any material financial, business or other information concerning the Wider ISA Group as contained in the information publicly disclosed at any time or (in relation to information which has been disclosed by ISA to Daisytek or Daisytek UK or their respective advisers in writing) disclosed to it by or on behalf of any member of the Wider ISA Group is materially misleading, contains a material misrepresentation of fact or omits to state a fact necessary to make that information not misleading and in any such case to an extent which is material in the context of the Wider ISA Group taken as a whole;

          (ii) that any member of the Wider ISA Group which is not a Subsidiary Undertaking of ISA and any partnership, company or other entity in which any member of the Wider ISA Group has a significant economic interest is subject to any liability (contingent or otherwise) which is not disclosed in the annual report and accounts of ISA for the year ended 31 December 2001 and is material in the context of the Wider ISA Group taken as a whole; or

         (iii) any information which affects the import of any information disclosed at any time by or on behalf of any member of the Wider ISA Group and which is material in the context of the Wider ISA Group taken as a whole;

(k) Daisytek and Daisytek UK shall have received all United States federal or state securities permits and other authorisations necessary to issue New Daisytek Restricted Common Stock and to consummate the Offer;

(l) Daisytek and Daisytek UK not having discovered, in respect of the Wider ISA Group, that:

           (i) any past or present member of the Wider ISA Group has not complied in all material respects with all applicable legislation or regulations of any jurisdiction with regard to the use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission of any waste or hazardous substance or any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety of any person, nor that there has otherwise been any such use, treatment, handling, storage, transport, disposal, discharge, spillage, leak or emission (whether or not the same constituted a non-compliance by any person with any such legislation or regulations and wherever the same may have taken place) which, in any such case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member or former member of, as appropriate, the Wider Daisytek UK Group or the Wider ISA Group which is material in the context of, as appropriate, the Wider Daisytek UK Group taken as a whole or the Wider ISA Group taken as a whole;

          (ii) there has been an emission, disposal, discharge, deposit, spillage or leak of waste or hazardous or harmful substances on or about or from any property or asset now or previously owned, occupied or made use of by any past or present member of the Wider ISA Group which would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of, as appropriate, the Wider Daisytek UK Group or the Wider ISA Group which is material in the context, as appropriate, of the Wider Daisytek UK Group or the Wider ISA Group taken as a whole;

         (iii) there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider ISA Group or any controlled waters under any environmental legislation, regulation, notice, circular or order of any relevant authority or Third Party or otherwise which is material in the context of the Wider ISA Group taken as whole or the Wider Daisytek UK Group taken as whole;

          (iv) circumstances exist whereby a person or class of persons would be likely to have any claim or claims in respect of any product or service provided by or materials used therein now or previously provided, sold or carried out by any past or present member of the Wider ISA Group which is material in the context of, as appropriate, the Wider ISA Group taken as a whole or the Wider Daisytek UK Group taken as whole; or

           (v) any circumstances which might reasonably be expected to indicate that any of sub-paragraphs (i) to (iv) of this condition (l) may not be satisfied.

2. WAIVER OF CONDITIONS

(a) Daisytek UK reserves the right to waive, in whole or in part, the precondition and all or any of the above conditions, except condition
         (a).

(b) Conditions (b) to (l) (inclusive) must be fulfilled or waived by, midnight on the 21st day after the later of the Initial Closing Date of the Offer and the date on which condition (a) is fulfilled (or in each such case such later date as Daisytek UK may, with the consent of the Panel, decide). Daisytek UK shall be under no obligation to waive or treat as satisfied any of the conditions (b) to (l) (inclusive), by a date earlier than the latest date specified above for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

3. GENERAL

If the Offer lapses for any reason, it will cease to be capable of further acceptance and Daisytek, Daisytek UK and the ISA Shareholders will thereupon cease to be bound by prior acceptances.

If Daisytek UK is required by the Panel to make an offer for ISA Ordinary Shares under the provisions of Rule 9 of the Code, Daisytek UK may make such alterations to any of the above conditions, as are necessary to comply with the provisions of that Rule.

The Offer will lapse if the acquisition of ISA or any matter arising in relation to the Offer is referred to the Competition Commission before the Initial Closing Date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later. In such circumstances, the Offer will cease to be capable of further acceptance and persons accepting the Offer and Daisytek UK shall thereupon cease to be bound by acceptances delivered on or before the date on which the Offer so lapses.

The New Daisytek Restricted Common Stock will be issued credited as fully paid and will be of the same class and rank as all of the existing Daisytek Common Stock (except that the New Daisytek Restricted Common Stock will not be registered under the Securities Act and will be subject to restrictions on transfer that may not be applicable to existing shares of Daisytek Common Stock).

If the Offer becomes or is declared unconditional in all respects, fractions of a share of New Daisytek Restricted Common Stock will not be issued to ISA Shareholders accepting the Restricted Share Offer who will instead receive from Daisytek an amount in cash of 7.5 pence per Ordinary Share in respect of fractional entitlements.

The ISA Ordinary Shares to be acquired pursuant to the Offer are to be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever, and together with all rights now or hereafter attached to them, including the right to receive and retain the benefit of all dividends and other distributions (if any) declared, made or paid hereafter.

4. UNREGISTERED SHARES; TRANSFER RESTRICTIONS

The New Daisytek Restricted Common Stock will not be listed on the London Stock Exchange or traded on AIM. Further details of settlement are set out in Part B of Appendix I of this Offer Document.

THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK BEING OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT, OR ANY APPLICABLE UNITED STATES STATE SECURITIES OR FOREIGN SECURITIES LAWS AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND UPON DELIVERY TO DAISYTEK OF A LEGAL OPINION THAT REGISTRATION IS NOT REQUIRED, AND THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK BEING OFFERED HEREBY WILL BEAR A LEGEND TO THAT EFFECT. THIS OFFERING IS BEING MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER RULE 802 OF THE SECURITIES ACT. ISA SHAREHOLDERS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT IN SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK FOR AN INDEFINITE PERIOD OF TIME.

THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK OFFERED HEREBY HAVE NOT BEEN RECOMMENDED OR APPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY OTHER UNITED STATES FEDERAL OR STATE OR FOREIGN SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS OFFER DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

IN MAKING AN INVESTMENT DECISION REGARDING THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK OFFERED HEREBY, ISA SHAREHOLDERS MUST RELY ON THEIR OWN EXAMINATION OF DAISYTEK AND THE TERMS OF THE OFFERING,

INCLUDING THE MERITS AND RISKS INVOLVED. NO REPRESENTATION IS MADE TO ANY ISA SHAREHOLDER REGARDING THE LEGALITY OF AN INVESTMENT HEREIN BY SUCH ISA SHAREHOLDER UNDER ANY APPLICABLE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS. THE CONTENTS OF THIS OFFER DOCUMENT ARE NOT TO BE CONSTRUED AS LEGAL, BUSINESS OR TAX ADVICE. EACH ISA SHAREHOLDER SHOULD CONSULT ITS OWN COUNSEL, ACCOUNTANT AND OTHER ADVISORS AS TO LEGAL, TAX, BUSINESS, FINANCIAL AND RELATED ASPECTS OF AN ACQUISITION OF SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK.

THE DISTRIBUTION OF THIS OFFER DOCUMENT AND THE OFFER OR SALE OF THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK BEING OFFERED HEREBY MAY BE RESTRICTED BY LAW IN CERTAIN JURISDICTIONS. PERSONS INTO WHOSE POSSESSION THIS OFFER DOCUMENT OR ANY OF SUCH SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK COMES MUST INFORM THEMSELVES ABOUT, AND OBSERVE, ANY SUCH RESTRICTIONS. IN PARTICULAR, THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK IN THE UNITED STATES AND THE UNITED KINGDOM.

IT IS THE RESPONSIBILITY OF EACH ISA SHAREHOLDER WHO ELECTS TO ACQUIRE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK TO COMPLY WITH ALL APPLICABLE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION IN WHICH IT PURCHASES, OFFERS OR SELLS THE SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK AND TO OBTAIN ANY CONSENT, APPROVAL OR PERMISSION REQUIRED BY IT FOR THE PURCHASE, OFFER OR SALE BY IT OF SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK UNDER THE LAWS AND REGULATIONS IN FORCE IN ANY JURISDICTION TO WHICH IT IS SUBJECT OR IN WHICH IT MAKES SUCH PURCHASES, OFFERS OR SALES, AND NEITHER DAISYTEK NOR ISA OR DAISYTEK UK SHALL HAVE ANY RESPONSIBILITY THEREFOR.

THIS OFFER DOCUMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SHARES OF NEW DAISYTEK RESTRICTED COMMON STOCK TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

PART B --- FURTHER TERMS OF THE OFFER

The following further terms apply in this Part B and Part C of this Appendix I and in the Form of Acceptance, unless the context otherwise requires, and references to:

(a) the "OFFER" shall mean the Offer and any revision thereof or extension thereto;

(b) "THE OFFER BECOMING UNCONDITIONAL" shall include references to the Offer being declared unconditional;

(c) "THE OFFER BECOMING OR BEING DECLARED UNCONDITIONAL" shall be construed as the Offer becoming or being declared unconditional as to acceptances, whether or not any other condition of the Offer remains to be fulfilled;

(d) the "ACCEPTANCE CONDITION" shall mean the condition as to acceptances set out in paragraph (a) of Part A of this Appendix I; and

(e) "ACCEPTANCES OF THE OFFER" shall include deemed acceptances of the Offer.

1. ACCEPTANCE PERIOD

(a) The Offer will initially be open for acceptance until 3.00 p.m. (UK time) on 13 June 2002. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is posted to ISA Shareholders (or such other period as may be permitted by the Panel). Except with the consent of the Panel, no such written notification may be posted after 8 July 2002 or if later, the date falling 14 days prior to the last date on which the Offer is capable of becoming unconditional.

(b) The Offer, whether revised or not, shall not be capable of becoming unconditional after midnight (UK time) on 22 July 2002 (or any earlier time and/or date beyond which Daisytek UK has stated, and has not withdrawn such statement, that the Offer will not be extended) nor of being kept open after that time unless it has previously become unconditional, provided that Daisytek UK reserves the right, with the permission of the Panel, to extend the Offer to a later time(s) and/or date(s). Except with the permission of the Panel, Daisytek UK may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of shares made unless all relevant documentation is received by Capita IRG Plc no later than 1.00 p.m. (UK time) on 22 July 2002 (or any earlier time and/ or date beyond which Daisytek UK has stated that the Offer will not be extended and in respect of which it has not withdrawn that statement) or such later time(s) and/or date(s) as Daisytek UK, with the permission of the Panel, may determine.

(c) If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated that the Offer will remain open until further notice, then not less than 14 days written notice will be given prior to the closing of the Offer. If a competitive situation arises after Daisytek UK has made a "no increase" and/or "no extension" statement in relation to the Offer, Daisytek UK may, if it specifically reserves the right to do so at the time such statement is made, withdraw such statement if it announces such withdrawal within four business days after the announcement of the competing offer and notifies ISA Shareholders in writing thereof (or, in the case of ISA Shareholders with registered addresses outside the UK, or whom Daisytek UK knows to be a nominee, trustee or custodian holding ISA Ordinary Shares for such persons, by an announcement in the
         UK) at the earliest opportunity. Daisytek UK may choose not to be bound by the terms of a "no increase" or "no extension" statement if, having reserved the right to do so, it posts an increased or improved offer which is recommended for acceptance by the Board of ISA or in other circumstances permitted by the Panel.

(d) Unless otherwise determined by the Panel, Daisytek UK shall be entitled at any particular time to decide that the acceptance condition is then satisfied taking account only of those ISA Ordinary Shares which have been unconditionally allotted or issued before that time and written notice of the allotment or issue of which, containing all relevant details, has been received before that time by Capita IRG Plc on behalf of Daisytek UK from ISA or its agents at the address specified in sub-paragraph 3(b) of this Part B. Telex, e-mail or facsimile transmission will not be sufficient.

2. ANNOUNCEMENTS

(a) Without prejudice to sub-paragraph 3(b) of this Part B ("Rights of Withdrawal"), by 8.00 a.m. (UK time) on the business day (the "Relevant Day") following the day on which the Offer is due to expire or become unconditional or is revised or extended, as the case may be, (or such later time(s) or date(s) as the Panel may agree), Daisytek UK will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such announcement will (unless otherwise permitted by the Panel) state (as nearly as practicable) the total number of ISA Ordinary Shares and rights over ISA Ordinary Shares:

           (i)    for which acceptances of the Offer have been received
                  (and to what extent such acceptances have been received from persons acting in concert with Daisytek UK for the purposes of the Offer);

          (ii) acquired or agreed to be acquired by or on behalf of Daisytek UK (or by persons acting in concert with Daisytek UK for the purposes of the Offer) during the Offer Period; and

         (iii) held by or on behalf of Daisytek UK (or by persons acting in concert with Daisytek UK for the purposes of the Offer) prior to the Offer Period,

         and will specify the percentage of ISA's ordinary share capital represented by each of these figures.

(b) Any decision to extend the date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. (UK time) on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree). The announcement will state the next expiry date (unless the Offer is unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of ISA Ordinary Shares represented by acceptances and purchases there may be included or excluded for announcement purposes, subject to sub-paragraph 5(a) of this Part B, acceptances and purchases not in all respects in order or subject to verification.

(c) In this Appendix I, references to the making of an announcement by or the giving of notice by or on behalf of Daisytek UK include the release of an announcement to the press by public relations consultants or by Baird and the delivery by hand or telephone, facsimile, telex or other electronic transmission of an announcement to the London Stock Exchange. An announcement made otherwise than to the London Stock Exchange shall be notified simultaneously to the London Stock Exchange.

3. RIGHTS OF WITHDRAWAL

(a) Except as otherwise provided in this paragraph 3, acceptances of the Offer by holders of ISA Ordinary Shares are irrevocable.

(b) If Daisytek UK, having announced the Offer to be unconditional, fails to comply by 3.00 p.m. (UK time) on the Relevant Day (or such later time(s) and/or date(s) as the Panel may agree) with any of the other relevant requirements specified in sub-paragraph 2(a) of this Part B, an accepting ISA Shareholder may (unless the Panel otherwise agrees) immediately thereafter withdraw his acceptance(s) of the Offer by written notice signed by such ISA Shareholder given by post or by hand to Capita IRG Plc New Issues Department, PO Box 166, Bourne House, 34 Beckenham Road, Beckenham, Kent BR3 4TH. Subject to sub-paragraph 1(b) of this Part B, this right of withdrawal may be terminated not less than eight days after the Relevant Day by Daisytek UK confirming, if such be the case, that the Offer is still unconditional and complying with the other requirements specified in sub-paragraph 2(a) of this Part B. If any such confirmation is given, the first period of 14 days referred to in sub-paragraph 1(a) of this Part B will run from the date of such confirmation and compliance.

(c) If by 3.00 p.m. (UK time) on 4 July 2002 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting ISA Shareholder may withdraw his acceptance(s) at any time thereafter by written notice received by Capita IRG Plc on behalf of Daisytek UK at the address and in the manner referred to in sub-paragraph 3(b) of this Part B, until the earlier of: (i) the time when the Offer becomes unconditional; and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with sub-paragraph 1(b) of this Part B.

(d) If a "no increase" and/or "no extension" statement has been withdrawn in accordance with sub-paragraph 1(c) of this Part B, any ISA Shareholder who accepts the Offer after such statement is made may withdraw that acceptance thereafter in the manner referred to in sub-paragraph 3(b) of this Part B not later than the eighth day after the posting of written notice of such withdrawal to ISA Shareholders.

(e) To be effective, a written notice of withdrawal must be mailed in good time to Capita IRG Plc and must specify the name of the person who accepted the Offer, the number of ISA Ordinary Shares to be withdrawn and (if certificates have been submitted) the name of the registered holder of the relevant ISA Ordinary Shares.

(f) In this paragraph 3, "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting ISA Shareholder(s), or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Daisytek UK). Telex, e-mail or facsimile transmission or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Daisytek UK or its agents to have been sent from, Canada, Australia or Japan will be treated as valid.

(g) All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Daisytek UK, whose determination (except as required by the Panel) will be final and binding. None of Daisytek UK, ISA, Baird, KPMG Corporate Finance or Capita IRG Plc or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or bear any liability for failure to give such notification.

4. REVISED OFFER

(a) Although no such revision is envisaged, if the Offer (in its original or any previously revised form) is revised and such revision represents, on the date on which such revision is announced, (on such basis as Baird may consider appropriate) an improvement (or no diminution) in the value of the Offer as so revised compared with the value of the overall consideration or terms previously offered, the benefit of the revised Offer will, subject as provided in sub-paragraphs 4(b) and 4(c) and paragraph 7 of this Part B, be made available to ISA Shareholders who have accepted the Offer in its original or any previously revised form(s) (each a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in sub-paragraphs 4(b), (c), (d) and (e) of this Part B and subject to any election for alternative forms of consideration made as provided in the remainder of this paragraph 4(a), be treated as an acceptance of the Offer so revised and shall also constitute the separate appointment of Daisytek UK and/or any director of Daisytek UK and/or Baird and/or any director of Baird as his attorney and agent with authority to accept any such revised Offer on behalf of the Previous Acceptor and, if such revised Offer includes alternative forms of consideration, to make an election as to the form of consideration and/or the proportion thereof on behalf of a Previous Acceptor as such attorney and agent in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such acceptances and/or elections. In making any such election, such attorney and agent shall take into account the nature of any previous acceptances and/or elections made by the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

(b) The deemed acceptance referred to and authorities conferred by sub-paragraph 4(a) of this Part B shall not apply or (as the case may be) be exercised if as a result thereof the Previous Acceptor would (on such basis as Baird may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate in consideration as a result of acceptance of the Offer in the form in which it was originally accepted by him having regard to any election or previous acceptance originally made by him, unless the Previous Acceptor has previously agreed in writing to receive less aggregate consideration.

(c) The deemed acceptance referred to and exercise of the powers of attorney and agency so conferred by this paragraph 4 shall be ineffective to the extent that a Previous Acceptor shall lodge, within 14 days of the posting of this Offer Document pursuant to which the revision of the Offer is made available to ISA Shareholders (or such later date as Daisytek UK may determine), a form in which he validly elects (to the extent possible) to receive the consideration receivable by him under the revised Offer in some other manner.

(d) Subject to sub-paragraph 4(c) of this Part B, the authorities referred to in this paragraph 4 and any acceptance of a revised Offer and any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 of this Part B and duly does so.

(e) Daisytek UK reserves the right to treat an executed Form of Acceptance relating to the Offer (in its original or any previously revised form(s)) which is received after the announcement or issue of the Offer in any revised form as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of any of the alternative forms of consideration and such acceptance shall constitute an authority and request in the terms of sub-paragraph 4(a) of this Part B, mutatis mutandis, on behalf of the relevant ISA Shareholder.

5. ACCEPTANCES AND PURCHASES

Except as otherwise agreed by the Panel:

(a) an acceptance of the Offer shall not be treated as valid for the purposes of the acceptance condition unless the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

(b) a purchase of ISA Ordinary Shares by Daisytek UK or its nominee(s) or any person acting in concert with it or its or their nominees will only be treated as valid for the purposes of the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

(c) before the Offer may become unconditional, Capita IRG Plc must have issued a certificate to Daisytek UK and/or to Baird which states the number of ISA Ordinary Shares in respect of which acceptances have been received and which complies with sub-paragraph 5(a) of this Part B, and the number of ISA Ordinary Shares otherwise acquired, whether before or during the Offer Period, which complies with sub-paragraph 5(b) of this Part B. Copies of such certificate will be sent to the Panel and to the financial advisers of ISA as soon as possible after issue.

6. GENERAL

(a) Save with the consent of the Panel, the Offer will lapse unless all the conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Daisytek UK in its reasonable opinion to be or remain satisfied by, or where appropriate at, midnight (UK time) on 12 August 2002 or on the date which is 21 days after the date on which the Offer becomes unconditional, whichever is the later, or such later date as Daisytek UK may, with the consent of the Panel, decide. In such a case the Offer shall cease to be capable of further acceptance and Daisytek UK and Baird and ISA Shareholders shall thereupon cease to be bound by prior acceptances.

(b) If the Offer lapses pursuant to the City Code, neither Daisytek UK nor any person acting in concert with Daisytek UK (for the purposes of the City Code) may make an offer for ISA for a period of one year following such lapse, except with the consent of the Panel.

(c) The Offer will lapse if the acquisition of ISA or any matter arising in relation to the Offer is referred to the Competition Commission before the Initial Closing Date of the Offer or the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later. In such circumstances, the Offer will cease to be capable of further acceptance and persons accepting the Offer and Daisytek and Daisytek UK shall thereupon cease to be bound by acceptances delivered on or before the date on which the Offer so lapses.

(d) Except with the consent of the Panel, settlement of the consideration to which any ISA Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Daisytek UK may otherwise be, or claim to be, entitled as against any such shareholder.

(e) The Offer is made on 23 May 2002 and is capable of acceptance thereafter. The Offer is being made by means of this Offer Document and is being notified to ISA Shareholders by means of an advertisement to be placed in the UK Financial Times on 24 May 2002. Copies of this Offer Document, the Form of Acceptance and any related documents are available from Capita IRG Plc from that time at either of the addresses set out in sub- paragraph 3(b) of this Part B.

(f) The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this Offer Document have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

(g) The Offer and the Form of Acceptance and all acceptances of the Offer and elections in respect thereof and all contracts made pursuant to the Offer and action taken or deemed to be taken under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of an ISA Shareholder of a Form of Acceptance will constitute his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and the relevant shareholder's agreement that nothing shall limit the right of Daisytek UK or Baird to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

(h) All references in this Offer Document and in the Form of Acceptance to 13 June 2002 shall (except in sub-paragraphs 6(b) and 6(c) of this Part B and except where the context otherwise requires) be deemed, if the expiry date of the Offer be extended, to refer to the expiry date of the Offer as so extended.

(i) Any omission to despatch the Offer Document and/or the Form of Acceptance or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. The Offer extends to any such person to whom the Offer Document, the Form of Acceptance and any related documents may not be despatched or who may not receive such documents, and such persons may collect copies of such documents from Capita IRG Plc at either of the addresses set out in sub-paragraph 3(b) of this Part B.

(j) Daisytek UK and Baird reserve the right to notify ISA Shareholders regarding any matter, including the making of the Offer, to all or any ISA Shareholders with a registered address outside the UK or whom ISA knows to be a nominee holding ISA Ordinary Shares for such persons, by announcement or paid advertisement in a daily newspaper published and circulated in the UK, or any part thereof, in which event such notice shall be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice, and all references in the Offer Document to notice or the provision of information in writing by or on behalf of Daisytek UK and/or Baird and/or their respective agents shall be construed accordingly.

(k) Due completion of a Form of Acceptance will constitute an instruction to Daisytek UK, on the Offer becoming unconditional in all respects, to cancel all mandates and other instructions entered in the records of ISA in force relating to holdings of ISA Ordinary Shares. Such mandates and other instructions will not continue in force in relation to New Daisytek Restricted Common Stock issued to such shareholders.

(l) Without prejudice to any other provisions of this Part B, Daisytek UK and Baird reserve the right to treat acceptances as valid if received by or on behalf of either of them at any place or places or in any manner which may be otherwise than as set out herein or in the Form of Acceptance.

(m) If sufficient acceptances are received and/or sufficient ISA Ordinary Shares are otherwise acquired, Daisytek UK intends to apply the provisions of Sections 428-430F of the Act to acquire compulsorily any outstanding ISA Shares to which the Offer relates and to apply for the cancellation of ISA's admission to trading of the ISA Ordinary Shares on AIM.

(n) All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the ISA Shareholder concerned and are irrevocable in accordance with Section 4 of the Powers of Attorney Act 1971 except in the circumstances where the grantor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 of this Part B and duly does so.

(o) No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, share certificate(s) and other document(s) will be given by or on behalf of Daisytek UK. All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from ISA Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agent(s)) at their own risk.

(p)      If the Offer does not become unconditional in all respects or lapses:

         (i) the Form of Acceptance, share certificate(s) and other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) immediately (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer); and

         (ii) Capita IRG Plc will, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), give instructions to CRESTCo to transfer all ISA Ordinary Shares held in escrow balances and in relation to which it is the escrow agent for the purposes of the Offer to the original available balances of ISA Shareholders concerned.

(q) The ISA Shares to which the Offer relates will be acquired free from all liens, charges, restrictions (including restrictions imposed by law), third party rights, and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends and other distributions declared, paid or made after the date of the announcement of the Offer.

(r) The New Daisytek Restricted Common Stock will be issued free from all liens, charges and other encumbrances or other equitable interests and will be of the same class and rank as all of the existing Daisytek Common Stock (except that the New Daisytek Restricted Common Stock will not be registered and will be subject to restrictions on transfers that may not be applicable to existing shares of Daisytek Common Stock), including the right to receive in full all dividends (which are payable in US dollars), if any, and other distributions declared and paid or made on such shares after the date on which the New Daisytek Restricted Common Stock is issued.

(s) In relation to any acceptance of the Offer in respect of a holding of ISA Ordinary Shares which are in uncertificated form, Daisytek UK reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the consent of the Panel.

(t) All references in this Appendix I to statutory provisions shall include a statute or statutory provision which corrects, consolidates or replaces the same (whether before or after the date of this Offer Document).

7. OVERSEAS SHAREHOLDERS

(a) The availability of the Offer to persons outside of the United Kingdom ("Overseas Shareholders") may be affected by the laws of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable requirements. Unless otherwise determined by Daisytek UK, the Offer will not be made, directly or indirectly, in or into or by use of the mail or by any means or instrumentality (including, without limitation, telephonically or electronically) of inter-state or foreign commerce of or any facilities of a national securities exchange of Canada, Australia or Japan. Accordingly, copies of this announcement and any related offering documents are not being, and must not be mailed or otherwise distributed or sent in or into or from Canada, Australia or Japan and doing so may invalidate any purported acceptance of the Offer.

(b) ISA Shareholders in the US should note that the Offer is made for the securities of a non-US company. The Offer is subject to the disclosure requirements of a country that are different from those of the United States. The financial information relating to ISA included in this announcement has been prepared in accordance with accounting standards that may not be comparable to the financial statements of US companies.

(c) Unless an exemption under the relevant securities laws is available as aforesaid, Daisytek UK will not issue New Daisytek Restricted Common Stock or authorise the delivery of any document(s) of title in respect of New Daisytek Restricted Common Stock: (i) to any person who is unable or fails to give the warranty set out in paragraph (b) of Part C below; or (ii) to any person with a registered address in Canada, Australia or Japan.

(d) These provisions and any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Overseas Shareholders or on a general basis by Daisytek UK in its absolute discretion. Subject thereto, the provisions of this paragraph 7 supersede any terms of the Offer inconsistent therewith. References in this paragraph 7 to an Overseas Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 shall apply to them jointly and severally.

PART C --- FORM OF ACCEPTANCE

Each ISA Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Daisytek, Daisytek UK, Baird and Capita IRG Plc, so as to bind such shareholder, such shareholder's personal representatives, heirs, successors and assigns, to the following effect:

(a) that the execution of a Form of Acceptance (whether or not any boxes therein are completed) shall constitute:

         (i) an acceptance of the Cash Offer in respect of the number of ISA Ordinary Shares validly inserted or deemed to be inserted in Box 2 of the Form of Acceptance;

         (ii) an election for the Restricted Share Offer in respect of the number of ISA Ordinary Shares validly inserted or deemed to be inserted in Box 3 of the Form of Acceptance; and

         (iii) an undertaking to execute any further documents and give any further assurances which may be required to enable Daisytek UK to obtain the full benefit of this Part C and for Daisytek and Daisytek UK and/or any of their directors and/or Baird and/or any of its directors and/or Capita IRG Plc to perfect any of the authorities to be given hereunder, in each case on and subject to the terms and conditions set out in this Offer Document and the Form of Acceptance and, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix I, each such acceptance shall be irrevocable;

(b) unless "NO" is put in Box 7 of the Form of Acceptance, such ISA Shareholder has not received or sent copies of this Offer Document, the Form of Acceptance or any related offering documents in, into or from Canada, Australia or Japan;

(c) that the ISA Ordinary Shares in respect of which the Offer is accepted or deemed to be accepted are fully paid up and are sold free from all liens, equitable interests, charges, restrictions (including restrictions imposed by law), third party rights and encumbrances and together with all rights now or attaching thereto after the announcement of the Offer, including voting rights and the right to all dividends and other distributions hereafter declared, paid or made;

(d) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting ISA Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointments of Daisytek UK and/or any of its directors and/or Baird and/or any of its directors as such ISA Shareholder's attorney and/or agent and an irrevocable instruction to the attorney and/or agent:

         (i) to complete and execute all or any form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion in relation to the ISA Ordinary Shares referred to in sub-paragraph (a) of this Part C held in (or subsequently converted into) certificated form in favour of Daisytek UK or such other person or persons as Daisytek UK may direct; and

         (ii) to deliver such form(s) of transfer and/or other document(s) at the attorney's and/or agent's discretion together with the share certificate(s) and/or other document(s) relating to such ISA Ordinary Shares for registration within six months of the Offer becoming or being declared unconditional in all respects and to do all such other acts and things as may in the opinion of such attorney and/or agent be necessary or expedient for the purposes of or in connection with the acceptance of the Cash Offer and/or any election to accept the Restricted Share Offer and to vest the ISA Ordinary Shares in Daisytek, Daisytek UK or any subsidiary or nominee(s) of such companies;

(e) that the execution of the Form of Acceptance constitutes the irrevocable appointment of Capita IRG Plc as such shareholder's attorney and/or agent and an irrevocable instruction and authority to the attorney and/or agent:

         (i) subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting ISA Shareholder not having validly withdrawn his acceptance, to transfer to itself (or to such other person or persons as Daisytek UK or its agents may direct) by means of CREST all or any of the Relevant ISA Ordinary Shares (as defined in sub-paragraph (ii) below) (but not exceeding the number of ISA Ordinary Shares in respect of which the Offer is accepted or deemed to be accepted); and

         (ii) if the Offer does not become unconditional in all respects, to give instructions to CRESTCo, immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days of the lapsing of the Offer), to transfer all Relevant ISA Ordinary Shares to the original available balance of the accepting ISA Shareholder. "Relevant ISA Ordinary Shares" means ISA Ordinary Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in the letter from Baird contained in this Offer Document and where the transfer(s) to escrow was or were made in respect of ISA Ordinary Shares held under the same member account ID and participant ID as the member account ID and participant ID relating to the Form of Acceptance concerned (but irrespective of whether or not any Form of Acceptance Reference Number, or a Form of Acceptance Reference Number corresponding to that appearing on the Form of Acceptance concerned, was included in the TTE instruction concerned);

(f) that the execution of the Form of Acceptance constitutes, subject to the Offer becoming or being declared unconditional in all respects in accordance with its terms and to the accepting ISA Shareholder not having validly withdrawn his acceptance, separate irrevocable authorities and requests:

         (i) to ISA or its agents to procure the registration of the transfer of the ISA Ordinary Shares pursuant to the Offer and, if applicable, the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Daisytek UK or as it may direct;

         (ii) to Daisytek or its agents to procure that such ISA Shareholder's name is entered on the share register of Daisytek in respect of New Daisytek Restricted Common Stock (if any) to which such shareholder becomes entitled pursuant to acceptance of the Restricted Share Offer (subject to the provisions of Daisytek's certificate of incorporation and bylaws);

         (iii) to Daisytek or its agents to procure the despatch by post (or by such other method as may be approved by the Panel) of the document(s) of title for any New Daisytek Restricted Common Stock to which an accepting ISA Shareholder becomes entitled pursuant to such ISA Shareholder's acceptance of the Restricted Share Offer, at the risk of such ISA Shareholder, to the person whose name and address is set out in Box 1 of the Form of Acceptance or, if none is set out, to the first-named holder at such holder's registered address provided that this is outside Canada, Australia and Japan;

         (iv) if the ISA Ordinary Shares are in certificated form, or if the proviso to sub-paragraph (v) below applies, to Daisytek or its agents, to procure the despatch by post (or by such other method as may be approved by the Panel) of a cheque for any cash to which an accepting ISA Shareholder becomes entitled pursuant to his acceptance of the Cash Offer (or Restricted Share Offer in the case of fractional entitlements, as the case may be), at the risk of such ISA Shareholder, to the person whose name and address is set out in Box 1 of the Form of Acceptance or, if none is set out, to the first-named holder at such holder's registered address provided that this is outside Canada, Australia and Japan; and

         (v) if the ISA Ordinary Shares concerned are in uncertificated form, to Daisytek or its agents, to procure the creation of an assured payment obligation in favour of the ISA Shareholder's payment bank in accordance with the CREST assured payment arrangements in respect of any cash consideration to which such Shareholder is entitled pursuant to his acceptance of the Cash Offer (or Restricted Share Offer in respect of fractional entitlements, as the case may be), provided that Daisytek may (if, for any reason, it wishes to do so) determine that all or any part of any such consideration shall be paid by cheque despatched by post (or by such other method as may be approved by the Panel), at the risk of such ISA Shareholder, to the person whose name and address is set out in Box 1 of the Form of Acceptance or, if none is set out, to the first- named holder at such holder's registered address provided that this is outside Canada, Australia and Japan.

(g) that the execution of the Form of Acceptance constitutes separate authority to Daisytek UK and/or its directors and/or Baird and/or its directors and/or their respective agents and the irrevocable appointment of Daisytek UK and/or its directors and/or Baird and/or its directors as such shareholder's attorney and agent within the terms of paragraph 4 of Part B of this Appendix I in respect of those ISA Ordinary Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn;

(h) that, subject to the Offer becoming unconditional in all respects (or if the Offer would become or be declared unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel otherwise gives its consent) and pending registration:

         (i) Daisytek UK shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of ISA or of any class of its shareholders) attaching to any ISA Ordinary Shares in respect of which the Offer has been accepted and such acceptance has not been validly withdrawn;

         (ii) with regard to any such ISA Ordinary Shares, the execution of the Form of Acceptance will constitute:

                  (1) an authority to ISA from such ISA Shareholder to send any notice, warrant or other document or communication (including any share certificate(s) and/or other document(s) of title issued as a result of conversion of such ISA Ordinary Shares into certificated form) which may be required to be sent to him (as a member of ISA) to Daisytek UK at its registered office or such other address nominated by Daisytek UK;

                  (2) an authority to Daisytek UK or any person appointed by Daisytek UK to sign any consent to short notice of a general or separate class meeting on his behalf and/or execute a form of proxy in respect of such ISA Ordinary Shares appointing and/or to appoint any person determined by Daisytek UK to attend general meetings and separate class meetings of ISA or its members or any of them (and any adjournment thereof) and to exercise the votes attaching to such ISA Ordinary Shares on his behalf, where relevant, such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                  (3) (subject as aforesaid) the agreement of such ISA Shareholder not to exercise any of such rights without the consent of Daisytek UK and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend any such general meetings or separate class meetings;

(i) that he will deliver to Capita IRG Plc at the address given in sub-paragraph 3(b) of Part B of this Appendix I his share certificate(s) and or other document(s) of title in respect of the ISA Ordinary Shares referred to in sub-paragraph (a)(i) of this Part C held by him in (or subsequently converted into) certificated form or an indemnity acceptable to Daisytek UK in lieu thereof, as soon as possible and in any event within six months of the Offer becoming or being declared unconditional in all respects;

(j) that he will take (or procure to be taken) the action set out in paragraph 17 of the letter from Baird contained in this Offer Document to transfer all ISA Ordinary Shares in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn held by him in (or subsequently converted into) uncertificated form to an escrow balance as soon as possible and in any event so that the transfer to escrow settles within six months of the Offer becoming unconditional in all respects;

(k) that if, for any reason, any ISA Ordinary Shares in respect of which a transfer to an escrow balance has been effected in accordance with paragraph 17 of the letter from Baird contained in this Offer Document are converted to certificated form, he will (without prejudice to paragraph (f) of this Part C) immediately deliver or procure the immediate delivery of the share certificate(s) or other document(s) of title in respect of all such ISA Ordinary Shares as so converted to Capita IRG Plc at the address referred to in sub-paragraph 3(b) of Part B of this Appendix I or to Daisytek UK at its registered office or as Daisytek UK or its agents may direct;

(l) that the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and Wales;

(m)      that on execution the Form of Acceptance shall take effect as a deed;

(n) that the terms of this Part C and the Offer generally shall be incorporated in and form part of the Form of Acceptance, which shall be read and construed accordingly;

(o) that, if he accepts the Offer, he shall do all such acts and things as shall be necessary or expedient to vest in Daisytek UK or its subsidiaries or nominees or such other persons as it may decide the ISA Ordinary Shares aforesaid and all such acts and things as may be necessary or expedient to enable Capita IRG Plc to perform its functions as escrow agent for the purposes of the Offer;

(p) that he agrees to ratify each and every act or thing which may be done or effected by Daisytek UK and/or any of its directors and/or Baird and/or any of its directors or their respective agents or ISA or its agents, as the case may be, in the proper exercise of any of his or its powers and/ or authorities hereunder;

(q) that he undertakes, if any provisions of Part B of this Appendix I or this Part C shall in any way be unenforceable, invalid or not operate so as to afford Daisytek UK and/or Baird and/or their respective agents the full benefit of the authorities expressed be given herein, with all practicable speed to do all such acts and things and execute all such documents as may be required or desirable to enable Daisytek UK and/or any of its directors and/or Baird and/or any of its directors and/or Capita IRG Plc to secure the full benefit of the authorities and powers of attorney conferred by or referred to in Part B of this Appendix I or this Part C;

(r) that, if the ISA Shareholder is electing to receive shares of New Daisytek Restricted Common Stock in the Offer, the execution of the Form of Acceptance by the accepting ISA Shareholder constitutes a representation and warranty by the ISA Shareholder to Daisytek and Daisytek UK that:

         (i) by reason of the ISA Shareholder's business or financial experience, or that of the ISA Shareholder's professional advisor, the ISA Shareholder is capable of evaluating the merits and risks of an investment in the New Daisytek Restricted Common Stock and of protecting its own interests in connection with the transaction;

         (ii) the ISA Shareholder is aware that the New Daisytek Restricted Common Stock has not been registered under the Securities Act or any state or foreign securities laws and that transfer thereof is restricted by the Securities Act and applicable state or foreign securities laws and will bear a legend to that effect;

         (iii) the ISA Shareholder is acquiring shares of New Daisytek Restricted Common Stock for its or his own account, and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act;

         (iv) the ISA Shareholder will not offer, sell or otherwise transfer such shares of New Daisytek Restricted Common Stock within the United States except (A) to Daisytek, (B) pursuant to a registration statement which has been declared effective under the Securities Act, or (C) pursuant to an applicable exemption under the Securities Act (including without limitation Rule 144 under the Securities Act) from the registration requirements of the Securities Act;

         (v) the ISA Shareholder has been advised that Daisytek may require, in the case of any shares of New Daisytek Restricted Common Stock that are transferred other than pursuant to an effective registration statement, a legal opinion from counsel to such ISA Shareholder in a form and substance satisfactory to Daisytek that such registration is not required;

         (vi) Daisytek is under no obligation to prepare, file or maintain a registration statement under the Securities Act to register the resale of shares of New Daisytek Restricted Common Stock into the United States;

         (vii) the ISA Shareholder is prepared to treat the shares of New Daisytek Restricted Common Stock being acquired by him as a long-term investment and expects to bear the economic risk of the ownership of such shares for an indefinite period of time and no assurances have been made by Daisytek, Daisytek UK or ISA, or can be made, that such shares can be resold by the holder thereof for a price equal to the current market prices of Daisytek Common Stock, or for any price; and

         (viii) the ISA Shareholder has reviewed the Offer Document (including without limitation, the risk factors described in Appendix III of this Offer Document relating to an investment in New Daisytek Restricted Common Stock) and is fully aware of the contents of this Offer Document; and

(s) that, if the ISA Shareholder is receiving shares of New Daisytek Restricted Common Stock in the Offer and elects pursuant to the Form of Acceptance to have such shares registered for resale in the US under the Registration Statement, the execution of the Form of Acceptance by the ISA Shareholder constitutes a covenant, agreement and undertaking by the ISA Shareholder with Daisytek that:

         (i) the ISA Shareholder will furnish to Daisytek such information regarding the ISA Shareholder, the shares of New Daisytek Restricted Common Stock held by him and the intended methods of disposition of such shares as is reasonably required by Daisytek to effect the registration of such shares (which information shall include the name and address of such shareholder (including the address for contacting the ISA Shareholder), the number of shares of New Daisytek Restricted Common Stock owned beneficially by and of record by such shareholder and the number of shares that such shareholder desires to register for resale);

         (ii) if the ISA Shareholder does not provide all of the information described in clause (i) above to Daisytek within three days after a request by Daisytek for such information, then Daisytek may file the Registration Statement without including the shares of New Daisytek Restricted Common Stock held by the ISA Shareholder;

         (iii) the ISA Shareholder will provide comments on the portions of the Registration Statement that include such information within three days after Daisytek provides a draft of such Registration Statement to the ISA Shareholder and requests comments from the ISA Shareholder on such draft;

         (iv) if the Registration Statement is filed and becomes effective and Daisytek, while the Registration Statement remains effective, notifies (in writing, by telephone, by facsimile, in person or by e-mail) the ISA Shareholder of the happening of any event of which Daisytek has knowledge as a result of which the prospectus included in the Registration Statement as then in effect includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the ISA Shareholder, upon receipt of such notice, will keep such information confidential and will immediately discontinue disposition of the shares of New Daisytek Restricted Common Stock held by the ISA Shareholder and covered by the Registration Statement until the ISA Shareholder receives copies from Daisytek of a supplemented or amended prospectus that corrects such untrue statement or omission;

         (v) if the Registration Statement is filed and becomes effective and Daisytek, while the Registration Statement remains effective, notifies (in writing, by telephone, by facsimile, in person or by e-mail) the ISA Shareholder that in the good faith judgment of Daisytek it would be detrimental to Daisytek and its stockholders for further resales of shares of New Daisytek Restricted Common Stock to be made pursuant to the Registration Statement due to the existence of a material non-public development or potential material non-public development involving Daisytek, then the ISA Shareholder, upon receipt of such notice, will keep such information confidential and will immediately discontinue disposition of the shares of New Daisytek Restricted Common Stock held by the ISA Shareholder and covered by the Registration Statement until the ISA Shareholder receives a subsequent notice from Daisytek that sales of shares may be recommenced under the Registration Statement;

         (vi) the ISA Shareholder will indemnify and hold harmless Daisytek, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls Daisytek within the meaning of the Securities Act or the Exchange Act, and any other stockholder selling securities pursuant to the Registration Statement and any of its directors and officers and any person who controls such stockholder within the meaning of the Securities Act or the Exchange Act (each, a "Daisytek Indemnified Person") against any losses, claims, damages, expenses or liabilities (joint or several) (collectively, and together with actions, proceedings or inquiries by any regulatory or self- regulatory organisation, whether commenced or threatened in respect thereof, "Claims") to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claim arises out of or is based upon: (a) any alleged untrue statement of any material fact contained in the Registration Statement on the effective date thereof, any preliminary prospectus or final prospectus contained therein, or any summary prospectus contained therein or any amendment or supplement thereto or any alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, but only insofar as any such Claim is caused by or results from any information furnished in writing to Daisytek by the ISA Shareholder expressly for use in connection with such registration; (b) any failure by the ISA Shareholder to deliver a copy of the Registration Statement or prospectus or any amendment or supplement thereto as required by the Securities Act or the rules or regulations thereunder; or (c) any failure by the ISA Shareholder to stop using the Registration Statement or prospectus or any amendment or supplement thereto after receipt of notice (as described in clauses (iv) and (v) above) from Daisytek to stop (the indemnity made by the ISA Shareholder in this clause (vi) will remain in full force and effect regardless of any investigation made by or on behalf of a Daisytek Indemnified Person and will survive the transfer of the shares of the New Daisytek Restricted Common Stock by the ISA Shareholder); and

         (vii) the ISA Shareholder will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as Daisytek may reasonably request in order to effect the registration of the shares of New Daisytek Restricted Common Stock held by the ISA Shareholder pursuant to the Registration Statement.

References in this Part C to an ISA Shareholder shall include references to the person or persons executing a Form of Acceptance and in the event of more than one person executing a Form of Acceptance the provisions of this Part C shall apply to them jointly and to each of them.

                                  APPENDIX II

              FINANCIAL INFORMATION RELATING TO THE DAISYTEK GROUP

                          PART A: FINANCIAL INFORMATION
                FOR THE THREE FINANCIAL YEARS ENDED 31 MARCH 2001

The financial information set out below has been extracted from the audited financial statements of Daisytek for the financial years ended March 31, 2001, 2000 and 1999, as filed with the SEC on Form 8-K, without material adjustment. The auditors of Daisytek for the financial year ended March 31, 2001 and for the adjustments described in Note 4 that were applied to restate the 2000 and 1999 financial statements were Ernst & Young LLP. The auditors of Daisytek for the two financial years ended March 31, 2000 and March 31, 1999 were Arthur Andersen LLP. For each of the three years ended March 31, 2001 the auditors have made reports in accordance with auditing standards generally accepted in the United States which were unqualified.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                             MARCH 31,
                                                                                    --------------------------
                                                                                       2001            2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                           $    1,971      $   28,172
Accounts receivable, net of allowance for doubtful accounts of $4,979 and
$5,784 at March 31, 2001 and 2000, respectively                                        134,966         143,693
Inventories, net                                                                        83,615          71,308
Prepaid expenses and other current assets                                                7,194           7,450
Income taxes receivable                                                                     --           3,714
Deferred tax asset, net                                                                     --             249
Current assets of discontinued subsidiary                                               94,682          49,451
                                                                                    ----------      ----------
Total current assets                                                                   322,428         304,037
                                                                                    ----------      ----------
PROPERTY AND EQUIPMENT, at cost:
Furniture, fixtures and equipment                                                       23,325          52,491
Leasehold improvements                                                                   3,641           5,692
                                                                                    ----------      ----------
                                                                                        26,966          58,183
Less -- Accumulated depreciation and amortization                                      (15,569)        (27,523)
                                                                                    ----------      ----------
Net property and equipment                                                              11,397          30,660
OTHER ASSETS                                                                               550           1,046
EXCESS OF COST OVER NET ASSETS ACQUIRED, net                                            46,493          37,003
                                                                                    ----------      ----------
Total assets                                                                        $  380,868      $  372,746
                                                                                    ==========      ==========
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt                                                   $    1,436      $   42,392
Trade accounts payable                                                                  39,762          44,568
Accrued expenses                                                                         8,940          13,821
Income taxes payable                                                                     1,172              --
Deferred tax liability, net                                                                359              --
Current liabilities of discontinued subsidiary                                          93,490          49,335
                                                                                    ----------      ----------
Total current liabilities                                                              145,159         150,116
                                                                                    ----------      ----------
LONG-TERM DEBT, less current portion                                                    76,607           2,431
COMMITMENTS AND CONTINGENCIES (Note 12)
MINORITY INTEREST                                                                           --           9,513
SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorised at March 31, 2001
and 2000, none issued and outstanding                                                       --              --
Common stock, $0.01 par value; 30,000,000 shares authorised and 17,689,850
and 17,600,164 shares issued at March 31, 2001 and 2000, respectively                      177             176
Additional paid-in capital                                                              94,663         136,736
Retained earnings                                                                       92,415          76,340
Accumulated other comprehensive loss                                                    (6,043)         (2,566)
Treasury stock at cost, 3,352,305 shares at March 31, 2001                             (22,110)             --
                                                                                    ----------      ----------
Total shareholders' equity                                                             159,102         210,686
                                                                                    ----------      ----------
Total liabilities and shareholders' equity                                          $  380,868      $  372,746
                                                                                    ==========      ==========

The accompanying notes are an integral part of these consolidated statements.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                      (in thousands, except per share data)

                                                                               FISCAL YEARS ENDED
                                                                                    MARCH 31,
                                                                    -----------------------------------------
                                                                       2001           2000            1999
Net revenues                                                        $1,012,130     $  987,206      $  916,518
Cost of revenues                                                       894,766        880,471         808,151
                                                                    ----------     ----------      ----------
Gross profit                                                           117,364        106,735         108,367
Selling, general and administrative expenses                            88,193         95,471          70,648
Nonrecurring costs                                                       6,940
Acquisition related costs                                                   --            619           1,111
Loss of disposition of business                                             --         (1,000)          2,800
                                                                    ----------     ----------      ----------
Income from operations                                                  22,231         11,645          33,808
Interest expense                                                         3,857          3,186           2,797
                                                                    ----------     ----------      ----------
Income from continuing operations before income taxes and
minority interest                                                       18,374          8,459          31,011
Provision for income taxes                                               7,384          4,602          11,823
                                                                    ----------     ----------      ----------
Income from continuing operations before minority interest              10,990          3,857          19,188
Minority interest                                                           47            566              --
                                                                    ----------     ----------      ----------
Income from continuing operations                                       11,037          4,423          19,188
Discontinued operations (Note 4):
  Income from operations of discontinued subsidiary, net of tax            389            116              --
                                                                    ----------     ----------      ----------
Income before cumulative effect of accounting change                    11,426          4,539          19,188

Cumulative effect of accounting change, net of tax                          --             --            (405)
                                                                    ----------     ----------      ----------
Net income                                                          $   11,426     $    4,539      $   18,783
                                                                    ==========     ==========      ==========
NET INCOME PER COMMON SHARE:

Basic
  Income from continuing operations                                 $     0.69     $     0.26      $     1.12
  Income from operations of discontinued subsidiary, net of tax           0.03             --              --
                                                                    ----------     ----------      ----------
  Income before cumulative effect of accounting change                    0.72           0.26            1.12
  Cumulative effect of accounting change, net of tax                        --             --           (0.02)
                                                                    ----------     ----------      ----------
Net income                                                          $     0.72     $     0.26      $     1.10
                                                                    ==========     ==========      ==========
Diluted
  Income from continuing operations                                 $     0.69     $     0.24      $     1.08
  Income from operations of discontinued subsidiary, net of tax           0.02           0.01              --
                                                                    ----------     ----------      ----------
  Income before cumulative effect of accounting change                    0.71           0.25            1.08
  Cumulative effect of accounting change, net of tax                        --             --           (0.02)
                                                                    ----------     ----------      ----------
Net income                                                          $     0.71     $     0.25      $     1.06
                                                                    ==========     ==========      ==========
WEIGHTED AVERAGE COMMON AND
COMMON SHARE EQUIVALENTS OUTSTANDING:
Basic                                                                   15,904         17,248          17,101
Diluted                                                                 16,108         18,186          17,789

The accompanying notes are an integral part of these consolidated statements.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                        (in thousands, except share data)

                                                                                                           ACCUMULATED
                                                    COMMON STOCK            ADDITIONAL                           OTHER
                                             --------------------------        PAID-IN        RETAINED   COMPREHENSIVE
                                              SHARES           AMOUNT          CAPITAL        EARNINGS            LOSS
BALANCE AT MARCH 31, 1998                     16,935,896     $      170     $   85,501      $   53,991      $   (1,931)
Net income                                            --             --             --          18,783              --
Other comprehensive income foreign
currency translation adjustment                       --             --             --              --            (266)
Comprehensive income
Distribution of earnings to The Tape
Company shareholders                                  --             --             --            (973)             --
Net proceeds from exercise of common
stock options                                    223,953              2          1,838              --              --
Issuance of common stock                           2,533             --             55              --              --
                                              ----------     ----------     ----------      ----------      ----------
BALANCE AT MARCH 31, 1999                     17,162,382            172         87,394          71,801          (2,197)
Net income                                            --             --             --           4,539              --
Other comprehensive income foreign
currency translation adjustment                       --             --             --              --            (369)
Comprehensive income
PFSweb offering                                       --             --         42,955              --              --
Deferred compensation expense on PFSweb
stock options                                         --             --             48              --              --
Employee stock purchase plan                      31,823             --            368              --              --
Net proceeds from exercise of
common stock options                             402,548              4          5,926              --              --
Issuance of common stock                           3,411             --             45              --              --
                                              ----------     ----------     ----------      ----------      ----------
BALANCE AT MARCH 31, 2000                     17,600,164            176        136,736          76,340          (2,566)
Net income                                            --             --             --          11,426              --
Other comprehensive income --
  foreign currency translation adjustment             --             --             --              --          (3,789)
Disposition of PFSweb                                 --             --        (42,826)          4,649             312
Comprehensive income
Treasury stock purchases                              --             --             --              --              --
Employee stock purchase plan                      42,801              1            328              --              --
Net proceeds from exercise of
common stock options                              39,333             --            360              --              --
Issuance of common stock                           7,552             --             65              --              --
                                              ----------     ----------     ----------      ----------      ----------
BALANCE AT MARCH 31, 2001                     17,689,850     $      177     $   94,663      $   92,415      $   (6,043)
                                              ==========     ==========     ==========      ==========      ==========

                                                             TREASURY STOCK
                                                        --------------------------        TOTAL       COMPREHENSIVE
                                                         SHARES           AMOUNT         EQUITY           INCOME
BALANCE AT MARCH 31, 1998                                       --              --     $   137,731               --
Net income                                                      --              --          18,783      $    18,783
Other comprehensive income --
  foreign currency translation adjustment                       --              --            (266)            (266)
                                                                                                        -----------
Comprehensive income                                                                                    $    18,517
                                                                                                        ===========
Distribution of earnings to The Tape Company
shareholders                                                    --              --            (973)
Net proceeds from exercise of common stock
options                                                         --              --           1,840
Issuance of common stock                                        --              --              55
                                                       -----------      ----------     -----------
BALANCE AT MARCH 31, 1999                                       --              --         157,170
Net income                                                      --              --           4,539      $     4,539
Other comprehensive income --
  foreign currency translation adjustment                       --              --            (369)            (369)
                                                                                                        -----------
Comprehensive income                                                                                    $     4,170
                                                                                                        ===========
PFSweb offering                                                 --              --          42,955
Deferred compensation expense on PFSweb stock
options                                                         --              --              48
Employee stock purchase plan                                    --              --             368
Net proceeds from exercise of common stock
options                                                         --              --           5,930
Issuance of common stock                                        --              --              45
                                                       -----------      ----------     -----------
BALANCE AT MARCH 31, 2000                                       --              --         210,686
Net income                                                      --              --          11,426      $    11,426
Other comprehensive income --
  foreign currency translation adjustment                       --              --          (3,789)          (3,789)
Disposition of PFSweb                                           --              --         (37,865)             312
                                                                                                        -----------
Comprehensive income                                                                                    $     7,949
                                                                                                        ===========
Treasury stock purchases                                (3,352,305)        (22,110)        (22,110)
Employee stock purchase plan                                    --              --             329
Net proceeds from exercise of common stock options              --              --             360
Issuance of common stock                                        --              --              65
                                                       -----------      ----------     -----------
BALANCE AT MARCH 31, 2001                               (3,352,305)     $  (22,110)    $   159,102
                                                       ===========      ==========     ===========

The accompanying notes are an integral part of these consolidated statements.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                               FISCAL YEARS ENDED
                                                                                                    MARCH 31,
                                                                                   ------------------------------------------
                                                                                     2001            2000            1999
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (excluding operations of discontinued subsidiary)                       $   11,037      $    4,423      $   18,783

Adjustments to reconcile net income to net cash provided by operating activities, net of effects of acquisitions and dispositions:
  Depreciation and amortization                                                         7,438           9,242           6,048
  Provision for doubtful accounts                                                       3,360           7,670           2,863
  Minority interest                                                                       (47)           (566)             --
  Other                                                                                    16              48              --
  Deferred income tax benefit                                                            (394)           (112)         (1,683)
Change in operating assets and liabilities, net of effects of acquisitions and dispositions:
  Accounts receivable                                                                   4,142           1,357         (12,564)
  Inventories, net                                                                     (3,787)         49,762         (16,279)
  Prepaid expenses and other current assets                                             3,621           1,765          (1,222)
  Trade accounts payable and accrued expenses                                         (19,390)        (64,656)         17,923
  Income taxes payable                                                                  2,016          (4,302)           (884)
                                                                                   ----------      ----------      ----------
Net cash provided by operating activities from continuing operations                    8,012           4,631          12,985
                                                                                   ----------      ----------      ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment                                                    (7,549)        (15,175)        (10,523)
Acquisitions of businesses, net of cash acquired                                      (17,131)        (21,132)        (20,585)
Disposition of subsidiary                                                             (22,113)             --              --
Disposition of business                                                                    --              --           4,736
Decrease (increase) in notes receivable and other assets                                1,615           8,618         (12,187)
                                                                                   ----------      ----------      ----------
Net cash used in investing activities                                                 (45,178)        (27,689)        (38,559)
                                                                                   ----------      ----------      ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from (payments on) revolving lines of credit, net                             36,647            (910)         28,686
Payments to acquire treasury stock                                                    (22,110)             --              --
Payments on capital leases and notes payable                                           (4,650)         (8,533)         (4,787)
Net proceeds of PFSweb initial public offering                                             --          53,014              --
Net proceeds from sale of stock, exercise of stock options and issuance of
common stock                                                                              738           6,343           1,906
Distributions to former shareholders of The Tape Company                                   --              --            (973)
                                                                                   ----------      ----------      ----------
Net cash provided by financing activities                                              10,625          49,914          24,832
                                                                                   ----------      ----------      ----------
Effect of exchange rates on cash                                                          340            (235)            206
                                                                                   ----------      ----------      ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                  (26,201)         26,621            (536)
CASH AND CASH EQUIVALENTS at beginning of year                                         28,172           1,551           2,087
                                                                                   ----------      ----------      ----------
CASH AND CASH EQUIVALENTS at end of year                                           $    1,971      $   28,172      $    1,551
                                                                                   ==========      ==========      ==========
Net cash provided by operating activities from discontinued operations             $      671      $       14      $       --

The accompanying notes are an integral part of these consolidated statements.

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Daisytek International Corporation ("Daisytek" or the "Company") is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. The Company sells its products and services in the United States, Canada, Australia, Mexico, South America and Europe. Prior to the spin-off of PFSweb, Inc. ("PFSweb") during July 2000, the Company also provided transaction management services to both traditional and electronic commerce companies.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statement and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

The Company recognises product revenue upon shipment of product to customers and provides for estimated returns and allowances. The Company permits its customers to return defective products (many of which are then returned by the Company to the manufacturer) and incorrect shipments for credit against other purchases. The Company offers terms to its customers that it believes are standard for its industries. PFSweb service fee revenues were recognised at the time the service was provided to the client.

CASH AND CASH EQUIVALENTS

Cash equivalents are defined as short-term highly liquid investments with original maturities of three months or less.

INVENTORIES

Inventories (merchandise held for resale, all of which are finished goods) are stated at the lower of weighted average cost or market.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation expense is computed by a straight-line method over estimated useful lives of the respective assets which range from three to seven years. Expenditures for maintenance and repairs are charged to operations as incurred, whereas expenditures for renewal and betterments are capitalised and depreciated over the remaining useful lives of the assets.

EXCESS OF COST OVER NET ASSETS ACQUIRED

Excess of cost over net assets acquired is generally amortised by the straight-line method over estimated useful lives of 15 to 40 years. Amortization expense for each of the fiscal years 2001, 2000 and 1999 was approximately $2.0 million, $1.5 million and $0.7 million, respectively. Accumulated amortization of intangible assets was $5.2 million at March 31, 2001 and $3.2 million at March 31, 2000.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company periodically evaluates whether events or circumstances have occurred that indicate that excess of cost over net assets acquired and other long-lived assets may not be recoverable or that the remaining useful life may warrant revision. When such events or circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value will be recovered through the expected undiscounted future cash flows. In the event the sum of the expected undiscounted future cash flows resulting from the use of the asset is less than the carrying value of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. To date, no such impairment has been recognised.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

For the Company's Canadian and Australian subsidiaries, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of shareholders' equity.

For the Company's Mexican and European subsidiaries, the United States dollar is the functional currency. Monetary assets and liabilities are translated at the rates of exchange on the balance sheet date and certain assets (notably inventory and property and equipment) are translated at historical rates. Income and expense items are translated at average rates of exchange for the period, except for those items of expense which relate to assets translated at historical rates. The gains and losses from foreign currency transactions and translation related to these subsidiaries are included in net income and have not been material.

INTEREST RATE SWAPS

The Company's interest rate swap agreements are used to manage well-defined interest rate risks related to the Company's outstanding debt and are not used for trading purposes. Under interest rate contracts, the differential to be paid or received is recognised in income or expense over the life of the contract as an adjustment to interest expense.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-up Activities, requiring these costs to be accounted for as period expenses. During fiscal 1999, the Company adopted this pronouncement and recorded a cumulative effect charge to income, net of income taxes, as of April 1, 1998, of $0.4 million.

INCOME TAXES

Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences relate primarily to provisions for doubtful accounts, reserves for inventory, book versus tax depreciation differences, and certain accrued expenses deducted for book purposes but not yet deductible for tax purposes. A valuation allowance must be provided when it is more likely than not that the deferred income tax asset will not be realised.

STOCK OPTION PLANS

The Company accounts for its stock-based award plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, under which compensation expense is recorded to the extent that the current market price of the underlying stock exceeds the exercise price at the date of grant. Note 8 provides pro forma net income and pro forma earnings per share disclosures as if the stock-based awards had been accounted for using the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock- Based Compensation.

RECLASSIFICATIONS

Certain prior year data has been reclassified to conform to the current period presentation. These reclassifications had no effect on previously reported net income, shareholders' equity or net cash flows. During the fourth quarter of fiscal year 2001, Daisytek restated all prior periods to classify freight costs billed to customers and rebates paid to customers as components of net revenues in compliance with Emerging Issues Task Force Issues No. 00-10, Accounting for Shipping and Handling Fees and Costs, and No. 00-14, Accounting for Certain Sales Incentives. Freight costs billed to customers and rebates paid to customers had previously been recorded as a component of cost of sales.

Freight costs incurred by the Company continue to be recorded as a component of cost of sales.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138, was adopted by the Company effective April 1, 2001. This statement establishes accounting and reporting standards for derivative instruments and hedging activities and requires the Company to recognise all derivative instruments on the balance sheet at fair value. The adoption of SFAS 133 did not have a material impact on the Company's financial statements.

The Financial Accounting Standards Board has proposed new accounting for business combinations that, among other things, would change the accounting for goodwill recorded in business acquisitions as of the date of the new Statement. An important part of the proposed Statement is that amortization of goodwill would cease for both assets acquired prior to the effective date of the Statement and for any new goodwill acquired after the effective date of the Statement. Rather than amortising these assets, goodwill would be reviewed for impairment using a "market value" approach. The proposed Statement is expected to be issued in July 2001. As the amortization of the excess of cost over net assets acquired is a significant non-cash expense of the Company, this proposed Statement, if finalised in its current form, could have a material impact on the financial statements.

NOTE 2 -- BUSINESS COMBINATIONS

During June 1998, the Company completed the acquisition of The Tape Company through a stock-for-stock merger. Under the terms of the acquisition, accounted for as a pooling of interests, the Company exchanged 974,864 shares of Daisytek common stock for all of The Tape Company's common stock. The Tape Company is an independent distributor of professional grade audio and video media products.

In March 1999, the Company purchased the professional tape division of VTP, a Glendale, California-based distributor of professional-grade audio and video media and professional hardware products for approximately $13.5 million. In addition, the Company sold certain assets of its professional hardware division to VTP for approximately $4.7 million. The acquisition of VTP was accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the assets and liabilities assumed based on fair values at the date of acquisition. This resulted in costs in excess of fair value of approximately $11.9 million, which is being amortised over 25 years. In connection with this transaction, the Company recorded a $2.8 million one-time charge relating to the disposition of its hardware division. In fiscal year 2000, the Company reversed $1.0 million of this charge as management was able to avoid some of the costs associated with this disposition. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

On October 1, 1999, the Company acquired certain assets and liabilities of Arlington Industries, Inc., a specialty wholesaler of copier and fax consumables, for an initial price of approximately $19.5 million. This transaction was accounted for using the purchase method of accounting and the related goodwill is being amortised over 20 years. The purchase agreement provides for an adjustment to the purchase price based on certain performance criteria for each of the twelve-month periods ended September 30, 2000 and 2001. The first performance period has been achieved and the Company has increased the original purchase price and goodwill by approximately $1.6 million, which is being amortised over the remaining life of the asset. The entire cost of the acquisition was funded through the Company's available cash. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

On May 3, 2000, the Company acquired certain assets and liabilities of B.A. Pargh Company, LLC, a wholesaler of office products and customer of PFSweb, for approximately $2.5 million. In addition, as part of this acquisition, the Company paid off approximately $6.5 million in assumed debt. The acquisition was accounted for by the purchase method of accounting for business combinations and the related cost in excess of fair value of approximately $3.6 million is being amortised over 20 years. The entire cost of the acquisition was funded through the Company's credit facility. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

Effective October 1, 2000, the Company acquired the capital stock of Etertin Y CIA, S.A. in Buenos Aires, Argentina, a wholesale distributor of computer supplies and accessories, for approximately $5.8 million, of which $1.0 million is subject to adjustment for realisation of assets at lower than book value acquired. In addition, the Company assumed approximately $4.7 million in debt. The acquisition was accounted for by the purchase method of accounting for business combinations and the related goodwill of approximately $6.5 million is being amortised over 20 years. The entire cost of the acquisition was funded through the Company's credit facility. The accompanying consolidated financial statements include the results of this entity from the date of acquisition. This acquisition is not material to the financial position or results of operations of the Company.

NOTE 3 -- PFSWEB SPIN-OFF

Daisytek completed the spin-off PFSweb, its international provider of transaction management services to both traditional and e-commerce companies, during July 2000. In December 1999, PFSweb completed an initial public offering ("IPO") of 3,565,000 shares of its common stock. On July 7, 2000, the Company announced the completion of the spin-off of PFSweb by means of a tax-free distribution of Daisytek's remaining 80.1 per cent. ownership of PFSweb. The pro rata distribution of 14,305,000 shares of PFSweb was made at the close of business July 6, 2000 to Daisytek shareholders of record as of June 19, 2000. Based on the shares outstanding of each company on the record date, Daisytek shareholders received approximately 0.81 shares of PFSweb stock for each share of Daisytek stock they owned on the record date. In June 2000, the Company received a favourable private letter ruling from the Internal Revenue Service regarding the tax-free treatment of the distribution of Daisytek's remaining ownership in PFSweb. Daisytek and PFSweb are party to a tax indemnification and allocation agreement, which governs the allocation of tax liabilities and sets forth provisions with respect to other tax matters.

As part of the IPO, PFSweb and Daisytek entered into various agreements governing the transaction management services that PFSweb provided for Daisytek. Additionally, PFSweb purchased from Daisytek certain fixed assets in the central distribution complex in Memphis, Tennessee. On May 25, 2001, the Company completed a transaction to terminate certain transaction management services agreements between the two companies and to purchase certain Memphis distribution assets from PFSweb, including those assets previously sold to PFSweb at the time of the IPO. The aggregate cost of this transaction is estimated to be approximately $16 million, including $11 million payable to PFSweb and $5 million to implement segregated information technology platforms and to expand fulfilment capabilities. The Company expects to recognise a special charge of approximately $2.7 million after taxes during the first quarter of fiscal year 2002 related to this transaction. Prior to completion of the transaction, the Company received a favourable supplemental ruling from the Internal Revenue Service that the acquisition of certain fixed assets would not adversely affect the June 2000 Internal Revenue Service ruling. PFSweb will continue to offer services to Daisytek under a new, separate fee agreement for a six-month period to support the transfer of fulfilment operations and transaction processing back to Daisytek, including the transition to a separate information technology platform.

The following table represents the balance sheet information for PFSweb as of the date of the spin-off, and is provided to assist in understanding the impact of the disposition on the consolidated balance sheet of the Company (amounts in thousands):

                                   ASSETS

Cash                                                                 $22,113
Accounts receivable, net                                              10,879
Prepaid expenses and other current assets                              3,420
Property and equipment, net                                           21,557
Other assets                                                             501
                                                                     -------
Total assets                                                         $58,470
                                                                     =======

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current portion of long-term debt                                    $   281
Trade accounts payable                                                 5,190
Accrued expenses                                                       3,336
Long-term debt, less current portion                                   2,342
Shareholders' equity -- minority interest                              9,456
Shareholders' equity -- Daisytek                                      37,865
                                                                     -------
Total liabilities and shareholders' equity                           $58,470
                                                                     =======

NOTE 4 -- DISCONTINUED OPERATIONS

During June 2001, the Company announced its decision to exit the IBM master distribution agreements, under which the Company's subsidiary Business Supplies Distributors ("BSD") provided financing to enable the Company's former subsidiary PFSweb to service logistics contracts with IBM. As part of the Company's plan to completely exit this business, Daisytek completed the sale of BSD during September 2001 for net proceeds of approximately $0.9 million. The Company recorded a gain on sale of approximately $0.2 million.

The Company adopted SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective as of April 1, 2001. Under the provisions of SFAS No. 144, the results of operations of BSD, which were previously included in the Company's computer and office supplies business segment, are presented as discontinued operations in the accompanying financial statements. The income from operations of discontinued subsidiary are presented net of tax expense of approximately $0.2 million, $0.1 million and $0 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively, and include net revenues of approximately $177.5 million, $83.1 million and $0 for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

NOTE 5 -- DEBT

Debt as of March 31, 2001 and 2000 consists of the following (in thousands):

                                                  MARCH 31,
                                            ----------------------
                                              2001          2000
Revolving line of credit, United States     $ 74,000      $ 32,800
Revolving term loan, Canada                    1,332            --
Revolving line of credit, Canada               1,275         7,948
Revolving line of credit, Australia            1,287         1,365
Other                                            149         2,710
                                            --------      --------
                                            $ 78,043      $ 44,823
Less: Current portion of long-term debt       (1,436)      (42,392)
                                            --------      --------
Long-term debt, less current portion        $ 76,607      $  2,431
                                            ========      ========

REVOLVING LINE OF CREDIT, UNITED STATES

In December 2000, the Company entered into an agreement with certain banks for a revolving line of credit facility in the United States that has a maximum borrowing availability of $120.0 million and expires on December 19, 2003. Availability under the credit facility is subject to certain borrowing base limitations, including eligible accounts receivable and inventory, as defined. This credit facility replaced the Company's previous United States credit facility, which would have expired on January 1, 2001. Borrowings under the credit facility accrue interest, at the Company's option, at the prime rate of the lead bank or a Eurodollar rate, plus an adjustment ranging from 1.05 per cent. to 2.0 per cent. depending on the Company's financial performance. The Company pays fees ranging from 0.20 per cent. to 0.375 per cent. on the entire credit facility. The credit facility contains various covenants including, among other things, the maintenance of certain financial ratios including the achievement of a minimum fixed charge ratio and minimum level of net worth, and restrictions on certain activities, including loans and payments to related parties, incurring additional debt, acquisitions, investments and asset sales. The credit facility is secured by a pledge of 100 per cent. of the stock of the Company's United States subsidiaries and 65 per cent. of the stock of the Company's material foreign subsidiaries. Upon the occurrence of a default, the credit facility would also be secured by the Company's other assets. As of March 31, 2001, the outstanding balance under the Company's United States credit facility was $74.0 million with a weighted average interest rate of 6.63 per cent. Based on the Company's borrowing limit at March 31, 2001, $43.8 million was available for future borrowings.

The credit facility also includes an expandable feature to increase the maximum borrowing to $170 million, subject to various conditions precedent. During April 2001, the Company added another $30.0 million of available credit under this feature, increasing the maximum borrowing availability to $150.0 million.

REVOLVING TERM LOAN AND REVOLVING LINE OF CREDIT, CANADA

During August 1999, the Company's Canadian subsidiary entered into an agreement with a Canadian bank for a revolving term loan. The term loan, which expires on August 31, 2001, allows the Company to borrow Canadian or U.S. dollars up to a maximum of 10.0 million Canadian dollars, or approximately $6.3 million. The term loan accrues interest at the Company's option at either the bank's prime rate plus 0.10 per cent. or the bank's U.S. dollar commercial loan rate plus
0.10 per cent. A commitment fee of 0.25 per cent. is charged on the unused portion of the term loan. As of March 31, 2001, the outstanding balance under the Company's Canadian revolving term loan was 2.1 million Canadian dollars, or approximately $1.3 million, at an interest rate of 6.85 per cent. The Company had 7.9 million Canadian dollars, or approximately $5.0 million, available for future borrowings.

In December 2000, the Company's Canadian subsidiary entered into an agreement with a Canadian bank for an unsecured revolving line of credit facility in addition to the term loan. The Canadian credit facility expires on January 1, 2002 and replaced the Company's previous Canadian revolving line of credit facility, which would have expired on December 31, 2000. The Canadian credit facility allows the Company to borrow Canadian or U.S. dollars up to a maximum of 5.0 million Canadian dollars, or approximately $3.2 million. For Canadian dollar borrowings, the Canadian credit facility accrues interest at the bank's prime rate or the bank's cost of funds plus an adjustment ranging from 1.3 per cent. to 2.0 per cent. depending on the Company's financial performance. For U.S. dollar borrowings, the Canadian credit facility accrues interest at the prime rate of the bank or a Eurodollar rate plus an adjustment ranging from 1.3 per cent. to 2.0 per cent. depending on the Company's financial performance. A facility fee of 0.20 per cent. to 0.375 per cent. is charged on the entire amount of the Canadian credit facility. As of March 31, 2001, the outstanding balance under the Company's Canadian revolving line of credit facility was 2.0 million Canadian dollars, or approximately $1.3 million, at an interest rate of
6.75 per cent. The Company had 3.0 million Canadian dollars, or approximately $1.9 million, available for future borrowings.

During April 2001, the Company refinanced the Canadian revolving term loan and Canadian revolving credit facility with a single credit facility of 20.0 million Canadian dollars, or approximately $12.7 million, expiring during April 2004. Availability under the credit facility is subject to certain borrowing base limitations, as defined. For Canadian dollar borrowings, the Canadian credit facility accrues interest at the bank's prime rate plus 50 basis points. For U.S. dollar borrowings, the Canadian credit facility accrues interest at the bank's U.S. dollar base rate in New York plus 50 basis points. The credit facility includes a standby fee of 0.25 per cent. on the unused portion of the credit facility.

REVOLVING LINE OF CREDIT, AUSTRALIA

In December 2000, the Company's Australian subsidiary entered into an agreement with an Australian bank for an unsecured revolving line of credit facility allowing the Company to borrow Australian dollars up to a maximum of 15.0 million Australian dollars, or approximately $7.3 million. The Australian credit facility expires on January 1, 2002 and replaced the Company's previous Australian revolving line of credit facility, which would have expired on December 31, 2000. The Australian credit facility accrues interest at the Australian Bill Rate plus an adjustment ranging from 1.3 per cent. to 2.0 per cent. depending on the Company's financial performance. A facility fee of 0.20 per cent. to 0.375 per cent. is charged on the entire amount of the Australian facility. As of March 31, 2001, the outstanding balance under the Company's Australian credit facility was 2.7 million Australian dollars, or approximately $1.3 million, at an interest rate of 7.18 per cent. The Company had 12.3 million Australian dollars, or approximately $6.0 million, available for future borrowings.

During May 2001, the Company amended its Australian credit facility to add another 5.0 million Australian dollars, or approximately $2.4 million, to its available credit for total maximum credit availability of 20.0 million Australian dollars, or approximately $9.7 million.

OTHER

At March 31, 2001, other debt represents notes payable assumed in connection with the acquisition of Etertin in Argentina, effective October 1, 2000. At March 31, 2000, other debt represents non-cancellable capital lease agreements involving warehouse equipment and computer equipment. The Company's property held under capital leases at March 31, 2000, included in furniture, fixtures and equipment in the balance sheet, amounted to approximately $2.7 million, net of accumulated amortization of approximately $0.1 million.

Future maturities of long-term debt at March 31, 2001, giving effect to the refinancing of the Canadian credit facility, are as follows (in thousands):

Fiscal year ended March 31,
2002                                                  $ 1,436
2003                                                       --
2004                                                   74,000
2005                                                    2,607
2006                                                       --
Thereafter                                                 --
                                                      -------
                                                      $78,043
                                                      =======

NOTE 6 -- FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company estimates fair value based on market information and appropriate valuation methodologies. Fair value is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The fair values of all non-derivative financial instruments approximate their carrying amounts in the accompanying consolidated balance sheets.

In the opinion of management, credit risk with respect to trade receivables is limited due to a large number of diversified customers and the geographic diversification of the Company's customer base. The Company performs ongoing credit evaluations of its customers and believes that adequate allowances for any uncollectible trade receivables are maintained. The Company's derivative instruments are subject to credit risk of non-performance by counterparties under such agreements. However, this risk is minimal as the Company selects counterparties with high credit ratings and the majority of the Company's derivative instruments are with participating banks under its credit facilities.

CURRENCY RATE MANAGEMENT

During fiscal year 2001 and 2000, the Company periodically entered into foreign currency exchange contracts to manage its foreign currency exchange risk related to the net investment and intercompany balances applicable to its foreign subsidiaries. These contracts typically require the exchange of a foreign currency for U.S. dollars at a fixed rate at a future date. At March 31, 2001, many of the Company's outstanding hedges were offset by contracts to exchange U.S. dollars for a foreign currency at a fixed rate at a future date. At March 31, 2001, the outstanding contract amounts in U.S. dollars totalled $16.3 million, including $12.4 million for Eurodollars, $2.6 million for Australian dollars, and $1.3 million for Canadian dollars. At March 31, 2000, the outstanding contract amounts in U.S. dollars totalled $19.7 million, including $11.5 million for Australian dollars and $8.2 million for Canadian dollars. The Company had incurred net unrealised gains (losses) on its foreign currency exchange contracts of ($0.5) million and $0.6 million at March 31, 2001 and 2000, respectively, which are included as a component of shareholders' equity. Due to the short-term nature of these contracts, fair value approximates the recorded net unrealised gain (loss).

INTEREST RATE MANAGEMENT

The Company may enter into interest rate swaps to diversify its risk associated with interest rate fluctuations. Under these interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. At March 31, 2001, the Company had an interest rate swap agreement with a notional amount of $25.0 million and a fair value loss position of $0.7 million.

NOTE 7 -- SHAREHOLDERS' EQUITY

PUBLIC OFFERINGS

In December 1999, PFSweb successfully completed the IPO of 19.9 per cent. of its outstanding stock and sold 3,565,000 shares of common stock at $17 per share. Net proceeds from the IPO aggregated $53 million and were used to repay PFSweb's intercompany payable to Daisytek of approximately $27 million and to acquire from Daisytek all fixed assets in its Memphis distribution facility, as well as certain assets providing information technology services, for $5.0 million. Daisytek used these proceeds to repay bank debt. As a result of the IPO, the Company's additional paid-in capital increased by approximately $43 million.

On July 7, 2000, Daisytek completed the spin-off of PFSweb and distributed approximately 0.81 shares of PFSweb common stock for each share of Daisytek common stock owned by Daisytek shareholders. Daisytek's stock price was adjusted on July 7, 2000 to exclude the value of PFSweb.

SHAREHOLDER RIGHTS PLAN

On October 15, 1999, the Daisytek Board of Directors declared a dividend distribution of one Daisytek preferred stock purchase right (a "right") for each share of the Company's common stock outstanding on October 25, 1999. Each right entitles the registered shareowners to purchase from the Company one one-thousandth of a share of preferred stock at an exercise price of $70.00, subject to adjustment. The rights are not currently exercisable, but would become exercisable if certain events occurred relating to a person or group acquiring or attempting to acquire 15 per cent. or more of the outstanding shares of common stock. The rights expire on October 25, 2009, unless redeemed or exchanged by the Company earlier.

STOCK REPURCHASE

On July 10, 2000, the Company announced the authorisation by the Board of Directors of the repurchase of up to 10 per cent. of the outstanding shares of its common stock, and on September 13, 2000, the Company announced the authorisation of the repurchase of up to an additional 10 per cent. of the then outstanding shares of common stock. As of March 31, 2001, the two approved share buy-back programs were completed and a total of approximately 3.4 million shares have been repurchased using cash of approximately $22 million.

RECONCILIATION OF EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts). Weighted-average shares excluded from the calculation that related to potentially dilutive securities amount to approximately 1.3 million, 0.7 million and 0.6 million for the years ended March 31, 2001, 2000 and 1999, respectively.

                                                                           FISCAL YEARS ENDED
                                                                               MARCH 31,
                                                             ----------------------------------------------
                                                                 2001             2000             1999
NUMERATOR:
Income from continuing operations                            $     11,037     $      4,423     $     19,188
Income from operations of discontinued subsidiary                     389              116               --
                                                             ------------     ------------     ------------
Income before cumulative effect of accounting change               11,426            4,539           19,188
Cumulative effect of accounting change                                 --               --             (405)
                                                             ------------     ------------     ------------
Net income                                                   $     11,426     $      4,539     $     18,783
                                                             ============     ============     ============
DENOMINATOR:
Denominator for basic earnings per share --
Weighted average shares                                            15,904           17,248           17,101
Effect of dilutive securities:
  Stock options                                                       204              938              688
                                                             ------------     ------------     ------------
Denominator for diluted earnings per share --
Adjusted weighted average shares                                   16,108           18,186           17,789
Net income per common share:
  Basic:
    Income from continuing operations                        $       0.69     $       0.26     $       1.12
    Income from operations of discontinued subsidiary                0.03               --               --
                                                             ------------     ------------     ------------
    Income before cumulative effect of accounting change             0.72             0.26             1.12
    Cumulative effect of accounting change                             --               --            (0.02)
                                                             ------------     ------------     ------------
Net income                                                   $       0.72     $       0.26     $       1.10
                                                             ============     ============     ============

  Diluted:
    Income from continuing operations                        $       0.69     $       0.24     $       1.08
    Income from operations of discontinued subsidiary                0.02             0.01               --
                                                             ------------     ------------     ------------
    Income before cumulative effect of accounting change             0.71             0.25             1.08
    Cumulative effect of accounting change                             --               --            (0.02)
                                                             ------------     ------------     ------------
Net income                                                   $       0.71     $       0.25  $          1.06
                                                             ============     ============     ============

NOTE 8 -- STOCK PLANS

EMPLOYEE STOCK PURCHASE PLAN

Daisytek provides its employees an opportunity to acquire a proprietary interest in the company under its 1998 Employee Stock Purchase Plan qualified under
Section 423 of the Internal Revenue Code of 1986. The stock purchase plan provides for acquisition of Daisytek common stock at a 15 per cent. discount of market value and permits each employee of Daisytek's domestic subsidiaries who have completed ninety days of service to elect to participate in the plan. Eligible employees may elect to contribute up to 10 per cent. of their compensation with after-tax dollars up to a maximum annual contribution of $25,000. The Company has reserved 250,000 shares of its common stock under the stock purchase plan. As of March 31, 2001, 74,624 shares of common stock had been purchased under the plan.

STOCK OPTION PLANS

The Company has established various stock option plans which provide for the grant of incentive awards in the form of stock options to directors, executive management, key employees and outside consultants of Daisytek. These plans are administered by the Compensation Committee of the Board of Directors. Options issued under these stock option plans have exercise prices equal to the fair market value of the Company's common stock on the date of issuance, generally vest over a three-year period from the date of grant and expire ten years after the date of grant.

In connection with the completion of the PFSweb spin-off as of July 6, 2000, all outstanding Daisytek options ("Daisytek Pre-spin Options") were adjusted and/or replaced with Daisytek options (the "Daisytek Post-spin Options") and PFSweb options (the "PFSweb Post-spin Options," and together with the Daisytek Post-spin Options, the "Replacement Options"). The exercise price and the number of shares subject to each of the Replacement Options was established pursuant to a formula designed to ensure that: (1) the aggregate "intrinsic value" (i.e., the difference between the exercise price of the option and the market price of the common stock underlying the option) of the Replacement Option did not exceed the aggregate intrinsic value of the outstanding Daisytek Pre-spin Option which is replaced by such Replacement Option immediately prior to the spin-off and (2) the ratio of the exercise price of each option to the market value of the underlying stock immediately before and after the spin-off was preserved. Other terms and conditions of each Replacement Option, including the time or times when, and the manner in which, each option is exercisable, the duration of the exercise period, the permitted method of exercise, settlement and payment, the rules that apply in the event of the termination of employment of the employee, the events, if any, that may give rise to an employee's right to accelerate the vesting or the time or exercise thereof and the vesting provisions, are the same as those of the replaced Daisytek Pre-spin Option, except that option holders who are employed by one company are permitted to exercise, and are subject to all of the terms and provisions of, options to acquire shares in the other company as if such holder was an employee of such other company.

As of March 31, 2001, Daisytek has authorised an aggregate of 5,550,000 shares of common stock for issuance under the various stock option plans. Additionally, the Company's Board of Directors authorised an additional 1,999,026 shares for issuance outside the existing plans. The aggregate number of options available for issuance under the Company's plans at March 31, 2001 is 1,523,953.

The following table summarises the Company's stock option activity for the fiscal years ended March 31, 1999, 2000 and 2001:

                                                   WEIGHTED
                                                    AVERAGE
                                     OPTIONS       EXERCISE
                                 OUTSTANDING          PRICE

Balance at March 31, 1998          1,725,974         $11.66
Granted                            2,773,892         $15.68
Exercised                           (223,953)         $7.18
Cancelled                           (291,844)        $16.41
                                 -----------

Balance at March 31, 1999          3,984,069         $14.37
Granted                              473,500          $9.83
Exercised                           (402,548)        $11.73
Cancelled                            (97,226)        $16.46
                                 -----------

Balance at March 31, 2000          3,957,795         $13.07
Granted                               25,000         $10.69
Exercised                            (28,800)        $10.78
Cancelled                            (70,721)        $16.20
Terminated -- PFSweb spin-off     (3,883,274)        $14.00
Reissued -- PFSweb spin-off        3,634,736          $8.00
Granted                            2,441,000          $6.43
Exercised                            (10,533)         $7.44
Cancelled                           (356,932)         $8.00
                                 -----------
Balance at March 31, 2001          5,708,271          $7.33
                                 ===========

The following table summarises information about stock options outstanding at March 31, 2001:

                             OUTSTANDING                                   EXERCISABLE
------------------------------------------------------------------   ------------------------
                                                          WEIGHTED                   WEIGHTED
                                    WEIGHTED AVERAGE       AVERAGE                    AVERAGE
RANGE OF EXERCISE                   REMAINING             EXERCISE      OPTIONS      EXERCISE
PRICES                    OPTIONS   CONTRACTUAL LIFE         PRICE                      PRICE
$1.65                         288   2.0 years                $1.65          288         $1.65
$4.88 -- $7.04          2,823,164   8.7 years                 6.20      638,867          6.16
$7.38 -- $10.17         2,684,657   7.4 years                 8.00    1,628,767          8.00
$11.10 -- $14.31          200,162   7.0 years                13.73       99,321         14.00
                       ----------                                     ---------
                        5,708,271                            $7.33    2,367,243         $7.76
                       ==========                                     =========

As of March 31, 2001, 2000 and 1999, 2,367,243, 1,038,568 and 413,766,
respectively, of options outstanding were exercisable. The weighted-average fair value of options granted during fiscal years 2001, 2000 and 1999 was $3.44, $5.41 and $7.93, respectively.

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost is recognised in the consolidated financial statements for stock options which have exercise prices equal to or in excess of the market value of the Company's common stock on the date of issuance. Had the Company determined compensation cost based on the fair value of stock options at the grant date under SFAS No. 123, the Company's pro forma net income and earnings per share would have been as follows:

                                              FISCAL YEARS ENDED
                                                 MARCH 31,
                                     ------------------------------------
                                      2001          2000           1999
Net income (loss):
As reported                          $11,426       $ 4,539        $18,783
Pro forma                            $ 5,586       $(3,801)       $14,169
Earnings (loss) per share:
Basic:
  As reported                        $  0.72       $  0.26        $  1.10
  Pro forma                          $  0.35       $ (0.22)       $  0.83
Diluted
  As reported                        $  0.71       $  0.25        $  1.06
  Pro forma                          $  0.35       $ (0.22)       $  0.80

The fair value of the options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for fiscal years 2001, 2000 and 1999: risk-free interest rates ranging from 4.6 per cent. to 6.0 per cent.; dividend yields of 0 per cent.; expected stock volatility ranging from 41.4 per cent. to 56.9 per cent.; and expected lives ranging from five to six years.

NOTE 9 -- SUPPLEMENTAL CASH FLOW INFORMATION (IN THOUSANDS):

                                                          FISCAL YEARS ENDED
                                                             MARCH 31,
                                                 ------------------------------------
                                                  2001          2000           1999
Cash paid during the period for:
  Interest                                       $5,664        $3,853         $ 2,718
  Income taxes                                   $3,892        $7,669         $14,607
Fixed assets acquired under capital leases       $   --        $2,400         $   347

NOTE 10 -- INCOME TAXES

Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations. These differences relate primarily to provisions for doubtful accounts, capitalisation of inventory costs, reserves for inventory, book versus tax depreciation differences, and certain accrued expenses deducted for book purposes but not yet deductible for tax purposes. A reconciliation of the difference between the expected income tax provision, before operations of discontinued subsidiary and cumulative effect of accounting change, at the U.S. Federal statutory corporate tax rate of 35 per cent., 34 per cent. and 35 per cent. for fiscal year 2001, 2000 and 1999, respectively, and the Company's effective tax rate is as follows (in thousands):

                                                                            FISCAL YEARS ENDED
                                                                                 MARCH 31,
                                                                   ------------------------------------
                                                                     2001          2000          1999
Provision computed at statutory rate                               $  6,431      $  2,876      $ 10,854
Impact of foreign taxation at different rate                            487           264           538
State income taxes, net of federal benefit                              373           410           694
Expenses not deductible for tax purposes                                352           420           346
Impact of acquired subchapter S corporation accounted for as a
pooling of interests                                                     --            --          (291)
Change in valuation reserve                                              --           807          (203)
Other                                                                  (259)         (175)         (115)
                                                                   --------      --------      --------
Provision for income taxes                                         $  7,384      $  4,602      $ 11,823
                                                                   ========      ========      ========

The provision (benefit) for income taxes is summarised as follows (in thousands):

                             FISCAL YEARS ENDED
                                MARCH 31,
                   ------------------------------------
                     2001          2000          1999
Current
  Domestic         $  3,744      $  1,395      $  9,857
  State                 547           623         1,068
  Foreign             3,487         2,696         2,581
                   --------      --------      --------
Total current         7,778         4,714        13,506
                   --------      --------      --------
Deferred
  Domestic             (278)         (151)       (1,683)
  Foreign              (116)           39            --
                   --------      --------      --------
Total deferred         (394)         (112)       (1,683)
                   --------      --------      --------
Total              $  7,384      $  4,602      $ 11,823
                   ========      ========      ========

The components of the deferred tax asset (liability) as of March 31, 2001 and 2000 are as follows (in thousands):

                                                               MARCH 31,
                                                         --------------------
                                                           2001         2000
Deferred tax assets:
  Allowance for doubtful accounts                        $ 1,570      $ 1,568
  Inventory                                                  885          880
  Foreign net operating loss carryforwards                 3,809        1,974
  Other                                                      376        1,113
                                                         -------      -------
                                                           6,640        5,535
Less -- Valuation reserve                                     --         (915)
                                                         -------      -------
Total deferred tax assets                                  6,640        4,620
                                                         -------      -------
Deferred tax liabilities:
  Accounts receivable discount                               571        1,038
  Foreign inventory purchases                              2,954        2,437
  Intangibles                                                810          391
  Other                                                    2,664          505
                                                         -------      -------
Total deferred tax liabilities                             6,999        4,371
                                                         -------      -------
Net deferred tax asset (liability)                       $  (359)     $   249
                                                         =======      =======

In assessing the realisability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realised. The foreign net operating loss carryforwards at March 31, 2001 and 2000 relate primarily to taxable losses of the Company's Mexican subsidiary. These loss carryforwards begin to expire in fiscal year 2013. The foreign net operating loss carryforwards at March 31, 2000 also include taxable losses related to PFSweb's European subsidiary.

As of March 31, 2000, a valuation allowance was recorded due to uncertainties regarding the Company's ability to utilise PFSweb deferred tax assets following its spin-off from the Company. During fiscal year 2001, the valuation allowance and related deferred tax assets were transferred to PFSweb upon completion of the PFSweb spin-off.

The Company received a tax benefit due to the exercise of certain stock options of $1.1 million during fiscal year 2000 and $0.4 million during fiscal year 1999. The Company recorded income tax expense related to operations of discontinued subsidiary of approximately $0.2 million and $0.1 million for the fiscal year 2001 and 2000, respectively.

NOTE 11 -- RELATED PARTY TRANSACTIONS AND RELATIONSHIPS

The Company makes available one-year and three-year loans to its executive officers and non-employee directors. The one-year loans accrue interest at the Company's effective borrowing rate (6.9 per cent. at March 31, 2001 and 8.0 per cent. at March 31, 2000) and the three-year loans accrue interest at the Company's effective borrowing rate plus one per cent. Loan amounts classified as short-term under these contracts are included in prepaid expenses and other current assets on the Company's consolidated balance sheets and totalled $0.5 million and $0.3 million at March 31, 2001 and 2000, respectively. Loan amounts classified as long-term under these contracts are included in other assets on the Company's consolidated balance sheets and totalled $0.6 million and $0.5 million at March 31, 2001 and 2000, respectively.

NOTE 12 -- COMMITMENTS, CONTINGENCIES AND GUARANTEES

The Company and its subsidiaries lease facilities and warehouse, office, transportation and other equipment under operating leases expiring in various years. In most cases, management expects that, in the normal course of business, leases will be renewed or replaced by other leases. As discussed in Note 3, the Company completed a transaction during June 2001 to purchase certain distribution assets from PFSweb and to terminate certain transaction management services agreements with PFSweb. As a result, sublease rentals of approximately $4.8 million that, as of March 31, 2001, were scheduled to be paid by PFSweb will be now be paid by the Company. Minimum future annual rental payments under non-cancellable operating leases having original terms in excess of one year are as follows (in thousands):

                2002                                     $ 8,549
                2003                                       7,031
                2004                                       6,176
                2005                                       3,225
                2006                                       2,653
                Thereafter                                 3,891
                                                         -------
                Total minimum lease payments              31,525
                Less: sublease rentals                     7,004
                                                         -------
                                                         $24,521
                                                         =======

Total rental expense under operating leases approximated $6.0 million, $8.8 million and $5.8 million for the fiscal years ended March 31, 2001, 2000 and 1999, respectively.

Although the Company carries products and accessories supplied by numerous vendors, the Company's net revenues from products manufactured by its ten largest suppliers were approximately 76 per cent., 78 per cent. and 69 per cent. of total net revenues during fiscal years 2001, 2000 and 1999, respectively. The Company has entered into written distribution agreements with nearly all of its major suppliers. As is customary in the industry, these agreements generally provide non-exclusive distribution rights, have one-year renewable terms and are terminable by either party at any time, with or without cause. Additionally, many of the Company's suppliers offer rebate programs under which, subject to the Company purchasing certain predetermined amounts of inventory, the Company receives rebates based on a percentage of the dollar volume of total rebate program purchases. The Company also takes advantage of several other programs offered by substantially all of its suppliers. These include price protection plans under which the Company receives credits if the supplier lowers prices on previously purchased inventory and stock rotation or stock balancing privileges under which the Company can return slow-moving inventory in exchange for other products.

The Company is involved in certain litigation arising in the ordinary course of business. Management believes that such litigation will be resolved without material effect on the Company's financial position, results of operations or cash flows.

In connection with the IPO of PFSweb, the Company has guaranteed certain PFSweb operating lease obligations. The Company does not expect to make any payments under its guarantee of the PFSweb operating leases; however, if performance were required, the amounts listed below would be mitigated by terminations and/or subleases. The total minimum payments for the PFSweb operating leases which are guaranteed by the Company are as follows (in thousands):

        2002                                  $ 4,071
        2003                                    4,158
        2004                                    2,771
        2005                                    1,735
        2006                                    1,731
        Thereafter                              2,871
                                              -------
        Total                                 $17,337
                                              =======

NOTE 13 -- EMPLOYEE SAVINGS PLAN

The Company has a defined contribution employee savings plan under Section 401(k) of the Internal Revenue Code. Substantially all full-time and part-time U.S. employees are eligible to participate in the plan. The Company, at its discretion, may match employee contributions to the plan and also make an additional matching contribution in the form of profit sharing in recognition of Company performance. For fiscal year 2001, 2000 and 1999, the Company matched 10 per cent. of employee contributions resulting in a charge against income of approximately $143,000, $91,000 and $88,000, respectively.

NOTE 14 -- SEGMENT DATA

The Company currently operates in two reportable business segments -- computer and office supplies and professional tape products. Prior to the spin-off of PFSweb during July 2000, the Company also provided transaction management services to both traditional and electronic commerce companies. The Company's reportable segments are strategic business units that offer different products and services and are managed separately based on the fundamental differences in their operations. PFSweb segment revenue includes revenue earned for certain services provided to the computer and office supplies segment, which is eliminated in consolidation. The accounting policies of the segments are the same as those described in Note 1. No single customer accounted for more than 10 per cent. of the Company's annual net revenues for the fiscal years ended March 31, 2001, 2000 and 1999.

COMPUTER AND OFFICE SUPPLIES

The computer and office supplies segment distributes over 17,000 nationally known, name-brand computer and office supplies products to more than 35,000 customer locations. Customers include value-added resellers, computer supplies dealers, office product dealers, contract stationers, buying groups, computer and office product superstores, grocery stores, drugstores, web-based resellers, and other retailers who resell the products to end-users. This segment also includes Virtual Demand, the Company's wholly-owned subsidiary which provides marketing and demand generation services. The Company began computer and office supplies distribution in the United States in the 1980s and expanded internationally into Canada in 1989, Mexico in 1994, Australia in 1996 and Argentina in 2000. In addition, the Company began distribution to Central and South America in 1996 from its Miami facility. Computer and office supplies products are used in a broad range of computers and office automation products, including laser and inkjet printers, photocopiers, fax machines and data storage products.

PROFESSIONAL TAPE PRODUCTS

The professional tape products segment is headquartered in Elmhurst, Illinois and operates as a distributor of media products to the film, entertainment and multimedia industries. Daisytek began operating the professional tape products segment in 1998 and currently distributes more than 2,800 professional tape products to over 23,500 customers. Professional tape products customers primarily include production and broadcast companies, advertising and governmental agencies, cable television providers, educational institutions and healthcare providers. Professional tape products include videotape, audiotape, motion picture film and data storage media.

PFSweb

The Company's subsidiary PFSweb provided transaction management services to both traditional and e-commerce companies and sold products and services primarily in the United States, Canada and Europe. The Company completed the spin-off of PFSweb during July 2000, as discussed in Note 3.

Separate financial data for each of the Company's operating segments is provided below (in thousands):

                                                                       2001            2000            1999
Net revenues:
Computer and office supplies, excluding discontinued operations     $  921,793      $  869,458      $  802,191
Professional tape products                                              81,790          93,723         103,346
PFSweb                                                                  15,836          38,619          16,009
Intersegment eliminations                                               (7,289)        (14,594)         (5,028)
                                                                    ----------      ----------      ----------
Consolidated                                                         1,012,130         987,206         916,518
                                                                    ----------      ----------      ----------
Operating contribution (loss):
Computer and office supplies, excluding discontinued operations         26,593          25,330          32,956
Professional tape products                                               3,541           5,085           4,383
PFSweb                                                                    (505)         (7,940)           (238)
Intersegment eliminations                                                 (458)            (79)            618
                                                                    ----------      ----------      ----------
Consolidated                                                            29,171          22,396          37,719
                                                                    ----------      ----------      ----------
Identifiable assets:
Computer and office supplies, excluding discontinued operations        247,377         219,356         198,527
Professional tape products                                              38,809          43,638          48,295
PFSweb                                                                      --          64,840          69,057
Intersegment eliminations                                                   --          (4,539)             --
Assets of discontinued subsidiary                                       94,682          49,451              --
                                                                    ----------      ----------      ----------
Consolidated                                                           380,868         372,746         315,879
                                                                    ----------      ----------      ----------

The Company's computer and office supplies segment includes certain expenses and assets that relate to the professional tape products segment which are not allocated by management to this segment. These expenses primarily represent: (1) costs related to the Company's centralised management information, warehouse and telephone systems and (2) executive, administrative and other corporate costs. The assets not allocated to the professional tape products segment primarily relate to the Company's centralised management information and telephone systems and leasehold improvement on shared facilities.

Transition and certain other costs recorded by the Company have not been allocated to the reportable segments. These expenses primarily relate to certain repositioning and separation activities associated with the spin-off of PFSweb. Other unallocated expenses include certain bad debt allowance increases, legal and professional fees related to an unsolicited acquisition offer, costs related to the closing of Singapore, write-downs of inventory, certain charges related to the closure B.A. Pargh's Nashville headquarters and restructuring activities for the professional tape products segment. Additionally, certain costs incurred by the professional tape products segment during fiscal years 2000 and 1999, including acquisition related costs and a loss on disposition of the professional tape hardware business, are not included in this segment's operating contribution.

A reconciliation of segment operating contribution to consolidated income from operations follows (in thousands):

                                             2001          2000          1999
Segment operating contribution (loss)      $ 29,171      $ 22,396      $ 37,719
Transition and other unallocated costs       (6,940)      (11,132)           --
Acquisition related costs                        --          (619)       (1,111)
Loss on disposition of business                  --         1,000        (2,800)
                                           --------      --------      --------
Consolidated income from operations          22,231        11,645        33,808
                                           --------      --------      --------

Geographic Information

The Company's computer and office supplies segment has significant international operations. A summary of this segment by geographic region follows (in thousands):

                                                          2001           2000           1999
Net revenues -- computer and office supplies:
United States                                          $  593,080     $  586,191     $  568,906
Canada                                                    128,607        106,556         99,153
Latin America                                             133,418        113,020         87,740
Australia                                                  66,409         55,378         39,103
Other                                                         279          8,313          7,289
                                                       ----------     ----------     ----------
                                                       $  921,793     $  869,458     $  802,191
                                                       ==========     ==========     ==========
Long-lived assets -- computer and office supplies:
United States                                          $   28,734     $   15,336     $   14,733
Canada                                                        732            973          1,185
Latin America                                               1,715          1,090          1,027
Australia                                                   1,910          2,528          2,734
Other                                                          --            118            259
                                                       ----------     ----------     ----------
                                                       $   33,091     $   20,045     $   19,938
                                                       ==========     ==========     ==========

NOTE 15 -- QUARTERLY DATA (UNAUDITED)

Summarised unaudited quarterly financial data for fiscal years 2001 and 2000 are as follows (dollars in thousands, except per share data). Quarterly data as previously presented in the Company's Form 10-Qs, as applicable, has been restated to reflect the operations of the Company's subsidiary BSD as discontinued operations (see Note 4).

                                                          FISCAL YEAR 2001
                                      --------------------------------------------------------
                                        4TH QTR.        3RD QTR.       2ND QTR.       1ST QTR.
                                                              (UNAUDITED)
Net revenues                          $   264,066      $ 251,034(a)   $ 242,305(a)   $ 254,725(a)
Income from operations(b)             $     6,155      $   4,314      $   6,077      $   5,685
  Operating margin                            2.3%           1.7%           2.5%           2.2%
Income before minority interest       $     3,006      $   2,004      $   3,193      $   2,787
  Percent of net revenues                     1.1%           0.8%           1.3%           1.1%
Income from continuing operations     $     3,006      $   2,004      $   3,193      $   2,834
  Percent of net revenues                     1.1%           0.8%           1.3%           1.1%
Net income                            $     3,119      $   2,206      $   3,121      $   2,980
  Net margin                                  1.2%           0.9%           1.3%           1.2%
Net income per common share:
  Basic                               $      0.21      $    0.15      $    0.19      $    0.17
  Diluted                             $      0.21      $    0.15      $    0.19      $    0.17

                                                                       FISCAL YEAR 2000
                                             ---------------------------------------------------------------------
                                               4TH QTR.           3RD QTR.            2ND QTR.           1ST QTR.
                                                                          (UNAUDITED)
Net revenues                                 $   264,375(a)     $   247,580(a)      $   239,504(a)     $   235,747(a)
Income (loss) from operations(b)             $     3,853        $    (2,318)        $     2,502        $     7,608
  Operating margin                                   1.5%              (0.9)%               1.0%               3.2%
Income (loss) before minority interest       $     2,153        $    (3,420)        $       941        $     4,183
  Percent of net revenues                            0.8%              (1.4)%               0.4%               1.8%
Income (loss) from continuing operations     $     2,231        $    (2,932)        $       941        $     4,183
  Percent of net revenues                            0.8%              (1.2)%               0.4%               1.8%
Net income (loss)                            $     2,303        $    (2,899)        $       952        $     4,183
  Net margin                                         0.9%              (1.2)%               0.4%               1.8%
Net income (loss) per common share:
  Basic                                      $      0.13        $     (0.17)        $      0.06        $      0.24
  Diluted                                    $      0.12        $     (0.17)        $      0.05        $      0.24

(a) The Company has restated all periods prior to the fourth quarter of fiscal year 2001 to classify freight costs billed to customers and rebates paid to customers as components of net revenues in compliance with Emerging Issues Task Force Issues No. 00-10, Accounting for Shipping and Handling Fees and Costs, and No. 00-14, Accounting for Certain Sales Incentives. Freight costs billed to customers and rebates paid to customers had previously been recorded as a component of cost of sales.

(b) The quarterly data includes certain unusual charges that affect comparability, including certain bad debt allowance increases, legal and professional fees related to an unsolicited acquisition offer, costs related to the closing of Singapore, write-downs of inventory, certain charges related to the closure B.A. Pargh's Nashville headquarters and restructuring activities for the professional tape products segment. These costs totalled $6.9 million for fiscal year 2001, including $1.9 million, $2.8 million, $1.6 million and $0.6 million for the quarters ended March 31, 2001, December 31, 2000, September 30, 2000 and June 30, 2000,
     respectively. These costs totalled $11.1 million for fiscal year 2000, including $1.8 million, $1.9 million and $7.4 million for the quarters ended March 31, 2000, December 31, 1999, and September 30, 1999.

                      PART B: UNAUDITED FINANCIAL RESULTS
                   FOR THE NINE MONTHS ENDED 31 DECEMBER 2001

The financial information set out in this Part B of Appendix II constitutes the unaudited financial statements of Daisytek for the nine months ended 31 December 2001 in the form filed with the SEC on Form 10-Q on 14 February 2002.

                         PART I. FINANCIAL INFORMATION

ITEM 1.FINANCIAL STATEMENTS

               DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                                                      December 31,       March 31,
                                                                                          2001             2001
                                                                                      ------------      ----------
                                                                                      (unaudited)
                                                ASSETS
CURRENT ASSETS:
Cash and cash equivalents                                                             $      5,328      $    1,971
Accounts receivable, net of allowance for doubtful accounts of $4,195 and
$4,979 at December 31, 2001 and March 31, 2001, respectively                               156,131         134,966
Inventories, net                                                                           105,033          83,615
Prepaid expenses and other current assets                                                   14,844           7,194
Deferred tax asset, net                                                                      1,874              --
Current assets of discontinued subsidiary                                                       --          94,682
                                                                                      ------------      ----------
Total current assets                                                                       283,210         322,428
                                                                                      ------------      ----------
PROPERTY AND EQUIPMENT, AT COST:
Furniture, fixtures and equipment                                                           37,096          23,325
Leasehold improvements                                                                       3,929           3,641
                                                                                      ------------      ----------
                                                                                            41,025          26,966
Less accumulated depreciation and amortization                                             (19,923)        (15,569)
                                                                                      ------------      ----------
Net property and equipment                                                                  21,102          11,397
Other assets                                                                                20,448             550
Goodwill, net                                                                               53,766          46,493
                                                                                      ------------      ----------
Total assets                                                                          $    378,526      $  380,868
                                                                                      ============      ==========
                                   LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt                                                     $      7,212      $    1,436
Trade accounts payable                                                                      78,451          39,762
Accrued expenses and other liabilities                                                      17,694          10,471
Current liabilities of discontinued subsidiary                                                  --          93,490
                                                                                      ------------      ----------
Total current liabilities                                                                  103,357         145,159
                                                                                      ------------      ----------
Long-term debt, less current portion                                                        81,570          76,607
Other liabilities, commitments and contingencies                                             2,217              --

SHAREHOLDERS' EQUITY:
Preferred stock, $1.00 par value; 1,000,000 shares authorized, none issued and
outstanding                                                                                     --              --
Common stock, $0.01 par value; 30,000,000 shares authorized; 19,272,437
shares                                                                                         193             177
issued at December 31, 2001 and 17,689,850 shares issued at March 31, 2001
Additional paid-in capital                                                                 114,002          94,663
Retained earnings                                                                           99,391          92,415
Accumulated other comprehensive loss                                                       (10,512)         (6,043)
Treasury stock at cost, 1,773,905 at December 31, 2001 and 3,352,305 shares
at March 31, 2001                                                                          (11,692)        (22,110)
                                                                                      ------------      ----------
Total shareholders' equity                                                                 191,382         159,102
                                                                                      ------------      ----------
Total liabilities and shareholders' equity                                            $    378,526      $  380,868
                                                                                      ============      ==========

The accompanying notes are an integral part of these financial statements.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)
                      (in thousands, except per share data)

                                                       Three Months Ended              Nine Months Ended
                                                           December 31,                  December 31,
                                                    -------------------------     --------------------------
                                                       2001           2000           2001            2000
                                                    ----------     ----------     ----------      ----------
                                                    (unaudited)
Net revenues                                        $  309,338     $  251,034     $  861,059      $  748,064
Cost of revenues                                       278,400        222,662        769,052         662,001
                                                    ----------     ----------     ----------      ----------
  Gross profit                                          30,938         28,372         92,007          86,063
Selling, general and administrative expenses            20,639         19,593         63,666          59,723
Depreciation and amortization                            1,537          1,622          3,901           5,233
Restructuring and nonrecurring costs                     2,044          2,843          6,469           5,031
                                                    ----------     ----------     ----------      ----------
  Income from operations                                 6,718          4,314         17,971          16,076
Interest expense, net                                    1,850          1,050          5,190           2,513
                                                    ----------     ----------     ----------      ----------
  Income from continuing operations before
  income taxes                                           4,868          3,264         12,781          13,563

Provision for income taxes                               1,752          1,260          4,720           5,579
                                                    ----------     ----------     ----------      ----------
  Income from continuing operations before
  minority interest                                      3,116          2,004          8,061           7,984
Minority interest                                           --             --             --              47
                                                    ----------     ----------     ----------      ----------
  Income from continuing operations                      3,116          2,004          8,061           8,031
Discontinued operations (Note 2)
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                    --            202         (1,085)            276
                                                    ----------     ----------     ----------      ----------
  Net income                                        $    3,116     $    2,206     $    6,976      $    8,307
                                                    ==========     ==========     ==========      ==========
Net income per common share:
Basic
  Income from continuing operations                 $     0.20     $     0.13     $     0.52      $     0.49
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                    --           0.02          (0.07)           0.02
                                                    ----------     ----------     ----------      ----------
  Net income                                        $     0.20     $     0.15     $     0.45      $     0.51
                                                    ==========     ==========     ==========      ==========
Diluted
  Income from continuing operations                 $     0.18     $     0.13     $     0.48      $     0.49
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                    --           0.02          (0.07)           0.01
                                                    ----------     ----------     ----------      ----------
  Net income                                        $     0.18     $     0.15     $     0.41      $     0.50
                                                    ==========     ==========     ==========      ==========
Weighted average common and common share
equivalents outstanding:
  Basic                                                 15,899         14,989         15,378          16,356
  Diluted                                               17,315         15,065         16,811          16,453

The accompanying notes are an integral part of these financial statements.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)
                                 (in thousands)

                                                                                   Nine Months Ended
                                                                                      December 31,
                                                                               --------------------------
                                                                                  2001            2000
                                                                               ----------      ----------
Net cash provided by operating activities from continuing operations           $   11,562      $   21,451

Cash flows from investing activities:
  Purchases of property and equipment                                              (9,158)         (5,310)
  Proceeds from the sale and leaseback of equipment                                 8,000              --
  Disposition of subsidiary                                                           923         (22,113)
  Acquisition of Memphis distribution assets                                      (10,700)             --
  Acquisitions of businesses, net of cash acquired                                (16,249)        (16,729)
  Payment for investment in and advances to ISA                                   (18,553)             --
  (Increase) decrease in note receivable and other assets                            (525)          1,610
                                                                               ----------      ----------
    Net cash used in investing activities                                         (46,262)        (42,542)
                                                                               ----------      ----------
Cash flows from financing activities:
  Proceeds from lines of credit, net                                                8,095          14,505
  Net proceeds from private placement of common stock                              16,430              --
  Purchase of treasury stock                                                           --         (18,795)
  Net proceeds from exercise of stock options and issuance of common stock         13,338             707
  Other                                                                              (334)         (1,318)
                                                                               ----------      ----------
    Net cash provided by (used in) financing activities                            37,529          (4,901)
Effect of exchange rates on cash and cash equivalents                                 528            (442)
                                                                               ----------      ----------
Net increase (decrease) in cash and cash equivalents                                3,357         (26,434)
Cash and cash equivalents, beginning of period                                      1,971          28,172
                                                                               ----------      ----------
Cash and cash equivalents, end of period                                       $    5,328      $    1,738
                                                                               ==========      ==========
Net cash provided by (used by) operating activities from discontinued
operations                                                                     $     (685)     $      163
Activities not affecting cash:
Property and equipment acquired under capital leases                           $    3,088      $       --

The accompanying notes are an integral part of these financial statements.

NOTE 1 --- BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Interim period results are not necessarily indicative of results to be expected for the year.

These financial statements should be read in conjunction with the consolidated financial statements and the notes thereto included in the Daisytek International Corporation ("Daisytek" or the "Company") Annual Report on Form 10-K for the year ended March 31, 2001. The year-end consolidated balance sheet data was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles. Certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

NOTE 2 --- DISCONTINUED OPERATIONS

During June 2001, the Company announced its decision to exit the IBM master distribution agreements, under which the Company's subsidiary Business Supplies Distributors ("BSD") provided financing to enable the Company's former subsidiary PFSweb, Inc. ("PFSweb") to service logistics contracts with IBM. As part of the Company's plan to completely exit this business, Daisytek completed the sale of BSD during September 2001 for net proceeds of approximately $0.9 million. The Company recorded a gain on the sale of approximately $0.2 million.

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective as of April 1, 2001. Under the provisions of SFAS No. 144, the results of operations of BSD, which were previously included in the Company's computer and office supplies business segment, are presented as discontinued operations in the accompanying financial statements. The income (loss) from operations of discontinued subsidiary are presented net of a tax benefit (expense) of approximately ($0.1) million for the three months ended December 31, 2000, and $0.6 million and ($0.2) million for the nine months ended December 31, 2001 and 2000, respectively, and include net revenues of approximately $48.9 million for the three months ended December 31, 2000, and $66.6 million and $125.9 million for the nine months ended December 31, 2001 and 2000, respectively.

NOTE 3 --- ACQUISITIONS AND GOODWILL

During May 2001, the Company completed a transaction to terminate certain transaction management services agreements between the Company and PFSweb and to purchase certain Memphis distribution assets from PFSweb, including assets previously sold to PFSweb at the time of its initial public offering in December 1999. The Company recorded goodwill of approximately $2.5 million related to this transaction.

The Company acquired certain assets and liabilities of Digital Storage, LLC, a value-added distributor of computer media, accessories and supplies, during the quarter ended June 30, 2001. This acquisition was accounted for using the purchase method of accounting for business combinations and increased the Company's goodwill by approximately $5.5 million.

During the quarter ended September 30, 2001, the Company acquired certain assets and liabilities of General Stationery Supplies, an Australian office products wholesaler. This acquisition was accounted for using the purchase method of accounting for business combinations and increased the Company's goodwill by approximately $1.7 million.

During September 2001, the Company invested 8.0 million British pounds, or approximately $11.6 million, in ISA International plc ("ISA"), a publicly- held European computer consumables distributor based in the United Kingdom which indirectly owns 47% of Kingfield Heath Limited, a privately-owned wholesaler of office products based in the United Kingdom. The investment in ISA is in the form of preferred shares convertible into 50% of ISA's outstanding shares plus one share at the Company's option any time over the next five years. The Company receives a quarterly variable rate cumulative preferential dividend. Daisytek was also granted warrants to purchase an additional 15.4 million common shares for 2 million British pounds, or approximately $2.9 million, at the Company's option any time over the next five years. As of December 31, 2001, the Company has advanced additional funds to ISA of approximately 4.0 million British pounds, or approximately $5.8 million, for pro-rata participation in a shareholder rights issue by Kingfield Heath. Subsequent to December 31, 2001, the Company advanced additional funds to ISA of 2.9 million

British pounds, or approximately $4.2 million, for working capital purposes. The advances to ISA earn interest. The investment in ISA, including applicable acquisition costs, is carried at cost and categorized as other assets in the Company's condensed consolidated balance sheets.

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective April 1, 2001. Under SFAS No. 142, goodwill is no longer amortized but reviewed for impairment annually, or more frequently if certain indicators arise. The Company has completed the transitional impairment test required upon adoption of SFAS No. 142 and determined that there is no impairment to its recorded goodwill balances. Had the Company been accounting for its goodwill under SFAS No. 142 for all periods presented, the Company's net income (in thousands) and earnings per share would have been as follows:

                                                  For the Three Months          For the Nine Months
                                                   Ended December 31,            Ended December 31,
                                               -------------------------     -------------------------
                                                  2001           2000           2001           2000
                                               ----------     ----------     ----------     ----------
Reported net income                            $    3,116     $    2,206     $    6,976     $    8,307
Add back goodwill amortization, net of tax             --            383             --            989
                                               ----------     ----------     ----------     ----------
Adjusted net income                            $    3,116     $    2,589     $    6,976     $    9,296
                                               ==========     ==========     ==========     ==========
Basic earnings per share:
  Reported net income                          $     0.20     $     0.15     $     0.45     $     0.51
  Goodwill amortization, net of tax                    --           0.02             --           0.06
                                               ----------     ----------     ----------     ----------
  Adjusted net income                          $     0.20     $     0.17     $     0.45     $     0.57
                                               ==========     ==========     ==========     ==========
Diluted earnings per share:
  Reported net income                          $     0.18     $     0.15     $     0.41     $     0.50
  Goodwill amortization, net of tax                    --           0.02             --           0.06
                                               ----------     ----------     ----------     ----------
  Adjusted net income                          $     0.18     $     0.17     $     0.41     $     0.56
                                               ==========     ==========     ==========     ==========

NOTE 4 --- DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

Effective April 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires the Company to recognize all derivative instruments on the balance sheet at fair value. Derivative instruments that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in its fair value will either be offset against the change in fair value of the hedged asset, liability or firm commitment through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Any ineffective portion of a derivative instrument's change in fair value will be immediately recognized in earnings.

Interest Rate Management

To diversify its risk associated with interest rate fluctuations, the Company has entered into interest rate swap agreements under which the Company agrees with other parties to exchange, at specified intervals, the difference between fixed rate and floating rate interest amounts calculated by reference to an agreed notional principal amount. As of December 31, 2001, interest rate swaps are hedging underlying variable-rate obligations with a principal amount of $50.0 million. Under SFAS No. 133, the Company accounts for its interest rate swap contracts as cash flow hedges whereby the fair value of the interest rate swap agreement is reflected in the balance sheet with the corresponding offset, net of tax, to accumulated other comprehensive income. The interest rate swap agreements are perfect hedges and meet the criteria for accounting under the short-cut method as defined in SFAS No. 133. Upon adoption of SFAS No. 133 on April 1, 2001, the Company recorded a derivative liability of approximately $0.7 million. At December 31, 2001, the outstanding interest rate swap agreements had a fair value loss position of approximately $2.2 million.

Currency Rate Management

As of April 1, 2001, the Company had outstanding foreign currency exchange contracts to manage foreign currency exchange risk related to its net investment in Canadian and Australian subsidiaries, which were settled during the quarter ended June 30, 2001. The gains upon settlement of these contracts during the quarter ended June 30, 2001 were reflected as a cumulative translation adjustment within accumulated other comprehensive income. As of December 31, 2001, the Company had no outstanding foreign currency exchange contracts to manage risk associated with its net investment in foreign subsidiaries.

The Company's subsidiary Business Supplies Distributors Europe BV entered into foreign currency exchange contracts to manage foreign currency exchange risk related to its intercompany loan denominated in United States dollars. These contracts terminated during the quarter ended September 30, 2001 and were not designated as hedges under SFAS No. 133. Changes in the fair value of the intercompany loan were recorded as foreign currency transaction gains or losses and changes in the fair value of the foreign currency exchange contracts were recorded as derivative gains and losses. The net income statement impact of these transactions during the nine months ended December 31, 2001 was not material to the operations of the Company.

The Company's Canadian subsidiary enters into foreign currency exchange contracts to manage its risk related to intercompany inventory purchases in the United States. These hedges are designated as cash flow hedges under SFAS No. 133, with changes in the fair value of the contract recorded as a component of accumulated other comprehensive income. The fair value of these contracts was not material at December 31, 2001. In addition, the Company entered into a foreign currency exchange contract to manage risk associated with its advances to ISA. This contract was not designated as a hedge and the value of the contract was not material at December 31, 2001.

NOTE 5 --- COMPREHENSIVE INCOME

The Company includes currency translation adjustments and changes in the fair value of certain derivative financial instruments which qualify for hedge accounting in comprehensive income.

Effective July 1, 2001, the functional currency for the Company's Mexican subsidiary was changed from the United States dollar to the Mexican peso.

The functional currency for the Company's Argentina subsidiary is the Argentinian peso. During January 2002, Argentina abandoned the fixed dollar-to-peso exchange rate and devalued the Argentinian peso. The Company began accounting for the devaluation effective December 21, 2001 at a rate of
1.65 Argentinian pesos to $1. As a result of the devaluation, the Company recorded translation losses of $4.5 million as a component of accumulated other comprehensive income during the quarter ended December 31, 2001.

The following table sets forth comprehensive income (in thousands):

                                                         Three Months Ended         Nine Months Ended
                                                            December 31,               December 31,
                                                       ----------------------     ----------------------
                                                           2001          2000         2001          2000
                                                       --------      --------     --------      --------
Net income                                             $  3,116      $  2,206     $  6,976      $  8,307
Comprehensive income adjustments:
   Foreign currency translation adjustment               (3,142)          256       (3,073)         (525)
   Cumulative effect of adoption of SFAS 133 as of
   April 1, 2001, net of tax of $240                         --            --         (445)           --
   Change in fair value of derivative financial
   instruments, net of tax of $81 and $512 for the
   three months and nine months ended
   December 31, 2001, respectively                          151            --         (951)           --
                                                       --------      --------     --------      --------
Comprehensive income                                   $    125      $  2,462     $  2,507      $  7,782
                                                       ========      ========     ========      ========

NOTE 6 --- EARNINGS PER SHARE DATA

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                         Three Months Ended            Nine Months Ended
                                                             December 31,                 December 31,
                                                     -------------------------     --------------------------
                                                        2001           2000           2001            2000
                                                     ----------     ----------     ----------      ----------
Numerator:
  Income from continuing operations                  $    3,116     $    2,004     $    8,061      $    8,031
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                     --            202         (1,085)            276
                                                     ----------     ----------     ----------      ----------
  Net income                                         $    3,116     $    2,206     $    6,976      $    8,307
                                                     ==========     ==========     ==========      ==========
Denominator:
  Denominator for basic earnings per share ---
  Weighted average shares                                15,899         14,989         15,378          16,356
  Effect of dilutive securities:
  Stock options                                           1,416             76          1,433              97
                                                     ----------     ----------     ----------      ----------
  Denominator for diluted earnings per share ---
  Adjusted weighted average shares                       17,315         15,065         16,811          16,453
                                                     ==========     ==========     ==========      ==========
Basic earnings per common share:
  Income from continuing operations                  $     0.20     $     0.13     $     0.52      $     0.49
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                     --           0.02          (0.07)           0.02
                                                     ----------     ----------     ----------      ----------
  Net income                                         $     0.20     $     0.15     $     0.45      $     0.51
                                                     ==========     ==========     ==========      ==========
Diluted earnings per common share:
  Income from continuing operations                  $     0.18     $     0.13     $     0.48      $     0.49
  Income (loss) from operations of discontinued
  subsidiary, net of tax                                     --           0.02          (0.07)           0.01
                                                     ----------     ----------     ----------      ----------
  Net income                                         $     0.18     $     0.15     $     0.41      $     0.50
                                                     ==========     ==========     ==========      ==========

Employees and former employees exercised stock options to acquire 342,207 shares for proceeds of approximately $3.9 million and 1,504,658 shares for proceeds of approximately $12.9 million during the three months and nine months ended December 31, 2001, respectively.

NOTE 7 --- DEBT

The Company's revolving line of credit facility in the United States, which expires on December 19, 2003, includes an expandible feature to increase the maximum borrowing to $170 million, subject to various conditions precedent. During April 2001, the Company added another $30.0 million of available credit under this feature, increasing the maximum borrowing availability from $120.0 million to $150.0 million (subject to certain borrowing limitations). As of December 31, 2001, the outstanding balance under this credit facility was $68.0 million and, based on the Company's borrowing base limit at December 31, 2001, $44.3 million was available for future borrowings.

During April 2001, the Company refinanced a revolving term loan with a Canadian bank expiring on August 31, 2002 and an unsecured revolving line of credit facility with a Canadian bank expiring on January 1, 2002 with a single revolving credit facility of 20.0 million Canadian dollars expiring during April 2004. Availability under the credit facility is subject to certain borrowing base limitations, as defined. For Canadian dollar borrowings, the Canadian credit facility accrues interest at the bank's prime rate plus 50 basis points. For U.S. dollar borrowings, the Canadian credit facility accrues interest at the bank's U.S. dollar base rate in New York plus 50 basis points. The credit facility includes a standby fee of 0.25% on the unused portion of the credit facility. During October 2001, the Company amended its Canadian credit facility to add another 10.0 million Canadian dollars to its available credit for total maximum credit availability of 30.0 million Canadian dollars, or approximately $18.8 million. As of December 31, 2001, the outstanding balance under the Canadian credit facility was 18.6 million Canadian dollars, or approximately

$11.7 million, and 11.4 million Canadian dollars, or approximately $7.2 million, was available for future borrowings.

During May 2001, the Company amended its unsecured revolving line of credit facility with an Australian bank expiring on January 1, 2002 to add another 5.0 million Australian dollars to its available credit for total maximum credit availability of 20.0 million Australian dollars, or approximately $10.2 million. During December 2001, the Company extended the Australian credit facility to January 1, 2003. As of December 31, 2001, the outstanding balance under the Australian credit facility was 12.3 million Australian dollars, or approximately $6.3 million, and 7.7 million Australian dollars, or approximately $3.9 million, was available for future borrowings.

NOTE 8 --- RESTRUCTURING AND NONRECURRING COSTS

Restructuring and nonrecurring costs consist of the following for the three and nine month periods ended December 31, 2001 and 2000 (in thousands):

                                         For the Three Months       For the Nine Months
                                          Ended December 31,        Ended December 31,
                                        ---------------------     ---------------------
                                          2001         2000         2001         2000
                                        --------     --------     --------     --------
Restructuring charges (a)               $  2,044     $     --     $  2,044     $     --
Final PFSweb separation charges (b)           --           --        4,425           --
PFSweb spin-off charges (c)                   --        2,501           --        4,689
Other                                         --          342           --          342
                                        --------     --------     --------     --------
                                        $  2,044     $  2,843     $  6,469     $  5,031
                                        ========     ========     ========     ========

(a) During the quarter ended December 31, 2001, the Company commenced a restructuring plan that includes (1) information technology enhancements to ensure growth in the business will be technologically supported; (2) distribution improvements and consolidation of subsidiary computer and office supplies warehouses into five new regional hub facilities in order to leverage distribution costs; and
         (3) centralization of certain back-office resources into a shared services organization to reduce costs and improve efficiencies. Daisytek expects to complete the projects in approximately 18 months. The Company incurred pre-tax charges of approximately $2.0 million during the third quarter, including (1) $0.7 million related to warehouse and distribution initiatives, including the integration of office products at the Company's central distribution center in Memphis; (2) $1.1 million related to employees severed during the third quarter; and (3) $0.2 million related to other back-office improvements. In addition, inventory costs of $0.9 million related to the warehouse and distribution initiatives of the restructuring plan are included in cost of revenues.

(b) As part of the Company's May 2001 transaction to terminate certain transaction management services agreements between the Company and its former subsidiary PFSweb and to purchase certain Memphis distribution assets from PFSweb, the Company recognized a pre-tax nonrecurring charge of $4.4 million. This charge included transaction costs, a separation payment and finalization of other balances between the Company and PFSweb.

(c) The Company incurred pre-tax charges of $2.5 million and $4.7 million for the three months and nine months ended December 31, 2000 related to reorganization and separation activities following the spin-off of the Company's subsidiary PFSweb during July 2000.

NOTE 9 --- PRIVATE PLACEMENT OF COMMON STOCK

During December 2001, the Company completed the private placement of approximately 1.6 million shares of Daisytek common stock to a group of institutional investors for total gross proceeds of approximately $17.7 million. Offering costs of approximately $1.2 million were incurred as of December 31, 2001.

NOTE 10 --- SEGMENT DATA

The Company currently operates in two reportable business segments --- (1) computer and office supplies and (2) professional tape products. Prior to the spin-off of the Company's subsidiary PFSweb during July 2000, the Company also provided transaction management services to both traditional and electronic commerce companies. Separate financial data for each of the Company's operating segments, excluding discontinued operations, is provided below (in thousands):

                                                 Three Months Ended             Nine Months Ended
                                                     December 31,                  December 31,
                                              -------------------------     -------------------------
                                                 2001           2000           2001           2000
                                              ----------     ----------     ----------     ----------
Net revenues:
  Computer and office supplies, excluding
  discontinued operations                     $  291,984     $  231,140     $  807,195     $  677,157
  Professional tape products                      17,354         19,894         53,864         62,360
  PFSweb                                              --             --             --         15,836
  Intersegment eliminations                           --             --             --         (7,289)
                                              ----------     ----------     ----------     ----------
  Consolidated                                   309,338        251,034        861,059        748,064
                                              ==========     ==========     ==========     ==========
Operating contribution (loss):
  Computer and office supplies, excluding
  discontinued operations                          8,776          6,427         21,967         18,790
  Professional tape products                         886            730          3,373          2,822
  PFSweb                                              --             --             --           (505)
                                              ----------     ----------     ----------     ----------
  Consolidated                                     9,662          7,157         25,340         21,107
                                              ==========     ==========     ==========     ==========

The Company's computer and office supplies segment includes certain expenses that relate to the professional tape products segment which are not allocated by management to this segment. These expenses primarily represent: (1) costs related to the Company's centralized management information, warehouse and telephone systems and (2) executive, administrative and other corporate costs. Restructuring and nonrecurring costs of $2.9 million and $2.8 million for the three months ended December 31, 2001 and 2000, respectively, and $7.4 million and $5.0 million for the nine months ended December 31, 2001 and 2000, respectively, have not been allocated to the reportable segments and must be included to reconcile to the income from operations reported in the Company's consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the unaudited Consolidated Financial Statements and related notes thereto appearing elsewhere in this document. Unless otherwise indicated, all references to "Daisytek," "we," "us," and "our" refer to Daisytek International Corporation, a Delaware corporation, and its direct and indirect subsidiaries, including Daisytek, Incorporated, which is Daisytek's primary operating subsidiary. References in the Report to Daisytek's fiscal year mean the twelve-month period ending on March 31 of such fiscal year.

Daisytek is a leading global wholesale distributor of computer and office supplies and professional tape products. To enhance our relationship with our computer and office supplies customers worldwide, we also provide unique, value-added services such as direct marketing, merchandising and demand generation. We sell our products and services in the United States, Canada, Australia, Mexico and South America. Prior to the spin-off of our subsidiary PFSweb, Inc. ("PFSweb") during July 2000, we also provided transaction management services to both traditional and electronic commerce companies.

Recent Developments

During May 2001, we terminated certain transaction management services agreements between Daisytek and PFSweb and purchased certain Memphis distribution assets from PFSweb, including assets previously sold to PFSweb at the time of its initial public offering in December 1999. In connection with this transaction, PFSweb continued to offer services to Daisytek under a separate fee agreement for a six-month period in order to support the transfer of fulfillment operations and transaction processing back to Daisytek, including the transition to a separate information technology platform. During October 2001, we announced the completion of our transition to an information technology platform separate from PFSweb.

During June 2001, we announced our decision to exit the IBM master distribution agreements, under which our subsidiary Business Supplies Distributors ("BSD") provided financing to enable PFSweb to service logistics contracts with IBM. As part of our plan to completely exit this business, we completed the sale of BSD during September 2001. The exit of this business has allowed us to redeploy the working capital required by this business to other strategic business opportunities that provide higher returns on our investments. We adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective as of April 1, 2001. Under the provisions of SFAS No. 144, the results of operations of BSD, which were previously included in our computer and office supplies business segment, are presented as discontinued operations in the accompanying financial statements.

During September 2001, we invested 8.0 million British pounds, or approximately $11.6 million, in ISA International plc ("ISA"), a publicly-held European computer consumables distributor based in the United Kingdom which indirectly owns 47% of Kingfield Heath Limited, a privately-owned wholesaler of office products based in the United Kingdom. The investment in ISA is in the form of preferred shares convertible into 50% of ISA's outstanding shares plus one share at our option any time over the next five years. We receive a quarterly variable rate cumulative preferential dividend. We were also granted warrants to purchase an additional 15.4 million common shares for 2 million British pounds, or approximately $2.9 million, at our option any time over the next five years. As of December 31, 2001, we have advanced additional funds to ISA of approximately
4.0 million British pounds, or approximately $5.8 million, for pro-rata participation in a shareholder rights issue by Kingfield Heath. Subsequent to December 31, 2001, we advanced additional funds to ISA of 2.9 million British pounds, or approximately $4.2 million, for working capital purposes. The advances to ISA earn interest.

Additionally, we acquired certain assets and liabilities of Digital Storage, LLC ("Digital Storage"), a value-added distributor of computer media, accessories and supplies, during the first quarter of fiscal year 2002 and acquired certain assets and liabilities of office products wholesaler General Stationery Supplies in Australia during the second quarter of fiscal year 2002.

During the quarter ended September 30, 2001, we expanded our computer and office supplies product line to include computer peripheral and connectivity products, announcing agreements to distribute products from Logitech International and iBIZ Technology Corp. During the quarter ended December 31, 2001, we announced a strategic alliance with eCommerce Industries Inc. (ECI2) to provide technology tools to help our resellers and the acquisition of exclusive rights to distribute OpenSupply, a software that monitors toner and ink usage.

Argentina has recently undergone significant economic and political change. During January 2002, Argentina abandoned the fixed dollar-to-peso exchange rate and devalued the Argentinian peso. Our Argentina subsidiary began accounting for the effect of the devaluation effective December 21, 2001 at a rate of 1.65 Argentinian pesos to $1. As a result of the devaluation, we recorded translation losses of $4.5 million as a component of accumulated other comprehensive income during the quarter ended December 31, 2001. Although we are working closely with customers and vendors in Argentina, we anticipate some earnings impact in the short term.

We are working to build a centralized distribution and business support platform that will position Daisytek for continued growth, improve financial performance and support us in our vision to be the largest distributor of computer supplies, office products and accessories in the world. During the third quarter of fiscal year 2002, we commenced a restructuring plan that includes (1) information technology enhancements to ensure growth in the business will be technologically supported; (2) distribution improvements and consolidation of subsidiary computer and office supplies warehouses into five new regional hub facilities in order to leverage distribution costs; and (3) centralization of certain back-office resources into a shared services organization to reduce costs and improve efficiencies. We expect that the projects will take about 18 months to complete.

RESULTS OF OPERATIONS

Three Months Ended December 31, 2001 Compared to Three Months Ended December 31, 2000

Net Revenues. Net revenues for the three months ended December 31, 2001 increased 23.2% to $309.3 million compared to $251.0 million for the three months ended December 31, 2000. Computer and office supplies net revenues increased 26.3% for the quarter ended December 31, 2001 compared to the prior year as a result of (1) growth in the emerging customer channels such as web-based resellers, drug and grocery stores, mass merchants and direct marketers;
(2) growth in the international computer supplies business; and

(3) the acquisitions of Digital Storage and General Stationery Supplies. Increases were primarily volume-related. Within the computer and office supplies segment, domestic operations increased approximately 30% compared to the prior year and international operations increased approximately 22% in U.S. dollars compared to the prior year. For comparative purposes, we continue to see a deterioration in the value of both the Canadian and Australian dollar relative to the U.S. dollar, which has negatively impacted growth in U.S. dollars. Using local currencies for both interim periods, growth for the three months ended December 31, 2001 was approximately 27% compared to the prior year. Our divisions in Australia, Canada and Mexico, which represent approximately 80% of our international business, all experienced revenue growth relative to the same quarter in the prior year. Our Latin American business continues to be impacted (on a comparable basis with prior year results) due to the change in certain tariffs, which has made it more attractive for our customers to source product locally rather than import from our Miami facility. Also, as previously mentioned, our Argentinian division was negatively impacted during the quarter ended December 31, 2001 due to the political and economic uncertainties in that country. See "Recent Developments."

The computer and office supplies revenue increase for the quarter ended December 31, 2001 was partially offset by a 12.8% revenue decrease in our professional tape products segment, due to decreases in volume and prior year industry price decreases which continued to impact our revenues on a comparable basis. We have recently completed our restructuring plan to improve both revenues and earnings for the professional tape products segment, which has focused on new leadership for the business, rationalizing warehouses to reduce costs and improve customer service, utilizing more efficient inside telemarketing teams versus outside sales people and developing new sales and marketing initiatives.

Gross Profit. Gross profit as a percentage of net revenues was 10.0% for the quarter ended December 31, 2001 compared to 11.3% for the prior year. This decrease in margin percentage is primarily attributable to the lower contributions from foreign product sourcing opportunities following the events of September 11, 2001 and the acquisition of Digital Storage, which typically operates at lower gross margins than the remainder of our business. In addition, we incurred restructuring charges of $0.9 million related to our warehouse and distribution initiatives which are included in cost of sales for the quarter ended December 31, 2001.

Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") for the quarter ended December 31, 2001 were $20.6 million, or 6.7% of net revenues, as compared to $19.6 million, or 7.8% of net revenues, for the quarter ended December 31, 2000. SG&A, in both dollars and as a percentage of revenues, was impacted by (1) the acquisition of our Memphis distribution assets and termination of the transaction services agreement with PFSweb in May 2001, which has allowed us to operate the facility rather than pay an outsourcing service fee; (2) the acquisition of certain assets and liabilities of Digital Storage, which operates at lower SG&A percentages than our other business; and (3) improvements resulting from our restructuring activities.

Depreciation and Amortization. Depreciation and amortization for the quarter ended December 31, 2001 was $1.5 million compared to $1.6 million for the prior year quarter. The decrease is due to our adoption during the first quarter of fiscal year 2002 of SFAS No. 142, Goodwill and Other Intangible Assets, under which goodwill is no longer amortized but reviewed for impairment at least once a year. As a result, we discontinued amortization of goodwill effective April 1, 2001. This benefit is partially offset by depreciation related to new capital expenditures and business acquisitions during the year.

Restructuring and Nonrecurring costs. During the quarter ended December 31, 2001, we incurred pre-tax restructuring charges of $2.0 million, including $0.7 million related to warehouse and distribution initiatives (including the integration of office products at our central distribution center in Memphis), $1.1 million related to employees severed during the third quarter and $0.2 million related to other back-office improvements. During the quarter ended December 31, 2000, we recognized pre-tax costs of $2.8 million primarily related to reorganization and separation activities following the spin-off of our subsidiary PFSweb during July 2000.

Interest Expense, net. Interest expense was $1.9 million for the quarter ended December 31, 2001 and $1.1 million for the quarter ended December 31, 2000. Comparatively, debt levels increased due to: (1) the repurchase of 20% of our outstanding shares under terms of a share buyback program we completed during the last fiscal year; (2) the impact of the acquisitions of Digital Storage and General Stationery Supplies during fiscal year 2002; (3) the acquisition of our Memphis distribution assets; and (4) our investment in ISA. These increases to debt levels and corresponding impact to interest expense were partially offset by lower interest rates during the most recent quarter and debt reductions using cash proceeds from the exercise of stock options and the completion of a private placement of common stock on December 20, 2001. The weighted average interest rate, including the effects of our interest rate swaps, was 6.3% and 8.4% for the three-month periods ended December 31, 2001 and 2000, respectively.

Income Taxes. Our effective income tax rate was 36.0% and 38.6% for the three months ended December 31, 2001 and 2000, respectively. This decline is attributable to the finalization of prior year tax returns, which favorably impacted foreign taxes at higher marginal tax rates as well as certain state tax liabilities. Additionally, eliminating the book amortization of non-deductible goodwill has improved the overall effective tax rate compared to the prior year. Based on these results, we expect our effective tax rate to approximate 38% in future quarters.

Nine months Ended December 31, 2001 Compared to Nine months Ended December 31, 2000

Net Revenues. Net revenues for the nine months ended December 31, 2001 increased 15.1% to $861.1 million compared to $748.1 million for the nine months ended December 31, 2000. Results for the prior year include our former subsidiary PFSweb, which was spun off during July 2000. Excluding PFSweb revenues (net of intercompany eliminations) in the first quarter of fiscal year 2001, revenue growth was 16.4%. Computer and office supplies net revenues increased 19.2% for the nine months ended December 31, 2001 compared to the prior year, attributable to (1) growth in the emerging customer channels such as web-based resellers, drug and grocery stores, mass merchants and direct marketers; (2) growth in the international computer supplies business; and (3) the acquisitions of Digital Storage, General Stationery Supplies and Etertin y CIA, S.A. ("Etertin"). Increases were primarily volume-related. Within the computer and office supplies segment, domestic operations increased approximately 18.9% and international operations increased approximately 19.7% in U.S. dollars compared to the prior year. For comparative purposes, we continue to see a deterioration in the value of both the Canadian and Australian dollar relative to the U.S. dollar, which has negatively impacted growth in U.S. dollars.

The computer and office supplies revenue increase for the nine months ended December 31, 2001 was also partially offset by a 13.6% revenue decrease in our professional tape products segment, due to decreases in volume and prior year industry price decreases which continued to impact our revenues on a comparable basis.

The growth in net revenues for the nine months ended December 31, 2001 was also partially offset by operational disruptions following the United States terrorist attacks on September 11, 2001. All United States subsidiaries experienced declines in orders and sales immediately subsequent to this date.

Gross Profit. Gross profit as a percentage of net revenues was 10.7% for the nine months ended December 31, 2001 compared to 11.5% for the prior year. Excluding PFSweb revenues and gross margin in the first quarter of fiscal year 2001, gross profit percentage was 11.4%. PFSweb's service fee based business typically operated at higher margins than the consolidated Daisytek business. The decline in gross margin percentage from 11.4% to 10.7% is attributable to
(1) the lower contributions from foreign product sourcing opportunities following the events of September 11, 2001; (2) the acquisition of certain assets and liabilities of Digital Storage, which typically operates at lower gross margins than the remainder of our business; and (3) the reduction in revenue in the professional tape products segment, which typically operates at higher gross margin percentages. The sell-off during the first quarter of fiscal 2002 of certain overstocked inventory (purchased in anticipation of a price increase) at lower than expected margins also contributed to the decreased margin. In addition, we incurred restructuring charges of $0.9 million related to our warehouse and distribution initiatives which are included in cost of revenues for the nine months ended December 31, 2001.

Selling, General and Administrative Expenses. SG&A for the nine months ended December 31, 2001 was $63.7 million, or 7.4% of net revenues, as compared to $59.7 million, or 8.0% of net revenues, for the nine months ended December 31, 2000. Excluding SG&A costs related to PFSweb in the first quarter of fiscal year 2001, SG&A was $58.5 million, or 7.9% of net revenues. As mentioned previously, the service-based component of PFSweb's business operated at higher gross margins and higher SG&A percentages and is reflected in the prior year results, but not the current year due to the spin-off of PFSweb during July 2000. Excluding PFSweb, the increase in SG&A was impacted by (1) the acquisition of our Memphis distribution assets and termination of the transaction services agreement with PFSweb in May 2001, which has allowed us to operate the facility rather than pay an outsourcing service fee; (2) the acquisition of Digital Storage, which operates at lower SG&A percentages than our other business; and
(3) improvements resulting from our restructuring activities. This favorable impact was partially offset by certain incremental costs incurred relative to the events of September 11, 2001.

Depreciation and Amortization. Depreciation and amortization for the nine months ended December 31, 2001 was $3.9 million compared to $5.2 million for the comparable prior year period. The decrease is due to our adoption during the first quarter of fiscal year 2002 of SFAS No. 142, under which goodwill is no longer amortized but reviewed for impairment at least once a year. As a result, we discontinued amortization of goodwill effective April 1, 2001. This benefit is partially offset by depreciation related to new capital expenditures and business acquisitions during the year.

Restructuring and Nonrecurring costs. During the nine months ended December 31, 2001, we recognized pre-tax charges of (1) $2.0 million related to restructuring activities, including $0.7 million related to warehouse and distribution initiatives (including the integration of office products at our central distribution center in Memphis), $1.1 million related to employees severed during the third quarter and $0.2 million related to other back-office improvements and (2) $4.4 million related to the acquisition of the Memphis distribution assets and the termination of certain transaction management service agreements between PFSweb and Daisytek, including transaction costs, a separation payment and finalization of other balances with PFSweb. During the nine months ended December 31, 2000, we recognized charges of $5.0 million primarily related to reorganization and separation activities following the spin-off of our subsidiary PFSweb during July 2000.

Interest Expense, net. Interest expense increased to $5.2 million for the nine months ended December 31, 2001 compared to $2.5 million for the nine months ended December 31, 2000. Of this increase, $0.3 million represents a reduction in net interest expense in the first quarter of the prior year due to interest income earned by PFSweb on their existing cash balances. The remaining increase in interest expense is attributable to increases in our debt levels due to: (1) the repurchase of 20% of our outstanding shares under terms of a share buyback program we completed during the last fiscal year; (2) the impact of the acquisitions of Etertin during fiscal year 2001 and Digital Storage and General Stationery Supplies during fiscal year 2002; (3) the acquisition of our Memphis distribution assets; and (4) our investment in ISA. These increases to debt levels and corresponding impact to interest expense were partially offset by lower interest rates during the current fiscal year and debt reductions using cash proceeds from the exercise of stock options and the completion of a private placement of common stock on December 20, 2001. The weighted average interest rate, including the effect of our interest rate swaps, was 6.6% and 8.2% for the nine-month periods ended December 31, 2001 and 2000, respectively.

Income Taxes. Our effective income tax rate was 36.9% and 41.1% for the nine months ended December 31, 2001 and 2000, respectively. The income tax provision was negatively impacted during the first quarter of last fiscal year primarily due to losses generated by PFSweb's European subsidiary for which no income tax benefit was recorded. Due to PFSweb's limited operating history in Europe at that time, it was uncertain whether it was "more likely than not" that we would be able to utilize these cumulative tax losses and therefore no tax benefit was recorded. In fiscal 2002, we experienced a decline in our effective tax rate attributable to the finalization of prior year tax returns, which favorably impacted foreign taxes at higher marginal tax rates as well as certain state tax liabilities. Additionally, eliminating the book amortization of non-deductible goodwill has improved the overall effective tax rate compared to the prior year. Based on these results, we expect our effective tax rate to approximate 38% in future quarters.

Seasonality. Although historically we have experienced our greatest sequential quarter revenue growth in our fourth fiscal quarter, management has not been able to determine the specific or, if any, seasonal factors that may cause quarterly variability in operating results. As the international portion of our business grows, seasonality may become more of a factor due to holidays and work patterns in these countries. Management believes that factors that may influence quarterly variability include the overall growth in the non-paper computer supplies industry and shifts in demand for computer supplies products due to a variety of factors, including sales increases resulting from the introduction of new products. We generally experience a relative slowness in sales during the summer months, which may adversely affect our first and second fiscal quarters in relation to sequential quarter performance.

DILUTION

Because of the wide range of exercise prices on outstanding stock options, the number of shares included in our dilutive earnings per share calculation and the resulting diluted earnings per share could vary greatly depending on the average market price of our common stock. The following table summarizes the diluted shares outstanding at various price points using common stock outstanding at December 31, 2001 of 17,498,532.

                                         Diluted Shares
        Average Share Price                 Outstanding
        -------------------              --------------
        $12.00                               18,686,825
        $13.00                               18,832,851
        $14.00                               18,958,125
        $15.00                               19,070,625
        $16.00                               19,170,666
        $17.00                               19,258,938
        $18.00                               19,337,401

LIQUIDITY AND CAPITAL RESOURCES

Net cash provided by operating activities from continuing operations for the nine months ended December 31, 2001 was $11.6 million, compared with $21.5 million for the same period in the prior year. Working capital, excluding the current portion of long-term debt and cash balances, increased to $181.7 million at December 31, 2001 from $176.7 million at March 31, 2001, attributable primarily to our acquisitions of Digital Storage and General Stationery Supplies, partially offset by a decrease in working capital as a result of our decision to exit the IBM master distribution agreements. The working capital requirements were funded primarily with proceeds from our credit facilities.

Net cash used in investing activities during the nine months ended December 31, 2001 was $46.3 million. Payments during the nine months ended December 31, 2001 included cash paid for the acquisitions of Digital Storage and General Stationery Supplies, the investment in ISA, and the transaction to acquire the Memphis distribution assets from PFSweb, which were funded with proceeds from our credit facilities and the sale and leaseback of certain Memphis distribution assets. Capital expenditures for the nine months ended December 31, 2001 were $12.2 million, including $3.1 million acquired under a capital lease and $9.1 million funded with proceeds from our credit facilities. Proceeds from the exercise of stock options and the issuance of common shares were $13.3 million for the nine months ended December 31, 2001, which were used to reduce outstanding balances under our credit facilities.

During December 2001, we completed the private placement of approximately 1.6 million shares of Daisytek common stock to a group of institutional investors for total gross proceeds of approximately $17.7 million. Offering costs of approximately $1.2 million were incurred as of December 31, 2001. The proceeds from the private placement were initially used to reduce outstanding balances under our credit facility.

Financing Activities

Domestic Credit Facilities. Our revolving line of credit facility in the United States, which expires on December 19, 2003, includes an expandible feature to increase the maximum borrowing to $170 million, subject to various conditions precedent. During April 2001, we added another $30.0 million of available credit under this feature, increasing the maximum borrowing availability from $120.0 million to $150.0 million (subject to certain borrowing limitations). As of December 31, 2001, the outstanding balance under this credit facility was $68.0 million and, based on our borrowing base limit at December 31, 2001, $44.3 million was available for future borrowings.

Foreign Credit Facilities. During April 2001, we refinanced a revolving term loan with a Canadian bank expiring on August 31, 2001 and an unsecured revolving line of credit facility with a Canadian bank expiring on January 1, 2002 with a single revolving credit facility of 20.0 million Canadian dollars expiring during April 2004. During October 2001, we amended the Canadian credit facility to add another 10.0 million Canadian dollars to its available credit for total maximum credit availability of 30.0 million Canadian dollars, or approximately $18.8 million. Availability under the credit facility is subject to certain borrowing base limitations, as defined. As of December 31, 2001, the outstanding balance under the Canadian credit facility was 18.6 million Canadian dollars, or approximately $11.7 million, and we had 11.4 million Canadian dollars, or approximately $7.2 million, available for future borrowings.

During May 2001, we amended our unsecured revolving line of credit facility with an Australian bank expiring on January 1, 2002 to add another 5.0 million Australian dollars to its available credit for total maximum credit availability of 20.0 million Australian dollars, or approximately $10.2 million. As of December 31, 2001, the outstanding balance under our Australian credit facility was 12.3 million Australian dollars, or approximately $6.3 million, and we had
7.7 million Australian dollars, or approximately $3.9 million, available for future borrowings. During December 2001, we extended this Australian credit facility to January 1, 2003.

Contractual Obligations and Guarantees. Obligations under long-term debt, capital leases and non-cancelable operating leases are as follows (in millions):

                                                 Payments Due by Period
                              -------------------------------------------------------------
                                          Less than                                   After
Contractual Obligations        Total         1 year     1-3 years     4-5 years     5 years
-----------------------       -------     ---------     ---------     ---------     -------
Long-term debt                $  85.9     $     6.2     $    79.7     $      --     $    --
Capital lease obligations         2.9           1.0           1.9            --          --
Operating leases                 35.4           8.8          14.1           8.1         4.4
                              -------     ---------     ---------     ---------     -------
Total                         $ 124.2     $    16.0     $    95.7     $     8.1     $   4.4
                              =======     =========     =========     =========     =======

In connection with the IPO of PFSweb, we have guaranteed certain PFSweb operating lease obligations. Total minimum payments for the guaranteed leases are $17.3 million, including $4.1 million due in less than one year, $6.9 million due in one to three years, $3.4 million due in four to five years and $2.9 million due after five years. We do not expect to make payments under these guarantees; however, if performance were required, we would seek to mitigate our exposure with lease terminations and/or subleases.

FORWARD-LOOKING STATEMENTS

Certain statements used in this Quarterly Report on Form 10-Q are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements about the financial condition, prospects, operations and business of Daisytek are generally accompanied by words such as "anticipates," "expects," "estimates," "believes," "intends," "plans" or similar expressions. These forward-looking statements are subject to numerous risks, uncertainties and other factors, some of which are beyond the control of Daisytek that could cause actual results to differ materially from those forecasted or anticipated in such forward-looking statements.

These risks, uncertainties and other factors include, but are not limited to: general economic conditions; industry trends; the loss of or inability to hire skilled personnel; the loss of key suppliers or customers; the loss or material decline in service of strategic product shipping relationships; customer demand; product availability; competition (including pricing and availability); risks inherent in acquiring, integrating and operating new businesses and investments; concentrations of credit risk; distribution efficiencies; capacity constraints; technological difficulties, including equipment failure or a breach of our security measures; the volatility of our common stock; economic and political uncertainties arising as a result of terrorist attacks; seasonality; exchange rate fluctuations; foreign currency devaluations; and the regulatory and trade environment (both domestic and foreign). These risks and others are more fully described in Daisytek's Annual Report of Form 10-K for the year ended March 31, 2001.

Because such forward-looking statements are subject to risks, uncertainties and assumptions, you are cautioned not to place undue reliance on these forward-looking statements, which reflect management's view only as of the date of this Quarterly Report on Form 10-Q. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

ITEM 3.QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

As discussed in Item 2 --- Management's Discussion and Analysis of Financial Condition and Results of Operations, Argentina has recently undergone significant economic and political change and, during January 2002, the country abandoned the fixed dollar-to-peso exchange rate and devalued the Argentinian peso. We have experienced no other material changes in interest rate risk or foreign exchange risk during the nine months ended December 31, 2001. Our market risk is described in more detail in our Annual Report on Form 10-K for the year ended March 31, 2001.

           PART C: UNAUDITED FINANCIAL RESULTS FOR THE DAISYTEK GROUP
                   FOR THE FINANCIAL YEAR ENDED 31 MARCH 2002

The financial information set out in this Part C of Appendix II for the financial year ended 31 March 2002 has been extracted, without material adjustment, from the announcement by Daisytek of its unaudited results for the three months to, and the financial year ended, 31 March 2002 which were announced on 7 May 2002.

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES, EXCLUDING RESTRUCTURING AND NONRECURRING CHARGES AND
       RESULTS OF OPERATIONS FOR PFSWEB, INC. AND DISCONTINUED OPERATIONS

The following is an unaudited adjusted historical financial presentation of the results of operations of Daisytek excluding restructuring and nonrecurring charges, the results of operations of PFSweb, Inc., and the income (loss) from operations of a discontinued subsidiary. First quarter 2002 adjusted historical financial results exclude a nonrecurring charge of $4.4 million related to Daisytek's May 2001 acquisition of distribution assets in its Memphis superhub facility from PFSweb and the termination of certain transaction management service agreements between Daisytek and PFSweb shown as nonrecurring costs in the GAAP financial statements. Restructuring charges of $2.9 million and $2.1 million, respectively, are excluded from third quarter and fourth quarter adjusted historical financial results. Daisytek completed the spin-off of its subsidiary PFSweb during July 2000. The fiscal year 2001 financial presentation excludes the results of operations of PFSweb and nonrecurring charges including activities related to the spin-off of PFSweb and certain other charges.

Daisytek based the following unaudited adjusted historical financial data on available information and certain estimates and assumptions. Daisytek believes that such assumptions provide a reasonable basis for presenting the results of Daisytek on a stand-alone basis. This unaudited adjusted financial information does not reflect what Daisytek's results of operations may be in the future.

            UNAUDITED ADJUSTED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                                   Fiscal Year 2002
                                        -----------------------------------------------------------------------
                                          June 30,      Sept. 30,       Dec. 31,      March 31,             FY
                                              2001           2001           2001           2002          Total
Net sales                               $  272,952     $  278,769     $  309,338     $  323,971     $1,185,030
Cost of sales                              241,504        249,148        277,500        290,487      1,058,639
                                        ----------     ----------     ----------     ----------     ----------
Gross profit                                31,448         29,621         31,838         33,484        126,391
Selling, general and administrative
expenses                                    22,649         22,742         22,176         23,143         90,710
                                        ----------     ----------     ----------     ----------     ----------
Income from operations                       8,799          6,879          9,662         10,341         35,681
Interest expense                             1,554          1,786          1,850          2,031          7,221
                                        ----------     ----------     ----------     ----------     ----------
Income before income taxes                   7,245          5,093          7,812          8,310         28,460
Provision for income taxes                   2,784          1,884          2,811          3,133         10,612
                                        ----------     ----------     ----------     ----------     ----------
Net income                              $    4,461     $    3,209     $    5,001     $    5,177     $   17,848
                                        ==========     ==========     ==========     ==========     ==========
Net income per common share:
  Basic                                 $     0.30     $     0.21     $     0.31     $     0.29     $     1.12
  Diluted                               $     0.28     $     0.19     $     0.29     $     0.27     $     1.03

                                                                   Fiscal Year 2001
                                        -----------------------------------------------------------------------
                                          June 30,      Sept. 30,       Dec. 31,      March 31,             FY
                                              2001           2001           2001           2002          Total
                                        ----------     ----------     ----------     ----------     ----------
Net sales                               $  246,178     $  242,305     $  251,034     $  264,066     $1,003,583

Cost of sales                              218,319        214,058        222,662        232,765        887,804
                                        ----------     ----------     ----------     ----------     ----------
Gross profit                                27,859         28,247         28,372         31,301        115,779

Selling, general and administrative
expenses                                    20,993         20,615         21,215         23,237         86,060
                                        ----------     ----------     ----------     ----------     ----------
Income from operations                       6,866          7,632          7,157          8,064         29,719
Interest expense                               839            940          1,050          1,344          4,173
                                        ----------     ----------     ----------     ----------     ----------
Income before income taxes                   6,027          6,692          6,107          6,720         25,546
Provision for income taxes                   2,320          2,534          2,355          2,520          9,729
                                        ----------     ----------     ----------     ----------     ----------
Net income                              $    3,707     $    4,158     $    3,752     $    4,200     $   15,817
                                        ==========     ==========     ==========     ==========     ==========
Net income per common share:
  Basic                                 $     0.21     $     0.25     $     0.25     $     0.29     $     0.99
  Diluted                               $     0.21     $     0.25     $     0.25     $     0.28     $     0.98

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

               UNAUDITED ADJUSTED CONSOLIDATED BALANCE SHEET DATA,
                        EXCLUDING DISCONTINUED OPERATIONS
                                 (in thousands)

                                                                           March 31,    March 31,
                                                                                2002         2001
Total assets, including net interest in BSD at March 31, 2001              $ 414,390    $ 315,364
Working capital from continuing operations, excluding debt and cash        $ 206,264    $ 175,542
Total net debt, excluding cash                                             $ 111,640    $  76,072
Shareholders' equity                                                       $ 196,020    $ 159,102

              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

The following presentation of Daisytek International Corporation is based on generally accepted accounting principles.

                                                          Three Months Ended                Fiscal Year Ended
                                                              March 31,                          March 31,
                                                    -----------------------------     ------------------------------
                                                            2002             2001             2002              2001
Net revenues                                        $    323,971     $    264,066     $  1,185,030      $  1,012,130
Cost of revenues                                         290,487          232,765        1,059,539           894,766
                                                    ------------     ------------     ------------      ------------
Gross profit                                              33,484           31,301          125,491           117,364
Selling, general and administrative expenses              23,143           23,237           90,710            88,193
Restructuring and nonrecurring costs                       2,087            1,909            8,556             6,940
                                                    ------------     ------------     ------------      ------------
Income from continuing operations                          8,254            6,155           26,225            22,231
Interest expense, net                                      2,031            1,344            7,221             3,857
                                                    ------------     ------------     ------------      ------------
Income from continuing operations before income
taxes                                                      6,223            4,811           19,004            18,374
Provision for income taxes                                 2,346            1,805            7,066             7,384
                                                    ------------     ------------     ------------      ------------
Income from continuing operations before
minority interest                                          3,877            3,006           11,938            10,990
Minority interest                                             --               --               --                47
                                                    ------------     ------------     ------------      ------------
Income from continuing operations                          3,877            3,006           11,938            11,037
Discontinued operations
Income (loss) from operations of discontinued
subsidiary, net of tax                                        --              113           (1,085)              389
                                                    ------------     ------------     ------------      ------------
Net income                                          $      3,877     $      3,119     $     10,853      $     11,426
                                                    ============     ============     ============      ============
NET INCOME PER COMMON SHARE:
Basic
Income from continuing operations                   $       0.22     $       0.21     $       0.75      $       0.69
Income (loss) from operations of discontinued
subsidiary, net of tax                                        --               --            (0.07)             0.03
                                                    ------------     ------------     ------------      ------------
Net income                                          $       0.22     $       0.21     $       0.68      $       0.72
                                                    ============     ============     ============      ============
Diluted
Income from continuing operations                   $       0.20     $       0.20     $       0.69      $       0.69
Income (loss) from operations of discontinued
subsidiary, net of tax                                        --             0.01            (0.07)             0.02
                                                    ------------     ------------     ------------      ------------
Net income                                          $       0.20     $       0.21     $       0.62      $       0.71
                                                    ============     ============     ============      ============
Weighted-average common and common share
equivalents outstanding:
  Basic                                                   17,748           14,525           15,963            15,904
  Diluted                                                 19,177           15,050           17,396            16,108

                                  APPENDIX III

                                  RISK FACTORS

This Offer Document contains forward-looking statements that involve risks and uncertainties. Daisytek's actual results could differ materially from those discussed here or incorporated by reference. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Appendix III, as well as those discussed elsewhere in this Offer Document and in any other documents incorporated by reference.

You should carefully read and consider the risk factors set forth below. You should be prepared to accept the occurrence of any and all of the risks associated with this Offer and acquiring shares of Daisytek Common Stock, including a loss of all of your investment.

RISKS RELATING TO THE OFFER

We may experience difficulty integrating ISA.

The Offer involves integrating two companies that have previously operated independently. This integration will require significant effort from each company, including the co-ordination of their sales and marketing efforts. We cannot assure you that Daisytek UK will be able to integrate the operations of ISA without encountering difficulties or experiencing the loss of ISA or Daisytek UK personnel or that the benefits expected from integrating the two companies will be realised. This integration will require the dedication of management resources that may distract management's attention from the day-to-day business of the combined companies. Any difficulties encountered in the integration process (including the interruption of, or a loss of momentum in, ISA's activities, problems associated with integration of management information and reporting systems and delays in implementation of consolidation plans) could adversely impact Daisytek UK's ability to realise the anticipated benefits of the Offer.

Full integration of ISA's operations with our operations may not be achieved if we cannot compulsorily acquire all outstanding ISA Ordinary Shares.

The Offer is subject to a condition that, before the end of the Offer Period, we and our associates have relevant interests in at least 90 per cent. (or such lower percentage as Daisytek UK may decide) of the ISA Shares to which the Offer relates. To effect the compulsory acquisition of all outstanding ISA Ordinary Shares under Sections 428-430F of the Act, we are required to have a relevant interest in at least 90 per cent. of all of the ISA Shares to which the Offer relates. At the end of the Offer Period, we may not hold a sufficient number of ISA Ordinary Shares in order to effect a compulsory acquisition of the remaining outstanding ISA Ordinary Shares under the Act. This could prevent or delay us from realising some or all of the anticipated benefits from the integration of ISA's operations with our operations.

Our stock price has been and may continue to be volatile.

Each ISA Shareholder accepting the Offer will elect to take either New Daisytek Restricted Common Stock or cash. The market prices of Daisytek Common Stock and ISA Ordinary Shares are set out herein in paragraph 10 of Appendix V --- "Additional Information." ISA Shareholders should obtain recent market quotations for Daisytek Common Stock and ISA Ordinary Shares. Daisytek Common Stock and ISA Ordinary Shares historically have experienced price volatility. We cannot guarantee you the market prices of Daisytek Common Stock or ISA Ordinary Shares at any time. In addition, there can be no assurances that the current market prices of the Daisytek Common Stock will be indicative of the value of shares of New Daisytek Common Stock, which will not be registered and will be subject to restrictions on transfer that may not be applicable to existing shares of Daisytek Common Stock.

You may be unable to resell the shares of New Daisytek Restricted Common Stock at current market prices, or at all.

The New Daisytek Restricted Common Stock issued pursuant to the Offer will not be registered under the United States Securities Act or under any applicable United States' State Securities Act or under the securities laws of any jurisdiction outside the United States and will contain a legend to that effect. Such shares may not be offered or sold within the U.S. except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and upon the other conditions described herein. Daisytek intends, following the completion of the Offer, to use its reasonable commercial endeavours to file a Registration Statement on Form S-3 to register for resale into the United States the shares of New Daisytek Restricted Common Stock issued in the Offer; however, Daisytek is under no obligation to prepare, file or maintain any such registration statement and, accordingly, no assurance can be made that any such registration statement will be filed or, if filed, whether it will be declared effective or for how long it will remain effective.

As a result of the resale restrictions applicable to the New Daisytek Restricted Common Stock, ISA Shareholders who elect to receive New Daisytek Restricted Common Stock in the Offer must be prepared to treat such shares as a long-term investment and expect to bear the economic risk of the ownership of such shares for an indefinite period of time. No assurances can be made that the current values of Daisytek Common Stock should be regarded as an indication of any future market price for the New Daisytek Restricted Common Stock. As a result of the resale restrictions applicable to the New Daisytek Restricted Common Stock, no assurances can be made that such shares can be resold by the holder thereof for a price equal to the current market prices of Daisytek Common Stock, or for any price, and no representations or warranties are being (or can be) made in this Offer Document by Daisytek or ISA as to the future value, if any, of the New Daisytek Restricted Common Stock or the profitability or success of the business of Daisytek.

Exchange rates fluctuate and may impact the value of your consideration.

The value of all investments and the outcome from them can fall as well as rise and not all the amount invested may be realised. ISA Shareholders accepting the Offer and electing to receive consideration in US dollars should be aware that they will be exposed to foreign currency risk as a result of fluctuations in the relative exchange rate between US dollars and UK pounds sterling.

The Offer may impact the liquidity and value of ISA Ordinary Shares.

The issuance of shares of New Daisytek Restricted Common Stock in exchange for ISA Ordinary Shares pursuant to the Offer will reduce the number of holders of ISA Ordinary Shares and the number of ISA Ordinary Shares that might otherwise trade publicly and, depending upon the number of ISA Ordinary Shares tendered in the Offer, could adversely affect the liquidity and market value of the remaining ISA Ordinary Shares held by the public. In addition, when the Offer becomes or is declared unconditional in all respects, Daisytek UK intends to procure the making of an application by ISA for the cancellation of trading in ISA Ordinary Shares on AIM. It is anticipated that cancellation of listing from the Official List and cancellation of trading on the AIM will take effect no earlier than 20 business days after the Offer becomes or is declared unconditional in all respects.

ISA's customers may react adversely to the combination with us.

Any number of ISA's existing customers or strategic partners may, following a change of control of ISA, choose to review their contractual or business relationships with ISA. This review could result in delayed or lost sales to either Daisytek or ISA.

Our stockholders have different rights under US law.

After the Offer, ISA Shareholders will hold shares of Daisytek Common Stock. The rights of ISA Shareholders under ISA's Articles of Association are different from the rights of Daisytek Stockholders under our Certificate of Incorporation and our Bylaws. See APPENDIX VI --- "DESCRIPTION OF DAISYTEK CAPITAL STOCK AND CHANGES IN CERTAIN RIGHTS OF ISA SHAREHOLDERS."

Resales of New Daisytek Restricted Common Stock could decrease Daisytek's stock price.

Assuming the Offer is successfully completed, up to 537,234 shares of New Daisytek Restricted Common Stock will be issued. Resales of a substantial number of such shares of New Daisytek Restricted Common Stock (whether pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration) could decrease the per share market price of Daisytek Common Stock.

Antitrust and competition authorities in various jurisdictions may attempt to delay or prevent our acquisition of voting and control rights or may require divestitures.

We and ISA conduct operations in a number of jurisdictions where antitrust filings or approvals may be required in connection with the Offer. We have made or will make antitrust filings with the relevant authorities in Germany. Until the applicable waiting period in Germany expires or is terminated, we may not purchase ISA Ordinary Shares under the Offer. We are currently in the process of reviewing whether any other filings will be required or advisable in other jurisdictions, and we intend to make the appropriate regulatory filings and applications if we decide that such filings are required or advisable. We are confident that the necessary regulatory approvals will be obtained. Nevertheless, we cannot provide any assurance that the necessary approvals will be obtained or that there will not be any adverse consequences to our or ISA's business resulting from the failure to obtain these regulatory approvals or from conditions that could be imposed in connection with obtaining these approvals, including divestitures or other operating restrictions upon our business.

ISA Shareholders will have limited withdrawal rights with respect to the Offer, which means that a decision to accept the Offer may be irrevocable.

Once you have accepted the Offer for your ISA Ordinary Shares, you will only have limited rights to withdraw your acceptance of the Offer. You may be unable to withdraw your acceptance of the Offer even if the market value of shares of our common stock or ISA Ordinary Shares varies significantly from their value on the date of your acceptance of the Offer.

RISKS RELATED TO OUR BUSINESS

We face competition from many sources that could adversely affect our business.

We operate in a highly competitive environment. Our current and potential competitors include:

(a) national, regional and specialty wholesalers of technology and office products and consumables;

(b)  large hardware wholesalers who sell supplies as an ancillary product line;
     and

(c)  manufacturers wishing to sell direct to resellers or end-users.

Some of these competitors are larger than we are and have greater financial and other resources available to them than we do. We cannot assure you that we can continue to compete successfully against these or other competitors in the future. In addition, increased competition in the business products industry, together with increased advertising, has heightened price awareness among end users. This heightened price awareness has led to margin pressure on business products. In the event that this trend continues, our business, financial condition and results of operations could be adversely affected.

The loss of key suppliers and/or shipping companies could adversely affect our business.

We depend on our suppliers to provide us with the products and services we need to serve our customers. Our agreements with our suppliers are generally terminable at any time or on short notice, with or without cause, and, while we consider our relationships with our suppliers to be good, we cannot assure you that any or all of our relationships will not be terminated or that such relationships will continue as presently in effect. Foreign-sourced product may be impacted by macroeconomic or international events. Termination of such relationships or changes by our suppliers in their policies regarding wholesale distributors or volume discount schedules, other marketing programs applicable to us or product pricing generally may have a material adverse effect on our business. In addition, we rely on strategic product shipping relationships to ship our products from our distribution centers to our customers. Loss of any of these relationships could reduce our ability to deliver our products to our customers on a timely basis and material changes in delivery terms and pricing could adversely affect our business, financial condition and results of operations.

Our business could be adversely affected by a systems or equipment failure.

Our business depends upon the reliability of our systems and equipment, some of which is operated by third parties. Although we have disaster recovery plans in place, sustained or repeated system failures could significantly impair our ability to take orders and reduce the traffic on our website. We may, from time to time, experience interruptions due to several factors including hardware failures, unsolicited bulk e-mail and operating system failures. If delays or interruptions continue to occur, our reputation may be impaired, our customers could perceive our network as being unreliable, traffic on our website could deteriorate, customers may become less inclined to purchase from us, suppliers may be less inclined to sell to us and our brand could be adversely affected. Any failure on our part to minimize or prevent capacity constraints or system interruptions could have an adverse effect on our business, financial condition and results of operations.

We depend on the continued operation of our distribution and fulfilment center in Memphis, Tennessee.

We conduct a significant amount of our distribution and fulfilment operations and our order processing and fulfilment functions from our facility in Memphis, Tennessee. Any disruption in the operations at our Memphis distribution and fulfilment center for any reason, including due to damage from fire, natural disaster, power loss, telecommunications failure or similar events, could cause us to be unable to fulfil orders. This failure could cause us to lose customers, would harm our business and would lead to a decline in revenues. Additionally, we operate regional sales and distribution centers in Toronto, Ontario; Vancouver, British Columbia; Montreal, Quebec; Mexico City and Monterrey, Mexico; Sydney, Brisbane and Perth, Australia; and Buenos Aires, Argentina and other regional facilities in the United States. To the extent we open additional distribution facilities in the future, we may face significant logistical and inventory management issues. We cannot assure you that we will be able to successfully manage these issues in the future or that we will be able to deal effectively with a disruption in the operation of our Memphis facility.

A significant portion of our business is conducted in foreign countries, exposing us to additional risks.

A significant portion of our operations is conducted in foreign countries and completion of the acquisition of ISA would expand our operations into Europe. There are several risks inherent in doing business internationally, including:

o    changing regulatory requirements;

o    legal uncertainty regarding foreign laws, tariffs and other trade barriers;

o    political instability;

o    potentially adverse tax consequences;

o    foreign currency fluctuations; and

o    cultural differences.

Any one or more of these factors may materially and adversely affect our business, financial condition and results of operations in a number of ways, such as increased costs, operational difficulties and reduction in revenue and may affect the carrying value of our investments.

Changing manufacturers' prices and price fluctuations due to inflationary and other market conditions could adversely impact our net sales, gross margins and net income.

We maintain substantial inventories to accommodate the prompt service and delivery requirements of our customers. Accordingly, we purchase our products on a regular basis in an effort to maintain our inventory at levels that we believe to be sufficient to satisfy the anticipated needs of our customers based upon historic buying practices and market conditions. Although we have historically been able to pass through manufacturers' price increases to our customers on a timely basis, competitive conditions will influence how much of future price increases can be passed on to our customers. Conversely, when manufacturers' prices decline, lower sales prices could result in lower margins as we sell existing inventory. Changes in the prices paid by us for our products therefore could have a material adverse effect on our business, financial condition and results of operations, including our net sales, gross margins and net income, and the timing of such changes throughout the year could adversely impact quarterly results.

A breach of our e-commerce security measures could reduce demand for our services.

We offer several products through our SOLOnet service on our website and may offer additional products in the future. Advances in computer capabilities and new discoveries in the field of cryptography may compromise the security measures we use to protect our website, access to our databases, and transmissions to and from our website. A party who is able to circumvent our security measures could misappropriate proprietary information or interrupt our operations. Any compromise or elimination of our security could reduce demand for our services.

We may be required to expend significant capital and other resources to protect against security breaches or to address any problem they may cause. Because our activities involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage our reputation and expose us to litigation and possible liability. Our security measures may not prevent security breaches and failure to prevent security breaches may disrupt our operations.

We may engage in future acquisitions or investments that could dilute our existing stockholders, cause us to incur significant expenses or harm our business.

Our growth strategy is dependent to a substantial degree on our ability to effect acquisitions. Some of our major competitors have similar acquisition strategies, and the office products distribution industry is consolidating rapidly. As a result, there is substantial competition for suitable acquisition candidates in many markets. Future acquisitions or investments by us could result in risks such as the following:

o    we may be exposed to unknown liabilities of acquired companies;

o our acquisition and integration costs may be higher than we anticipated and may cause our quarterly and annual operating results to fluctuate;

o we may experience difficulty and expense in assimilating the operations and personnel of the acquired businesses, disrupting our business and diverting management's time and attention;

o we may be unable to integrate or complete the development and application of acquired technology;

o we may experience difficulties in establishing and maintaining uniform standards, controls, procedures and policies;

o our relationships with key customers of acquired businesses may be impaired due to changes in management and ownership of the acquired businesses;

o    we may be unable to retain key employees of the acquired businesses;

o we may incur amortization expenses if an acquisition results in significant identifiable intangible assets with finite lives; and

o our stockholders may be diluted if we pay for the acquisition with equity securities.

Any of these factors could harm our business, financial condition and results of operations. In addition, we cannot assure you that we will be able to acquire other computer supplies and office products businesses on terms favourable to us, that acquired companies will perform as anticipated, or that investments will permanently retain their value.

Our credit facilities impose restrictions with respect to various business matters.

Our credit agreements contain numerous restrictive covenants that limit the discretion of management with respect to certain business matters. These covenants place significant restrictions on, among other things, our ability to incur additional indebtedness, to create liens or other encumbrances, to pay dividends or make other payments in respect of our capital stock, to engage in transactions with affiliates, to make certain payments and investments and to merge or consolidate with another entity. The credit agreements also contain a number of financial covenants that require us to meet certain financial ratios and tests. A failure to comply with the obligations in the credit agreements could result in an event of default under the credit agreements, which, if not cured or waived, could permit acceleration of the indebtedness thereunder and acceleration of indebtedness under other instruments that may contain cross-acceleration or cross-default provisions, any of which could have a material adverse effect on our business, financial condition and results of operations.

Our quarterly operating results may be subject to significant fluctuation.

Our operating results may fluctuate from quarter to quarter as a result of any of the following:

o    the mix of products and services sold;

o    pricing actions of our competitors and us;

o    pricing actions of our freight providers;

o    pricing actions of manufacturers;

o    seasonality;

o    accounts receivable collectibility issues;

o    charges associated with acquisitions and investments; and

o events such as those on September 11, 2001 disrupting domestic and international business and trading environments.

A significant portion of our operating expenses, such as rent expense, depreciation and employee salaries, do not vary directly with the amount of our sales and are difficult to adjust in the short term. As a result, if our sales in a particular quarter are below expectations for that quarter, we may not proportionately reduce operating expenses for that quarter, and therefore any sales shortfall would have a disproportionate effect on our net income for the quarter.

We are dependent on our key personnel, and we need to hire and retain skilled personnel to sustain our business.

Our performance is highly dependent on the continued services of our executive officers and other key personnel, the loss of any of whom could materially adversely affect our business. We currently do not have employment agreements with our executive officers and key personnel. In addition, we need to attract and retain other highly-skilled technical and managerial personnel for whom there is intense competition. We cannot assure you that we will be able to attract and retain the personnel necessary for the continuing growth of our business. Our inability to attract and retain qualified technical and managerial personnel would materially adversely affect our ability to maintain and grow our business.

Our certificate of incorporation, our bylaws and Delaware corporate law make it difficult for a third party to acquire us, despite the possible benefit to our stockholders.

Provisions of our certificate of incorporation, our bylaws and Delaware General Corporate Law, as well as our share rights purchase plan and change in control agreements we have with various Daisytek executives, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors, meaning that only approximately one-third of our directors will be subject to re-election at each annual stockholder meeting. Our certificate of incorporation also permits our Board of Directors to issue one or more series of preferred stock which may have rights and preferences superior to those of the common stock. The availability to issue preferred stock could have the effect of delaying or preventing a third party from acquiring us. In addition, we have a share rights purchase plan pursuant to which preferred stock will be issued upon the occurrence of certain triggering events, including a change in control of Daisytek (defined as a person or group acquiring, or announcing a tender offer to acquire, 15 per cent. or more of our common stock). Finally, our change in control agreements provide various benefits to our executives upon the occurrence of an acquisition or other change in control of Daisytek. These anti-takeover measures could discourage takeover attempts and could materially adversely affect the price of our stock.

The price of our stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

o    quarterly variations in operating results;

o    changes in financial estimates by securities analysts; and

o announcements by us of significant contracts, acquisitions, strategic partnerships, investments, joint ventures or capital commitments.

In addition, stock markets in general, and the NASDAQ National Market, have experienced extreme price and volume fluctuations recently. These fluctuations often have been unrelated or disproportionate to the operating performance of these companies. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance.

If our stock price proves to be volatile, we may be subject to securities class action litigation, which could result in substantial costs. In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. In the future, we may be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources, which could adversely affect our business, financial condition and results of operations.

The terrorist attacks that took place in the United States on September 11, 2001 and the resulting war on terrorism are unprecedented events that have created many economic and political uncertainties.

The terrorist attacks that took place in the United States on September 11, 2001 and the resulting war on terrorism have adversely impacted many businesses, including ours, in some way. There could be further acts of terrorism in the United States or elsewhere that could have a similar impact. In addition, the national global responses to these terrorist attacks and the resulting war on terrorism may materially adversely affect us in ways we cannot predict at the present. Some of the possible material adverse impacts to our business include, but are not limited to: lower order levels from our customers; difficulties or delays related to our receipt or shipment of products by common carrier both within the United States and internationally; the lengthening of our sales cycles and implementations, which might result from a number of factors such as changes in security measures and disruptions to our business as a result of these changes; increased credit and business risk for customers in industries that were severely impacted by the attacks; and further instability in financial markets caused by armed hostilities or further acts of terrorism.

RISKS RELATED TO OUR INDUSTRY

Consolidation in the business products industry could adversely affect our business.

Consolidation continues throughout all levels of the business products industry. Consolidation has resulted in (a) an increased ability of resellers and end-users to buy goods directly from manufacturers on their own or through their participation in buying groups, (b) the ability of larger resellers who grow primarily through acquisitions to qualify for larger volume rebates than the acquired companies would have qualified for on a stand-alone basis and (c) fewer independent resellers to purchase from wholesalers. In addition, over the last decade, office products superstores (which largely buy directly from manufacturers) have entered virtually every major metropolitan market. Continuing consolidation could adversely affect our business, financial condition and results of operations.

Our market is subject to rapid change and to compete we must continually enhance our systems to comply with evolving standards.

To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services and the underlying network infrastructure. If we are unable to adapt to changing market conditions, client requirements or emerging industry standards, our business could be adversely affected. We must continue to address the increasingly sophisticated and varied needs of our clients and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

Our industry is subject to seasonality and end-user demands may change rapidly.

Although historically we have experienced our greatest sequential quarter revenue growth in our fourth fiscal quarter, our management has not been able to determine the specific or, if any, seasonal factors that may cause quarterly variability in operating results. Our management believes, however, that factors that may influence quarterly variability include the overall growth in the computer and office supplies industry and shifts in demand for our computer and office supplies products due to a variety of factors, including sales increases resulting from the introduction of new products. We generally experience a relative slowness in sales during the summer months, which may adversely affect our first and second fiscal quarter results in relation to sequential quarter performance. Any impact upon sales during this peak season could have a disproportionate effect on our results of operations for the full year.

In addition, our sales and profitability are largely dependent on our ability to continually enhance our product offerings in order to meet changing end-user demands. End-users' traditional demands for business products have changed over the last several years as a result of, among other things, the widespread use of computers and other technological advances (resulting in the reduction in use of traditional office products), efforts by various businesses to establish "paperless" work environments, increased recycling efforts and a trend toward non-traditional offices (such as home offices). Our ability to continually monitor and react to such trends and changes in end-user demands will be necessary to avoid adverse effects on our sales and profitability. In addition, our business, financial condition and results of operations could be adversely affected if and to the extent that end-user demand for a broad product selection or the need for overnight delivery were to diminish substantially or end-user demand for a higher proportion of low margin products were to increase substantially.

We operate in an uncertain regulatory and legal environment. New laws and regulations could harm our business.

Our business is either subject to or may be affected by current and future governmental regulation in many different jurisdictions. These rules, regulations, policies and procedures are constantly subject to change. Our business could suffer depending on the extent to which our activities are regulated or proposed to be regulated. Various jurisdictions already have enacted laws covering intellectual property, privacy and taxation that could affect our business. If we become subject to claims that we have violated any laws, even if we successfully defend against these claims, our business could suffer. Moreover, new laws that impose restrictions on our ability to follow current business practices or increase our costs of doing business could adversely effect our business, financial condition and results of operations.

                                  APPENDIX IV

                 FINANCIAL INFORMATION RELATING TO THE ISA GROUP

                         ISA GROUP FINANCIAL STATEMENTS

NATURE OF FINANCIAL INFORMATION

The financial information set out below does not constitute statutory accounts within the meaning of section 240 of the Companies Act, but has been extracted from the published audited accounts of ISA for the three financial years ended 31 December 2001, without material adjustment. The auditors of ISA for the two years ended 31 December 2000 were Arthur Andersen. The auditors of ISA for the year ended 31 December 2001 were KPMG Audit Plc. For each of the three years ended 31 December 2001, the auditors have made reports under Section 235 of the Act in respect of each set of statutory accounts and each such report was an unqualified report and did not contain a statement under Section 237 (2) or (3) of the Companies Act. Attention is drawn to the fundamental uncertainty paragraph in respect of going concern as explained in the "Basis of accounting"
note in this Appendix IV of this document and contained in the audit report on the financial statements for the year ended 31 December 2001.

CONSOLIDATED PROFIT AND LOSS ACCOUNTS FOR THE YEARS ENDED 31 DECEMBER 1999, 2000 AND 2001

                                                                                                    Years ended
                                                                                  ------------------------------------------------
                                                                                          2001              2000              1999
                                                                    Notes               L.'000            L.'000            L.'000
TURNOVER                                                              1,2              361,554           296,803           371,600
                                                                                  ------------      ------------      ------------
COST OF SALES
Normal                                                                                (308,333)         (248,916)         (301,421)
Exceptional                                                             3                   --            (2,836)           (1,532)
                                                                                  ------------      ------------      ------------
                                                                                      (308,333)         (251,752)         (302,953)
                                                                                  ------------      ------------      ------------
GROSS PROFIT                                                                            53,221            45,051            68,647
                                                                                  ------------      ------------      ------------
OPERATING EXPENSES
Distribution costs -- normal (2000: as restated)                        4              (30,527)          (27,308)          (28,706)
                   -- exceptional                                       3               (1,013)           (3,165)               --
                                                                                  ------------      ------------      ------------
                                                                                       (31,540)          (30,473)          (28,706)
                                                                                  ------------      ------------      ------------
Administrative expenses -- normal (2000: as restated)                   4              (21,301)          (21,177)          (35,328)
                        -- exceptional                                  3                 (709)           (1,701)           (3,968)
                                                                                  ------------      ------------      ------------
                                                                                       (22,010)          (22,878)          (39,296)
                                                                                  ------------      ------------      ------------
Amortisation of goodwill                                                                    --                --              (526)
                                                                                  ------------      ------------      ------------
                                                                                       (53,550)          (53,351)          (68,528)
                                                                                  ------------      ------------      ------------
OPERATING (LOSS)/PROFIT                                                 4                 (329)           (8,300)              119
Share of associates' normal operating profit
(2000: as restated)                                                     5                1,001             1,527               546
Share of associates' exceptional operating items
(2000: as restated)                                                     5               (2,636)           (1,245)           (1,366)
Amortisation of goodwill arising on associates                         14                 (814)             (799)               --
Loss on disposal of associate                                          16(b)               (71)               --                --
                                                                                  ------------      ------------      ------------
LOSS ON ORDINARY ACTIVITIES BEFORE INTEREST AND TAXATION                                (2,849)           (8,817)             (701)
Interest receivable                                                     6                  128               115               143
Interest payable and similar charges (2000: as restated)                7               (4,069)           (3,199)           (2,346)
                                                                                  ------------      ------------      ------------
LOSS ON ORDINARY ACTIVITIES BEFORE TAXATION                                             (6,790)          (11,901)           (2,904)
Tax on loss on ordinary activities                                     10                 (631)             (449)             (987)
                                                                                  ------------      ------------      ------------
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION                                              (7,421)          (12,350)           (3,891)
Dividends -- Non-equity                                                12                 (208)               --                --
                                                                                  ------------      ------------      ------------
TRANSFER FROM RESERVES                                                 25               (7,629)          (12,350)           (3,891)
                                                                                  ============      ============      ============
(LOSSES)/EARNINGS PER ORDINARY SHARE                                   13
Basic                                                                                    (13.0)p           (21.4)p            (7.3)p
Before exceptional items (2000: as restated)                                              (6.1)p            (5.9)p             4.1p
Diluted                                                                                  (13.0)p           (21.0)p            (6.6)p
                                                                                  ============      ============      ============



All of the above results for the years ended 31 December 2000 and 2001 derive from continuing activities and there were no acquisitions in those years. The analysis between continuing activities, acquisitions and discontinued operations for the year ended 31 December 1999 is presented within the detailed group profit and loss account.

A statement of movement in reserves is given in note 25.

There is no material difference between the reported loss on ordinary activities before taxation and the historical cost equivalents.

The accompanying notes form an integral part of these financial statements.

DETAILED GROUP PROFIT AND LOSS ACCOUNT FOR THE YEAR ENDED 31 DECEMBER 1999

                                                                                Continuing      Discontinued
                                                                                operations        operations
                                                                                      1999              1999              1999
                                                                    Notes           L.'000            L.'000            L.'000

TURNOVER                                                              1,2          288,027            83,573           371,600
                                                                              ------------      ------------      ------------
COST OF SALES
Normal                                                                            (239,206)          (62,215)         (301,421)
Exceptional                                                             3           (1,532)               --            (1,532)
                                                                              ------------      ------------      ------------
                                                                                  (240,738)          (62,215)         (302,953)
                                                                              ------------      ------------      ------------
GROSS PROFIT                                                                        47,289            21,358            68,647
                                                                              ------------      ------------      ------------
OPERATING EXPENSES
Distribution costs                                                                 (18,481)          (10,225)          (28,706)
Administrative expenses -- normal                                                  (28,123)           (7,205)          (35,328)
                        -- exceptional                                  3           (2,701)           (1,267)           (3,968)
                                                                              ------------      ------------      ------------
                                                                                   (30,824)           (8,472)          (35,854)
                                                                              ------------      ------------      ------------
Amortisation of goodwill                                                              (197)             (329)             (526)
                                                                              ------------      ------------      ------------
                                                                                   (49,502)          (19,026)          (68,528)
                                                                              ------------      ------------      ------------
OPERATING (LOSS)/PROFIT                                                 4           (2,213)            2,332               119
Share of associates' normal operating profit                            5              546                --               546
Share of associates' exceptional operating items                        5           (1,366)               --            (1,366)
                                                                              ------------      ------------      ------------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE INTEREST AND
TAXATION                                                                            (3,033)            2,332              (701)
Interest receivable                                                     6              122                21               143
Interest payable and similar charges                                    7           (1,413)             (933)           (2,346)
                                                                              ------------      ------------      ------------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION                                (4,324)            1,420            (2,904)
                                                                              ------------      ------------
Tax on loss on ordinary activities                                     10                                                 (987)
                                                                                                                  ------------
LOSS ON ORDINARY ACTIVITIES AFTER TAXATION                                                                              (3,891)
Dividends                                                              12                                                   --
                                                                                                                  ------------
TRANSFER FROM RESERVES                                                 25                                               (3,891)
                                                                                                                  ============
(LOSSES)/EARNINGS PER ORDINARY SHARE                                   13
Basic                                                                                                                     (7.3)p
Before exceptional items                                                                                                   4.1p
Diluted                                                                                                                   (6.6)p
                                                                                                                  ============

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED BALANCE SHEET AS AT 31 DECEMBER 1999, 2000 AND 2001

                                                                                           Years ended
                                                                         ------------------------------------------------
                                                                                 2001              2000              1999
                                                               Notes           L.'000            L.'000            L.'000
FIXED ASSETS
Intangible assets -- goodwill                                     14           13,965            14,993            15,437
Tangible assets                                                   15            5,777             6,085             4,706
Investments                                                       16            2,297             2,609             3,262
                                                                         ------------      ------------      ------------
                                                                               22,039            23,687            23,405
                                                                         ------------      ------------      ------------
CURRENT ASSETS
Stocks                                                            18           22,320            18,488            18,873
Debtors                                                           19           56,116            46,268            45,968
Cash at bank and in hand                                                        4,178             4,153             1,860
                                                                         ------------      ------------      ------------
                                                                               82,614            68,909            66,701
CREDITORS DUE WITHIN ONE YEAR                                     20          (88,521)          (79,233)          (63,382)
                                                                         ------------      ------------      ------------
NET CURRENT (LIABILITIES)/ASSETS                                               (5,907)          (10,324)            3,319
                                                                         ------------      ------------      ------------
TOTAL ASSETS LESS CURRENT (LIABILITIES)/ASSETS                                 16,132            13,363            26,724
CREDITORS DUE AFTER MORE THAN ONE YEAR                            21           (4,202)             (544)             (618)
PROVISIONS FOR LIABILITIES AND CHARGES                            23               --               (81)              (37)
                                                                         ------------      ------------      ------------
NET ASSETS                                                                     11,930            12,738            26,069
                                                                         ============      ============      ============
CAPITAL AND RESERVES
Called up share capital                                           24            3,739             2,939             2,660
Share premium account                                             25            7,154             1,041             1,034
Shares to be issued                                                                --                --             3,976
Merger reserve                                                    25            5,069             5,069             1,370
Profit and loss account                                           25           (4,032)            3,689            17,029
                                                                         ------------      ------------      ------------
                                                                               11,930            12,738            26,069
                                                                         ============      ============      ============
Equity shareholders' funds                                                      5,017            12,738            26,069
Non-equity shareholders' funds                                                  6,913                --                --
                                                                         ------------      ------------      ------------
TOTAL SHAREHOLDERS' FUNDS                                                      11,930            12,738            26,069
                                                                         ============      ============      ============

The accompanying notes form an integral part of these financial statements.

COMPANY BALANCE SHEET AS AT 31 DECEMBER 1999, 2000 AND 2001

                                                                                Years ended
                                                              ------------------------------------------------
                                                                      2001              2000              1999
                                                    Notes           L.'000            L.'000            L.'000
FIXED ASSETS
Tangible assets                                        15            1,109             1,474               697
Investments                                            17           47,131            44,591            44,430
                                                              ------------      ------------      ------------
                                                                    48,240            46,065            45,127
                                                              ------------      ------------      ------------
CURRENT ASSETS
Debtors                                                19           42,059            33,567            26,126

CREDITORS DUE WITHIN ONE YEAR                          20          (26,953)          (27,412)          (19,278)
                                                              ------------      ------------      ------------
NET CURRENT ASSETS                                                  15,106             6,155             6,848
                                                              ------------      ------------      ------------
TOTAL ASSETS LESS CURRENT LIABILITIES                               63,346            52,220            51,975
CREDITORS DUE AFTER MORE THAN ONE YEAR                 21           (3,982)               --                --
                                                              ------------      ------------      ------------
NET ASSETS                                                          59,364            52,220            51,975
                                                              ============      ============      ============
CAPITAL AND RESERVES
Called up share capital                                24            3,739             2,939             2,660
Share premium account                                  25            7,154             1,041             1,034
Shares to be issued                                                     --                --             3,976
Other reserves                                         25           40,663            40,663            36,964
Profit and loss account                                25            7,808             7,577             7,341
                                                              ------------      ------------      ------------
                                                                    59,364            52,220            51,975
                                                              ============      ============      ============
Equity shareholders' funds                                          52,451            52,220            51,975
Non-equity shareholders' funds                                       6,913                --                --
                                                              ------------      ------------      ------------
TOTAL SHAREHOLDERS' FUNDS                                           59,364            52,220            51,975
                                                              ============      ============      ============

The accompanying notes form an integral part of these financial statements.

CONSOLIDATED CASHFLOW STATEMENTS FOR THE YEARS ENDED 31 DECEMBER 1999, 2000 AND 2001

                                                                                             Years ended
                                                                            ------------------------------------------------
                                                                                    2001              2000              1999
                                                               Notes              L.'000            L.'000            L.'000
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES               28(a)           (9,159)            2,427             2,172
Returns on investments and servicing of finance                   28(c)           (3,147)           (1,639)           (2,645)
Taxation                                                          28(c)             (915)              (55)           (1,349)
Capital expenditure and financial investment                      28(c)           (1,812)           (2,983)             (529)
Acquisitions and disposals                                        28(c)           (3,285)             (161)           16,111
Equity dividends paid                                             28(c)               --                --                --
                                                                            ------------      ------------      ------------
Cash (outflow)/inflow before management of liquid
resources and financing                                                          (18,318)           (2,411)           13,760
Financing                                                         28(c)           10,537              (434)          (16,989)
                                                                            ------------      ------------      ------------
DECREASE IN CASH IN THE YEAR                                                      (7,781)           (2,845)           (3,229)
                                                                            ============      ============      ============

GROUP STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES FOR THE THREE YEARS ENDED 31 DECEMBER 1999, 2000 AND 2001

                                                                                             Years ended
                                                                            ------------------------------------------------
                                                                                    2001              2000              1999
                                                                                  L.'000            L.'000            L.'000
LOSS FOR THE FINANCIAL YEAR                                                       (7,421)          (12,350)           (3,891)
Translation differences on foreign currency net investments                          (92)             (808)              120
Adjustment to unrealised (loss)/gain on disposal of subsidiary                        --              (182)              815
                                                                            ------------      ------------      ------------
Total gains and losses recognised since the last annual report                    (7,513)          (13,340)           (2,956)
                                                                            ============      ============      ============

The accompanying notes form an integral part of these financial statements.

NOTES TO THE FINANCIAL STATEMENTS

STATEMENT OF ACCOUNTING POLICIES

The principal accounting policies are summarised below. They have all been applied consistently throughout the year and preceding two years:

BASIS OF ACCOUNTING

(a) The financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards.

(b) The financial statements in respect of the financial year ended 31 December 2001 have been prepared on a going concern basis which the Directors believe to be appropriate for the reasons summarised below.

     The Directors have prepared cashflow forecasts for the period up to 31 December 2003 which show that the Group requires further funding in order to be able to continue as a going concern. An Offer has been announced for the group by Daisytek and, as explained below, the directors believe that the various matters that cause the Group to require further funding will be resolved as a consequence of the Offer having been announced and under the terms of the loan agreement with Daisytek.

     Having taken all of the factors set out in (c) below into consideration, the Directors have prepared the financial statements on the basis of a going concern as they expect that either the Offer will become unconditional in due course or that, if it does not, then the resolutions described in that note to effect a fund raising in the form of equity shares would be passed. Under either of these circumstances, the directors believe that the necessary funds would become available to the Group.

     However, there can be no certainty about these events and, without the continued financial support of Daisytek, in whatever form, it is unlikely that the Group would be able to continue to operate as a going concern. The financial statements do not include any adjustments that may be necessary in these circumstances such as the revision of the carrying values of assets, the requirement for further provisions for additional liabilities that may arise and the reclassification of fixed assets and long term liabilities as current.

(c) The Directors have prepared cashflow forecasts for the period up to 31 December 2003 which show that the Group requires further funding in order to be able to continue as a going concern. An Offer has been announced for the Group by Daisytek and, as explained below, the Directors believe that the various matters that cause the Group to require further funding will be resolved as a consequence of the Offer having been announced and the terms of the loan agreement with Daisytek detailed below. The Offer is preconditional upon the approval and signing by the Board of these Financial Statements.

     Under the terms of the Preference Shares, Daisytek was entitled to receive a preference dividend of L.141,278 on 1 April 2002, which was not paid. If a preference dividend is not paid on the due date and remains in arrears for more than 14 days, this constitutes an event of default under the provisions of the Company's Articles of Association unless waived by Daisytek. Daisytek agreed to defer the outstanding payment but this agreement expired on 6 May 2002, at which point an event of default occurred.

     The consequences of the event of default are that Daisytek is entitled to exercise voting rights in respect of its Preference Shares such that it may cast a majority of the votes at any General Meeting of the Company; it may appoint additional Directors to the Board so that up to 50 per cent. of the Board is appointed by Daisytek; and it may within 120 days call for the payment of a Special Dividend.

     The amount of the Special Dividend is to be equivalent to the "Kaye Value", defined by the Articles as the value, at the date the Special Dividend is required, of the ordinary shares, rights to shares or warrants of Kaye held by the Company less the costs incurred by the Company in subscribing or acquiring such shares, rights to shares or warrants after 9 August 2001. If the Kaye Value is not agreed between the Company and Daisytek, it is to be determined by the Company's auditors as an appropriate percentage of the value of the whole of the issued share capital of Kaye (provided that the value of any shares, rights to shares or warrants which have been sold by the Company shall be equal to the proceeds of sale). At 31 December 2001, the carrying value of Kaye in the Company's balance sheet was L.21.8 million and the cost incurred by the Company in subscribing for further shares in Kaye after 9 August 2001 (all of which shares were subscribed prior to 31 December 2001) was L.3.2 million. However, the carrying value in the Company's balance sheet may not be relevant to the valuation process described above, which may ascribe a lower value to the Company's interest in Kaye at the time when the payment of the Special Dividend is required. Upon receipt of notice that the Special Dividend is to be called for, it is deemed as payable. The settlement of the Special Dividend is by way of cash or, with the consent of the preference shareholders, by the distribution in specie of assets equivalent to the Special Dividend payable. If this Special Dividend was called for then, dependent upon its value, it is uncertain whether the Company would have sufficient distributable reserves to make the payment. No further rights are acquired by Daisytek in the circumstances where the Special Dividend is unable to be paid. If this Special Dividend was called for in cash, then it would be funded under the terms of the loan agreement set out below.

     Daisytek has agreed to not exercise its right to vote, as described above, until the earlier of 30 June 2002 or the date when clearance is obtained from German competition authorities in relation to the Offer by Daisytek. It has also waived its right to call for a Special Dividend until 30 June 2002 and has indicated that it does not presently intend to appoint directors to the Board of the Company.

     Under a loan agreement with Daisytek effective from 12 October 2001, borrowings amounting to L.7.9 million (advanced in 2002) fall due for repayment on or before 30 June 2002. If this repayment has not been made, then the Directors are obliged to procure that a fund raising be proposed to the members in the form of a placing of ordinary equity shares to Daisytek, subject to clawback to the extent members subscribe as part of this fund-raising. The agreement prescribes that the amount to be raised be sufficient, net of expenses of the issue, to repay in full the amounts outstanding under the loan agreement, any cash payment due in respect of the Special Dividend and an amount, to be determined by the Directors, to provide additional working capital for the Group (subject to this amount being less than L.10.0 million). If the Company is seeking to procure the fund-raising then Daisytek has agreed not to seek repayment of the loans (other than following an event of default), nor to seek payment of the Special Dividend if it has been called for, until 30 September 2002. If the required resolutions to effect this fund raising are not passed at the meeting called for members to consider them, then it is unlikely that the Group would be in a position to repay the amount owed to Daisytek or to pay the Special Dividend in cash.

     The Group is currently operating at or around the maximum limit of its borrowing facilities which it expects to continue to be made available to the Group in the current circumstances of the Offer announcement and associated terms of the loan agreement. Daisytek, as part of the terms of the Offer announcement, has provided L.3.0 million of interim funding to support the cash needs of the business during the Offer process. Consequently, between now and 30 September 2002 (the later of the likely dates when the Offer, if made, is expected to be declared unconditional and the date when any fund-raising proceeds are expected to be received), the Directors believe that the Group has sufficient funds to be able to continue to meet its debts as they fall due.

     Once the Offer from Daisytek is made and becomes unconditional, the Directors believe that, on the basis of current discussions with Daisytek, the following will occur:

     A    That the right to receive the Special Dividend will be waived.

     B    That either:

          o The repayment date of the loans due under the loan agreement with Daisytek will be extended with any further funding that is necessary also being made available from Daisytek; or

          o If the loans are required to be repaid, the required resolutions to effect a fund-raising in the form of a placing of equity shares will be passed and the funds necessary to provide sufficient working capital to the Group, including funding the Special Dividend payment if A does not happen, would be available.

     Should the Offer be made but not become unconditional, then the Directors believe that the Special Dividend will be called for and the loans will be required to be repaid. Following the event of default, and taking account of the voting rights conferred by this, Daisytek would control 50 per cent. plus one vote of the voting rights of the Company. In these circumstances, it is not certain that the required resolutions to effect a fund-raising in the form of a placing of equity shares would be passed since these resolutions require a 75 per cent. majority. Without the passing of these resolutions, it is unlikely that the Group would be able to continue as a going concern and consequently, the Directors would expect the resolutions to be passed as it would be in shareholders' best interests to do so, and that the funds necessary to provide sufficient working capital to the Group, to repay the loans and to fund any payment, if required, of the Special Dividend in cash, would be available.

     On the basis of the information currently available to them the Directors believe that the Offer will be made and will not subsequently lapse.

     On these bases, whether or not the Offer becomes unconditional, the Directors believe that the Group will have sufficient funds for the foreseeable future.

     Should the Offer not be made, lapse, become unconditional but B above not then occur, or not become unconditional and the resolutions to effect a fund-raising in the form of equity shares as set out above not then be passed, then the Directors would need to consider what other funding options were available to them. In these circumstances, if the Special Dividend became payable in cash, then it is unlikely that the Group would be able to continue as a going concern. If the Special Dividend were not payable the Group would still require additional funding and the Directors would seek alternative forms of funding but it is unlikely that such funding would be available and any such funding would require the consent of Daisytek in accordance with the Articles of Association.

BASIS OF CONSOLIDATION

The consolidated financial statements incorporate the financial statements of the Company and all its subsidiary undertakings all of which are made up to the end of each financial year.

The results of subsidiary undertakings acquired or disposed of are included from, or to, the date that control passes to, or from the Group.

GOODWILL

Goodwill arising on consolidation, representing the excess of the purchase consideration, including related costs, over the fair value of the net assets acquired, is capitalised and written off on a straight line basis over its useful economic life, normally 20 years.

Goodwill that arose from acquisitions prior to 31 December 1997 was written off to reserves in accordance with the accounting standards then applicable. As permitted by Financial Reporting Standard 10, goodwill previously written off to reserves has not been reinstated in the balance sheet.

On the subsequent disposal or termination of a business acquired since 1 January 1998, the profit or loss on disposal or termination is calculated after charging the unamortised amount of any related goodwill.

TANGIBLE FIXED ASSETS AND DEPRECIATION

Tangible fixed assets are stated at cost less accumulated depreciation. Depreciation is provided on all fixed assets at rates calculated to write off the cost, less estimated residual value, of such assets evenly over their expected useful lives. The estimated useful lives used for this purpose are:

Freehold buildings              40 years

Leasehold improvements          Shorter of 10 years or remaining life of lease

Plant and machinery             2 to 10 years

Fixtures and fittings           4 to 7 years

LEASE AND HIRE PURCHASE COMMITMENTS

Assets held under hire purchase or finance lease contracts that transfer substantially all the risks and rewards of ownership to the Group are capitalised and depreciated over their useful lives.

The capital element of the related liability is included in creditors. The interest element is charged to the profit and loss account so as to produce a constant period rate of charge on the capital outstanding. Rentals in respect of all operating leases are charged to the profit and loss account on a straight line basis over the term of the lease.

INVESTMENTS

Fixed asset investments are stated at cost less provision for permanent diminution in value where appropriate.

ASSOCIATED UNDERTAKINGS

The consolidated profit and loss account includes the Group's share of the results of its associated undertakings where there is substantial holding in the equity and participation in financial and operating policy decisions. Investments in associated undertakings are included in the consolidated balance sheet at cost, less goodwill, plus the Group's share of post-acquisition retained reserves.

STOCKS

Stocks are stated at the lower of cost and net realisable value. Cost is taken as the average purchase price plus carriage and freight costs. Cost of manufactured goods includes materials, direct labour and production overheads. Net realisable value is the price at which stocks can be sold in the normal course of business after allowing for costs of realisation. Provision is made for slow moving and defective stocks where appropriate.

TAXATION

Corporation tax is provided at amounts expected to be paid (or recovered) using the tax rates and legislation that has been enacted or substantially enacted by the balance sheet date.

Deferred taxation relating to the excess of capital allowances over depreciation and other timing differences is provided in the financial statements to the extent that a liability is expected to crystallise.

FOREIGN CURRENCIES

Transactions in foreign currencies are recorded at the rate ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies and the balance sheets of overseas subsidiary undertakings are translated at the rate of exchange ruling at the balance sheet date.

Exchange differences arising on the re-translation of the opening net assets of overseas subsidiary undertakings at the closing rate are taken directly to reserves. The profit and loss accounts of overseas subsidiary undertakings are translated using average rates of exchange with the adjustment arising from closing rates taken to reserves.

Gains and losses arising on forward exchange contracts are deferred and recognised in the profit and loss account at the same time as the hedged transaction.

All other exchange differences are dealt with in the profit and loss account.

PENSION COSTS

The Group operates a defined contribution pension scheme for senior employees in the UK. The assets of the scheme are held separately from those of the Group and are administered independently. The Group's contribution to the scheme is charged to the profit and loss account as it falls due.

A subsidiary disposed of during 1999, John Heath & Company Ltd, also operates a defined benefit pension scheme which is now closed to new members. For defined benefit schemes the amount charged to the profit and loss account in respect of pension costs and other post-retirement benefits is the estimated regular cost of providing the benefits accrued in the year, adjusted to reflect variations from that cost. The regular cost is calculated so that it represents a substantially level percentage of current and future payroll costs.

Variations from regular cost are charged or credited to the profit and loss account as a constant percentage of the payroll over the estimated remaining working lives of scheme members. Defined benefit schemes are externally funded, with the assets of the scheme held separately from those of the company in a separate trustee administered fund.

Any difference between amounts charged to the profit and loss account and amounts payable in respect of the Group's pension schemes are shown as either provisions or prepayments in the balance sheet. There are no Group pension arrangements in respect of overseas operations.

NOTES TO THE FINANCIAL STATEMENTS

1.   TURNOVER

Turnover comprises the invoiced value of goods and services supplied by the Group, exclusive of value added taxation and intra-group transactions, and is attributable to the distribution of consumables products for information processing, telecommunications and computer equipment and other products for the office.

2. ANALYSIS OF TURNOVER AND PROFIT

                                                          Years ended
                                                --------------------------------
                                                  2001        2000        1999
                                                 L.'000      L.'000      L.'000

TURNOVER BY DESTINATION
United Kingdom and Ireland                       132,398     104,053     161,896
Continental Europe                               176,066     140,855     158,406
Scandinavia                                       44,416      43,798      46,166
Other areas                                        8,674       8,097       5,132
                                                --------    --------    --------
                                                 361,554     296,803     371,600
                                                ========    ========    ========

UNITED KINGDOM AND IRELAND

                                   Continuing operations           Discontinued operations             United Kingdom Total
                           ---------------------------------   -------------------------------   ---------------------------------
                              2001        2000        1999       2001        2000       1999        2001        2000        1999
                             L.'000      L.'000      L.'000     L.'000      L.'000     L.'000      L.'000      L.'000      L.'000

TURNOVER BY ORIGIN
Total sales                  144,353     113,107      97,262          --         --     88,003     144,353     113,107     185,265
Inter-segment sales           (2,872)     (1,686)     (5,323)         --         --     (4,430)     (2,872)     (1,686)     (9,753)
                           ---------   ---------   ---------   ---------  ---------  ---------   ---------   ---------   ---------
Sales to third parties       141,481     111,421      91,939          --         --     83,573     141,481     111,421     175,512
                           =========   =========   =========   =========  =========  =========   =========   =========   =========
PROFIT BEFORE TAXATION
Segment operating
profit before exceptional      5,589       4,430       1,280          --         --      3,599       5,589       4,430       4,879
items
Exceptional items             (1,101)        (45)       (892)         --         --     (1,267)     (1,101)        (45)     (2,159)
                           ---------   ---------   ---------   ---------  ---------  ---------   ---------   ---------   ---------

Operating profit               4,488       4,385         388          --         --      2,332       4,488       4,385       2,720
                           =========   =========   =========   =========  =========  =========   =========   =========   =========
NET ASSETS
Segmental net assets          10,007       8,912      31,556          --         --         --      10,007       8,912      31,556
                           =========   =========   =========   =========  =========  =========   =========   =========   =========

CONTINENTAL EUROPE, SCANDINAVIA AND GROUP TOTAL

                                 Continental Europe                     Scandinavia                        Group Total
                         ---------------------------------   --------------------------------    ---------------------------------
                           2001        2000         1999        2001       2000        1999        2001        2000        1999
                          L.'000      L.'000       L.'000      L.'000     L.'000      L.'000      L.'000      L.'000      L.'000

TURNOVER BY ORIGIN

Total sales               180,318     142,834     153,371      46,682      45,195      46,121     371,353     301,136     384,757
Inter-segment sales        (4,661)     (1,250)     (3,272)     (2,266)     (1,397)       (132)     (9,799)     (4,333)    (13,157)
                         --------    --------    --------     -------     -------     -------    --------    --------    --------
Sales to third
parties                   175,657     141,584     150,099      44,416      43,798      45,989     361,554     296,803     371,600
                         ========    ========    ========     =======     =======     =======    ========    ========    ========

(LOSS)/PROFIT BEFORE
TAXATION
Segment operating
(loss)/profit before
exceptional items          (4,165)     (4,348)       (641)      1,072         504       1,381       2,496         586       5,619
Exceptional items            (301)     (7,936)     (3,248)         --          --         (93)     (1,402)     (7,981)     (5,500)
                         --------    --------    --------     -------     -------     -------    --------    --------    --------

Operating (loss)/profit    (4,466)    (12,284)     (3,889)      1,072         504       1,288       1,094      (7,395)        119
                         ========    ========    ========     =======     =======     =======    ========    ========    ========
Unallocated central
costs:
Operating loss                                                                                     (1,103)     (1,184)         --
Exceptional items                                                                                    (320)        279          --
                                                                                                 --------    --------    --------
Operating (loss)/profit                                                                              (329)     (8,300)        119
Share of associates loss after exceptional items and goodwill
amortisation                                                                                       (2,520)       (517)       (820)
Net interest                                                                                       (3,941)     (3,084)     (2,203)
                                                                                                 --------    --------    --------
Group loss before
taxation                                                                                           (6,790)    (11,901)     (2,904)
                                                                                                 --------    --------    --------

NET ASSETS
Segmental net assets       18,794       9,167      13,352       3,910       3,091       3,714      32,711      21,170      48,622
                         ========    ========    ========     =======     =======     =======
Investments and
goodwill                                                                                           16,262      17,602          --
Unallocated liabilities                                                                           (37,043)    (26,034)    (22,553)
                                                                                                 --------    --------    --------
Total net assets                                                                                   11,930      12,738      26,069
                                                                                                 ========    ========    ========

Unallocated liabilities represent net borrowings and taxation which are not applicable to the operations of any individual segment.

3. EXCEPTIONAL ITEMS

                                                               Discontinued
                                      Continuing operations      operations        Group Total
                                    -------------------------  ------------  --------------------------
                                     2001     2000      1999       1999        2001     2000      1999
                                    L.'000   L.'000    L.'000     L.'000      L.'000   L.'000    L.'000


COST OF SALES
Stock losses and customer
claims                                  --    2,836     1,532         --          --    2,836     1,532
                                    ------   ------    ------     ------      ------   ------    ------
DISTRIBUTION COSTS
Relocation of distribution
centre                                 939       --        --         --         939       --        --
Duplicated costs during
logistics transfer                      --    1,745        --         --          --    1,745        --
Contract termination
costs                                   74    1,420        --         --          74    1,420        --
                                    ------   ------    ------     ------      ------   ------    ------
                                     1,013    3,165        --         --       1,013    3,165        --
                                    ------   ------    ------     ------      ------   ------    ------

ADMINISTRATIVE EXPENSES
Board and senior
management settlements                 592      513     1,305        120         592      513     1,425
Property and location
rationalisation                        117      270       838        151         117      270       989
Non-recoverable debts                   --    1,197        --         --          --    1,197        --
Exceptional bad debts                   --     (279)       --        996          --     (279)      996
Accelerated IT deprecation              --       --       558         --          --       --       558
                                    ------   ------    ------     ------      ------   ------    ------
                                       709    1,701     2,701      1,267         709    1,701     3,968
                                    ------   ------    ------     ------      ------   ------    ------
TOTAL EXCEPTIONAL ITEMS
Total before share of
associates                           1,722    7,702     4,233      1,267       1,722    7,702     5,500
Share of associates
(2000: as restated)                  2,636    1,245     1,366         --       2,636    1,245     1,366
                                    ------   ------    ------     ------      ------   ------    ------
                                     4,358    8,947     5,599      1,267       4,358    8,947     6,866
                                    ======   ======    ======     ======      ======   ======    ======

4. OPERATING (LOSS)/PROFIT

Operating (loss)/profit is stated after charging/(crediting):

                                                      Years ended
                                               -------------------------
                                                2001     2000     1999
                                               L.'000   L.'000   L.'000

Depreciation
--on owned assets                               1,670    1,453    3,085
--on hire purchased assets                        388      356      338
Loss/(profit) on disposal of fixed assets           1       39      (51)
Goodwill amortisation                              --       --      526
Auditors' remuneration
--audit                                           172      169      198
--other services                                  535       44      186
Operating lease rentals
--land and buildings                            2,225    1,904    3,265
--plant and machinery                           1,535    1,577      551
                                               ======   ======   ======

The auditors' remuneration figure given above for other services provided in the financial year ended 31 December 2001, relates to work performed by KPMG Audit Plc, their associates, and Arthur Andersen. Principally this related to assisting the Group with the formation of the strategic alliance with Daisytek International Corporation and the issue of the Preference Shares (see note 24 for further details), and preparation of other necessary financial information and reports.

In the financial year ended 31 December 2001 the definition of distribution costs and administrative expenses has been refined to apply a consistent measure throughout the Group, following the termination of the outsourced logistics contract and an ongoing project to standardise accounts coding structures. The comparative figures for 2000 have been restated to take account of this revised definition.

5. SHARE OF RESULTS OF ASSOCIATED UNDERTAKINGS

                                                            Years ended
                                                     ---------------------------
                                                      2001      2000      1999
                                                     L.'000    L.'000    L.'000

Operating profit (excluding exceptional items)        1,001     1,527       702
Exceptional items (note 3)                           (2,636)   (1,245)   (1,366)
Net interest payable                                 (1,076)   (1,075)     (156)
                                                    -------   -------    ------

Loss before tax                                      (2,711)     (793)     (820)
Tax                                                    (145)      334       (40)
                                                    -------   -------    ------
Loss after tax                                       (2,856)     (459)     (860)
                                                    =======   =======    ======

In 1999, tax includes a credit of L.151,000 attributable to exceptional items.

Further details are given in note 16.

The allocation of the Kaye result for 2000 between operating profit, exceptional items and interest was altered in the period between the Group accounts being signed and the Kaye accounts being signed, although the overall result for this associate remained the same as that previously disclosed. The comparative figures for 2000 have been restated as a result of these amendments.

6. INTEREST RECEIVABLE

                        Years ended
                   ----------------------
                    2001    2000    1999
                   L.'000  L.'000  L.'000

Bank interest         58     41      20
Other interest        70     74     123
                   -----  -----   -----
                     128    115     143
                   =====  =====   =====

7. INTEREST PAYABLE AND SIMILAR CHARGES

                                                              Years ended
                                                         ----------------------
                                                          2001    2000    1999
                                                         L.'000  L.'000  L.'000

Bank loans and overdrafts                                2,778   2,051   2,239
Hire purchase charges                                       26      50      69
Other interest                                             189      23      38
                                                        ------  ------  ------
Total before share of associated undertakings            2,993   2,124   2,346
Share of associated undertakings (2000: as restated)     1,076   1,075      --
                                                        ------  ------  ------
                                                         4,069   3,199   2,346
                                                        ======  ======  ======

8. DIRECTORS' REMUNERATION, INTERESTS AND TRANSACTIONS

Aggregate directors' remuneration

                                                                 Years ended
                                                           ------------------------
                                                            2001     2000     1999
                                                           L.'000   L.'000   L.'000

Executive directors
--Salary and fees                                            407      322      270
--Performance related bonus                                   20       --       --
Fees for non-executive directors                              25       17       75
Compensation for loss of office                              100       --      164
Other benefits                                                21       18       19
                                                            ----     ----     ----
                                                             573      357      528
Group contributions to money purchase pension schemes         18       15       22
                                                            ----     ----     ----
                                                             591      372      550
                                                            ====     ====     ====

AGGREGATE DIRECTORS' EMOLUMENTS

                                                                         Compensation
                                    Salary                                 for loss
                                   and fees  Benefits   Bonus   Pension   of office    Total
2001                                L.'000    L.'000   L.'000    L.'000    L.'000      L.'000

Name of director
EXECUTIVE
B Robinson                             187       10       --       --         --        197
MJ Murphy                              120       11       20       18         --        169
DA Heap
(resigned 31 December 2001)            100       --       --       --        100        200
NON-EXECUTIVE
BV Triebel
(resigned 26 June 2001)                  8       --       --       --         --          8
H Fristedt                              17       --       --       --         --         17
                                     -----    -----    -----    -----      -----      -----
                                       432       21       20       18        100        591
                                     =====    =====    =====    =====      =====      =====


                                           Salary
                                          and fees  Benefits  Pension   Total
2000                                       L.'000    L.'000   L.'000   L.'000

Name of director
EXECUTIVE
DA Heap                                       100       --       --      100
B Robinson (appointed 26 January 2000)        122        8       --      130
MJ Murphy                                     100       10       15      125
NON-EXECUTIVE
BV Triebel                                     17       --       --       17
MC Layton (resigned 2 June 2000)               --       --       --       --
H Fristedt*                                    --       --       --       --
                                            -----    -----    -----    -----
                                              339       18       15      372
                                            =====    =====    =====    =====

*H Fristedt was a representative of CHISA LLC in 2000 and 1999, and only received expenses.

                                                                                      Compensation
                                          Salary and                                    for loss
                                             fees        Benefits       Pension         of office       Total
1999                                        L.'000        L.'000         L.'000           L.'000        L.'000

Name of director
EXECUTIVE
DA Heap                                       97             --            --                --            97
MJ Murphy
(appointed 20 September 1999)                 30              3             5                --            38
TE Blyth
(resigned 9 March 1999)                       36              4             4                75           119
GR Stevens
(resigned 20 September 1999)                  90             12            13                89           204
PPJ Vikanis
(resigned 29 November 1999)                   17             --            --                --            17
NON-EXECUTIVE
BV Triebel                                    17             --            --                --            17
MC Layton                                     45             --            --                --            45
JK Hewson
(resigned 30 September 1999)                  13             --            --                --            13
                                           -----          -----         -----             -----         -----
                                             345             19            22               164           550
                                           =====          =====         =====             =====         =====

In addition to salary, executive directors are provided with private health cover and a company car.

DETAILS OF DIRECTORS' SHARE OPTIONS

Options held by the directors to subscribe for the company's ordinary shares are shown in note 24.

DIRECTORS' INTERESTS

The directors who held office at the respective year ends had the following interests in the ordinary shares of the Company:

                                            Ordinary shares of 5p each
                                      ----------------------------------------
                                         2001          2000            1999
                                      Beneficial    Beneficial      Beneficial

DA Heap                                     --      12,278,029      12,118,029
B Robinson                                  --              --              --
MJ Murphy                              120,000         120,000              --
BV Triebel                                  --          40,000          40,000
H Fristedt                              90,000          90,000         100,000
MC Layton                                   --              --         500,000
GR Stevens                                  --              --              --
PPJ Vikanis                                 --              --              --
JK Hewson                                   --              --              --
TE Blyth                                    --              --              --
                                       =======      ==========      ==========

DIRECTORS' TRANSACTIONS

DA Heap is a director (resigned 31 December 2001) and significant shareholder in Virtual Village Limited and Torres Limited, from which the Company purchased and sold goods as detailed in note 30.

9. PARTICULARS OF EMPLOYEES

The average monthly number of persons employed by the Group during the year was:

                                     Years ended
                             ------------------------------
                               2001       2000       1999
                              Number     Number     Number

Sales                           642        627        702
Administration                  301        316        421
Distribution                    217        152        499
Manufacturing                    --         --         76
                             ------     ------     ------
                              1,160      1,095      1,698
                             ======     ======     ======

Staff costs, including executive directors' remuneration, during the year amounted to:

                                            Years ended
                                    -------------------------------
                                     2001        2000        1999
                                    L.'000      L.'000      L.'000

Wages and salaries                  23,071      21,445      30,201
Social security costs                4,441       4,069       4,935
Pension costs                          270         172         460
                                   -------     -------     -------
                                    27,782      25,686      35,596
                                   =======     =======     =======

10. TAX ON LOSS ON ORDINARY ACTIVITIES

                                                                         Years ended
                                                              ------------------------------------
                                                               2001             2000        1999
                                                              L.'000           L.'000      L.'000

UK Corporation tax at 30% (2000: 30%, 1999: 30.25%)            1,115           677         1,179
Double taxation relief                                          (893)         (207)         (484)
Transfer (from)/to deferred tax                                  (52)           52           (31)
Overseas taxation                                                505            (5)          605
Share of associates tax                                          145          (334)           40
Adjustment relating to prior years UK Corporation tax           (189)          266          (322)
                                                               -----         -----         -----
                                                                 631           449           987
                                                               =====         =====         =====

The tax charge for the year has been reduced by tax relief in respect of exceptional items amounting to L.394,000 (2000: L.31,000, 1999: L.792,000).

11. COMPANY PROFIT FOR THE FINANCIAL YEAR

The profit attributable to the Company which has been dealt with in its own accounts is L.231,000 (2000: L.236,000, 1999: L.1,251,000). In accordance with the exemption given under Section 230 of the Companies Act 1985 the Company does not present its own profit and loss account.

12. DIVIDENDS

                                                  Years ended
                                          ---------------------------
                                           2001      2000      1999
                                          L.'000    L.'000    L.'000

Non-equity --- Preference Shares
Declared (see note 24)                      208       --       --
                                            ===      ===      ===

13. (LOSSES)/EARNINGS PER ORDINARY SHARE

The calculation of basic loss per ordinary share is based on the loss after taxation and non-equity dividends of L.7,629,000 (2000: L.12,350,000, 1999:
L.3,891,000) and on 58.8 million (2000: 57.8 million, 1999: 53.2 million)
ordinary shares, being the weighted average number of shares in issue during the year.

The calculation of (loss)/earnings before exceptional items per ordinary share is based on a loss of L.3,594,000 (2000: L.3,434,000, 1999: profit of
L.2,183,000), arrived at as follows:

                                                       2001         2000         1999

Loss after taxation and non-equity dividends          (7,629)     (12,350)      (3,891)
Exceptional items (note 3)                             4,385        8,947        6,866
Tax effect of exceptional items (note 10)               (394)         (31)        (792)
Loss or disposal of associate                             71           --           --
                                                     -------      -------       ------
(Loss)/profit before exceptional items                (3,594)      (3,434)       2,183
                                                     =======      =======       ======

The calculation of fully diluted losses per share is based on 58.8 million (2000: 58.9 million, 1999: 58.9 million) ordinary shares, the 1999 dilution reflects the issue of 5.5 million shares under the terms of the acquisition of John Heath (Holdings) Limited (see note 24) and the dilutive effect of outstanding share options.

14. GOODWILL

                                                                                    L.'000
COST
At 31 December 1998                                                                 9,015
Reassessment of fair value of assets acquired in prior year                         2,770
Additions                                                                          15,634
Disposals                                                                         (11,785)
                                                                                  -------
At 31 December 1999                                                                15,634
Reassessment of fair value of assets acquired in prior year                           194
Additions                                                                             161
                                                                                  -------
At 31 December 2000                                                                15,989
Additions                                                                             292
Disposals                                                                            (565)
                                                                                  -------
At 31 December 2001                                                                15,716
                                                                                  -------
AMORTISATION
At 31 December 1998                                                                   355
Charge for the year                                                                   526
Disposals                                                                            (684)
                                                                                  -------
At 31 December 1999                                                                   197
Charge for the year                                                                   799
                                                                                  -------
At 31 December 2000                                                                   996
Charge for the year                                                                   814
Disposals                                                                             (59)
                                                                                  -------
At 31 December 2001                                                                 1,751
                                                                                  -------
NET BOOK VALUE
At 31 December 1999                                                                15,437
                                                                                   ======
At 31 December 2000                                                                14,993
                                                                                   ======
At 31 December 2001                                                                13,965
                                                                                   ======


In 1999, the fair value of certain assets in John Heath (Holdings) Limited, acquired in 1998, were reassessed. Adjustments relate to freehold property valuation and provision for dilapidation liabilities in certain leasehold properties.

In 2000, the fair value of certain assets in EXY Group Limited ("EXY"), acquired in 1999, were reassessed, following completion of the audited accounts of EXY for the period ended 31 March 2000.

From 2000 onwards, all of the goodwill arose on the acquisition of the associated undertakings and therefore the amortisation is shown in the profit and loss account in accordance with Financial Reporting Standard 9.

An impairment review was performed in 2001 in respect of the investment in Kaye. The recoverable amount of the goodwill has been assessed by reference to the net present value of estimated future cash flows, incorporating the planned costs and expected benefits of the reorganisation (that was planned at the time of acquisition of the Group's interest in Kaye and that is currently in process) and applying a discount rate of 10 per cent.. This review demonstrated that no provision is required in relation to this investment.

15. TANGIBLE FIXED ASSETS

GROUP

                                                              Plant        Fixtures
                                Freehold      Leasehold        and           and
                                buildings    improvements    machinery     fittings      Total
                                 L.'000        L.'000          L.'000      L.'000       L.'000
COST
At 31 December 1998               1,712         5,253        11,909         7,992        26,866
Additions                            12            38         1,520           711         2,281
Disposals                            (2)         (223)       (3,694)         (419)       (4,338)
Disposal of subsidiaries         (1,395)       (4,596)       (2,838)       (4,221)      (13,050)
Exchange adjustments                 --            (5)         (246)         (227)         (478)
                                 ------       -------       -------       -------       -------
At 31 December 1999                 327           467         6,651         3,836        11,281
Additions                             1           413         1,947         1,109         3,470
Disposals                            --          (201)         (248)         (492)         (941)
Exchange adjustments                 --            (5)          (24)          (12)          (41)
                                 ------       -------       -------       -------       -------
At 31 December 2000                 328           674         8,326         4,441        13,769
Additions                            --           108           493         1,302         1,903
Disposals                            --            --        (1,930)          (37)       (1,967)
Exchange adjustments                 --            (1)         (113)          (89)         (203)
                                 ------       -------       -------       -------       -------
At 31 December 2001                 328           781         6,776         5,617        13,502
                                 ------       -------       -------       -------       -------
DEPRECIATION
At 31 December 1998                 190         3,138         5,319         5,524        14,171
Charge for the year                  38           195         2,378           812         3,423
Disposals                            (2)         (188)       (2,121)         (362)       (2,673)
Disposal of subsidiaries           (105)       (2,950)       (1,425)       (3,540)       (8,020)
Exchange adjustments                 --            (2)         (178)         (146)         (326)
                                 ------       -------       -------       -------       -------
At 31 December 1999                 121           193         3,973         2,288         6,575
Charge for the year                  10            50         1,212           537         1,809
Disposals                            --           (36)         (232)         (408)         (676)
Exchange adjustments                 --            (1)          (18)           (5)          (24)
                                 ------       -------       -------       -------       -------
At 31 December 2000                 131           206         4,935         2,412         7,684
Charge for the year                   9            54         1,494           501         2,058
Disposals                            --            --        (1,847)          (28)       (1,875)
Exchange adjustments                 --             1           (87)          (56)         (142)
                                 ------       -------       -------       -------       -------
At 31 December 2001                 140           261         4,495         2,829         7,725
                                 ------       -------       -------       -------       -------
NET BOOK VALUE
At 31 December 1998               1,522         2,115         6,590         2,468        12,695
                                 ======       =======       =======       =======       =======
At 31 December 1999                 206           274         2,678         1,548         4,706
                                 ======       =======       =======       =======       =======
At 31 December 2000                 197           468         3,391         2,029         6,085
                                 ======       =======       =======       =======       =======
At 31 December 2001                 188           520         2,281         2,788         5,777
                                 ======       =======       =======       =======       =======

The net book value of tangible fixed assets includes L.351,000 (2000:
L.738,000, 1999: L.865,000) in respect of assets held under hire purchase or finance lease contracts.

COMPANY

                                                                  Fixtures
                                 Leasehold      Plant and            and
                                improvements    machinery          fittings          Total
                                  L.'000          L.'000            L.'000          L.'000
COST
At 31 December 1998                  98           2,495               69            2,662
Additions                             5             650               17              672
Disposals                            --            (652)             (26)            (678)
                                 ------         -------           ------          -------
At 31 December 1999                 103           2,493               60            2,656
Additions                            --           1,151                2            1,153
Disposals                            --             (69)              --              (69)
                                 ------         -------           ------          -------
At 31 December 2000                 103           3,575               62            3,740
Additions                            16             224               36              276
Disposals                            --          (1,894)              (3)          (1,897)
                                 ------         -------           ------          -------
At 31 December 2001                 119           1,905               95            2,119
                                 ------         -------           ------          -------
DEPRECIATION
At 31 December 1998                   1           1,249               32            1,282
Charge for the year                  10           1,078               13            1,101
Disposals                            --            (408)             (16)            (424)
                                 ------         -------           ------          -------
At 31 December 1999                  11           1,919               29            1,959
Charge for the year                  10             287               12              309
Disposals                            --              (2)              --               (2)
                                 ------         -------           ------          -------
At 31 December 2000                  21           2,204               41            2,266
Charge for the year                  12             532               20              564
Disposals                            --          (1,815)              (5)          (1,820)
                                 ------         -------           ------          -------
At 31 December 2001                  33             921               56            1,010
                                 ------         -------           ------          -------
NET BOOK VALUE
At 31 December 1998                  97           1,246               37            1,380
                                 ======         =======           ======          =======
At 31 December 1999                  92             574               31              697
                                 ======         =======           ======          =======
At 31 December 2000                  82           1,371               21            1,474
                                 ======         =======           ======          =======
At 31 December 2001                  86             984               39            1,109
                                 ======         =======           ======          =======

16. INVESTMENTS -- GROUP

                                                                      L.'000
INVESTMENT IN ASSOCIATED UNDERTAKINGS
At 31 December 1998                                                       --
Additions                                                              4,122
Share of loss after tax for year                                        (860)
                                                                      ------
At 31 December 1999                                                    3,262
Reassessment of fair value of assets acquired in prior year             (194)
Share of loss after tax for year                                        (459)
                                                                      ------
At 31 December 2000                                                    2,609
Additions                                                              3,285
Disposals                                                               (449)
Goodwill arising on additions in the year                               (292)
Share of loss after tax for year                                      (2,856)
                                                                      ------
At 31 December 2001                                                    2,297
                                                                      ======

(a) Kaye Office Supplies Limited ("Kaye")

Kaye is a private company registered in England. The Group acquired a holding of
46.85 per cent. of the issued ordinary L.1 shares on 30 September 1999.

This percentage shareholding was increased to 47 per cent. in 2001 by purchasing shares, which were offered for sale by a director of Kaye, and then maintained at this level by participating in a rights issue, which was completed on 12 October 2001.

Kaye is the parent undertaking of a group of companies, which trade as wholesale distributors of office products.

The summarised profit and loss account of Kaye for the three years ended 31 December 2001 and the share attributable to the Group comprises:

                                                 Group share                                 Kaye
                                      -----------------------------------      -------------------------------------
                                        2001          2000          1999         2001          2000          1999
                                       L.'000        L.'000        L.'000       L.'000        L.'000        L.'000

Turnover                               97,245        97,127        23,400       206,420       207,320       119,036
                                      -------       -------       -------      --------      --------      --------
Profit before exceptional items,
amortisation of goodwill and tax         (432)          375           546          (918)          799           471
Exceptional items                      (2,636)       (1,245)       (1,366)       (5,609)       (2,657)       (3,865)
Amortisation of goodwill                   --            --            --          (308)         (307)          (77)
                                      -------       -------       -------      --------      --------      --------
Loss before tax                        (3,068)         (870)         (820)       (6,835)       (2,165)       (3,471)
Tax                                        --           353           (40)           --           754          (410)
                                      -------       -------       -------      --------      --------      --------
Loss after tax                         (3,068)         (517)         (860)       (6,835)       (1,411)       (3,881)
                                      =======       =======       =======      ========      ========      ========

The table below summarises the exceptional items incurred by Kaye, and the share attributable to the Group:

                                                            Group share              Kaye
                                                         -----------------     -----------------
                                                          2001       2000        2001      2000
                                                         L.'000     L.'000      L.'000    L.'000

Integration costs following the acquisition of
John Heath (Holdings) Limited
Integration costs                                           170        676        361      1,443
Redundancy                                                   --        569         --      1,214
                                                         ------     ------     ------     ------
                                                            170      1,245        361      2,657
                                                         ------     ------     ------     ------
Costs of a fundamental restructuring of continuing
operations
Establishment and set-up of Arrow                         1,486         --      3,162         --
Redundancy costs relating to closure of depots              779         --      1,657         --
Professional fees associated with the refinancing           201         --        429         --
                                                         ------     ------     ------     ------
                                                          2,466         --      5,248         --
                                                         ------     ------     ------     ------
Total exceptional items for Kaye                          2,636      1,245      5,609      2,657
                                                         ======     ======     ======     ======

Arrow is the new automated distribution centre, located in Lutterworth, Leicestershire.

The summarised balance sheet of Kaye at 31 December and the share attributable to the Group comprises:

                                                 Group share                                Kaye
                                      -----------------------------------    ------------------------------------
                                        2001          2000         1999         2001         2000         1999
                                       L.'000        L.'000       L.'000       L.'000       L.'000       L.'000

Fixed assets                             5,679        3,311        2,007       12,083        7,068        4,284
Investments                                  5            5           64           10           10          136
Goodwill                                    --           --           --        5,455        5,763        5,067
Current assets                          30,999       36,922       35,298       65,957       78,810       75,343
                                       -------      -------      -------      -------      -------      -------
                                        36,683       40,238       37,369       83,505       91,651       84,830
Creditors due within one year          (33,131)     (36,728)     (34,448)     (70,492)     (78,395)     (73,529)
Creditors due after one year and
provisions                              (1,255)      (1,224)         (59)      (2,669)      (2,612)        (125)
                                       -------      -------      -------      -------      -------      -------
Equity shareholders' funds               2,297        2,286        2,862       10,344       10,644       11,176
                                       =======      =======      =======      =======      =======      =======

(b) EXY Group Limited ("EXY")

EXY is a private company registered in England. The Group acquired its holding of 32 per cent. of the issued ordinary L.1 shares on 22 November 1999.

EXY is the parent undertaking of a group of companies whose trading activities principally consists of the recycling, manufacture and distribution of consumable products for the office.

EXY acquired all its subsidiary undertakings in November 1999 and has a financial year end of 31 March.

Consequently there were no published accounts for EXY in 1999. The results of EXY between 22 November and 31 December 1999 were not significant to the Group.

On 24 December 2001, the Group disposed of the whole of the 32 per cent. holding in EXY for a total consideration of L.888,000. Of the total consideration, L.444,000 was received in cash in February 2002, with the balance in the form of non-voting redeemable 7 per cent. preference shares of L.1 each, redeemable in equal amounts on 30 April and 31 August 2002. The first redemption has now taken place. The carrying value of the associate at the time of disposal was L.955,000, of which L.506,000 was in goodwill and L.449,000 in investments, which after taking account of associated legal costs of L.4,000, resulted in a loss on disposal of L.71,000. During the year, EXY had contributed L.211,000 profit after tax to the Group's results.

17. INVESTMENTS -- COMPANY

                                                     Share in       Share in
                                                     associated     subsidiary
                                                    undertakings   undertaking     Total
                                                      L.'000          L.'000      L.'000
At 31 December 1998 -- as previously reported             --         38,321       38,321

                    -- adjustment                         --          3,976        3,976
                                                     -------        -------      -------
                    -- as restated                        --         42,297       42,297

Additions                                             19,093            500       19,593
Disposals                                                 --        (17,460)     (17,460)
                                                     -------        -------      -------
At 31 December 1999                                   19,093         25,337       44,430
Additions                                                161             --          161
                                                     -------        -------      -------
At 31 December 2000                                   19,254         25,337       44,591
Additions                                              3,285             --        3,285
Disposals                                               (745)            --         (745)
                                                     -------        -------      -------
At 31 December 2001                                   21,794         25,337       47,131
                                                     =======        =======      =======

Name of principal subsidiary undertaking and
country of incorporation of registration                           Description of shares held       Trading activity

1999, 2000 AND 2001
ISA Wholesale plc (England)*                                              Ordinary L.1 shares               Trading
ISA International Holdings Limited (England)*                             Ordinary L.1 shares       Holding company
PAR Beteiligungs GmbH (Germany)                                  Common stock of no par value           Holding and
                                                                                                         management
ISA Deutschland GmbH (Germany)                                   Common stock of no par value               Trading
Supplies Team GmbH (Germany)                                     Common stock of no par value               Trading
ASDV SA (France)                                                         Ordinary E.48 shares           Holding and
                                                                                                         management
GDIS Sarl (France)                                                       Ordinary E.15 shares               Trading
UNISOURCE Sarl (France)                                                  Ordinary E.15 shares               Trading
Supplies Team Sarl (France)                                              Ordinary E.76 shares               Trading
Oscar Dellert AB (Sweden)                                             Ordinary SEK 100 shares               Trading
Supplies Team Norge AS (Norway)                                     Ordinary Nok 1,000 shares               Trading
ISA Scandinavia AS (Norway)                                         Ordinary Nok 1,000 shares               Trading
Supplies Team Srl (Italy)                                        Common stock of no par value     Trading 2001 only
Supplies Team EDV-Zubeho(0)r Handel GmbH (Austria)               Common stock of no par value               Trading

*Shares of companies held by ISA International plc. Shares of other companies are held by subsidiary undertakings.

The trading activity of the principal subsidiary undertakings is the distribution of consumable products for information processing, telecommunications and computer equipment.

Each undertaking operates in its country of incorporation or registration.

The Group's shareholding in each of the above subsidiary undertakings represents 100 per cent. of the voting rights and nominal value of issued shares.

All of the shares held in Supplies Team EDV-ZubehIr Handel GmbH, were disposed of by the Group on 22 January 2002 (see note 31 for further details).

18. STOCKS

Stocks comprise finished goods and goods held for resale.

19. DEBTORS

                                                       Group                            Company
                                            -----------------------------     -----------------------------
                                             2001       2000       1999        2001       2000        1999
                                            L.'000     L.'000     L.'000      L.'000     L.'000      L.'000

Trade debtors                                50,432     42,193     38,862         --         --         --
Amounts owed by subsidiary undertakings      40,476     32,770     24,978
Amounts owed by associated undertakings           6        512        142         --          4          4
Other debtors                                 1,900      1,203      2,911        662        206        316
Prepayments and accrued income                2,706      1,761      3,168         --         --         --
Corporation tax recoverable                     628        599        885        477        587        828
Short term investments (see note 16(b))         444         --         --        444         --         --
                                            -------    -------    -------    -------    -------    -------
                                             56,116     46,268     45,968     42,059     33,567     26,126
                                            =======    =======    =======    =======    =======    =======

20. CREDITORS DUE WITHIN ONE YEAR

                                                              Group                               Company
                                                  -------------------------------     ---------------------------------
                                                    2001        2000       1999         2001        2000         1999
                                                   L.'000      L.'000     L.'000       L.'000      L.'000       L.'000

Bank loans and overdrafts (see note 22)            37,066      29,186      23,225      21,006      20,173      13,250

Obligations under hire purchase and
finance lease contracts (see note 22)                 322         358         447          --          --          --

Trade creditors                                    38,549      37,384      30,039          --          --          --

Amounts owed to subsidiary
undertakings                                        4,330       4,875       4,761

Amounts owed to associated
undertakings                                           --       1,173         631          --          --          --

Corporation tax payable                               358         719         447          --          --          --

Other taxes and social security                     3,094       2,651       2,548          --          --          --

Other creditors                                     3,846       3,574       2,317         936       1,817         490

Accruals and deferred income                        5,078       4,188       3,728         473         547         777

Dividends payable                                     208          --          --         208          --          --
                                                  -------     -------     -------     -------     -------     -------
                                                   88,521      79,233      63,382      26,953      27,412      19,278
                                                  =======     =======     =======     =======     =======     =======

Bank loans and overdrafts amounting to L.15,944,000 (2000: L.16,546,000, 1999:
L.13,441,000) are secured by fixed and floating charges over the assets of the Company and its subsidiary undertakings in the UK and bear interest at commercial rates linked to LIBOR. Bank loans and overdrafts amounting to L.20,846,000 (2000: L.11,590,000, 1999: L.nil) are secured by charges over the assets of certain overseas subsidiary undertakings. The Company has guaranteed bank loans and overdrafts of subsidiary undertakings amounting at 31 December 2001 to L.135,000 (2000: L.16,000, 1999: L.1,633,000).

21. CREDITORS DUE AFTER MORE THAN ONE YEAR

                                                       Group                        Company
                                           ----------------------------   ---------------------------
                                             2001       2000      1999     2001       2000      1999
                                            L.'000     L.'000    L.'000   L.'000     L.'000    L.'000

Medium term loans (see note 22)              3,982        --        --     3,982        --        --
Obligations under hire purchase and
finance lease contracts (see note 22)          121       443       539        --        --        --
Other creditors                                 99       101        79        --        --        --
                                            ------    ------    ------    ------     -----     -----
                                             4,202       544       618     3,982        --        --
                                            ======    ======    ======    ======     =====     =====

22. DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

The Group's treasury policy aims to ensure that the Group has sufficient resources while monitoring and minimising risk. The Group does not engage in speculative transactions.

The main risks arising from the Group's financial instruments are interest rate risk, liquidity risk and foreign exchange. The Board reviews and agrees policies for managing each of these risks and they are summarised below:

Interest rate risk

The Group finances its operations through a mixture of previously retained profits and bank borrowings. Interest rates are managed by borrowing from various funding sources at a variable rate. The Board reviews the interest rates that the Group is paying and where appropriate purchases hedging tools.

Liquidity risk

Financial flexibility is critical to this business and is achieved through managing loans and overdrafts on a short-term basis. It is the Group's policy to fund the purchase of long-term assets by financing lines of a similar maturity where available. Around 40 per cent. of the Group's bank facilities are in the form of invoice discounting as this form of financing flexes with the level of business being generated.

Foreign exchange risk

The Group has significant subsidiaries in Europe whose revenues and expenses are denominated in local currency. In order to provide some protection of the Group's Sterling Balance Sheet from movements in these primarily Euro based currencies, the Group finances its intra-group debts to the largest subsidiaries by borrowing in the local currencies of these operating units. Unrealised differences arising from structural currency exposures are recognised in the Statement of Total Recognised Gains and Losses.

A significant amount of the Group's cost of sales is denominated in currencies other than that of the local operating unit. The Group's policy is to manage currency exposure on purchase commitments through a combination of forward currency contracts and currency options. This will both eliminate currency exposure at the time of purchase and reduce the uncertainty of the price to be paid for imported products. In 2001, the Company took out a number of Average Rate Currency Options, to partially hedge future purchase commitments.

FINANCIAL ASSETS

The Group has no financial assets other than short-term debtors and cash at bank.

FINANCIAL LIABILITIES

As permitted by FRS13, short term creditors have been excluded from this note.

The currency profile of the Group's bank loans and overdrafts is as follows:

                                                      Years ended
                                       ----------------------------------------
                                        2001             2000             1999
                                       L.'000           L.'000           L.'000

Sterling                               (6,054)           1,032           (1,168)
Euro based currencies                 (30,204)         (29,937)         (22,057)
Other currencies                         (808)            (281)              --
                                      -------          -------          -------
                                      (37,066)         (29,186)         (23,225)
                                      =======          =======          =======

In the UK, any sterling balance in hand, is pooled by the UK bankers with those euro based currency borrowings held within the UK as a net bank facility.

All borrowings are repayable within 3 months of the year end and are financed using floating interest rates. All facilities are uncommitted. All borrowings are linked to relevant national LIBOR or base rate equivalents. All facilities are uncommitted.

The maturity profile of the Group's and Company's financial liabilities at 31 December was:

                                                                                                          Finance lease and hire
                                           Bank loans and overdrafts           Medium term loans           purchase obligations
                                          ---------------------------    ---------------------------    ---------------------------
                                           2001      2000      1999       2001       2000      1999      2001      2000      1999
                                          L.'000    L.'000    L.'000     L.'000     L.'000    L.'000    L.'000    L.'000    L.'000

GROUP
In one year or less, or on demand          37,066    29,186    23,225        --        --        --       322       358       447
Between one and two years                      --        --        --     3,982        --        --       121       322       539
Between two and five                           --        --        --        --        --        --        --       121        --
                                          -------   -------   -------    ------     -----     -----     -----     -----     -----
                                           37,066    29,186    23,225     3,982        --        --       443       801       986
                                          =======   =======   =======    ======     =====     =====     =====     =====     =====

COMPANY
In one year or less, or on demand          21,006    20,173    13,250        --        --        --        --        --        --
Between one and five years                     --        --        --     3,982        --        --        --        --        --
After five years                               --        --        --        --        --        --        --        --        --
                                          -------   -------   -------    ------     -----     -----     -----     -----     -----
                                           21,006    20,173    13,250     3,982        --        --        --        --        --
                                          =======   =======   =======    ======     =====     =====     =====     =====     =====

FAIR VALUES OF FINANCIAL INSTRUMENTS

Except as disclosed below, the book, and fair value, for both the financial assets (cash and cash equivalents) and the financial liabilities (short and long term debt) were equal. Where available, market values have been used to determine fair values.

FORWARD CURRENCY CONTRACTS AND CURRENCY OPTIONS

The Group's policy is to manage the impact of currency movements by using a combination of forward currency contracts and currency options. This both eliminates currency exposure at the time of purchase and reduces the uncertainty of the price to be paid on imported products. In November 2000, the Company took out an Average Rate Currency Option to partially hedge future purchase commitments. There are 26 weekly fixing dates and fixing amounts throughout the period of the option, with the settlement date being 27 September 2001.

The book value at 31 December 2000 was L.nil, as there was no premium payment in relation to this option. The theoretical fair value of the option at 31 December 2000 based upon market value was L.405,000. As the transactions being hedged had not taken place none of this theoretical value was recognised at 31 December 2000.

23. PROVISION FOR LIABILITIES AND CHARGES

                                                             Group        Company
                                                             L.'000        L.'000

DEFERRED TAXATION
At 31 December 1998                                             406           --
Transfer to profit and loss account                             (31)          --
Disposals                                                      (331)          --
Exchange adjustments                                             (7)          --
                                                              -----        -----

At 31 December 1999                                              37           --
Transfer from profit and loss account                            52           --
Exchange adjustments                                             (8)          --
                                                              -----        -----

At 31 December 2000                                              81           --
Transfer to profit and loss account                             (52)          --
Exchange adjustments                                            (29)          --
                                                              -----        -----
At 31 December 2001                                              --           --
                                                              =====        =====

The potential liability to deferred taxation, together with the amounts for which provision has been made, is as follows:

                                                              Potential                          Provided
                                                  -------------------------------     -------------------------------
                                                    2001        2000        1999        2001        2000        1999
                                                   L.'000      L.'000      L.'000      L.'000      L.'000      L.'000

GROUP
Accelerated capital allowances                      (273)       (296)       (305)       (273)       (296)       (305)
Other timing differences                             273         377         342         273         377         342
                                                   -----       -----       -----       -----       -----       -----
                                                      --          81          37          --          81          37
                                                   =====       =====       =====       =====       =====       =====
COMPANY
Accelerated capital allowances                      (128)       (144)       (251)         --          --          --
                                                   =====       =====       =====       =====       =====       =====

In addition, the Company has a potential liability to tax on chargeable gains rolled over amounting to L.4,200,000 (2000: L.4,200,000, 1999: L.4,200,000)
following the intra-group transfer of subsidiary undertakings. A tax liability would only crystallise on any subsequent sale of those subsidiary undertakings.

24. CALLED UP SHARE CAPITAL

                                                                                          Years ended
                                                                             ------------------------------------
                                                                               2001          2000          1999
                                                                              L.'000        L.'000        L.'000

Authorised:
175,000,000 (1999 and 2000: 80,000,000) ordinary shares of
5p each                                                                        8,750         4,000         4,000
80,000,000 (1999 and 2000: nil) variable rate convertible
cumulative redeemable preference shares 2006 of 10p each                       8,000            --            --
                                                                             -------       -------       -------
                                                                              16,750         4,000         4,000
                                                                             =======       =======       =======
Allotted, called up and fully paid:
58,778,398 (2000: 58,778,398, 1999: 53,206,524) ordinary shares
of 5p each                                                                     2,939         2,939         2,660
8,000,000 (1999 and 2000: nil) variable rate convertible
cumulative redeemable preference shares 2006 of 10p each                         800            --            --
                                                                             -------       -------       -------
                                                                               3,739         2,939         2,660
                                                                             =======       =======       =======

CHANGES IN SHARE CAPITAL

On 9 March 2000, deferred consideration of L.3,976,000 due under the terms of the agreement to acquire John Heath (Holdings) Limited was satisfied by the issue of 5,542,553 ordinary shares.

Options in respect of 29,321 ordinary shares with an aggregate nominal value of L.2,000 were exercised during 2000 for a consideration of L.9,000.

PREFERENCE SHARES

The 8,000,000 variable rate convertible cumulative redeemable preference shares of 10p each ("Preference Shares"), were issued to Daisytek UK Limited on the 3 September 2001 at L.1 per share, resulting in consideration after costs, of L.6,913,000. The Preference Shares will mature on the fifth anniversary of their issue and are convertible at any time during their term at the option of Daisytek UK Limited into ordinary shares of ISA representing 50 per cent. plus one share of the Company's issued ordinary share capital as enlarged by the conversion of the Preference Shares. The conversion is equivalent to a subscription price per ordinary share of approximately 13p. The Preference Shares carry a variable annual coupon of 3 per cent. over 3 month LIBOR, payable quarterly in arrears, and can be redeemed early at the option of ISA after the third year on payment of a 10 per cent. redemption premium. On a return of capital on a winding-up or otherwise the holders of the Preference Shares will be entitled to receive out of the available assets all arrears of Preference Dividend together with an amount equal to the paid up capital and any premium on the Preference Shares. The holders of the Preference Shares shall be entitled to receive notice of and attend all general meetings of the Company but not to vote unless an event of default has occurred. An event of default occurred on 6 May 2001 (see the "Basis of accounting" on page 100 for further details).

WARRANT

A warrant was issued to Daisytek UK Limited on the 3 September, 2001, under which at any time during a period of five years from the date of issue, Daisytek UK Limited may give notice in writing to subscribe for up to 15,384,615 ordinary shares for an aggregate subscription price of L.2,000,000. The warrant may be exercised in whole or in part and on more than one occasion. It is also freely transferable.

SHARE OPTION SCHEMES -- APPROVED AND UNAPPROVED

Under the terms of the Approved and Unapproved Share Option Scheme of ISA International plc, options to subscribe for Ordinary shares were outstanding as follows:

2001
Number of shares                             Exercise price                      Exercisable between

39,725                                                97.0p                       01.01.02--15.03.02 *
20,000                                               150.0p                       01.01.02--07.09.04 *
30,000                                               26.75p                       01.01.02--29.06.10
56,625                                                36.0p                       24.03.02--23.03.09
892,000                                              26.75p                       01.04.02--29.06.10
25,000                                               26.75p                       01.04.03--29.06.10
3,078,000                                             13.0p                       01.04.03--14.10.11
536,500                                              23.75p                       09.11.03--08.11.10
661,000                                               13.0p                       09.11.03--14.10.11
3,787,500                                             13.0p                       15.10.04--14.10.11
7,518,807                                             13.0p                       15.10.04--14.10.11 +

Other than those marked * the above options are subject to performance criteria, which had not been satisfied at 31 December 2001.

The options marked + above are subject to a further condition that the Preference Shares (detailed above) must have been converted to ordinary shares.

2000
Number of shares                             Exercise price                  Exercisable between

39,725                                                97.0p                   01.01.01--15.03.02
20,000                                               150.0p                   01.01.01--07.09.04
113,000                                              26.75p                   01.04.01--29.06.10
56,625                                                36.0p                   24.03.02--23.03.09
3,722,500                                            26.75p                   01.04.02--29.06.10
675,000                                              26.75p                   01.04.03--29.06.10
1,532,500                                            23.75p                   09.11.03--08.11.10

Of the options above, those first exercisable 1 April 2001 or later are subject to performance criteria, which had not been satisfied at 31 December 2000.

1999
Number of shares                             Exercise price                  Exercisable between

39,725                                                97.0p                   01.01.00--15.03.02
65,000                                               150.0p                   08.09.00--07.09.04
28,000                                               150.0p                   08.09.00--07.09.07
55,000                                                59.0p                   01.09.01--31.08.08
3,211,875                                             36.0p                   24.03.02--23.03.09
500,000                                               46.5p                   09.06.02--08.06.09
500,000                                               41.0p                   01.10.02--30.09.09
50,000                                                33.5p                   22.11.02--21.11.09

Of the options above, those first exercisable 1 September 2001 or later are subject to performance criteria.

SHARE OPTION SCHEMES -- HELD BY DIRECTORS

Included in the above are options held by directors as follows:

2001                  At                                                 At
Director           01.01.01         Granted        Surrendered        31.12.01       Exercise price       Exercisable between

B Robinson          500,000               --         (500,000)               --            26.75p                 Surrendered
                    500,000               --         (500,000)               --            26.75p                 Surrendered
                         --        1,000,000               --         1,000,000             13.0p          01.04.03--14.10.11
                         --        1,200,000               --         1,200,000             13.0p          15.10.04--14.10.11
                         --        2,200,000               --         2,200,000             13.0p          15.10.04--14.10.11 +

MJ Murphy           500,000               --         (500,000)               --            26.75p                 Surrendered
                    250,000               --         (250,000)               --            23.75p                 Surrendered
                         --          500,000               --           500,000             13.0p          01.04.03--14.10.11
                         --          250,000               --           250,000             13.0p          09.11.03--14.10.11
                         --        1,100,000               --         1,100,000             13.0p          15.10.04--14.10.11
                         --        1,842,307               --         1,842,307             13.0p          15.10.04--14.10.11 +
                  =========       ==========        =========        ==========         =========          ==================

No options were exercised during the year.

2000                  At                                                  At             Exercise
Director           01.01.00          Granted       Surrendered         31.12.00            price          Exercisable between

B Robinson          500,000               --         (500,000)               --             46.5p                 Surrendered
                         --          500,000               --           500,000            26.75p          01.04.02--29.06.10
                         --          500,000               --           500,000            26.75p          01.04.03--29.06.10
MJ Murphy           500,000               --         (500,000)               --               41p                 Surrendered
                         --          500,000               --           500,000            26.75p          01.04.02--29.06.10
                         --          250,000               --           250,000            23.75p          09.11.03--08.11.10
                  =========       ==========        =========        ==========         =========          ==================

No options were exercised during the year.

1999                  At                                                   At            Exercise
Director           01.01.99          Granted           Lapsed           31.12.99           price          Exercisable between

B Robinson               --          500,000                --           500,000            46.5p          09.06.02--08.06.09
MJ Murphy                --          500,000                --           500,000            41.0p          01.10.02--30.09.09
GR Stevens          200,000               --          (200,000)               --           107.5p                      Lapsed
(resigned)          100,000               --          (100,000)               --            59.0p                      Lapsed
                         --          400,000          (400,000)               --            36.0p                      Lapsed
TE Blyth
(resigned)          100,000               --          (100,000)               --            59.0p                      Lapsed
                  =========       ==========         =========       ===========        =========          ==================

No options were exercised during the year.

SHARE OPTION SCHEMES -- SAVINGS RELATED

Under the terms of the Savings Related Share Option Schemes of ISA International plc, options to subscribe for ordinary shares were outstanding as follows:

2001
Number of shares                             Exercise price                  Exercisable between

555,334                                               35.0p                   01.08.02--31.01.03
489,447                                               25.5p                   01.07.03--31.12.03

2000
Number of shares                             Exercise price                  Exercisable between
826,467                                               35.0p                   01.08.02--31.01.03
672,702                                               25.5p                   01.07.03--31.12.03

1999
Number of shares                             Exercise price                  Exercisable between

1,323,995                                             35.0p                   01.08.02--31.01.03

SHARES -- MARKET PRICE

The market price of the shares were as follows:

Date                                       Market price               Range for year

31 December 2001                                  6.25p                5.75p--20.25p
31 December 2000                                 20.25p                20.25p--50.5p
31 December 1999                                  37.0p                 33.5p--55.0p

25. RESERVES

                                                                                                   Profit and
                                                          Share          Merger         Other         loss
                                                         premium        reserve       reserves       account
                                                          L.'000         L.'000         L.'000        L.'000
GROUP
At 31 December 1998 -- as previously reported             12,939             --        (10,535)        19,985
                    -- reclassification                  (11,905)        11,905             --             --
                    -- transfer                               --        (10,535)        10,535             --
                                                         -------        -------        -------        -------
                    -- as restated                         1,034          1,370             --         19,985
Loss for the year                                             --             --             --         (3,891)
Unrealised gains on disposal of subsidiaries                  --             --             --            815
Exchange adjustment                                           --             --             --            120
                                                         -------        -------        -------        -------
At 31 December 1999                                        1,034          1,370             --         17,029
Premium on shares issued                                       7          3,699             --             --
Loss for the year                                             --             --             --        (12,350)
Adjustment to unrealised gain on disposal of
subsidiaries recognised in prior year                         --             --             --           (182)
Exchange adjustments                                          --             --             --           (808)
                                                         -------        -------        -------        -------
At 31 December 2000                                        1,041          5,069             --          3,689
Premium on shares issued                                   6,113             --             --             --
Loss for the year                                             --             --             --         (7,629)
Exchange adjustments                                          --             --             --            (92)
                                                         -------        -------        -------        -------
At 31 December 2001                                        7,154          5,069             --         (4,032)
                                                         =======        =======        =======        =======

The premium on certain shares issued in 2000 has been included in the merger reserve in accordance with Section 131 of the Companies Act 1985.

Amounts transferred from other reserves represent cumulative goodwill written off prior to the adoption of Financial Reporting Standard No. 10.

The premium arising in 2001 on the issue of the Preference Shares of L.7,200,000 has been taken to the share premium account, with issue costs of L.1,087,000 having been charged against it.

The cumulative amount of goodwill written off directly to reserves in respect of subsidiary undertakings at 31 December 2001 was L.23,202,000 (2000:
L.23,202,000, 1999: L.23,202,000).

                                                                                                  Profit and
                                                          Share          Merger        Other         loss
                                                         premium        reserve       reserves      account
                                                          L.'000         L.'000        L.'000       L.'000
COMPANY
At 31 December 1998 -- as previously reported             12,939             --        25,059         6,090
                    -- reclassification                  (11,905)        11,905            --            --
                                                        --------       --------      --------       -------
                    -- as restated                         1,034         11,905        25,059         6,090
Profit for the year                                           --             --            --         1,251
                                                        --------       --------      --------       -------
At 31 December 1999                                        1,034         11,905        25,059         7,341
Premium on shares issued                                       7          3,699            --            --
Profit for the year                                           --             --            --           236
                                                        --------       --------      --------       -------
At 31 December 2000                                        1,041         15,604        25,059         7,577
Premium on shares issued                                   6,113             --            --            --
Profit for the year                                           --             --            --           231
                                                        --------       --------      --------       -------
At 31 December 2001                                        7,154         15,604        25,059         7,808
                                                        ========       ========      ========       =======

26. RECONCILIATION OF MOVEMENTS IN GROUP SHAREHOLDERS' FUNDS

                                                                               Years ended
                                                                 ---------------------------------------
                                                                   2001           2000            1999
                                                                  L.'000         L.'000          L.'000

Loss for the financial year                                       (7,421)       (12,350)        (3,891)
Dividends -- Non-equity                                             (208)            --             --
                                                                 -------       --------       --------
                                                                  (7,629)       (12,350)        (3,891)
Other recognised net gains and losses relating to the year           (92)          (990)           935
New share capital subscribed (net of costs)                        6,913              9             --
                                                                 -------       --------       --------
Net deduction from shareholders' funds                              (808)       (13,331)        (2,956)
Opening shareholders' funds                                       12,738         26,069         29,025
                                                                 -------       --------       --------
Closing shareholders' funds                                       11,930         12,738         26,069
                                                                 =======       ========       ========

27. FINANCIAL COMMITMENTS

The annual commitments of the Group and Company under non-cancellable operating leases was as follows:

                                                   Land and buildings                       Plant and machinery
                                           ----------------------------------        ----------------------------------
                                            2001          2000          1999          2001          2000          1999
                                           L.'000        L.'000        L.'000        L.'000        L.'000        L.'000
GROUP
Leases expiring:
Within one year                               575           211           194            81            66           183
Within two to five years                      560           935         1,092         1,329         1,062         1,237
After five years                            1,612           865           230            --            --            --
                                           ------        ------        ------        ------        ------        ------
                                            2,747         2,011         1,516         1,410         1,128         1,420
                                           ======        ======        ======        ======        ======        ======

                                                                                      Plant and machinery
                                                                                 -------------------------------
                                                                                  2001         2000        1999
                                                                                 L.'000       L.'000      L.'000

COMPANY
Leases expiring:
Within one year                                                                       4          11          --
Within two to five years                                                             99          53          --
After five years                                                                     --          --          --
                                                                                  -----        ----       -----
                                                                                    103          64          --
                                                                                  =====        ====       =====

At 31 December 1999, 2000 and 2001, neither the Group nor the Company had any commitment to future capital expenditure.

28. CASH FLOW STATEMENT

(a) Reconciliation of operating (loss)/profit to net cash (outflow)/inflow from operating activities

                                                                                                 Years ended
                                                                                    --------------------------------------
                                                                                     2001            2000            1999
                                                                                    L.'000          L.'000          L.'000

Operating (loss)/profit                                                               (329)         (8,300)            119
Amortisation of goodwill                                                                --              --             526
Depreciation                                                                         2,058           1,809           3,423
Loss/(profit) on sale of tangible fixed assets                                           1              39             (51)
(Increase)/decrease in stocks                                                       (3,832)            385           6,815
(Increase) in debtors                                                               (8,929)           (866)         (5,265)
Increase/(decrease) in creditors                                                     1,872           9,360          (3,395)
                                                                                   -------         -------         -------
NET CASH (OUTFLOW)/INFLOW FROM OPERATING ACTIVITIES                                 (9,159)          2,427           2,172
                                                                                   =======         =======         =======

(b) Analysis of net cash outflow from exceptional items

                                                                          Years ended
                                                              ----------------------------------
                                                               2001          2000          1999
                                                              L.'000        L.'000        L.'000

Operating loss                                                (1,722)       (7,702)       (5,500)
Depreciation                                                      --            --           669
Decrease in stocks                                                --            --           690
Decrease in debtors                                               --           242         1,863
(Decrease)/increase in creditors                                 (48)          537           595
                                                             -------       -------       -------
NET CASH OUTFLOW                                              (1,770)       (6,923)       (1,683)
                                                             =======       =======       =======

(c) Analysis of cash flows netted in the cash flow statement

                                                                                                   Years ended
                                                                                    -----------------------------------------
                                                                                      2001             2000            1999
                                                                                     L.'000           L.'000          L.'000
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                                       125              116              143
Interest paid                                                                        (3,235)          (1,706)          (2,715)
Interest element of hire purchase and finance lease payments                            (37)             (49)             (73)
                                                                                    -------          -------         --------
                                                                                     (3,147)          (1,639)          (2,645)
                                                                                    =======          =======         ========

TAXATION
UK Corporation tax (paid)/received                                                     (224)             191             (560)
Overseas tax paid                                                                      (691)            (246)            (789)
                                                                                    -------          -------         --------
                                                                                       (915)             (55)          (1,349)
                                                                                    =======          =======         ========

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                                    (1,903)          (3,209)          (2,245)
Proceeds of sale of tangible fixed assets                                                91              226            1,716
                                                                                    -------          -------         --------
                                                                                     (1,812)          (2,983)            (529)
                                                                                    =======          =======         ========

ACQUISITIONS AND DISPOSALS
Purchase of subsidiary undertakings                                                      --               --             (139)
Sales of subsidiary undertakings                                                         --               --               40
Pre-sale dividend                                                                        --               --            2,500
Repayment of intra-group debt                                                            --               --           16,500
Net cash transferred with subsidiaries                                                   --               --           (2,142)
Investment in associates                                                             (3,285)            (161)            (648)
                                                                                    -------          -------         --------
                                                                                     (3,285)            (161)          16,111
                                                                                    =======          =======         ========

FINANCING
Issue of ordinary share capital                                                       6,913                9               --
Repayment of amounts borrowed                                                            --               --          (16,500)
New loans                                                                             3,982               --               --
Capital element of hire purchase and finance lease payments                            (358)            (443)            (489)
                                                                                    -------          -------         --------
                                                                                     10,537             (434)         (16,989)
                                                                                    =======          =======         ========

(d) Analysis of net debt

                                                             Opening                         Exchange    Closing net
                                                             net debt      Cash flow         movement        debt
                                                              L.'000         L.'000           L.'000        L.'000

2001
Cash at bank and in hand                                        4,153             13             12          4,178
Overdrafts                                                    (29,186)        (7,794)           (86)       (37,066)
Loans                                                              --         (3,982)            --         (3,982)
                                                             --------       --------        -------       --------
                                                              (25,033)       (11,763)           (74)       (36,870)
Hire purchase and finance lease contracts                        (801)           358             --           (443)
                                                             --------       --------        -------       --------
                                                              (25,834)       (11,405)           (74)       (37,313)
                                                             ========       ========        =======       ========

                                                                                   Other
                                                    Opening                       non-cash       Exchange       Closing
                                                    net debt      Cash flow        changes       movement       net debt
                                                     L.'000         L.'000          L.'000        L.'000         L.'000

2000
Cash at bank and in hand                              1,860          3,034             --           (741)         4,153
Overdrafts                                          (23,225)        (5,879)            --            (82)       (29,186)
                                                    (21,365)        (2,845)            --           (823)       (25,033)
                                                   --------        -------         ------         ------       --------
Hire purchase and finance lease contracts              (986)           443           (261)             3           (801)
                                                   --------        -------         ------         ------       --------
                                                    (22,351)        (2,402)          (261)          (820)       (25,834)
                                                   ========        =======         ======         ======       ========

                                                                                   Other
                                                    Opening                       non-cash       Exchange      Closing
                                                    net debt      Cash flow        changes       movement      net debt
                                                     L.'000         L.'000          L.'000        L.'000        L.'000

1999
Cash at bank and in hand                              6,346         (3,612)            --           (874)         1,860
Overdrafts                                          (24,825)           383             --          1,217        (23,225)
                                                   --------        -------         ------         ------       --------
                                                    (18,479)        (3,229)            --            343        (21,365)
Loans due after one year                            (16,500)        16,500             --             --             --
Hire purchase and finance lease contracts            (1,453)           489            (26)             4           (986)
                                                   --------        -------         ------         ------       --------
                                                    (36,432)        13,760            (26)           347        (22,351)
                                                   ========        =======         ======         ======       ========

(e) Reconciliation of net cash flow to movement in net debt

                                                                                             Years ended
                                                                                 ---------------------------------------
                                                                                   2001          2000           1999
                                                                                  L.'000        L.'000         L.'000

Decrease in cash in year                                                           (7,781)        (2,845)        (3,229)
Cash outflow from decrease in debt and lease financing                                358            443         16,989
New loans                                                                          (3,982)            --             --
                                                                                 --------       --------       --------
Change in net debt resulting from cash flows                                      (11,405)        (2,402)        13,760
Loans, hire purchase and finance leases disposed of with subsidiaries                  --             --             10
New hire purchase contracts                                                            --           (261)           (36)
Translation difference                                                                (74)          (820)           347
                                                                                 --------       --------       --------
MOVEMENT IN NET DEBT IN THE YEAR                                                  (11,479)        (3,483)        14,081
Net debt at beginning of year                                                     (25,834)       (22,351)       (36,432)
                                                                                 --------       --------       --------
NET DEBT AT END OF YEAR                                                           (37,313)       (25,834)       (22,351)
                                                                                 ========       ========       ========

29. DISPOSAL OF SUBSIDIARY UNDERTAKINGS

During 1999 the Group disposed of the whole of the share capital of the following companies:

John Heath (Holdings) Ltd. ("Heath") disposed on 30 September 1999. The Little Red Book Company (UK) Ltd. ("LRB") disposed on 22 November 1999.

The assets and liabilities of these companies at the date of disposal were as follows:

NET ASSETS DISPOSED OF AT BOOK VALUE

                                                                                  Heath           LRB            Total
                                                                                  L.'000         L.'000         L.'000

Tangible fixed assets                                                               3,346            306          3,652
Stocks                                                                             11,538            533         12,071
Debtors                                                                            26,561            847         27,408
Cash at bank                                                                        1,973            169          2,142
Obligations under hire purchase contracts                                              --            (10)           (10)
Creditors                                                                         (36,268)        (1,240)       (37,508)
Taxation                                                                             (727)            --           (727)
Deferred tax                                                                         (331)            --           (331)
                                                                                  -------         ------        -------
                                                                                    6,092            605          6,697
Unrealised gain on disposal                                                           815             --            815
Related goodwill                                                                   11,101             --         11,101
                                                                                  -------         ------        -------
Consideration                                                                      18,008            605         18,613
                                                                                  -------         ------        -------
Satisfied by:
Share in associated undertakings                                                   17,968            605         18,573
Cash                                                                                   40             --             40
                                                                                  -------         ------        -------
                                                                                   18,008            605         18,613
                                                                                  =======         ======        =======

The subsidiary undertakings disposed of during 1999 contributed L.4,275,000 to the Group's net operating cash flows, paid L.34,000 in respect of net returns on investments and servicing of finance, paid L.589,000 in respect of taxation and utilised L.4,000 for capital expenditure.

30. RELATED PARTY TRANSACTIONS

                                                                                            Years ended
                                                                                   ------------------------------
                                                                                    2001        2000        1999
                                                                                   L.'000      L.'000      L.'000

The Group purchased goods or services in the ordinary course of business from the following related parties:
EXY Group Limited and subsidiary undertakings ("EXY")                               5,443       5,500          --
Kaye Office Supplies Limited and subsidiary undertakings ("Kaye")                      --          57          --
Daisytek International Corporation and subsidiary undertakings ("Daisytek")            17          --          --
Torres Limited                                                                         --          --          22
Virtual Village Limited                                                                 7           3         174
                                                                                   ======      ======      ======

The Group sold goods in the ordinary course of business to the following related parties:

                                                            Years ended
                                                   -------------------------------
                                                    2001        2000         1999
                                                   L.'000      L.'000       L.'000

EXY                                                 2,580       1,453          --
Daisytek                                              269          --          --
Kaye                                                   31          30          --
Virtual Village Limited                                11           5           3
Torres Limited                                          2          --          --
                                                   ======      ======      ======

EXY and Kaye are related parties as they are or have been associated undertakings during the year (see note 16 for further details regarding associated undertakings).

Virtual Village Limited and Torres Limited are related parties as DA Heap has been a director and significant shareholder in both companies. Daisytek is a related party as it holds 8,000,000 variable rate convertible cumulative redeemable preference shares 2006 of 10 pence each in the capital of the Company. It has also formed a strategic alliance with the Group.

Virtual Village Limited provided the Company with information technology services. The other related parties provide goods for re-sale.

The following balances are included in debtors:

                                                            Years ended
                                                   ------------------------------
                                                    2001        2000        1999
                                                   L.'000      L.'000      L.'000

Trade debtors:
--Virtual Village Limited                              --           2          --
--EXY                                                 449          --          --
                                                    -----       -----       -----
                                                      449           2          --
                                                    =====       =====       =====

Amounts owed by associates:
--EXY                                                  --         512          --
--Kaye                                                  6          --          --
                                                    -----       -----       -----
                                                        6         512          --
                                                    =====       =====       =====

The following balances are included in creditors:

                                                            Years ended
                                                   ------------------------------
                                                    2001        2000        1999
                                                   L.'000      L.'000      L.'000

Trade creditors:
--Virtual Village Limited                              --           1          --
--EXY                                                 641          --          --
--Daisytek                                             15          --          --
                                                    -----       -----       -----
                                                      656           1          --
                                                    =====       =====       =====

Amounts owed to associates:
--EXY                                                  --       1,157          --
--Kaye                                                 --          16          --
                                                    -----       -----       -----
                                                       --       1,173          --
                                                    =====       =====       =====

Accruals and deferred income:
--Daisytek                                            140          --          --
                                                    =====       =====       =====

Medium term loans:
--Daisytek                                          3,982          --          --
                                                    =====       =====       =====

31. SUBSEQUENT EVENT

On 22 January 2002, the Group disposed of the whole of the share capital of its Austrian subsidiary, Supplies Team EDV-ZubehIr Handel GmbH (`ST Austria'), for a total cash consideration of L.1,432,000, of which L.698,000 was used to settle intra-group balances. During the year ST Austria contributed L.7,408,000 to Group turnover and generated a profit before tax of L.65,000. Its net assets at 31 December 2001 were L.549,000.

                                   APPENDIX V

                             ADDITIONAL INFORMATION

1.  RESPONSIBILITY

(a) The Daisytek Directors and the directors of Daisytek UK (whose names are set out in sub-paragraphs 2(a) and 2(b) below respectively) accept responsibility for the information contained in this Offer Document, except for the information in this Offer Document concerning ISA, its associated company, Kaye Office Supplies Limited, and their respective businesses, the ISA Directors and their connected persons and persons acting in concert with, and associates of, ISA. Subject as aforesaid, to the best of the knowledge and belief of the Daisytek Directors and the directors of Daisytek UK (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(b) The ISA Directors (whose names are set out in sub-paragraph 2(c) below) accept responsibility for the information contained in this Offer Document concerning ISA, Kaye and their respective businesses, themselves and their connected persons and persons acting in concert with, and associates of, ISA. To the best of the knowledge and belief of the ISA Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this Offer Document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

(c) The statements set out in paragraphs (a) and (b) above are included solely to comply with the requirements of Rule 19.2 of the City Code and shall not be deemed to establish or expand any liability under the Securities Act or any state securities legislation in the United States.

2.  DIRECTORS

(a) The members of the Board of Daisytek are as follows:

    James R. Powell             President, Chief Executive Officer
    Dale A. Booth               Director
    Nicholas A. Giordano        Director
    Daniel T. Owen              Director
    Peter P. J. Vikanis         Director
    John D. Kearney             Executive Vice President, Corporate Development
    Peter D. Wharf              Executive Vice President, Worldwide Supplies

    The executive offices of Daisytek are located at: 1025 Central Expressway South, Suite 200, Allen, Texas 75013, USA.

(b) The directors of Daisytek UK are as follows:

    James R. Powell             Chief Executive Officer
    Peter D. Wharf              Executive Vice President
    John D. Kearney             Executive Vice President

    The registered office of Daisytek UK is located at 90 Fetter Lane, London, EC4A 1JP, UK.

(c) The ISA Directors are as follows:

    Bruce Robinson              Chief Executive Officer
    Mike Murphy                 Chief Financial Officer
    Hans Fristedt               Non-executive Director

    The business address of each of the ISA directors is 66-70 Vicar Lane, Bradford, West Yorkshire, BD1 5AG, UK.

3.  DISCLOSURES OF INTERESTS AND DEALINGS

(a) For purposes of the following:

    (i) "RELEVANT SECURITIES" include:

        (A) ISA Ordinary Shares;

          (B) Daisytek Common Stock;

          (C) Securities of Daisytek which carry substantially the same rights as those to be issued as consideration under the Restricted Share Offer; and

          (D) Securities convertible into (A), (B) or (C), rights to subscribe for (A), (B) or (C) options (including traded options) in respect of, or derivatives referenced to, (A), (B) or (C);

    (ii) "BANK" means any bank whose relationship to any relevant party is not solely the provision of normal commercial banking services; and

    (iii) "DISCLOSURE PERIOD" means the period commencing on 16 April 2001 and ending on 22 May 2002, being respectively the date 12 months preceding the commencement of the Offer Period and the latest practicable date prior to the posting of this Offer Document.

(b) At the close of business on 22 May 2002 (the latest practicable date prior to the posting of this Offer Document), the interests of the ISA Directors and their connected persons (within the meaning of Section 346 of the Act), all of which are beneficial, in ISA Ordinary Shares which have been notified to ISA pursuant to Sections 324 or 328 of the Act, or are required to be entered in the register of ISA Directors' interests maintained under the provisions of Section 325 of the Act, were as follows:

                                      Number of
                                            ISA
    Name                               Ordinary
                                         Shares
    Mike Murphy                         120,000
    Hans Fristedt                        90,000

(c) As of the close of business on 22 May 2002 (the latest practicable date prior to the posting of this Offer Document), the following options and awards over ISA Ordinary Shares had been granted under the ISA Share Option Schemes to certain current ISA Directors and remained outstanding:

                                                       Exercise
    Name              Date of Grant      Number           Price       Period Exercisable
    Bruce Robinson    1 Oct. 2000        1,000,000          13p       1 April 2003--14 Oct. 2011
    Bruce Robinson    1 Oct. 2000        1,200,000          13p       15 Oct. 2004--14 Oct. 2011
    Mike Murphy       1 Oct. 2000          500,000          13p       1 Apr. 2003--14 Oct. 2011
    Mike Murphy       1 Oct. 2000          250,000          13p       9 Nov. 2003--14 Oct. 2011
    Mike Murphy       1 Oct. 2000        1,100,000          13p       15 Oct. 2004--14 Oct. 2011

(d) In addition, the following conversion options, which will only be exercisable if the ISA Preference Shares are converted into ISA Ordinary Shares, have been granted under the ISA Share Option Schemes:

                                                       Exercise
    Name              Date of Grant      Number           Price       Period Exercisable
    Bruce Robinson    15 Oct. 2001    2,200,000            13p        15 Oct. 2004--14 Oct. 2011
    Mike Murphy       15 Oct. 2001    1,842,307            13p        15 Oct. 2004--14 Oct. 2011

(e) There have been no dealings by ISA Directors or their connected persons in ISA Ordinary Shares during the disclosure period.

(f) Robert W. Baird & Co. Incorporated, a company under the same control as Baird, has dealt for value in shares of Daisytek on a discretionary basis during the past twelve months. These transactions are listed below.

    Period                Nature of Transaction    Quantity    Low Price    High Price
    01/04/01--30/06/01    Sale                      643,440       $ 7.25        $17.00
                          Purchase                  632,727       $ 7.18        $17.09

    01/07/01--31/09/01    Sale                      542,116       $ 9.80        $17.21
                          Purchase                  545,353       $ 9.90        $17.17

    01/10/01--31/12/01    Sale                      255,967       $11.30        $14.93
                          Purchase                  246,538       $11.12        $14.71

    01/01/02--31/01/02    Sale                       58,073       $12.52        $14.60
                          Purchase                   57,276       $12.50        $14.60

    01/02/02--28/02/02    Sale                       62,815       $12.87        $14.50
                          Purchase                   67,383       $12.53        $14.50

    01/03/02--31/03/02    Sale                      762,533       $14.60        $18.01
                          Purchase                  788,155       $14.60        $18.10

    01/04/02--15/04/02    Sale                      101,370       $14.98        $16.20
                          Purchase                  101,470       $14.48        $16.10

    16/04/02--21/05/02    Sale                      398,588       $14.50        $16.50
                          Purchase                  420,689       $14.30        $16.50

    Robert W. Baird & Co Incorporated, a company under the same control as Baird, held 2,792 shares of Daisytek Common Stock for market making purposes and 74,706 shares of Daisytek Common Stock on behalf of clients as at 21 May 2002, being the latest practicable date prior to the posting of this Offer Document.

(g) There have been no dealings by Daisytek, Daisytek UK or Daisytek Directors or the Directors of Daisytek UK or their respective connected persons in ISA Ordinary Shares during the disclosure period.

(h) At the close of business on 22 May 2002 (the latest practicable date prior to the posting of this Offer Document), the Directors of Daisytek and Daisytek UK and their respective connected persons did not have any beneficial interest in ISA Ordinary Shares save as follows:

                                      Number of
    Name                                 Shares
    James Powell                         50,000
    Peter Vikanis                       202,450

(i) Daisytek UK has received irrevocable undertakings to accept the Offer from the ISA Directors and certain other ISA Shareholders in respect of their entire beneficial holdings of ISA Ordinary Shares representing approximately
    56.5 per cent. of ISA's existing issued ordinary share capital.

                                                           Percentage
                                        Number of           of issued
                                              ISA                 ISA
                                         Ordinary            Ordinary
    Name                                   Shares              Shares
    Mike Murphy                           120,000                0.20
    Hans Fristedt                          90,000                0.15
    Chisa LLC                          17,542,553               29.85
    David Heap                         12,278,029               20.90
    Andrew Heap                         3,196,284                5.44

    All of the irrevocable undertakings will continue to be binding even if a higher competing offer is made for ISA.

(j) There have been no dealings for value in ISA Ordinary Shares by persons who have given the irrevocable undertakings referred to in sub-paragraph 3(i) above during the disclosure period.

(k) As at 22 May 2002 (the latest practicable date prior to the posting of this Offer Document), Daisytek had a beneficial interest in 8,000,000 ISA Preference Shares. These shares were subscribed for on 3 September 2001 for an aggregate subscription price of L.8,000,000 as part of the strategic alliance entered into, as described in a circular to ISA Shareholders dated 10 August 2001. The ISA Preference Shares issued to Daisytek UK are convertible at any time during their 5 year term at the option of Daisytek UK into ISA Ordinary Shares representing 50 per cent. plus one share of ISA's issued ordinary share capital as enlarged by the conversion of the ISA Preference Shares, subject to dilution by the exercise of certain share options. In addition, Daisytek UK has rights granted under the Warrant to subscribe for up to 15,384,615 ISA Ordinary Shares for an aggregate subscription price of L.2,000,000. The Warrant may be exercised in whole or in part and on more than one occasion. In the event of a variation of the share capital of ISA by way of capitalisation or rights issue, or sub-division, consolidation or reduction, appropriate adjustments shall be made to the number of ISA Ordinary Shares in respect of which, and/or the price per ISA Ordinary Share at which the Warrant may be exercised. The Warrant is freely transferable.

(l) At the close of business on 22 May 2002 (the latest practicable date prior to the posting of this Offer Document), the Directors of Daisytek and Daisytek UK and their respective connected persons did not have any beneficial interests in any shares in the capital of Daisytek UK. As at that same date, the beneficial interests of the Daisytek and Daisytek UK Directors and their connected persons in Daisytek Common Stock, were as follows:

                                              Number of
    Name                                         Shares
    James Powell                                 22,511
    Peter Vikanis                                13,083
    John Kearney                                 10,288
    Peter Wharf                                     200
    Dale Booth                                    2,097
    Nicholas Giordano                             5,000

(m) As at the close of business on 22 May 2002 (the latest practicable date prior to the posting of this Offer Document) the Directors of Daisytek and Daisytek UK had been granted no options over shares in the capital of Daisytek UK. As at that same date, the following options and awards over shares of Daisytek Common Stock had been granted to Daisytek and Daisytek UK Directors and remain outstanding:

                                                                      Exercise
                                                                         Price
    Name                          Date of Grant              Number       (US$)    Period Exercisable
    Dale A. Booth                 12 July 2000               50,000    $ 6.3125    12 Oct. 2000--12 July 2010
    Dale A. Booth                 25 February 2002           50,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   100,000

    Nicholas A. Giordano          10 November 2000           50,000    $ 6.5000    10 Feb. 2001--10 Nov. 2010
    Nicholas A. Giordano          25 February 2002           50,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   100,000

    John D. Kearney               12 July 2000              150,000    $ 6.3125    12 Oct. 2000--12 July 2010
    John D. Kearney               2 April 2001              125,000    $ 7.5000    2 July 2001--2 April 2011
    John D. Kearney               24 March 1999              63,920    $ 9.7000    24 March 2000--24 March 2009
    John D. Kearney               8 June 2000                39,950    $ 6.6800    8 Sept. 2000--8 June 2010
    John D. Kearney               25 February 2002           75,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   453,870

    Daniel T. Owen                12 July 2000               50,000    $ 6.3125    12 Oct. 2000--12 July 2010
    Daniel T. Owen                25 February 2002           50,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   100,000

                                                                       Exercise
                                                                          Price
    Name                          Date of Grant              Number        (US$)   Period Exercisable
    James R. Powell               17 April 1997              64,791    $ 7.8200    17 April 1998--17 April 2007
    James R. Powell               15 December 1998          203,745    $ 8.0500    31 Dec. 1999--15 Dec. 2008
    James R. Powell               8 September 1999          193,845    $ 5.7100    8 Sept. 2000--8 Sept. 2009
    James R. Powell               12 July 2000              175,000    $ 6.3125    12 Oct. 2000--12 July 2010
    James R. Powell               2 April 2001              125,000    $ 7.5000    2 July 2001--2 April 2011
    James R. Powell               25 February 2002           75,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   837,381

    Peter P. J. Vikanis           15 August 1997              2,480    $14.0400    15 Aug. 1998--15 Aug. 2007
    Peter P. J. Vikanis           14 August 1998              2,998    $  13.22    14 Aug. 1999--14 Aug. 2008
    Peter P. J. Vikanis           12 July 2000               50,000    $ 6.3125    12 Oct. 2000--12 July 2010
    Peter P. J. Vikanis           25 February 2002           50,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   105,478

    Peter D. Wharf                9 May 1995                 21,046    $ 6.1000    9 May 1996--9 May 2005
    Peter D. Wharf                17 April 1997              77,251    $ 7.8200    17 April 1998--17 April 2007
    Peter D. Wharf                15 December 1998          239,700    $ 8.0500    31 Dec. 1999--15 Dec. 2008
    Peter D. Wharf                8 September 1999          159,800    $ 5.7100    8 Sept. 2000--8 Sept. 2009
    Peter D. Wharf                12 July 2000               75,000    $ 6.3125    12 Oct. 2000--12 July 2010
    Peter D. Wharf                2 April 2001               75,000    $ 7.5000    2 July 2001--2 April 2011
    Peter D. Wharf                25 February 2002           75,000    $12.7600    25 Feb. 2003--25 Feb. 2012
    Total                                                   722,797

(n) There have been no dealings for value by the Daisytek and Daisytek UK Directors or their connected persons in shares in the capital of Daisytek UK during the disclosure period. There have been no dealings for value by the Daisytek and Daisytek UK Directors or their connected persons in Daisytek Common Stock during the disclosure period, save as follows:

                                                      Number of                              Type of
    Name                     Date of Transaction         Shares       Price (US$)        Transaction
    James R. Powell          2 July 2001                  2,511          $   6.37           Purchase
    James R. Powell          24 Sept. 2001                1,000          $  10.84           Purchase
    James R. Powell          24 Sept. 2001                1,300          $  10.69           Purchase
    James R. Powell          24 Sept. 2001                1,100          $  10.54           Purchase
    James R. Powell          24 Sept. 2001                1,000          $  10.50           Purchase
    James R. Powell          24 Sept. 2001                  600          $  10.23           Purchase
    James R. Powell          25 Sept. 2001                1,000          $  11.30           Purchase
    James R. Powell          26 Sept. 2001                1,000          $  10.41           Purchase
    James R. Powell          27 Sept. 2001                  500          $  10.00           Purchase
    James R. Powell          27 Sept. 2001                1,500          $  10.13           Purchase
    James R. Powell          27 Sept. 2001                  500          $  10.15           Purchase
    James R. Powell          1 Oct. 2001                    500          $  11.80           Purchase
    James R. Powell          2 Oct. 2001                    500          $  12.15           Purchase
    James R. Powell          3 Oct. 2001                    500          $11.9999           Purchase
    James R. Powell          5 Oct. 2001                  1,000          $  12.00           Purchase
    James R. Powell          5 Oct. 2001                    500          $12.3599           Purchase
    John D. Kearney          2 July 2001                  1,873          $   6.37           Purchase
    John D. Kearney          24 Sept. 2001                  500          $  10.49           Purchase
    John D. Kearney          24 Sept. 2001                  200          $  10.44           Purchase
    John D. Kearney          24 Sept. 2001                  100          $  10.35           Purchase
    John D. Kearney          24 Sept. 2001                  200          $  10.34           Purchase
    John D. Kearney          24 Sept. 2001                  400          $  10.00           Purchase
    Peter P. J. Vikanis      8 June 2001                     68          $  14.71           Purchase
    Peter P. J. Vikanis      8 June 2001                     70          $  14.29           Purchase

(o) There have been no dealings for value in Daisytek Common Stock by persons who have given the irrevocable undertakings referred to in sub- paragraph 3(i) above during the disclosure period save as follows:

                                        Number of                          Type of
Name           Date of Transaction         Shares      Price (US$)     Transaction
David Heap     18 April 2001                5,000           7.2940            Sale
David Heap     25 April 2001                5,000           7.2200            Sale
David Heap     27 April 2001                3,000           7.4850            Sale
David Heap     2 May 2001                   2,000           9.1500            Sale
David Heap     8 May 2001                   1,500           9.1000            Sale
David Heap     9 May 2001                  25,000           9.8958            Sale
David Heap     10 May 2001                 20,000          10.2395            Sale
David Heap     11 May 2001                 14,500          10.3714            Sale
David Heap     14 May 2001                  3,000          10.4800            Sale
David Heap     15 May 2001                 15,000          10.5533            Sale
David Heap     16 May 2001                 13,500          10.5367            Sale
David Heap     17 May 2001                 26,500          10.7145            Sale
David Heap     18 May 2001                 10,000          10.6635            Sale
David Heap     21 May 2001                  5,000          11.0260            Sale
David Heap     24 May 2001                 12,000          12.0392            Sale
David Heap     25 May 2001                  5,500          12.3927            Sale
David Heap     29 May 2001                 25,000          12.3650            Sale
David Heap     30 May 2001                 17,000          12.8935            Sale
David Heap     31 May 2001                 26,629          13.6032            Sale
David Heap     9 Sept. 2001                 4,700          13.3000            Sale

(p)   Save as disclosed above:

      (i) none of Daisytek, Daisytek UK or any subsidiary of either of them owns any ISA Ordinary Shares;

      (ii) no director of Daisytek, Daisytek UK or ISA is interested (as defined in Parts VI and X of the Act), directly or indirectly, in relevant securities (as defined in sub-paragraph (a) above);

      (iii) no person acting in concert with Daisytek UK or Daisytek owns or controls any relevant securities;

      (iv) no person who has irrevocably committed himself to accept the Offer owns or controls any relevant securities;

      (v)   ISA owns no relevant securities;

      (vi) no subsidiary of ISA, nor any pension fund of ISA or of any of its subsidiaries, nor any bank, stockbroker, financial or other professional adviser (excluding exempt market makers) to ISA or to any subsidiary of ISA or to any associated company of ISA or any persons controlling, controlled by, or under the same control as any such bank, stockbroker, financial or other professional adviser, nor any person whose investments are managed on a discretionary basis by fund managers (other than exempt fund managers) connected with ISA, nor any other person acting in concert with ISA owns or controls or is interested, directly or indirectly in any relevant securities;

      (vii) no person mentioned in sub-paragraphs 3(p)(i) to (v) above has dealt for value in relevant securities during the disclosure period and no person mentioned in sub-paragraph 3(p)(vi) has dealt for value in relevant securities during the Offer Period.

4. SERVICE CONTRACTS OF ISA DIRECTORS

Save as disclosed below, there are no contracts of service between any ISA Director and ISA or any of its subsidiaries having more than twelve months to run and no such contract has been entered into or amended or replaced within the six months preceding the date of this Offer Document:

(a) Mr Robinson has a service agreement with ISA dated 22 February 2001 whereby he is engaged to act as Chief Executive Officer of ISA. Mr Robinson's service agreement is for an initial fixed period from

    1 January 2001 to 31 December 2003 and shall continue thereafter unless it is terminated by either party giving to the other not less than 12 months' written notice or payment in lieu of notice. Mr Robinson's salary is currently L.200,000 per annum, and will increase to L.220,000 per annum for the year ending 31 December 2003. Mr Robinson is entitled to the use of a company car and medical and life insurance benefits, but does not receive any pension contributions. The service agreement contains post-termination restrictive covenants in respect of the non-solicitation of employees, non-solicitation of the provision of goods or services from clients or customers, non-interference with supplies and a non-compete clause. These restrictions apply for 12 months following the termination of Mr Robinson's engagement.

(b) Mr Murphy has a service agreement with ISA dated 21 December 1999 whereby he is engaged as Chief Financial Officer of ISA. The agreement shall continue until it is terminated by either party giving to the other not less than 12 months' written notice. Mr Murphy's salary is currently L.140,000 per annum. Mr Murphy is entitled to the use of a company car, medical and life insurance benefits, and either to join ISA's executive pension scheme or to receive pension contributions of 15 per cent. of gross salary into a personal pension scheme. In the event of a change of control of ISA (other than by way of conversion of the ISA Preference Shares), Mr Murphy may terminate his service agreement by giving one months' written notice not more than six months after such change of control. If Mr Murphy's employment is terminated by either party within such six month period, other than by ISA for cause in accordance with the terms of the service agreement, Mr Murphy shall be entitled to a termination payment calculated as the aggregate of twelve months' salary, twelve months' pension contributions and the total value of benefits in kind provided under the service agreement, together with the right to continue to use his company car for a further 12 months after such termination. The service contract contains post-termination restrictive covenants in respect of the non-solicitation of employees, non- solicitation of the provision of goods or services from clients or customers, non-interference with supplies and a non-compete clause. These restrictions apply for 6 months following the termination of Mr Murphy's engagement.

(c) Mr Fristedt is a non-executive director and is entitled to receive remuneration of US$25,000 per annum, plus expenses reasonably incurred in the proper performance of his duties. He does not have a service contract or other agreement with ISA.

5.  MATERIAL CONTRACTS

(1) Daisytek

Daisytek and its subsidiaries have not entered into any material contracts outside the ordinary course of business since 16 April 2000 (being the date two years before the commencement of the Offer Period), except:

(a) The Subscription and Shareholders' Agreement dated 9 August 2001 between ISA, Daisytek, David Heap and Chisa LLC. This agreement provides for the investment of L.8,000,000 by Daisytek, through Daisytek UK, in ISA Preference Shares.

    The ISA Preference Shares will mature in 2006 and are convertible at any time during their 5-year term at the option of Daisytek into ISA Ordinary Shares representing 50 per cent. plus one share of ISA's issued share capital as enlarged by the conversion of the ISA Preference Shares, subject to dilution by certain share options which may have been exercised ("Dilutive Options").

    Daisytek consented to the cancellation of certain options under ISA's existing share option schemes at the time of signing this agreement, and to the issue of 3,864,000 new options under those schemes. These options and all options granted subsequent to the signing of this agreement (with the prior written approval of Daisytek) are the Dilutive Options.

    The ISA Preference Shares carry a variable annual coupon of 3 per cent. over LIBOR, payable quarterly. Other than this, the ISA Preference Shares give no further right to participate by way of dividend in ISA.

    This agreement also gives Daisytek the right to appoint two observers to attend and observe meetings of the Board of ISA for so as long as no investor Directors have been appointed by the holders of the ISA Preference Shares.

    The ISA Preference Shares carry no voting rights unless an event of default has occurred or the business of the meeting includes the consideration of a resolution for winding up ISA or for the appointment of an administrator or the approval of a voluntary arrangement or any resolution modifying the rights and privileges attaching to the ISA Preference Shares.

(b) The Warrant constituted by Deed Poll issued by ISA dated 3 September 2001 under which Daisytek UK, at its option, subscribed for up to 15,384,615 ordinary shares for an aggregate subscription price of L.2,000,000, which is equivalent to 13 pence per ordinary share. Any exercise of the Warrant can be in whole or in part and on more than one occasion. While the Warrant is exercisable ISA may not offer any shares or options for shares at any price below Market Value (as defined therein). The Warrant is freely transferable by Daisytek UK. If there is any inconsistency between the terms of the Warrant and the Articles of Association of ISA, the Warrant is to prevail. The Warrant will lapse on the later of when the Warrant Holder ceases to be a legal or beneficial owner of shares in ISA or 3 September 2006.

(c) Loan Arrangements

    The Loan Facility with effective date of 12 October 2001 between Daisytek UK and ISA. This agreement consolidated all loan amounts which Daisytek UK had made to ISA between October 2001 and May 2002 for the purpose of investment in Kaye Office Supplies Limited and for ISA's general working capital. The agreement was conditional on the acceptance of the agreements' terms and conditions by the Board of ISA. The Interest Periods for the loans are fixed for a period of 3 months, the rate of interest for each period being the aggregate of 300 basis points per annum and the LIBOR for such Interest Period for a corresponding amount to the loan amount and being payable in arrears.

    If the full amount owed to Daisytek UK is not repaid on or before the due dates set out on each draw down then ISA has undertaken to take part in a Share Issue whereby new ordinary shares of 1 pence each will be offered in ISA at a price of not more than 1 pence per share in order to raise the funds to repay the loan amount, any Special Dividend owed to Daisytek UK and a further sum (not to exceed L.10,000,000).

    The total amount drawn down, as set out in Schedule 3, is L.9,638,059 with two further active guarantees set out in Schedule 4 of the agreement for L.260,000 and E.260,000.

    Subsequent to the signing of the agreement two further draw downs have been requested of L.2,300,000 and L.200,000 on 29 and 30 April 2002 respectively.

(d) Guarantee Arrangements

    A guarantee was entered into by Daisytek as regards a contract between ISA and Memorex Products Europe Limited on 8 April 2002 which expires on 31 May 2002. This is limited to the consideration due to be paid by ISA under the contract.

(e) Asset Purchase Agreement dated 25 May 2001 between Daisytek, Daisytek Incorporated, Priority Fulfillment Services, Inc, a wholly-owned subsidiary of PFSweb, Inc. ("PFSweb") a subsidiary of Daisytek, and PFSweb. Daisytek Incorporated purchased certain assets of Priority Fulfillment Services, Inc that were previously used by Priority Fulfillment Services, Inc to provide fulfillment services to Daisytek Incorporated pursuant to the Transaction Management Services Agreement described above. The consideration paid for such assets was approximately US$11 million.

    Daisytek Incorporated and Daisytek agreed to indemnify and hold harmless Priority Fulfilment Services, Inc and PFSweb from any losses that result from, relate to or arise out of: (i) any misrepresentation or breach of warranty of Daisytek Incorporated and Daisytek, (ii) the failure of Daisytek Incorporated or Daisytek to perform any agreement or covenant on their part required to be performed on or after the closing, (iii) the failure to discharge Assumed Liabilities (as such term is defined within the Asset Purchase Agreement).

(f) Transition Services Agreement dated 25 May 2001 between Daisytek and PFSweb. This agreement provides for the provision of services by PFSweb until 25 November 2001. The services to be provided primarily include information technology services, but include other services as necessary to effectuate the separation of Daisytek and PFSweb. The monthly fee to be paid by Daisytek for such services is approximately US$430,000.

(g) Stock Purchase Agreement dated 25 September 2001 between Daisytek Incorporated, PFSweb, Inc., Priority Fulfillment Services, Inc., a wholly-owned subsidiary of PFSweb, Inc., BSD Acquisition Corp., an indirect minority owned subsidiary of PFSweb, Inc., and Priority Fulfillment Services Europe B.V. BSD Acquisition Corp. purchased all of the stock of three wholly-owned subsidiaries of Daisytek Incorporated: Business Supplies Distributors, Inc., Business Supplies Distributors Europe B.V. and BSD (Canada) Inc. (collectively, the "BSD Companies "). The consideration received by Daisytek Incorporated was US$923,000 and the grant of certain rights to purchase products of International Business Machines Corporation. Pursuant to the Stock Purchase Agreement, Daisytek Incorporated


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    agreed to pay US$5,206,313.67 to Business Supplies Distributors, Inc.,
    Business Supplies Distributors Europe B.V. and BSD (Canada) Inc. in order to settle certain intercompany balances.

    Each party to the Stock Purchase Agreement (in such capacity, an "Indemnitor") agreed to indemnify each other party (in such capacity, an "Indemnitee") from any losses that result from, relate to or arise out of
    (i) any misrepresentation of or breach of warranty of the Indemnitor in the Stock Purchase Agreement or any of the disclosure schedules provided thereunder and (ii) the failure of the Indemnitor to perform any agreement or covenant on its part required to be performed on or after the closing date of the stock purchase. The minimum amount of such indemnification is US$10,000 and shall not exceed $250,000. The indemnification obligations expired 90 days after the closing date, except for indemnification obligations for claims related to a breach of the representations and warranties regarding capitalisation of the BSD Companies and the payment of taxes and other tax matters related to the BSD Companies which shall survive until the applicable statute of limitations has expired.

    In addition, PFSweb, Inc., Priority Fulfilment Services, Inc., BSD Acquisition Corp., and Priority Fulfilment Services Europe B.V. and their affiliates (the "PFSweb Group") agreed to indemnify Daisytek, Daisytek Incorporated and their affiliates from and against any losses arising from any third party claim arising from any action or inaction taken by any member of the PFSweb Group or the BSD Companies under any of the Master Distribution Agreements, the Sales Force Services Agreements or the IBM Guaranties to which the BSD Companies are a party. Such indemnification shall not be subject to the limitations on indemnification set forth above.

(h) Agreement and Release, dated 26 September 2001, among Daisytek, Daisytek Incorporated, International Business Machines Corporation ("IBM"), International Sales and Services B.V. ("International") and Global Marketing Services Inc. Daisytek had previously provided several guaranties to IBM and International to guarantee payment of all sums, obligations, liabilities and indebtedness due to IBM and International, including, but not limited to, those incurred under certain master distribution agreements and sales force services agreements entered into by the BSD Companies. The Agreement and Release cancels, terminates, releases and discharges Daisytek and any other guarantor under such guaranties from all obligations and liabilities under such guaranties.

(i) Credit agreements

    (A) Credit Facility dated 14 December 2000, from Bank One Canada, to Daisytek (Canada), Inc., as borrower, and Daisytek Incorporated and Daisytek as guarantors. The Credit Facility is for the purpose of hedging against foreign exchange rate fluctuations. The Credit Facility is a revolving credit facility and includes the issuance of standby letters of credit. It expired on 1 January 2002. The obligations of Daisytek Incorporated and Daisytek under the guarantee executed in connection with this facility shall not exceed the principal sum of Canadian $5,000,000 for the revolving credit facility and US$1,000,000 for the foreign exchange facility plus accrued interest and all costs, fees and expenses (including attorneys' fees) incurred in collecting or enforcing the obligations under the guarantee.

    (B) Demand Note Agreement dated 14 December 2000, from Daisytek (Canada), Inc. for the benefit of Bank One Canada. The Demand Note Agreement provides for the repayment on demand of any obligation incurred by Daisytek (Canada), Inc. of up to $5,000,000 (Canadian).

    (C) Guarantee given by Daisytek Incorporated and Daisytek for the benefit of Bank One, NA under the Credit Facility dated 14 December 2000. This guarantee was executed in order to induce Bank One, NA to make loans and extend or continue credit, including letters of credit and rate management transactions to Daisytek (Canada), Inc. The guarantor's obligations under the guarantee to the lender shall not exceed the principal sum of $5,000,000 (Canadian) for the revolving credit facility and US$1,000,000 for the foreign exchange facility plus accrued interest and all costs, fees and expenses, including attorneys' fees, incurred in collecting or enforcing the guarantor's obligations under this guarantee.

    (D) Credit Agreement dated 18 December 2000, between Daisytek Incorporated, as borrower; Daisytek as guarantor; Bank One, Texas, NA, Bank of America, NA, Citizens Bank of Massachusetts, IBM Credit Corporation, Comerica Bank and Compass Bank, as lenders; Bank One, NA, as the Letter of Credit Issuer; and Bank One, Texas, NA, as the administrative agent. The Credit Agreement provided for a new revolving line of credit in the United States (the "2000 Facility") that had a maximum borrowing availability of US$120 million and expires on 19 December 2003. The 2000 Facility also included an expandable feature to increase the size of


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        the 2000 Facility to US$170 million, subject to various conditions.
        Availability under the 2000 Facility was subject to certain borrowing base limitations, including eligible accounts receivable and inventory, as defined. The 2000 Facility replaced Daisytek Incorporated's previous U.S. credit facility, which would have expired on 1 January 2001. The 2000 Facility accrued interest, at Daisytek's option, at the prime rate of the lead bank or a Eurodollar rate plus an adjustment ranging from
        1.05 per cent. to 1.75 per cent. depending on financial performance. A facility fee of 0.20 per cent. to 0.375 per cent. was charged on the entire 2000 Facility. The 2000 Facility contains various covenants including, among other things, the maintenance of certain financial ratios including the achievement of a minimum fixed charge ratio and minimum level of net worth and restrictions on certain activities, including loans and payments to related parties, incurring additional debt, acquisitions, investments and asset sales. The 2000 Facility was secured by a pledge of 100 per cent. of the shares of Daisytek Incorporated's US subsidiaries and 65 per cent. of the shares of Daisytek Incorporated's material foreign subsidiaries. Upon the occurrence of a default, the 2000 Facility would be secured by the assets of Daisytek Incorporated and its domestic subsidiaries. Amounts owed under the 2000 Facility were repaid upon entering into the 2002 Credit Facility as hereinafter described.

    (E) Parent Guarantee dated 18 December 2000, given by Daisytek for the benefit of Bank One, Texas, NA, Bank of America, NA, Citizens Bank of Massachusetts, IBM Credit Corporation, Comerica Bank and Compass Bank, as lenders; and Bank One Texas, NA and Bank One, NA, as the Letter of Credit Issuer. Daisytek provided this Parent Guarantee in order to induce the lenders and the letter of credit issuer to enter into the 2000 Facility with Daisytek. The Parent Guarantee was extinguished when the 2000 Facility was replaced by the 2002 Credit Facility as hereinafter described.

    (F) Subsidiary Guarantee dated 18 December 2000, between Steadi- Systems, Limited, a California corporation; Steadi-Systems New York, Limited, a New York corporation; Steadi-Systems Miami, Inc, a Florida corporation; The Tape Company, Inc, an Illinois corporation; The Tape Company, Inc, a Georgia corporation; The Tape Company, Inc, a Pennsylvania corporation; Tape Distributors of Texas, Inc, a Texas corporation; Tape Distributors of Minnesota, Inc., a Minnesota corporation; Daisytek Latin America, Inc, a Florida corporation; Arlington Industries, Inc, a Delaware corporation; Virtual Demand, Inc, a Delaware corporation; Tapebargains.com, Inc, a Delaware corporation; BA Pargh Company, a Delaware corporation and Business Supplies Distributors, Inc, a Delaware corporation ("Subsidiaries") for the benefit of the lenders and the letter of credit Issuer under the 2000 Facility. The Subsidiaries provided the guarantee in order to induce the lenders and the letter of credit issuer to enter into the 2000 Facility with Daisytek Incorporated. The guarantee from the subscribers was extinguished when the 2000 Facility was replaced by the 2002 Facility as hereinafter described.

    (G) Pledge and Security Agreement dated 18 December 2000, between Daisytek Incorporated and Steadi-Systems, Limited (the "Co- Pledgors"); and Bank One, Texas, NA (the "Administrative Agent") for the lenders under the 2000 Facility. The Pledge and Security Agreement secured the 2000 Facility by a pledge of 100 per cent. of the stock owned by Daisytek Incorporated in any of its US subsidiaries and 65 per cent. of the stock owned by Daisytek Incorporated in Daisytek (Canada), Inc. Steadi-Systems Limited also pledged 100 per cent. of the stock it owned in its domestic subsidiaries. The Administrative Agent released the aforementioned pledges upon receipt of all amounts owed under the 2000 Facility.

    (H) Security Agreement dated 18 December 2000, between Daisytek Incorporated and Daisytek Latin America, Inc.; Steadi-Systems, Limited; The Tape Company, Inc, a Georgia corporation; The Tape Company Inc, an Illinois corporation; The Tape Company, Inc, a Pennsylvania corporation; Tape Distributors of Minnesota, Inc; Tape Distributors, Inc; Tape Distributors of Texas, Inc; Arlington Industries, Inc; B.A. Pargh Company, Inc; Virtualdemand, Inc; Steadi-Systems Miami, Inc; Steadi-Systems New York, Limited; Tapebargains.com, Inc; Business Supplies Distributors, Inc (the "Domestic Subsidiaries") and Bank One, Texas, NA. The Security Agreement provided for a springing security interest in all accounts, chattel paper, documents, general intangibles, instruments, inventory and any proceeds thereof and other specified assets owned by Daisytek Incorporated and its domestic subsidiaries. The security interest only attaches in the event of a default by Daisytek Incorporated under the 2000 Facility. The Security Agreement was extinguished when the 2000 Facility was replaced by the 2002 Facility as hereinafter described.


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    (I) Credit Agreement dated 18 December 2000 between Daisytek Australia Pty
        Limited, as the Borrower, and Bank One, NA, as the Lender. This Australian facility expires on 1 January 2002. The Australian facility allows Daisytek Australia Pty Limited to borrow Australian dollars up to a maximum of $15 million (Australian) or approximately US$8.3 million. The Australian Facility accrues interest at the Australian Bill Rate plus an adjustment ranging from 1.3 per cent. to 2.0 per cent. depending on Daisytek Incorporated's financial performance. A facility fee of 0.20 per cent. to 0.375 per cent. is charged on the entire amount of the Australian facility.

    (J) Commitment Letter dated 27 February 2001, between The Bank of Nova Scotia and Daisytek (Canada), Inc. The Commitment Letter provides for a revolving term credit extension of up to $10,000,000 (Canadian) to assist with the financing of day-to-day operating requirements. Daisytek (Canada), Inc. may draw down the credit by way of direct advances evidenced by Demand Promissory Notes and/or Bankers' Acceptances in multiples of $500,000 (Canadian) and having terms of maturity of 30 to 364 days.

    (K) Commitment Letter dated 15 March 2001, between The Toronto-Dominion Bank and Daisytek (Canada), Inc. The Commitment Letter provides for a revolving term credit extension of up to $10,000,000 (Canadian) to assist with the financing of day-to-day working capital requirements. Daisytek (Canada), Inc. may draw down the credit by way of direct advances evidenced by Bankers' Acceptances. The minimum amount of a drawdown by way of a Bankers' Acceptance is $500,000 (Canadian) and in multiples of $100,000 (Canadian) thereafter.

    (L) Commitment Letter, dated 2 October 2001, between The Bank of Nova Scotia and Daisytek (Canada), Inc. The Commitment Letter provides for a revolving term credit extension of up to $15,000,000 (Canadian) to assist with the financing of day-to-day operating requirements. Daisytek (Canada), Inc. may draw down the credit by way of direct advances evidenced by Demand Promissory Notes and/or Bankers' Acceptances in multiples of $500,000 (Canadian) and having terms of maturity of 30 to 364 days.

    (M) Letter Agreement, dated 12 October 2001, between The Toronto- Dominion Bank and Daisytek (Canada), Inc. amending that certain Commitment Letter dated 15 March 2001. The Letter Agreement increases the credit limit under the Commitment Letter to $15,000,000 (Canadian). The term of the credit facility is three years, until 20 March 2004.

    (N) Letter Agreement, dated 13 December 2001, between Daisytek Australia Pty Limited, as the Borrower, and Bank One, NA, as the Lender amending that certain Credit Agreement dated 18 December 2000. The amendment extends the expiration date of the Australian facility to 1 January 2003 and increases the facility fee to 0.325 per cent. to 0.50 per cent. This fee is charged on the entire amount of the Australian facility.

    (O) Letter Agreement, dated 17 December 2001, between The Bank of Nova Scotia and Daisytek (Canada), Inc. amending that certain Commitment Letter dated 2 October 2001. The Letter Agreement increases the amount of Forward Exchange Contracts permitted under the credit facility to US$10,000,000.

    (P) Letter Agreement, dated 25 March 2002, between The Toronto-Dominion Bank and Daisytek (Canada), Inc. amending that certain Commitment Letter dated 15 March 2001. The Letter Agreement increases the credit limit under the Commitment Letter to $20,000,000 (Canadian). The term of the credit facility expires on the earlier of 20 March 2004 or the expiration of Daisytek Incorporated's loan facility, presently 19 December 2003.

    (Q) Credit Agreement dated 24 April 2002, between Daisytek Incorporated, Arlington Industries, Inc., B.A. Pargh Company, Daisytek Latin America, Inc., Digital Storage, Inc., Tapebargains.Com. Inc., the Tape Company and Virtual Demand, Inc. as borrowers; Daisytek as guarantor; Bank of America, National Association and each of the other lenders party thereto, as lenders; and Bank of America, National Association, as the agent. The Credit Agreement provides for a new revolving line of credit in the United States (the "2002 Facility") that has a maximum borrowing availability of $200 million and expires on 24 April 2005. Availability under the 2002 Facility is subject to certain borrowing base limitations, including eligible accounts receivable and inventory, as defined. The 2002 Facility replaces the 2000 Facility which would have expired on 19 December 2003. The 2002 Facility accrues interest, at Daisytek's option, at (a) the prime rate of Bank of America, National Association plus an adjustment ranging from 0.00 per cent. to 0.75 per cent., depending on the obligated parties' fixed coverage ratio; or (b)


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        LIBOR plus an adjustment ranging from 2.00 per cent. to 2.75 per cent.
        depending on the obligated parties' fixed coverage ratio. The 2002 Facility contains various covenants including, among other things, the maintenance of certain financial ratios including the achievement of a minimum fixed charge ratio and minimum level of net worth and restrictions on certain activities, including loans and payments to related parties, incurring additional debt, acquisitions, investments and asset sales. The 2002 Facility is secured by the property and assets of Daisytek, Daisytek Incorporated and the obligated parties under the 2002 Credit Facility and a pledge of 100 per cent. of the shares of US subsidiaries of Daisytek, Daisytek Incorporated and each of the other obligated parties and 65 per cent. of the shares of Daisytek UK owned by Daisytek.

    (R) Guaranty Agreement dated 24 April 2002, given by Daisytek for the benefit of Bank of America, National Association and each of the other lenders under the 2002 Facility. Daisytek provided the Guaranty in order to induce the lenders to enter into the 2002 Facility.

    (S) Guaranty Agreement dated 24 April 2002, given by Daisytek Incorporated, Arlington Industries, Inc., B.A. Pargh Company, Daisytek Latin America, Inc., Digital Storage, Inc., Tapebargains.Com. Inc., the Tape Company and Virtual Demand, Inc. (collectively, "Daisytek Obligated Parties ") for the benefit of Bank of America, National Association and each of the other lenders under the 2002 Facility. The Daisytek Obligated Parties provided the Guaranty in order to induce the lenders to enter into the 2002 Facility.

    (T) Security Agreement dated 24 April 2002, between Daisytek and Bank of America, National Association (the "Administrative Agent") for the lenders under the 2002 Facility. The Security Agreement secures the 2002 Facility by granting the Administrative Agent, for the benefit of the lenders under the 2002 Facility, a security interest in all accounts, chattel paper, documents, general intangibles, instruments, inventory and any proceeds thereof and other specified assets of Daisytek and pledging 100 per cent. of the investment property owned by Daisytek, but specifically excluding capital stock of a foreign subsidiary or foreign affiliate, except for 65 per cent. of the stock owned by Daisytek in Daisytek UK.

    (U) Security Agreement dated 24 April 2002, between the Daisytek Obligated Parties and the Administrative Agent. The Security Agreement secures the 2002 Facility by granting the Administrative Agent, for the benefit of the lenders under the 2002 Facility, a security interest in all accounts, chattel paper, documents, general intangibles, instruments, inventory and any proceeds thereof and other specified assets of the Daisytek Obligated Parties and pledging 100 per cent. of the investment property owned by the Daisytek Obligated Parties, but specifically excluding capital stock of a foreign subsidiary or foreign affiliate.

(j) Asset purchase agreements

    (A) Asset Purchase Agreement dated 3 May 2000 between BAP Acquisition Corp, a wholly-owned subsidiary of Daisytek Incorporated (the "Buyer"), and BA Pargh Company, LLC (the "Seller"). On 3 May 2000, the Buyer acquired certain assets and liabilities of BA Pargh Company, LLC, a wholesaler of office products for approximately US$3 million. The acquisition was accounted for by the purchase method of accounting for business combinations. The entire cost of the acquisition was financed using Daisytek's available funds under the 2000 Facility.

        Pursuant to the asset purchase agreement, after the closing, the Seller agreed to indemnify the Buyer, and its parent corporation from any and all damages from any misrepresentation or breach of warranty by the Seller or the failure of the Seller to perform any agreement or covenant on its part required to be performed on or before or after closing. The Seller also agreed to indemnify the Buyer for any damages in connection with any Retained Liabilities (as such term is defined within the Asset Purchase Agreement) or Excluded Assets (as such term is defined within the Asset Purchase Agreement); any taxes from the Seller, including all taxes arising from or related to the operation of the business prior to closing; any product liability claim with respect to products sold by the Seller prior to closing and any failure of the Seller to comply with bulk sales laws.

        The Buyer agreed to indemnify Seller from any losses that result from, relate to or arise out of: any misrepresentation or breach of warranty of the Buyer, the failure of the Buyer to perform any agreement or covenant on its part required to be performed on or before or after the closing, Assumed Liabilities (as such term is defined within the Asset Purchase Agreement); any and all taxes of the Buyer, including all taxes arising from or related to the operation of the Business after


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        the closing; and any product liability claim with respect to products sold by the Buyer after the closing.

        The indemnification provisions will terminate following the first anniversary of the closing except for the representations and warranties of the Seller relating to (i) title to the assets which shall survive indefinitely and (ii) taxes and tax matters which shall survive until the applicable statute of limitations has expired.

    (B) Asset Purchase Agreement dated 29 June 2001 between Digital Storage, LLC ("DSLLC"); Digital Storage Incorporated, ("DSI"); NCT Ventures LLC ("NCT"); Digital Storage Canada, Inc. ("DS Canada" and with DSLLC, the "Seller"); Richard S. Langdale ("Langdale"); DS Acquisition ("DS Acquisition"); Daisytek (Canada), Inc. ("Daisytek Canada" and with DS Acquisition, "Buyer") and Daisytek. The Asset Purchase Agreement provides for the purchase of substantially all of the assets of the wholesale computer supplies and consumable distribution business conducted by the Seller for consideration of approximately US$14 million in the form of a cash payment plus (i) Assumed Liabilities (as defined in the Asset Purchase Agreement); (ii) the Growth Earnout Payment, if any (as defined in the Asset Purchase Agreement); (iii) the Holdback (as defined in the Asset Purchase Agreement), less any applicable reductions (the "Transaction"). The Asset Purchase Agreement was effective for accounting purposes as of midnight, 5 May 2001. The cost of the Transaction was financed by the Bank One and Canadian credit facilities.

        After the closing, DSI, NCT, DSLLC, DS Canada and Langdale, jointly and severally, agreed to indemnify the Buyer and Daisytek from: (i) any damages from any representation or warranty made by DSI, NCT, DSLLC, DS Canada or Langdale; (ii) any failure by DSI, NCT, DSLLC, DS Canada or Langdale to observe or perform its or his covenants and agreements;
        (iii) any failure by the Seller to satisfy and discharge any liability or obligation of the Seller not expressly assumed by Buyer or Daisytek; or (iv) any liability arising from or with respect to the Assets or the Business before the Settlement Date (as defined within the Agreement).

        The Buyer agreed to indemnify the Seller from any losses that result from, relate to or arise out of: (i) any misrepresentation or breach of warranty of the Buyer; (ii) the failure of the Buyer to perform any agreement or covenant on its part required to be performed on or before or after the closing; (iii) the Assumed Liabilities (as defined in the Asset Purchase Agreement); (iv) any Taxes (as defined in the Asset Purchase Agreement) of the Buyer and (v) any product liability claim with respect to products sold by the Buyer after the closing.

        The indemnification provisions will terminate following the second year anniversary date of the closing except for certain of the representations and warranties relating to due organisation, power and authority to enter into the Transaction, title to property, environmental laws and Taxes to which extended applicable periods apply.

    (C) Business Sale Agreement dated 3 July 2001 between General Stationery Supplies PTY Limited ABN 32 010 050 281 (the "Seller"); Daisytek Australia (Queensland) PTY Limited CAN 097 222 163 (the "Purchaser"); John Francis Bolton, Jason Stanton Bolton, and Marcus Anthony Bolton (collectively the "Guarantors"); Hazel Irene Bolton (collectively with the Guarantors the "Covenantors"); Daisytek Australia PTY Limited CAN 075 675 795 ("DAPL") and Daisytek ("DIC", and with DAPL the "Daisytek Guarantors"). The Business Sale Agreement provides for the purchase by Purchaser of substantially all of the assets of the office supplies and consumable distribution business conducted by Seller for $3,522,846 (Australian) plus Assumed Liabilities of $604,115 for total consideration of $4,126,961 (Australian) Under the Growth Earn-out and a Maintenance Earn-out (as defined in the Business Sale Agreement), the Purchaser is obligated to pay additional consideration contingent upon the purchased business achieving certain profit levels before taxes. The entire cost of the acquisition was funded through the Purchaser's Australian credit facility.

        Pursuant to the Business Sale Agreement, the Seller agreed to indemnify the Purchaser for all claims, losses or damages arising directly or indirectly as a result of any breach of the Seller's warranties and representations.

        The Guarantors agreed jointly and severally to indemnify the Purchaser against all liabilities or loss arising from, and any costs, charges or expenses incurred in connection with, a breach by the Seller and each Covenantor of this Agreement including a breach of any warranties and


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        negligence or any other tort. The guarantee and indemnity provisions survive the Business Sale Agreement and continue to the extent permitted by law unless otherwise provided.

        The Daisytek Guarantors agree jointly and severally to indemnify the Seller against all liability or loss arising from, and any costs, charges or expenses incurred in connection with, a breach by the Purchaser of this Business Sale Agreement including negligence or any other tort. The guarantee and indemnity provisions survive the Business Sale Agreement and continue to the extent permitted by law unless otherwise provided.

(k) Miscellaneous agreements

    (A) Lease Agreement dated 7 February 2001 between Daisytek Australia (Queensland) Pty. Ltd. CAN 097 222 163 and John Bolton Pty. Ltd. CAN 009 991 931, Trustee Under Instrument 702880923. The leased premises consist of the land and improvements known as 16-24 Higgs Street, Albion, Qld. The premises may be used for the purpose of storage, distribution and general office administration. The Lease commences on 2 July 2001 and expires on 7 July 2003. The rent for each year of the Lease is $115,000(Australian).

    (B) Industrial Lease Agreement between New York Life Insurance Company, as landlord and Daisytek Incorporated, as tenant. Daisytek Incorporated was assigned the obligations of Priority Fulfilment Services, Inc. under the lease for a 400,000 square foot facility located in Memphis, Tennessee in connection with the 2001 purchase of certain assets of Priority Fulfilment Services, Inc. These obligations were previously assigned to Priority Fulfilment Services, Inc. at the time of the separation in December 1999. The Annual Base Rent is $1,144,734.60 and the Industrial Lease Agreement expires on 31 March 2004.

    (C) Securities Purchase Agreement, dated 19 December 2001, among Daisytek and Renaissance US Growth and Income Trust PLC, BFS US Special Opportunities Trust PLC, SF Capital Partners Ltd., Lincoln Partners, New Salem Fund, L.P., New Salem Fund QP, L.P., Deephaven Private Placement Trading Ltd, Bankers Trust Company Trustee for DaimlerChrysler Corp Emp. #1 Pension Plan, State Street Bank Custodian for GE Pension Trust, Mellon Trust Company Trustee for NYNEX Master Pension Trust, Capital Blue Cross, Capital Blue Cross Retirement Plan, GE Institutional Small Cap Value Fund, GE Small Cap Value Fund, GE Investments Funds Small Cap Value Equity Fund (collectively, the "Investors"). The Securities Purchase Agreement provides for the sale of 1,578,400 shares of Daisytek's Common Stock to the Investors at a price of US$11.20 per share and an aggregate purchase price of US$17,678,080.

    (D) Registration Rights Agreement, dated 19 December 2001, among Daisytek and Renaissance US Growth and Income Trust PLC, BFS US Special Opportunities Trust PLC, SF Capital Partners Ltd., Lincoln Partners, New Salem Fund, L.P., New Salem Fund QP, L.P., Deephaven Private Placement Trading Ltd, Bankers Trust Company Trustee for DaimlerChrysler Corp Emp. #1 Pension Plan, State Street Bank Custodian for GE Pension Trust, Mellon Trust Company Trustee for NYNEX Master Pension Trust, Capital Blue Cross, Capital Blue Cross Retirement Plan, GE Institutional Small Cap Value Fund, GE Small Cap Value Fund, GE Investments Funds Small Cap Value Equity Fund (collectively, the "Investors"). The Registration Rights Agreement provides for the filing by Daisytek of a registration statement on Form S-3 to register the shares purchased by the Investors pursuant to the Securities Purchase Agreement.

        Daisytek agreed to indemnify the Investors for losses, claims, damages, expenses or liabilities that arise out of or are based upon any of the following statements, omissions or violations in a registration statement filed pursuant to the Registration Rights Agreement, any post effective amendment thereof or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the registration statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the prospectus related to the registration statement (as it may be amended or supplemented) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation or alleged violation by Daisytek of the Securities Act of 1933, the Securities Exchange Act of 1934 or any other law related to the registration statement, including without limitation any state securities law or any rule or regulation thereunder.


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

    (E) Standard Industrial Lease, dated 25 March 2002, between Tejon Dermody Industrial LLC, as landlord, and Daisytek Incorporated, as tenant. The leased premises consist of 325,954 square feet located at 4049 Industrial Parkway, Unit 3, Wheeler Ridge, California. The term of the lease is for a period of 15 years and 4 months, commencing on 1 March 2002 and expiring on 30 June 2017. The base rent is US$575,884 for the first year, US$896,373 for the second year, $928,968.96 for the third year, $951,785.64 for the fourth year and increases by 2 per cent. for each year thereafter.

    (F) Guaranty, dated 25 March 2002, by Daisytek for the benefit of Tejon Dermody Industrial LLC, as landlord under that certain Standard Industrial Lease, dated 25 March 2002, by and between Daisytek Incorporated and Tejon Dermody Industrial LLC relating to the property located at 4049 Industrial Parkway, Wheeler Ridge, California. In terms of the Guaranty, Daisytek is liable for all of the payment obligations of Daisytek Incorporated under that certain Standard Industrial Lease. The base rent under the Standard Industrial Lease is US$575,884 for the first year, US$896,373 for the second year, $928,968.96 for the third year, $951,785.64 for the fourth year and increases by 2 per cent. for each year thereafter. Daisytek's obligations under the Guaranty shall expire upon the expiry of the Standard Industrial Lease on 30 June 2017.

    (G) Lease Agreement, dated 15 March 2002, between Selkirk Ventures, LLC, as landlord, and Daisytek Incorporated, as tenant. The leased premises consist of 350,000 square feet located at 158 West Yard Road, Bethlehem, New York. The term of the lease is for a period of 10 years, commencing on the date a certificate of occupancy is issued for such premises, subject to certain conditions, and expiring on the tenth anniversary of such date. Daisytek Incorporated has three successive options to extend the term by five years upon the exercise of each option. The rent is $3.47 per square foot, triple net, for the first five years and $3.83 per square foot, triple net, for the last five years. The renewal rate for each extension is 10 per cent. above the prior minimum rental rate.

    (H) Guaranty of Lease, dated 14 March 2002, by Daisytek for the benefit of Selkirk Ventures, LLC, as landlord under that certain Lease Agreement, dated 15 March 2002, by and between Daisytek Incorporated and Selkirk Ventures, LLC relating to the property located at 158 West Yard Road, Bethlehem, New York. In terms of the Guaranty of Lease, Daisytek is liable for all of the payment obligations of Daisytek Incorporated under that certain Lease Agreement. The rent is $3.47 per square foot, triple net, for the first five years and $3.83 per square foot, triple net, for the last five years. The renewal rate for each extension is 10 per cent. above the prior minimum rental rate. Daisytek's obligations under the Guaranty shall expire upon the expiration of Daisytek Incorporated's obligations under the Lease Agreement, including any extensions.

    (I) Master Lease Agreement, dated 16 September 1999, between Daisytek, as Lessee, and General Electric Capital Corporation, as Lessor. From time to time, schedules shall be added to the Master Lease Agreement evidencing equipment that is to be leased by the Lessee from the Lessor. The Lessor will purchase the equipment from the manufacturer or supplier and the Lessee will lease such equipment based on the terms set forth in such schedule. The following schedules have been added to the Master Lease Agreement:

        (i) Schedule 001, dated 1 November 1999, for the lease of telephone equipment. The capitalised Lessor's cost was US$174,644.10. The term of the lease is 36 months with monthly rent based on a schedule included therein.

        (ii) Schedule 002, dated 29 November 2000, for the lease of telephone equipment. The capitalised Lessor's cost was US$336,353.05. The term of the lease is 60 months with monthly rent based on a schedule included therein.

        (iii) Schedule 003, dated 27 June 2001, for the lease of conveying equipment and other handling equipment located at Daisytek's primary operating facility in Memphis, Tennessee. The capitalised Lessor's cost was US$8,000,000. The term of the lease is 84 months with monthly rent based on a schedule included therein.

        (iv) Schedule 004, dated 10 December 2001, for the lease of a variety of equipment located at Daisytek's primary operating facility in Memphis, Tennessee. The capitalised Lessor's cost was US$1,098,828.53. The term of the lease is 84 months with monthly rent based on a schedule included therein.


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

(2) ISA

Neither ISA nor any of its subsidiaries has entered into any material contracts outside the ordinary course of business since 16 April 2000 (being the date two years before commencement of the Offer Period), except:

(a) the Subscription and Shareholders Agreement, the Warrant, the Loan Facility and the Guarantee Arrangement each summarised in paragraphs 5(1)(a) to (d) (inclusive) respectively of this Appendix V;

(b) a Warranty Insurance Policy dated 9 August 2001 issued by Special Risk Services Underwriting Agency pursuant to which ISA insured its liability under the terms of the warranties given by ISA to Daisytek in the Subscription and Shareholders Agreement. Daisytek is the loss payee and the cover extends to 9 August 2003 for non-tax warranties and 9 August 2008 for the tax warranties. The premium payable by ISA was L.110,000;

(c) a Deed of Release dated 9 August 2001 given by National Westminster Bank plc (the "Bank") to ISA pursuant to which the Bank agreed to release part of any proceeds of sale of ISA's shareholding in Kaye from security held by the Bank if at that time Daisytek has requested the payment to it of a Special Dividend equal in value to the value of that shareholding, under the terms of the ISA Preference Shares. ISA gave undertakings not to subscribe for further capital in Kaye without the consent of the Bank;

(d) a Fraud Insurance Policy dated 10 August 2001 issued by Special Risk Services Underwriting Agency pursuant to which ISA insured Daisytek in respect of liabilities of ISA under the terms of warranties given by ISA to Daisytek in the Subscription and Shareholders Agreement. The insurance relates to claims which would be covered under the warranty insurance policy described in sub-paragraph (b) above but for fraud or dishonesty on the part of ISA. The premium payable by ISA was L.44,625;

(e) on 15 October 2001 ISA subscribed for 3,071,128 Ordinary Shares in the capital of Kaye Office Supplies Limited at an aggregate subscription price of L.3,071,128;

(f) a lease dated 1 November 2001 for Unit 1, Tuscany Park, Wakefield Europort made between Prologis Wakefield Limited (1) as landlord and ISA Wholesale Plc (2) as tenant. The demise is of the whole of Unit 1. The rent is L.540,000 per year and the term is ten years less one day from 28 September 2001. ISA Wholesale Plc is responsible for maintaining the whole of the leased property and for insuring the building;

(g) an agreement dated 24 December 2001 with EXY Group Limited ("EXY") pursuant to which ISA agreed to sell its entire holding of shares in the capital of EXY back to EXY for a cash consideration (payable upon completion) of L.888,000. On completion of the sale, ISA agreed to subscribe for 444,000 redeemable preference shares of L.1 each in EXY ("EXY Preference Shares") for an aggregate subscription price of L.444,000. Except in limited circumstances the EXY Preference Shares do not carry any voting rights or rights to attend general meetings of EXY but carry a right to a cumulative preferential dividend of 7 per cent. of their gross value (rising to 10 per cent. in the event of default of payment of such dividend). EXY has the right upon 3 months' written notice to redeem all or any of the EXY Preference Shares at any one time. Otherwise the EXY Preference Shares are redeemable as to 50 per cent. of the number in issue on 30 April 2002 (which redemption has occurred) and all remaining EXY Preference Shares in issue on 31 August 2002. The agreement was completed and the consideration paid on 28 February 2002;

(h) an agreement entered into on 17 January 2002 between Item 2000 International EDU-ZubehIr und Burobedarf Handles GmbH ("Item") (1) and ISA International Holdings Limited ("IIH") a wholly owned subsidiary of ISA (2) by which IIH agreed to sell the whole of the issued share capital of Supplies Team EDU-ZubehIr Handel GmbH ("Supplies") to Item. The consideration for the sale of Supplies was E.1,200,000. Item also assumed a loan of E.348,538.88 to PAR Beteiligungs GmbH, the wholly owned intermediate German holding company, and a loan of E.792,133.86 to ISA and indemnified IIH in respect of these loans. IIH gave certain warranties to Item relating to the incorporation of Supplies and IIH's ownership of the shares in Supplies, under which IIH's maximum liability is E.1,200,000. IIH undertook to Item that it would not compete with the business of Supplies in Austria for 3 years following signature of the agreement. IIH also undertook not to disclose any trade secrets or confidential information or to solicit any employees of Supplies. If a breach of the restrictive covenants occurs then IIH is liable for lump sum damages of E.20,000;

(i) a compromise agreement entered into on 18 April 2002 between ISA (1) Mr David Heap ("Mr Heap") (2) and Virtual Village Limited ("VVL") (3) by which Mr Heap's employment with ISA, under a service agreement dated 1 October 2001, and his position as director of all ISA Group companies, was


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
    terminated with effect from 31 December 2001. Under the agreement ISA agreed to pay to Mr Heap L. 100,000 in full and final settlement of any claims, contractual, statutory or otherwise which Mr Heap may have against ISA; and

(j) on 7 May 2002 Daisytek UK wrote to ISA in respect of the following matters:

    (A) to acknowledge that it had agreed that it would not exercise the voting rights attaching to the ISA Preference Shares on or before 30 June 2002 or, if earlier, the date of receipt of clearance from the Bundeskartellamt for Daisytek UK to exercise the right to vote and to acquire control over ISA;

    (B) to acknowledge that it had agreed that it would not call for the special dividend payable on the ISA Preference Shares on or before 30 June 2002 and that it will not seek payment of such a special dividend (unless there is a further event of default under the terms of the ISA Preference Shares) before 30 September 2002, provided that ISA is at the relevant time seeking to implement a discounted share issue of ordinary shares pursuant to the terms of the Loan Facility.

6. DIRECTORS APPOINTMENT AND EMPLOYMENT ARRANGEMENTS

No directors of Daisytek have service contracts with any member of the Daisytek Group having more than 12 months to run and no such contracts have been entered into, replaced or amended within 6 months of the date of this Offer Document.

7. COMPULSORY ACQUISITION

If, on or before the expiration of four months from the date of posting of this Offer Document, Daisytek UK has as a result of acceptances of the Offer, or, subject to certain conditions, acquired or contracted to acquire, at least 90 per cent. in value of the ISA Shares to which the Offer relates then: (i) Daisytek UK will be entitled, and intends, to acquire compulsorily the remainder of the outstanding ISA Ordinary Shares in accordance with sections 428-430F of the Act; and (ii) in such circumstances a holder of ISA Ordinary Shares may require Daisytek UK to purchase his ISA Ordinary Shares in accordance with the procedures and time limits described in Section 430A of the Act.

8. GENERAL

(a) Baird and KPMG Corporate Finance have given and not withdrawn their written consent to the issue of this Offer Document with the reference to their name, each in the form and context in which they are included.

    KPMG Corporate Finance is a division of KPMG LLP. The principal place of business of KPMG Corporate Finance is 8 Salisbury Square, London EC4Y 8BB where a list of the partners' names is open to inspection.

(b) Save as disclosed in this Offer Document, no agreement, arrangement or understanding (including any compensation arrangement) exists between Daisytek UK or any party acting in concert with Daisytek UK (including Daisytek) for the purposes of the Offer and any of the directors or recent directors, shareholders or recent shareholders of ISA having any connection with, or dependence on, the Offer.

(c) There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the ISA Ordinary Shares to be acquired by Daisytek UK pursuant to the Offer will be transferred to any other person, except that Daisytek UK reserves the right to transfer any ISA Ordinary Shares to Daisytek or any of its subsidiaries.

(d) Save as disclosed in paragraph 3 above of this Appendix V, neither Daisytek UK nor any person acting in concert with Daisytek UK (including Daisytek) nor ISA nor any associate of ISA has any arrangement (including any indemnity or option arrangement), agreement or understanding (formal or informal) of whatever nature relating to relevant securities (as defined in sub-paragraph 3(a) of this Appendix V), which may be an inducement to deal or refrain from dealing.

    In this sub-paragraph (d) references to an "associate" are to:

    (i) subsidiaries and associated companies of Daisytek and ISA respectively and companies of which any such subsidiaries or associated companies are associated companies;

    (ii) banks, financial and other professional advisers (including stockbrokers) to Daisytek and ISA respectively or a company covered in
        (i) above, including persons controlling, controlled by or under the same control as such banks, financial or other professional advisers;


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

    (iii) the directors (together with their close relatives and related trusts) of Daisytek and ISA respectively or a company covered in (i) above;

    (iv) the pension funds of Daisytek and ISA respectively or a company covered in (i) above;

    (v) references to a "bank" do not apply to a bank whose sole relationship with Daisytek and ISA respectively or a company covered in (i) above is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work; and

    (vi) ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated status and "control" means a holding, or aggregate holdings, of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether the holding or aggregate holding gives de facto control.

(e) No proposal exists in connection with the Offer that any payment or other benefit shall be made or given to any director of ISA as compensation for loss of office or as consideration for or in connection with his retirement from office.

(f) The total emoluments receivable by the directors of Daisytek or of Daisytek UK will not be varied as a result of the proposed acquisition of ISA or by any other associated transactions.

(g) So far as the directors of Daisytek are aware, and save as disclosed in this Offer Document, there have been no material changes in the financial or trading position of Daisytek since 31 March 2001 (the date to which its last published audited accounts were prepared). Daisytek UK has not, since incorporation, published accounts.

(h) So far as the ISA Directors are aware, and save as disclosed in this Offer Document, there have been no material changes in the financial or trading position of ISA since 31 December 2001 (the date to which its last published audited accounts were prepared).

(i) The financial information on ISA contained within this Offer Document does not constitute statutory accounts within the meaning of Section 240 of the Act. Statutory accounts for each of the years ended 31 December 1999, 31 December 2000 and 31 December 2001 have been delivered to the Registrar of Companies for England and Wales. The auditors of ISA for the two years ended 31 December 2000 were Arthur Andersen and for the year ended 31 December 2001 were KPMG Audit plc. For each of the three years ended 31 December 2001 the auditors have made reports under Section 235 of the Act on each of these statutory accounts that were not qualified within the meaning of section 262 and did not contain any statements made under Section 237(2) or (3) of the Act. Attention is drawn to the fundamental uncertainty paragraph in respect of going concern as explained in the "Basis of accounting" note in Appendix IV of this document and contained in the audit report on the financial statements for the year ended 31 December 2001.

9. DIVIDEND POLICY

Daisytek has never paid cash dividends on Daisytek Common Stock and does not anticipate the payment of cash dividends on Daisytek Common Stock in the foreseeable future. Any payment of cash dividends in the future will depend upon the financial condition, capital requirements, earnings and restrictive covenants contained in credit facilities of Daisytek, as well as other factors as the Board of Daisytek may deem relevant.


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

10. MARKET AND PRICE DATA

The following table sets out the closing middle market quotations for an ISA Ordinary Share (as derived from the AIM section of the London Stock Exchange Daily Official List) and the last sale price for a share of Daisytek Common Stock on the NASDAQ National Market System, in each case for the first dealing day that both AIM and NASDAQ were open for business in each month from December 2001 to May 2002, for 15 April 2002 (the last dealing day before the commencement of the Offer Period) and for 22 May 2002 (the latest practicable date prior to the posting of this Offer Document):

                                                                     Daisytek
                                    ISA                                 Share
Date                        Share Price                                 Price
                             (in pence)                           (in dollars)
3 December 2001                   7.75p                                 $12.05
2 January 2002                    6.25p                                 $13.19
1 February 2002                   7.50p                                 $14.00
1 March 2002                      7.50p                                 $15.01
2 April 2002                      7.25p                                 $15.19
15 April 2002                     7.50p                                 $15.13
1 May 2002                        7.75p                                 $16.40
22 May 2002                       7.50p                                 $13.17

11. BASIS OF CALCULATION AND SOURCES OF INFORMATION

The value of the Offer is based on 58,778,398 Ordinary Shares in issue as at 22 May 2002 (being the last practicable date prior to the posting of this Offer Document).

The closing dealt prices of the ISA Ordinary Shares are derived from the middle market quotation of the relevant shares at the close of business on the relevant date as published in the Official List, in the case of ISA, and by NASDAQ in the case of Daisytek.

12. DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents will be available for inspection at the offices of Bird & Bird at 90 Fetter Lane, London EC1A 4JP during normal business hours on any weekday (except Saturdays and public holidays) while the Offer remains open for acceptance:

(a) the existing Memorandum and Articles of Association of ISA and of Daisytek
    UK;

(b) the Certificate of Incorporation and the Bylaws of Daisytek;

(c) the service agreements of ISA Directors having more than 12 months to run;

(d) the published audited accounts of ISA for the two years ended 31 December 2001;

(e) the preliminary statement of results of ISA for year ending 31 December
    2001;

(f) the published audited accounts of Daisytek for the two years ended 31 March 2001;

(g) the rules of the ISA Share Option Schemes;

(h) the material contracts of ISA, Daisytek UK and Daisytek referred to in paragraph 5 above;

(i) the irrevocable undertakings referred to in paragraph 3(i) above;

(j) the written consents referred to in paragraph 8 above;

(k) a full list of the dealings referred to in paragraph 3(f) above;

(l) the circular to ISA Shareholders dated 7 May 2002; and

(m) this Offer Document and the Form of Acceptance.


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

                                  APPENDIX VI

                    DESCRIPTION OF DAISYTEK CAPITAL STOCK AND
                  CHANGES IN CERTAIN RIGHTS OF ISA SHAREHOLDERS

The authorized capital stock of Daisytek consists of (i) 30,000,000 shares of Daisytek Common Stock and (ii) 1,000,000 shares of Daisytek Preferred Stock. As of 22 May 2002, there were 18,021,388 shares of Daisytek Common Stock outstanding and held by 84 registered stockholders of record and no shares of Daisytek Preferred Stock are issued and outstanding.

1. DAISYTEK COMMON STOCK

General

Holders of shares of Daisytek Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Daisytek and paid by Daisytek out of funds legally available therefor, subject to prior rights of outstanding shares of any Daisytek Preferred Stock and certain restrictions under agreements governing Daisytek's indebtedness. In the event of any dissolution, liquidation or winding up of Daisytek, holders of shares of Daisytek Common Stock are entitled to share ratably in assets remaining after payment of all liabilities and liquidation preferences, if any.

Except as otherwise required by law, the holders of Daisytek Common Stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. The holders of a majority of Daisytek Common Stock represented at a meeting of stockholders can elect all of the directors to be elected at such a meeting.

Holders of shares of Daisytek Common Stock have no preemptive, cumulative voting, subscription, redemption or conversion rights. All outstanding shares of Daisytek Common Stock are fully paid and non-assessable, and the shares of Daisytek Common Stock to be outstanding upon completion of the Offering will be fully paid and non-assessable. The rights, preferences and privileges of holders of Daisytek Common Stock are subject to the rights of any series of Daisytek Preferred Stock which Daisytek may issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for the Daisytek Common Stock is Mellon Investor Services LLC.

2. PREFERRED STOCK

The Board of Daisytek may, without further action by Daisytek's stockholders, from time to time, authorize the issuance of up to 1,000,000 shares of Daisytek Preferred Stock in one or more classes or series and may, at the time of issuance, determine the powers, rights, preferences, qualifications and limitations of any such class or series. Satisfaction of any dividend preferences on outstanding shares of Daisytek Preferred Stock would reduce the amount of funds available for the payment of dividends on Daisytek Common Stock. Also, holders of Daisytek Preferred Stock could be entitled to receive a preference payment in the event of any liquidation, dissolution or winding up of Daisytek before any payment is made to the holders of Daisytek Common Stock. Under certain circumstances, the issuance of such Daisytek Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Daisytek's securities or the removal of incumbent directors.

Of the 1,000,000 shares of Daisytek Preferred Stock authorized, Daisytek has denominated 100,000 shares of the Daisytek Preferred Stock as Series A Preferred Stock, par value $1.00 per share. Daisytek has authorized the issuance of shares of Series A Preferred Stock upon exercise of certain Daisytek Preferred Stock purchase rights associated with each share of Daisytek Common Stock outstanding. See "Stockholder Rights Agreement" below. The issuance of Series A Preferred Stock could adversely affect the voting power of holders of Daisytek Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Daisytek. Daisytek has no present plan to issue any shares of Daisytek Preferred Stock.

3. SPECIAL PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Certificate of Incorporation and Bylaws include certain provisions that could have anti-takeover effects. The provisions are intended to enhance the likelihood of continuity and stability in the composition of, and in the policies formulated by, the Board of Daisytek. These provisions also are intended to help ensure that the Board of Daisytek, if confronted by an unsolicited proposal from a third party that has acquired a block of


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

stock of Daisytek, will have sufficient time to review the proposal, to develop appropriate alternatives to the proposal, and to act in what the Board of Daisytek believes to be the best interests of Daisytek and its stockholders. The foregoing provisions of the Certificate of Incorporation may not be amended or repealed by the stockholders of Daisytek except upon the vote of the holders of at least a majority of the outstanding shares of each class of Daisytek's capital stock then entitled to vote thereon.

The following is a summary of the provisions of the Certificate of Incorporation and Bylaws and is qualified in its entirety by reference to such documents in the respective forms previously filed with the SEC. For information as to where the Certificate of Incorporation and Bylaws of Daisytek may be obtained, see paragraph 12 of Appendix V.

Amendment of Bylaw Provisions

The Certificate of Incorporation provides that Bylaw provisions may be adopted, altered, amended or repealed only by the affirmative vote of (i) at least a majority of the members of the Board of Daisytek who are elected by the holders of Daisytek Common Stock or (ii) at least a majority of the outstanding shares of each class of Daisytek's capital stock then entitled to vote thereon.

Classified Board of Daisytek.

The Certificate of Incorporation provides for the Board of Daisytek to be divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of Daisytek in a short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Daisytek.

Number of Directors; Filling Vacancies; Removal

The Certificate of Incorporation provides that the Board of Daisytek will consist of at least three and no more than ten members (plus such number of directors as may be elected from time to time pursuant to the terms of any series of Daisytek Preferred Stock that may be issued and outstanding from time to time). The number of directors constituting the entire Board of Daisytek may be changed only by an amendment to the applicable provision of the Certificate of Incorporation (which will require the vote of the holders of at least a majority of each class of Daisytek's outstanding voting securities then entitled to vote thereon). Daisytek's Bylaws provide that the Board of Daisytek, acting by majority vote of the directors then in office, may fill any newly created directorships or vacancies on the Board of Daisytek.

Under Delaware law, in the case of a corporation having a classified board, unless specifically provided otherwise, stockholders may remove a director only for cause. Daisytek's Certificate of Incorporation provides that directors may only be removed for cause. This provision, when coupled with the provision of the Bylaws authorizing the Board of Daisytek to fill vacant directorships, will preclude a stockholder from removing incumbent directors without cause and simultaneously gaining control of the Board of Daisytek by filling the vacancies created by such removal with its own nominees.

Special Meetings of Stockholders

The Bylaws and Certificate of Incorporation provide that special meetings of stockholders may be called by a majority of the Board of Daisytek, the Chairman of the Board of Daisytek or any holder or holders of at least 25 per cent. of Daisytek's outstanding capital stock then entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominees

The Bylaws establish an advance notice procedure with regard to business proposed to be submitted by a stockholder at any annual or special meeting of stockholders of Daisytek, including the nomination of candidates for election as directors. The procedure provides that a notice of proposed stockholder business must be timely given in writing to the Secretary of Daisytek prior to the meeting. In all cases, to be timely, notice relating to an annual meeting must be received at the principal executive office of Daisytek not less than 120 days before the first anniversary of the prior year's annual meeting.

Notice to Daisytek from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.


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The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case such person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business has not been properly brought before such meeting in accordance with the Bylaw procedures, such business will not be conducted at the meeting. Nothing in the nomination procedure or the business will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the foregoing procedures.

Limitations on Directors' Liability

Daisytek's Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be liable to Daisytek or its stockholders for monetary damages for breach of fiduciary duty as a director. By virtue of these provisions, a director of Daisytek is not personally liable for monetary damages for a breach of such director's fiduciary duty except for liability for (i) breach of the duty of loyalty to Daisytek or to its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or stock repurchases or redemptions that are unlawful under the Delaware General Corporation Law and (iv) any transaction from which such director receives an improper personal benefit. In addition, the Certificate of Incorporation provides that if the Delaware General Corporation Law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the Delaware Corporation Law, as amended.

Delaware Statute

Daisytek has elected to be subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Under Section 203, certain transactions and business combinations between a corporation and an "interested stockholder" owning 15 per cent. or more of the corporation's outstanding voting stock are restricted for a period of three years from the date the stockholder becomes an interested stockholder. Generally, Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of Daisytek's capital stock unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, has been approved by the Board of Daisytek before the person becomes an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85 per cent. or more of the outstanding voting stock of Daisytek at the time the transaction commenced, excluding those shares owned (x) by persons who are directors and also officers and (y) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the Board of Daisytek and by the holders of at least two-thirds of Daisytek's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder.

4. STOCKHOLDER RIGHTS AGREEMENT

On October 15, 1999, the Board of Daisytek adopted and approved a stockholder rights agreement between Daisytek and Mellon Investor Services LLC (f/k/a ChaseMellon Shareholder Services, LLC) as Rights Agent (the "RIGHTS AGREEMENT") and declared a dividend of one right (each a "RIGHT") for each share held by stockholders of record at the close of business on October 25, 1999. Each Right entitles the registered holder to purchase from Daisytek one one-thousandth of a share of Series A Preferred Stock at a price of $70 (the "PURCHASE PRICE"), subject to adjustment. The Purchase Price shall be paid in cash. The Rights are not exercisable until the earlier to occur of (a) 10 business days following a public announcement that a person or group of affiliated or associated person (collectively, an "ACQUIRING PERSON") has acquired, or obtained the right to acquire, beneficial ownership of 15 per cent. or more of the outstanding Daisytek Common Stock or (b) 15 business days (or such later date as may be determined by the action of the Board of Daisytek before any person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of 15 per cent. or more of such outstanding Daisytek Common Stock. The Rights will expire on October 25, 2009 unless earlier redeemed by Daisytek. The Rights have certain anti-takeover effects and are intended to discourage coercive or unfair takeover tactics and to encourage any potential acquirer to negotiate a price fair to all Daisytek stockholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire


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Daisytek on terms not approved by the Board of Daisytek, but they will not interfere with any negotiated merger or other business combination.

In the event that any person or group acquires beneficial ownership of 15 per cent. or more of the outstanding shares of Daisytek Common Stock, each holder of a Right, other than a Right beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise of that number of shares of Daisytek Common Stock having a market value of two times the exercise price of the Right. In addition, if at any time following such acquisition of 15 per cent. or more of the outstanding Daisytek Common Stock, Daisytek is acquired in a merger or other business combination or transaction, or 50 per cent. or more of its consolidated assets or earning power are sold, each holder of a Right will receive, upon exercise of that Right, that number of shares of common stock of the acquiring company which, at the time of such transaction, will have a market value of two times the exercise price of the Right.

5. SUMMARY COMPARISON OF RIGHTS

The following is a summary comparison of material differences between the right of a Daisytek stockholder and an ISA Shareholder arising from the differences between the corporate laws of Delaware and of England and Wales, the governing instruments of the two companies and the securities laws and regulations governing the two companies. However, it is not intended to be a complete description of the laws of Delaware or of England and Wales, nor of the other rules or laws referred to in this summary. For information as to where the governing instruments of Daisytek and ISA may be obtained, see paragraph 12 of Appendix V. You are encouraged to obtain and read these documents.

(a) Authorised capital

    (i) Daisytek Stockholders

        The authorised share capital of Daisytek consists of (i) 30,000,000 shares of Daisytek Common Stock; and (ii) 1,000,000 shares of Daisytek Preferred Stock. As of 22 May 2002, there are 18,021,388 shares of Daisytek Common Stock issued and outstanding and no shares of Daisytek Preferred Stock issued and outstanding.

    (ii) ISA Shareholders

        The authorised capital stock of ISA consists of (i) 175,000,000 Ordinary Shares; and (ii) 8,000,000 ISA Preference Shares. As of 22 May 2002, there were 58,778,398 Ordinary Shares in issue and all of the ISA Preference Shares are issued.

(b) Anti-Takeover measures

    (i) Daisytek Stockholders

        Under Delaware law, directors generally have a duty to act without self-interest, on a well-informed basis and in a manner they reasonably believe to be in the best interests of the stockholders. Nevertheless, a Delaware court will generally apply a policy of judicial deference to board of directors' decisions to adopt anti-takeover measures in the face of a potential takeover where the directors are able to show that:

        (a) they had reasonable grounds for believing that there was a danger to corporate policy and effectiveness from an acquisition proposal; and

        (b) the board action taken was reasonable in relation to the threat posed.

            Daisytek has elected to be subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"). Under Section 203, certain transactions and business combinations between a corporation and an "interested stockholder" owning 15 per cent. or more of the corporation's outstanding voting stock are restricted for a period of three years from the date the stockholder becomes an interested stockholder. Generally, Section 203 prohibits significant business transactions such as a merger with, a disposition of assets to, or receipt of disproportionate financial benefits by, the interested stockholder, or any other transaction that would increase the interested stockholder's proportionate ownership of any class or series of Daisytek's capital stock except in certain circumstances. See "Special Provisions of the Certificate of Incorporation and Bylaws -- Delaware Statute" discussed above in this Appendix VI.

            In addition, the Rights Agreement adopted by the Board of Daisytek in October 1999 provides for Rights that have certain anti-takeover effects and are intended to discourage coercive or


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            unfair takeover tactics and to encourage any potential enquirer to negotiate a price fair to all Daisytek stockholders. The Rights may cause substantial dilution to an acquiring party that attempts to acquire Daisytek on terms not approved by the Board of Daisytek, but they will not interfere with any negotiated merger or other business combination. See "Stockholder Rights Agreement" discussed above in this Appendix VI.

        (ii) ISA Shareholders

             Under English law, directors of a company have a fiduciary duty to take only those actions which are in the interests of the company. Generally, anti-takeover measures are not actions which fall within this category.

             Under the City Code, at no time after:

             (a) a bona fide offer has been communicated to the board of the offeree company; or

             (b) the board of the offeree company has reason to believe that a bona fide offer might be imminent;

                 may any action be taken by the board of the offeree company in relation to the affairs of the Company, without the approval of the shareholders in general meeting, which could effectively result in any bona fide offer being frustrated or in the shareholders being denied an opportunity to decide on its merits.

                 The ISA Preference Shares have rights to convert into Ordinary Shares of ISA representing 50 per cent. plus one share of ISA's issued ordinary share capital as enlarged by the conversion of the ISA Preference Shares, subject to dilution by the exercise of certain share options. In addition, Daisytek UK holds the Warrant. As a result, whilst Daisytek UK remains the holder of the ISA Preference Shares, no other person making a take-over bid for ISA would be able to obtain a majority of ISA's issued ordinary share capital without the acceptance of Daisytek UK. In practice this is likely to frustrate any attempted take-over.

             (c) Appraisal rights

                 (i) Daisytek Stockholders

                     Delaware law provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:

                        (a) listed on a national securities exchange;

                        (b) designated as a national market system security on
                            an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

                        (c) held of record by more than 2,000 stockholders;

                 unless holders of stock are required to accept in the merger anything other than any one of the following or a combination thereof:

                        (a) shares of stock or depositary receipts of the
                            surviving corporation in the merger;

                        (b) shares of stock or depositary receipts of another
                            corporation that, at the effective date of the merger, will be either:

                               (i)   listed on a national securities exchange;

                               (ii)  designated as a national market system
                                     security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or

                               (iii) held of record by more than 2,000 holders;
                                     or

                        (c) cash in lieu of fractional shares of the stock or
                            depositary receipts received.

             In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.


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        (ii) ISA Shareholders

             Under English law, shareholders do not generally have appraisal rights, as the concept is understood under Delaware law, and ISA's articles of association do not contain any appraisal rights.

             Certain limited rights exist where an offeror who, pursuant to a takeover offer for a company, has acquired or contracted to acquire not less than 90 per cent. in value of the shares to which the offer relates, seeks to acquire outstanding minority shareholdings pursuant to the compulsory acquisition provisions under the Act.

             Similarly, under a scheme of reconstruction under Section 110 of the Insolvency Act 1986, a shareholder can require the liquidator to abstain from carrying the resolution into effect, or to purchase his/her interest at a price agreed or determined by arbitration.

             Additionally, any shareholder who complains that the affairs of the company are being conducted, or that the directors' powers are being exercised, in a manner unfairly prejudicial to him/her or some group of shareholders (including himself/herself), or in disregard of his/her proper interests as a shareholder, or that any actual or proposed act or omission of the company (including an act or omission on its behalf) is or would be so prejudicial, may apply to the High Court in England for relief. If the High Court finds the complaint to be justified, it may exercise its discretion and order the purchase of that person's shares on such terms, including as to price, as the High Court may determine.

    (d) Pre-emptive Rights

        (i)  Daisytek Stockholders

             Under Delaware law, a stockholder is not entitled to pre-emptive rights to subscribe for additional issues of stock or any security convertible into stock unless they are specifically granted in the certificate of incorporation. Such rights are not provided in Daisytek's certificate of incorporation.

        (ii) ISA Shareholders

             Under English law, the issue for cash of:

             (a) equity securities (as defined in the Act), being those which, with respect to dividends or capital, carry a right to participate beyond a specified amount; or

             (b) rights to subscribe for, or to convert, securities into relevant shares in the company not held by a person who acquired them in pursuance of an employees' share scheme,

             must be offered first to the existing shareholders in proportion to the respective nominal value of their holdings, unless a special resolution to the contrary has been passed by shareholders in a general meeting, or the articles of association provide otherwise.

             It is customary for many English companies admitted to trading on AIM to pass a resolution on an annual basis to disapply pre-emption rights generally in respect of issues of equity securities for cash up to a specified aggregate amount of share capital, generally 5 per cent. of issued equity share capital.

    (e) Board of Directors

        (i) Daisytek Stockholders

            General

            The members of the Board of Daisytek are elected by the affirmative vote of a majority of the votes present, in person or by proxy, at the annual meeting of Daisytek stockholders. The bylaws of Daisytek provides that the Board of Daisytek shall consist of no fewer than three and no more than ten directors (plus such number of directors that may be elected from time to time pursuant to the terms of any series of preferred stock that may be issued and outstanding from time to time). The Board of Daisytek currently consists of 7 members which are divided into three classes. See "Classified Board" below.


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        Classified Board

        Delaware law permits the certificate of incorporation or a stockholder-adopted bylaw to provide that directors be divided into one, two or three classes, with the term of office of one class of directors to expire each year.

        The Daisytek certificate of incorporation provides for classification of its board of directors into three classes, as nearly equal in number as possible. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The Class I directors include James R. Powell, Daniel T. Owen and Peter D. Wharf, whose terms expire at the 2004 annual meeting of stockholders. The Class II director is John D. Kearney, whose term expires at the 2002 annual meeting of stockholders. The Class III directors include Peter P.J. Vikanis, Dale A. Booth and Nicholas Giordano, whose terms expire at the 2003 annual meeting of stockholders.

    (ii) ISA Shareholders

         In accordance with Article 84 of the Articles of Association, the minimum number of directors permitted is 2 and the maximum is 15 unless determined otherwise by Ordinary Resolution (which requires that a majority of the votes cast should be in favour).

         There are currently 7 directors of Daisytek; their names and details are set out in paragraph 2 of Appendix V.

         There are no provisions under English law which govern the term of office of directors, except that a director of a public limited company must normally vacate office after the age of 70. This provision of the Act is disapplied by ISA's Articles of Association. Shareholder approval is required if a director's service contract is for a period of more than five years and cannot be terminated by notice.

         The Combined Code, to which ISA is subject whilst it remains on AIM, recommends that the notice period under directors' service contracts should ideally be set at one year or less.

         ISA's Articles of Association provide that a third of the board of directors must retire at every annual general meeting of the Company.

(f) Newly created directorships and vacancies

    Daisytek Stockholders

    Under Delaware law, unless otherwise provided in the certificate of incorporation or the bylaws the following vacancies may be filled by a vote of a majority of the directors then in office:

    1.  vacancies on a board of directors; and

    2. newly created directorships resulting from an increase in the authorised number of directors.

    However, if the holders of any specific class of stock are entitled to elect directors, vacancies and newly created directorships of the class may be filled by a majority of the directors elected by the class. In the case of a classified board, directors elected to fill vacancies or newly created directorships will hold office until the next election of the class for which the directors have been chosen.

    The bylaws of Daisytek provide that newly created directorships resulting from any increase in the authorised number of classified directors and any vacancies created by death, resignation, retirement, disqualification, removal, or other termination from office of any classified director may be filled by the vote of a majority of the classified directors then in office, though less than a quorum, or by the affirmative vote, at any annual or special meeting of the stockholders called for the purpose of filling such directorship, of the holders of a majority of the outstanding shares of each class of capital stock then entitled to vote. Each director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been duly elected and qualified.

    Unless otherwise provided in the rights of a class or series of preferred stock having preference over common stock under specified circumstances, the bylaws of Daisytek provide that vacancies created by death, resignation, retirement, disqualification, removal, or other termination from office of any director other than a classified director may be filled by the vote of a majority of the directors then in office, though less than a quorum, or by the affirmative vote, at any annual or special meeting of the


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    stockholders called for the purpose of filling such directorship, of the holders of a majority of the outstanding shares of each class of capital stock then entitled to vote. Each director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director's successor shall have been duly elected and qualified.

    ISA Shareholders

    Under English law, shareholders may demand that a general meeting is held and that a specific resolution is considered. The demand must be made by members of the company holding at the date of the deposit of the requisition not less than 10 per cent. of the paid-up capital of the company as at that date carries the right of voting at general meetings of the company.

    The shareholders must deposit the demand at the company's registered office and if the directors do not convene such a meeting within 21 days of the demand being served, then the shareholders can themselves convene the meeting. In addition, in the case of ISA, the Articles of Association state that if a resolution to appoint a director is to be voted on, then not less than six nor more than fourteen clear days before the day appointed for the meeting, notice must be given to the company that such a resolution is going to be proposed and that notice must contain the name and address of the person proposed to be appointed a director and must also be signed by them.

    Under English law and the Articles of Association, shareholders may by ordinary resolution, at a meeting at which any director retires, appoint a person to be a director:

    (a) to fill a vacancy; or

    (b) to become an additional director, subject to any maximum provided in the company's articles of association.

    The board of directors has the power to appoint a director to serve until the next annual general meeting of the company, whereupon the director concerned is required to retire, but will be eligible for re-election.

(g) Removal of directors

    (i)  Daisytek Stockholders

         Delaware law provides that a director may be removed with or without cause by the holders of a majority in voting power of the shares entitled to vote at an election of directors, except that:

         (a) members of a classified board of directors may be removed only for cause, unless the certificate of incorporation provides otherwise; and

         (b) directors may not be removed in certain situations in the case of a corporation having cumulative voting.

         The bylaws of Daisytek provide that any classified director may be removed only for cause upon the affirmative vote of the holders of a majority of the outstanding shares of each class of Daisytek capital stock then entitled to vote in person or by proxy at an election of such classified directors, provided that notice of the intention to act upon such matter shall have been given in the notice calling such meeting.

         Daisytek stockholders may not cumulate votes for the election of directors.

    (ii) ISA Shareholders

         Under the Act, shareholders may remove a director without cause by ordinary resolution, irrespective of any provisions of the company's articles of association or service contract the director has with the company, provided that:

         (a) 28 days' notice of the meeting to consider the resolution is given to all those entitled to attend (including the director concerned); and

         (b) the director concerned is given the opportunity to respond to the resolution by the company circulating a copy of his written representations to every shareholder to attend the meeting and by being allowed to speak at the meeting itself.

         Under the Articles of Association of ISA the office of a Director shall be vacated if:

         (a) he resigns his office by notice in writing; or


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            (b) he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

            (c) an order is made by any court on the ground of mental disorder for his detention or for the appointment of a guardian or receiver or other person to exercise powers with respect to his property or affairs; or

            (d) he is absent from meetings of the Directors for six successive months without leave unless prevented by illness, unavoidable accident or other cause which may seem to the Directors to be sufficient, and his alternate director (if any) shall not during such period have attended in his stead, and the Directors resolve that his office be vacated; or

            (e) he ceases to be a Director by virtue of any provision of the
                Act; or

            (f) he becomes prohibited by law from being a Director; or

            (g) he is requested in writing by all his co-directors to resign.

(h) Liability of directors and officers

       (i)  Daisytek Stockholders

            Delaware law permits a corporation's certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation and its stockholders for damages arising from a breach of fiduciary duty as a director. However, no provision can limit the liability of a director for:

            (a) any breach of his/her duty of loyalty to the corporation or its stockholders;

            (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

            (c) intentional or negligent payment of unlawful dividends or stock purchases or redemptions; or

            (d) any transaction from which he/she derives an improper personal benefit.

            The Daisytek certificate of incorporation provides that a director of Daisytek shall not be personally liable to Daisytek or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability which would otherwise exist under applicable law (i) for any beach of the director's duty of loyalty to Daisytek or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (unlawful payment of dividend or unlawful stock purchase or redemption); or
            (iv) for any transaction from which the director derived any improper personal benefit.

            If the DGCL is amended after approval by the stockholders of this provision in the certificate of incorporation to authorise corporate action further eliminating or limited the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The certificate also provides that any repeal or modification of this provision in the certificate of incorporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

       (ii) ISA Shareholders

            English law does not permit a company to exempt any director, officer of the company or any person (whether an officer or not) employed by the company as an auditor, from any liability arising from negligence, default, breach of duty or breach of trust against the company.

(i)  Indemnification of Directors and Officers

       (i)  Daisytek Stockholders

                Delaware law provides that a corporation may indemnify any officer or director who is made a party to any suit or proceeding on account of being a director, officer or employee of the corporation against expenses, including attorney's fees, judgements, fines and amounts paid in settlement reasonably incurred by him/her in connection with the action, through, among other


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                things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding if the officer or director:

                (a) acted in good faith and in a manner he/she reasonably
                    believed to be in the best interests of the corporation; and

                (b) in a criminal proceeding, had no reasonable cause to believe his/ her conduct was unlawful.

                The certificate of incorporation of Daisytek contains specific authority for indemnification by the corporation of current and former directors, officers, employees or agents of the corporation.

                Daisytek maintains policies of insurance under which Daisytek and its directors and officers are insured subject to specified exclusions and deductibles and maximum amounts against loss arising from any claim which may be made against Daisytek or any director or officer of Daisytek by reason of any breach of duty, neglect, error, misstatement, omission or act done or alleged to have been done while acting in their respective capabilities.

           (ii) ISA Shareholders

                English law does not permit a company to indemnify a director or officer of the company, or any person (whether an officer or not) employed by the company as an auditor, against any liability arising from negligence, default, breach of duty or breach of trust against the company, except that indemnification is allowed for liabilities incurred in proceedings in which:

                (a) judgment is entered in favour of the director or officer, or the director or officer is acquitted; or

                (b) the director or officer is held liable, but the court finds that he/she acted honestly and reasonably and that relief should be granted.

                The Act enables companies to purchase and maintain insurance for directors, officers and auditors against liabilities arising from negligence, default, breach of duty or breach of trust against the company.

                ISA's Articles of Association provide that every Director or other officer and auditor of ISA shall be indemnified out of the assets of ISA against any liability which he may incur as a result of his office, to the extent permitted by the Act.

                See also "Liability of directors and officers".

     (j) Shareholder Suits

           (i) Daisytek Stockholders

                Under the DGCL, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation fails to enforce the right itself. The plaintiff must have been a stockholder at the time of the transaction of which the plaintiff complains or the plaintiff's shares thereafter must have devolved on the plaintiff by operation of law.

           (ii) ISA Shareholders

                The Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:

                (a) when the company's affairs are being or have been
                    conducted in a manner unfairly prejudicial to the interests of all or a group of shareholders, including the shareholder making the claim; or

                (b) when any act or omission of the company is or would be so prejudicial.

                A court has wide discretion in granting relief, and may authorise civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company, or on behalf of other shareholders.


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

                                  APPENDIX VII

                                   DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"ACT"                              means the Companies Act 1985 (as amended)

"AIM" means the Alternative Investment Market of the London Stock Exchange

"AIM RULES"                        means the AIM rules of the London Stock
                                   Exchange

"ARTICLES OF ASSOCIATION"          means the articles of association of ISA

"AUSTRALIA"                        means the Commonwealth of Australia, its
                                   territories and its possessions

"BAIRD" OR "ROBERT W. BAIRD"       means Robert W. Baird Limited, a company
                                   regulated in the United Kingdom by the
                                   Financial Services Authority

"BOARD OF ISA", "DIRECTORS" OR     means the directors of ISA whose names are
"ISA DIRECTORS"                    set out in paragraph 2 of Appendix V of this
                                   Offer Document

"BUNDESKARTELLAMT"                 means the Federal Cartel Office of Germany

"CANADA"                           means Canada, its territories and possessions

"CASH OFFER"                       means the cash offer of 7.5 pence per ISA
                                   Ordinary Share made by Baird, on behalf of Daisytek UK to acquire the ISA Ordinary
                                   Shares on the terms and subject to the
                                   conditions set out in this Offer Document and, where the context admits, any subsequent revision, variation, extension or renewal of it

"CITY CODE"                        means The City Code on Takeovers and Mergers
                                   of the United Kingdom

"CLOSING PRICE"                    means on any given day, the closing price of
                                   Daisytek Common Stock on NASDAQ

"COMBINED CODE"                    means the principles of good governance and
                                   code of best practice derived by the
                                   Committee on Corporate Governance from the Committee's Final Report and from the Cadbury and Greenbury Reports

"CREST" means the centralised settlement system for securities traded on the London Stock Exchange

"CRESTCo"                          means CRESTCo Limited

"DAISYTEK"                         means Daisytek International Corporation, a
                                   company incorporated in Delaware

"DAISYTEK COMMON STOCK"            means the $0.01 par value common stock of
                                   Daisytek

"DAISYTEK DIRECTORS" OR            paragraph means the directors of Daisytek
"BOARD OF DAISYTEK"                whose names are set out in 2 of Appendix V
                                   of this Offer Document

"DAISYTEK GROUP"                   means Daisytek and its direct and indirect
                                   subsidiaries (including Daisytek UK)

"DAISYTEK PREFERRED STOCK"         means the $1.00 par value preferred stock of
                                   Daisytek

"DAISYTEK UK"                      means Daisytek UK Limited, a wholly-owned
                                   subsidiary of Daisytek

"ENLARGED GROUP" OR                means the Daisytek Group following the
"ENLARGED DAISYTEK UK              acquisition of ISA pursuant to the Offer
GROUP"

"EXCHANGE ACT"                     means the Securities Exchange Act of 1934,
                                   as amended, and the rules and regulations promulgated under it


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

"FORM OF ACCEPTANCE"               means the form of acceptance relating to the
                                   Offer

"INITIAL CLOSING DATE"             means the latest time and date at which the
                                   Offer, as so extended by Daisytek, will
                                   expire or, if earlier, the time at which the conditions of the Offer set out in Parts A to C of Appendix I of this Offer Document are satisfied or, to the extent permitted, waived

"INITIAL OFFER PERIOD"             means the period commencing on the date of
                                   this Offer Document and expiring at 3.00 p.m.
                                   (London time) on 13 June 2002, being the 21st day after the posting of this Offer Document, unless Daisytek UK, in its discretion and subject to the Rules of the Code, shall have extended the Offer, in which case the term
                                   "Initial Closing Date" shall mean the latest time and date at which the Offer, as so extended by Daisytek UK will expire or, if earlier, the time at which the conditions of the Offer set out in Parts A to C of Appendix
                                   I of this Offer Document are satisfied or, to the extent permitted, waived

"ISA"                              means ISA International plc

"ISA CLOSING PRICE"                means the middle market closing price for an
                                   ISA Ordinary Share as derived from the AIM section of the London Stock Exchange Daily
                                   Official List

"ISA GROUP"                        means ISA and its Subsidiary Undertakings

"ISA ORDINARY SHARES"              means ordinary shares of 5 pence each in the
                                   capital of ISA

"ISA PREFERENCE SHARES"            means the 8,000,000 variable rate convertible
                                   cumulative redeemable preference shares of 10 pence each in the capital of ISA which mature on 3 September 2006, all of which are registered in the name of Daisytek UK

"ISA SHARE OPTION SCHEMES"         means, together, the ISA International plc
                                   No. 4 Share Option Scheme, the ISA
                                   International plc 1999 Company Share Option
                                   Scheme, the ISA International plc Unapproved
                                   Share Option Scheme, the ISA International
                                   Savings Related Share Option Scheme, the ISA
                                   International plc Overseas Savings Related
                                   Share Option Scheme, together with any other option schemes or arrangements of ISA

"ISA SHAREHOLDERS"                 means the holders of ISA Ordinary Shares

"ISA SHARES TO WHICH THE OFFER     means the existing unconditionally allotted
RELATES"                           or issued and fully paid ISA Ordinary Shares,
                                   any further ISA Ordinary Shares which are unconditionally allotted or issued while the Offer remains open for acceptance (or prior to such earlier date, not being earlier than the Initial Closing Date, as Daisytek UK may, subject to the approval of the Panel, decide) except that it shall not include, for the avoidance of doubt, any ISA Preference Shares

"JAPAN"                            means Japan, its territories and possessions

"KAYE" means Kaye Office Supplies Limited, a 47 per cent. associate of ISA

"KAYE SHAREHOLDERS AGREEMENT"      means the agreement dated 3 September 1999
                                   between 3i Group plc, Bay Industrial Holdings
                                   Limited, ISA, certain managers of Kaye (as defined therein) and Kaye

"KAYE SHARES"                      means the 3,387,791 issued ordinary shares of
                                   L.1 each in the capital of Kaye registered in the name of ISA which, at the date of this Offer Document, comprise 47 per cent. of the issued share capital of Kaye

"KINGFIELD HEATH"                  means Kingfield Heath Limited, a wholly-owned
                                   subsidiary of Kaye

"LIBOR"                            means the London Inter-Bank Offered Rate

"LOAN FACILITY"                    means the loan facility entered into between
                                   Daisytek UK and ISA, as described in
                                   paragraph 5(1)(c) of Appendix V of this Offer
                                   Document


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
"LONDON STOCK EXCHANGE"            means the London Stock Exchange plc

"NASDAQ" means the computerised quotation system sponsored by the National Association of Securities Dealers

"NEW DAISYTEK RESTRICTED           means the new shares of Daisytek Common Stock
COMMON STOCK"                      to be issued pursuant to the Restricted
                                   Share Offer, and which are subject to certain restrictions described in paragraphs 3 and 4 of Part 2 of this Offer Document

"OFFER"                            means the Cash Offer and the Restricted Share
                                   Offer

"OFFER DOCUMENT"                   means this document means, in relation to the
                                   Offer, the period commencing on 16 April 2002 and ending on whichever of the following times shall be the latest: "Offer Period" (i)
                                   3.00 p.m. (UK time) on 13 June 2002; (ii) the time at which the Offer lapses; and (iii) the time at which the Offer becomes unconditional

"OVERSEAS SHAREHOLDERS"            means the holders of ISA Ordinary Shares
                                   resident in, or nationals or citizens of, jurisdictions outside the United Kingdom and the United States or who are nominees of, or custodians, trustees or guardians for, citizens or nationals of other countries

"PANEL"                            means the UK Panel on Takeovers and Mergers

"PREFERENCE DIVIDEND"              means the variable rate quarterly dividend
                                   payable on the ISA Preference Shares

"REGISTRATION STATEMENT"           means the Registration Statement on Form S-3
                                   (or other applicable form) under the
                                   Securities Act which Daisytek has undertaken to use its reasonable commercial endeavours to file with the SEC

"RESTRICTED COMMON STOCK           means the L.:$ exchange rate, being 1:1.46,
EXCHANGE RATE"                     at close of business on 22 May 2002

"RESTRICTED SHARE OFFER"           means the offer of 0.914 shares of New
                                   Daisytek Restricted Common Stock for every
                                   100 ISA Ordinary Shares as an alternative to the Cash Offer made by Baird, on behalf of Daisytek UK, on the terms and subject to the conditions set out in this Offer Document and, where the context admits, any subsequent revision, variation, extension or renewal of it

"SEC"                              means the United States Securities and
                                   Exchange Commission

"SECURITIES ACT"                   means the United States Securities Act of
                                   1933, as amended, and the rules and
                                   regulations promulgated under it

"SIGNIFICANT INTEREST"             means, in relation to a company, a direct or
                                   indirect interest in 10 per cent. or more of the equity share capital of that company (as defined in the Act)

"SUBSCRIPTION AND SHAREHOLDERS     means the agreement between Daisytek, ISA,
AGREEMENT"                         David Heap and Chisa dated 9 August 2001

"SUBSIDIARY UNDERTAKING" OR        shall have the meanings given by the Act,
"ASSOCIATED UNDERTAKING"           other than paragraph 20(1)(b) of Schedule 4A
                                   to that Act which shall be excluded for this purpose

"TREATY" means the US-UK double tax convention relating to income and capital gains

"UK" OR "UNITED KINGDOM"           means the United Kingdom of Great Britain
                                   and Northern Ireland

"UK GAAP"                          means generally accepted accounting
                                   principles as applied in the UK

"UNITED STATES", "US" or "USA"     means the United States of America, its
                                   territories and possessions, any state of the United States of America and the District of Columbia

"US GAAP"                          means generally accepted accounting
                                   principles as applied in the US


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

"WARRANT"                          means the deed of warrant issued to Daisytek
                                   UK by ISA under which it may subscribe for up to 15,384,615 ISA Ordinary Shares for an aggregate subscription price of L.2,000,000

"WIDER DAISYTEK UK                 means Daisytek, Daisytek UK and their
GROUP"                             Subsidiary Undertakings, Associated
                                   Undertakings and any other undertaking in which Daisytek, Daisytek UK and/or such undertakings (aggregating their interests) have a Significant Interest

"WIDER ISA GROUP"                  means ISA and its Subsidiary Undertakings,
                                   Associated Undertakings and any other
                                   undertaking in which ISA and/or such
                                   undertakings (aggregating their interests) have a Significant Interest

"$" OR "US$"                       means United States dollars

"L."                               means United Kingdom pounds sterling


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